Form 10-K, Exhibit 13
period 1996-12-31
MISSISSIPPI VALLEY BANCSHARES INC
filed 1997-02-19
CIK 809352

                                                                               Book
                                                                             Value At
                                                                              End Of      Market Price         Dividends
1996                      High               Low             Close            Period     To Book Value          Declared
--------------------------------------------------------------------------------------------------------------------------
4th Quarter            $ 43              $ 36 1/4          $ 42 1/2          $ 16.90           251.48%            $ .125
3rd Quarter              36 1/2            32                36 1/2            16.15           226.01               .125
2nd Quarter              32 1/2            27 1/2            32                15.49           206.58               .11
1st Quarter              28 1/2            22 1/4            28 1/2            14.83           192.18               .11

1995
--------------------------------------------------------------------------------------------------------------------------
4th Quarter            $ 27              $ 24              $ 26 3/4          $ 14.93           179.17%            $ .09
3rd Quarter              26 1/2            21                26 1/2            13.84           191.47               .09
2nd Quarter              22 1/2            17 3/4            22                13.16           167.17               .08
1st Quarter              18 1/2            17                17 3/4            10.77           164.81               .08

1994
--------------------------------------------------------------------------------------------------------------------------
4th Quarter            $ 19              $ 17              $ 17              $ 11.73           144.93%            $ .07
3rd Quarter              19                14 1/2            18 15/16          11.36           166.70               .07
2nd Quarter              16 1/4            14                15 1/4            10.95           139.27               .07
1st Quarter              15 1/4            13 3/4            14 3/4            10.77           136.95               .0625


                                                                                            December 31
                                                                           ---------------------------------------------
                                                                              1996              1995             1994
                                                                           ---------------------------------------------
Average shares outstanding                                                 4,511,819         4,446,076         4,378,850
Year-end shares outstanding                                                4,516,956         4,508,006         4,381,106
Shareholders of record                                                           471               492               514
Average daily volume <F1>                                                      1,961             1,891             3,299

<F1>-Per NASDAQ National Market System

FINANCIAL REVIEW
------------------------------------------------------------------------------
SELECTED CONSOLIDATED FINANCIAL DATA
The following table presents selected consolidated financial information for Mississippi Valley Bancshares, Inc. (the "Company"), parent company of Southwest Bank of St. Louis (the "Bank") for each of the five years ended December 31, 1996. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.


                                                 ----------------------------------------------------------
                                                    1996        1995        1994        1993        1992
                                                 ----------------------------------------------------------
                                                          (dollars in thousands, except per share data)

INCOME STATEMENT DATA
 Interest income                                 $   79,719  $   70,402  $   53,036  $   42,756  $   41,244
 Interest expense                                    40,811      38,295      23,883      19,428      20,714
                                                 ----------------------------------------------------------
 Net interest income                                 38,908      32,107      29,153      23,328      20,530
 Provision for possible loan losses                   3,875       2,560       2,680       2,570       3,155
                                                 ----------------------------------------------------------
 Net interest income after provision
   for possible loan losses                          35,033      29,547      26,473      20,758      17,375
 Noninterest income                                   5,061       4,095       2,736       2,735       2,824
 Noninterest expense                                 18,242      16,438      14,993      13,502      12,844
                                                 ----------------------------------------------------------
 Income before income taxes                          21,852      17,204      14,216       9,991       7,355
 Income taxes                                         7,756       6,457       5,584       3,644       2,636
                                                 ----------------------------------------------------------

 Net income                                      $   14,096  $   10,747  $    8,632  $    6,347  $    4,719
                                                 ==========================================================

DIVIDENDS
 Preferred stock                                 $      231  $      231  $      231  $      173  $
 Common stock                                         2,121       1,514       1,192         885         558
 Ratio of total dividends declared to
   net income                                         16.69%      16.24%      16.49%      16.67%      11.82%

PER SHARE DATA <F1>
 Earnings per common share:
   Primary                                       $     3.04  $     2.35  $     1.91  $     1.63  $     1.42
   Fully diluted                                       2.92        2.24        1.81        1.53        1.38
 Common stock cash dividends                            .47         .34       .2725       .2325         .17
 Average common shares and common
   share equivalents outstanding                  4,561,105   4,468,986   4,389,324   3,797,360   3,333,148
 Fully-diluted book value (period end)           $    16.90  $    14.93  $    11.73  $    10.55  $     8.95

BALANCE SHEET DATA (AT PERIOD END)
 Securities                                      $  287,651  $  327,652  $  176,674  $  130,362  $  110,367
 Loans, net of unearned discount                    731,019     623,777     563,477     498,650     441,018
 Total assets                                     1,065,777     995,048     772,015     653,518     578,687
 Total deposits                                     918,012     886,565     658,956     546,445     518,855
 Total long-term debt                                 2,700       2,700       3,240       3,240      12,932
 Common shareholders' equity                         75,949      67,607      52,250      46,537      30,138
 Total shareholders' equity                          75,949      70,107      54,750      49,037      30,138

SELECTED RATIOS
 Return on average total assets                        1.40%       1.22%       1.21%       1.05%        .88%
 Return on average total shareholders' equity         19.07       17.34       16.61       16.18       16.85
 Net interest margin                                   4.01        3.80        4.26        4.06        4.03
 Efficiency ratio <F2>                                41.25       45.06       46.59       51.16       54.19
 Average assets per employee                     $    4,740  $    4,426  $    3,938  $    3,486  $    3,315

ASSET QUALITY RATIOS
 Allowance for possible loan losses to loans           1.73%       1.73%       1.70%       1.56%       1.48%
 Nonperforming loans to loans <F3>                      .92         .75         .39         .88        1.34
 Allowance for possible loan losses
   to nonperforming loans <F3>                       188.14      230.14      440.64      176.67      111.09
 Nonperforming assets to loans and
   foreclosed assets <F4>                               .99         .75         .40         .92        1.51
 Net loan charge-offs to average loans                  .30         .23         .16         .29         .38

CAPITAL RATIOS
 Average shareholders' equity to
   average assets                                      7.32%       7.03%       7.29%       6.50%       5.22%
 Total risk-based capital ratio                       11.45       11.64       11.45       11.21        8.77
 Leverage ratio                                        7.20        6.70        7.33        7.40        5.07

------------------------------------------------------------------------------------------------------------
<F1>  All Share and per Share information has been restated to reflect the
      1993 four-for-one stock split in the form of a stock dividend.
<F2>  The efficiency ratio = noninterest expense divided by (tax-equivalent net interest income + noninterest income)
<F3>  Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and loans with restructured terms.
<F4>  Nonperforming assets consist of nonperforming loans and foreclosed assets.

------------------------------------------------------------------------------
MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following presents management's discussion and analysis of the Company's consolidated financial condition and results of operations as of the dates and for the periods indicated. This discussion should be read in conjunction with "Selected Consolidated Financial Data," the Company's Consolidated Financial Statements and the accompanying Notes, and other financial data appearing elsewhere in this Report.

SUMMARY OF EARNINGS

Consolidated net income for 1996 was $14,096,000, an increase of $3,349,000 or 31.2% above 1995 earnings. On a per share basis, net income for 1996 was $2.92, up 30.4% from $2.24 in the prior year. Greater net earnings were primarily attributable to the 21.2% increase in net interest income generated by increased loans outstanding and additional investment securities. The Company's loan loss provision was $3,875,000, up from $2,560,000 the prior year because of the 17% loan growth and higher loan net charge-offs in 1996 than in 1995. Total noninterest income rose from the previous year due to increased service charges, additional trading profits and commissions and greater income on most other fee generating bank activities. Comparative noninterest expenses were up $1,804,000, or 11.0% from 1995 due in large part to increased salaries and benefits. Even considering higher overhead costs, operating efficiencies improved from the previous year as the Company expanded its gross operating earnings performance.

Net income for 1995 was $10,747,000, a 24.5% increase over the $8,632,000 earned in 1994. On a per share basis, net income for 1995 was $2.24 compared to $1.81 in 1994, an increase of $.43 per share or 23.8%. Greater net interest income, the principal contributor to the improved earnings performance, was generated by increased loans outstanding and investment securities. The Company's loan loss provision was slightly lower than the previous year. Noninterest income for 1995 was up sharply from the previous year due to gains realized on the sale of investment securities and increased trading profits. Comparative noninterest expenses were $16,438,000 up $1,445,000 or 9.6% from the earlier year.

NET INTEREST INCOME

The following discussion and table sets forth the composition of average interest-earning assets and interest-bearing liabilities along with accompanying interest income, expense, yields, and rates, on a tax-equivalent basis assuming a marginal statutory Federal income tax rate of 35% in 1996 and 1995 and 34% in previous years. The tax-equivalent adjustments were approximately $249,000, $279,000, $289,000, $329,000, and $348,000 for each of the five years ended December 31, 1996, respectively.

Net interest income is the difference between income earned on assets and interest expense paid on deposits and borrowings used to fund them. Net interest income, the primary component of net income, has increased in each of the last five years. Continued growth in earning assets has been responsible for the consistent increases in net interest income. Net interest income on a tax-equivalent basis, divided by average interest-earning assets, represents the Company's net interest margin.

During the years presented, the Company's net interest margins have been below comparable ratios for its peers. Consumer loans generally provide higher total yields than do commercial loans. With only five branch locations, the Company cannot effectively compete for consumer loans against other area financial institutions having dozens of locations each. The Company also does not have a credit card lending operation. Deposit growth has been partially attained through rate promotional activities. Such actions have generally placed the Company's total funding costs above those of its peers. The combination of slightly lower overall loan yields, and higher deposit rates, has generally resulted in the Company's net interest margins being below those of its peers.

YEARS ENDED DECEMBER 31, 1996 AND 1995

Total tax equivalent interest income for 1996 was $79,968,000, up $9,287,000 or 13.1% above $70,681,000 in 1995. The increase in interest income was generated from the growth of the Company's earning asset base. Average loans outstanding grew $88 million and total securities increased $41 million above prior year levels. Offsetting a portion of the benefits of asset growth were the lower yields earned on most assets. Total loan yields declined to 9.00% in 1996, down from 9.16% in 1995 as loan yields dropped with an average prime rate of 8.27% in 1996, compared with 8.67% in 1995. Total earning asset yields fell to 8.19%, down 11 basis points from 8.30% in 1995.

Funding of the 1996 asset growth was done primarily with funds originally raised in connection with the money market deposit account promotion begun in the last half of 1995. Also supporting 1996 asset expansion were increased certificates of deposit of less than $100,000. These "core" deposits were raised in 1996 through a combination of promotional rates and various focused marketing techniques employed at all our five bank locations.

Total interest expense increased to $40,811,000 in 1996, up from $38,295,000 in the prior year. The increase was primarily a result of the increased money market deposit accounts and increased time deposits. Offsetting a large portion of the increased interest expense generated by the higher volume of deposits were the lower rates paid on money market deposit accounts. Following the conclusion of the 1995 money market account promotion and during 1996 the Bank lowered its average rates paid on total money market accounts to 4.19% in 1996 from 5.08% in 1995. Overall rates paid on total interest bearing liabilities fell to 4.80%, down 38 basis points from 5.18% paid in 1995.

Total net interest income increased to $39,157,000, up $6,771,000 from 1995 as greater interest income exceeded the higher interest expense costs. The Company's net interest margin improved to 4.01% from 3.80% the previous year as the decline in interest bearing liability rates, primarily money market accounts, exceeded the drop in earning asset yields.

YEARS ENDED DECEMBER 31, 1995 AND 1994

Total tax equivalent interest income for 1995 was $70,681,000, up $17,356,000 or 32.5% above $53,325,000 in 1994. Nearly two-thirds of the increase was generated from the growth of the Company's earning asset base. Average loans outstanding grew $49 million and total securities increased $98 million above prior year levels. Combined with the benefits of asset growth were the higher yields earned on substantially all assets. Total loan yields increased to 9.16% in 1995, up from 8.28% in 1994 as loan yields rose with an average prime rate of 8.67% in 1995, compared with 7.14% in 1994. Substantial purchases of U.S. Treasury securities in 1995 also pushed up overall yields on securities. Total earning asset yields increased to 8.30%, up 58 basis points from 7.72% in 1994.

Funding the 1995 asset growth was accomplished in two separate phases. During the first half of 1995 loan growth and security purchases were funded primarily with additional short-term borrowings and increased time deposits. In June 1995, the Bank launched an aggressive money market deposit account promotion at all its locations to coincide with the opening of its new office in Concord Village. The account offering provided an attractive guaranteed rate and successfully raised over $200 million during the promotion period. As "core" deposits grew in the second half of 1995 the Company sharply reduced its short-term borrowings and time deposits of $100,000 or more. The Company then invested a large portion of the new deposits by purchasing U.S. Treasury securities.

Total interest expense increased to $38,295,000 in 1995, up from $23,883,000 in the prior year. Approximately one-half of the $14,412,000 increase was a result of the increased money market deposit accounts and the higher rates paid thereon. The remainder of the increased interest expense was generated primarily by the higher average volume of certificates of deposit, short-term borrowings and higher rates paid on nearly all interest bearing liabilities in 1995. Overall rates paid on total interest bearing liabilities rose to 5.18%, up 114 basis points from 4.04% paid in 1994.

Total net interest income increased to $32,386,000, up $2,944,000 from 1994 as greater interest income exceeded the higher interest expense costs. The Company's net interest margin dropped to 3.80% from 4.26% the previous year as the money market deposit promotional rate pushed up interest bearing liability rates more than earning asset yields advanced in 1995.

------------------------------------------------------------------------------------------------------------------------
FIVE YEAR COMPARISON OF CONSOLIDATED AVERAGE BALANCE SHEETS, INTEREST,
YIELDS AND RATES (DOLLARS IN THOUSANDS)

                                                                            Twelve Months Ended December 31
                                                            ------------------------------------------------------------
                                                                                        1996
                                                            ------------------------------------------------------------
                                                                                        Interest
                                                                 Average                 Income/                 Yield/
                                                                 Balance                 Expense                  Rate
                                                            ------------------------------------------------------------
ASSETS
Interest-earning assets:
   Loans<F1><F2>
      Taxable                                               $   674,176                $  60,678                   9.00%
      Tax exempt<F3>                                                 17                        1                   5.59
   Held to maturity securities
      Taxable                                                    65,391                    4,356                   6.66
      Tax-exempt<F3>                                              7,477                      811                  10.85
   Available for sale securities                                214,417                   13,301                   6.20
   Trading account securities                                       771                       47                   6.17
   Federal funds sold and other
       short-term investments                                    14,278                      774                   5.42
   Interest-bearing bank deposits
                                                            ------------------------------------------------------------
      Total interest-earning assets                             976,527                   79,968                   8.19
                                                            ------------------------------------------------------------
Noninterest-earning assets:
   Cash and due from banks                                       22,696
   Bank premises and equipment                                   10,579
   Other assets                                                  11,491
   Allowance for possible
      loan losses                                               (11,633)
                                                            ------------------------------------------------------------
      Total assets                                          $ 1,009,660
                                                            ============================================================

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   NOW accounts                                             $    20,323                $     348                   1.71%
   Money market accounts                                        336,586                   14,104                   4.19
   Savings deposits                                              22,588                      671                   2.97
   Time deposits of $100,000
      or more                                                    34,518                    1,820                   5.27
   Other time deposits                                          389,427                   21,388                   5.49
                                                            ------------------------------------------------------------
       Total interest-bearing deposits                          803,442                   38,331                   4.77

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings                                44,744                    2,264                   5.06
   Convertible debentures                                         2,700                      216                   8.00
   Subordinated notes
   Capital notes
   Mortgage note
                                                            ------------------------------------------------------------
       Total interest-bearing liabilities                       850,886                   40,811                   4.80
                                                            ------------------------------------------------------------
Noninterest-bearing liabilities:
   Demand deposits                                               82,258
   Other liabilities                                              2,602
   Shareholders' equity                                          73,914
                                                            ------------------------------------------------------------
       Total liabilities and
        shareholders' equity                                $ 1,009,660
                                                            ============================================================

       Net interest income                                                             $  39,157
                                                            ============================================================
       Net interest margin                                                                                         4.01%
                                                            ============================================================


                                                                            Twelve Months Ended December 31
                                                            ------------------------------------------------------------
                                                                                        1995
                                                            ------------------------------------------------------------
                                                                                        Interest
                                                                 Average                 Income/                 Yield/
                                                                 Balance                 Expense                  Rate
                                                            ------------------------------------------------------------
ASSETS
Interest-earning assets:
   Loans<F1><F2>
      Taxable                                                  $ 584,790                $ 53,553                   9.16%
      Tax exempt<F3>                                                 959                      84                   8.77
   Held to maturity securities
      Taxable                                                    135,317                   8,342                   6.16
      Tax-exempt<F3>                                               7,478                     816                  10.91
   Available for sale securities                                 103,646                   6,725                   6.49
   Trading account securities                                        743                      49                   6.65
   Federal funds sold and other
       short-term investments                                     19,017                   1,112                   5.85
   Interest-bearing bank deposits
                                                            ------------------------------------------------------------
      Total interest-earning assets                              851,950                  70,681                   8.30
                                                            ------------------------------------------------------------
Noninterest-earning assets:
   Cash and due from banks                                        20,818
   Bank premises and equipment                                     8,019
   Other assets                                                   10,329
   Allowance for possible
      loan losses                                                (10,304)
                                                            ------------------------------------------------------------
      Total assets                                             $ 880,812
                                                            ============================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   NOW accounts                                                $  19,213                $    419                   2.18%
   Money market accounts                                         246,558                  12,528                   5.08
   Savings deposits                                               22,466                     662                   2.94
   Time deposits of $100,000
      or more                                                     38,102                   2,098                   5.51
   Other time deposits                                           359,896                  19,427                   5.40
                                                            ------------------------------------------------------------
       Total interest-bearing deposits                           686,235                  35,134                   5.12

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings                                 50,028                   2,918                   5.83
   Convertible debentures                                          2,968                     243                   8.19
   Subordinated notes
   Capital notes
   Mortgage note

                                                            ------------------------------------------------------------
       Total interest-bearing liabilities                        739,231                  38,295                   5.18
                                                            ------------------------------------------------------------
Noninterest-bearing liabilities:
   Demand deposits                                                77,439
   Other liabilities                                               2,179
   Shareholders' equity                                           61,963
                                                            ------------------------------------------------------------
       Total liabilities and
        shareholders' equity                                   $ 880,812
                                                            ============================================================
       Net interest income                                                              $ 32,386
                                                            ============================================================
       Net interest margin                                                                                         3.80%
                                                            ============================================================


                                    12

                                                                            Twelve Months Ended December 31
                                                            ------------------------------------------------------------
                                                                                        1994
                                                            ------------------------------------------------------------
                                                                                        Interest
                                                                 Average                 Income/                 Yield/
                                                                 Balance                 Expense                  Rate
                                                            ------------------------------------------------------------
ASSETS
Interest-earning assets:
   Loans<F1><F2>
      Taxable                                                  $ 535,422                $ 44,315                    8.28%
      Tax exempt<F3>                                               1,474                     134                    9.10
   Held to maturity securities
      Taxable                                                     95,941                   5,079                    5.29
      Tax-exempt<F3>                                               7,626                     817                   10.71
   Available for sale securities                                  44,433                   2,706                    6.09
   Trading account securities                                      1,410                      76                    5.38
   Federal funds sold and other
       short-term investments                                      4,548                     198                    4.35
   Interest-bearing bank deposits
                                                            ------------------------------------------------------------
      Total interest-earning assets                              690,854                  53,325                    7.72
                                                            ------------------------------------------------------------

Noninterest-earning assets:
   Cash and due from banks                                        17,384
   Bank premises and equipment                                     5,949
   Other assets                                                    7,234
   Allowance for possible
      loan losses                                                 (8,578)
                                                            ------------------------------------------------------------
      Total assets                                             $ 712,843
                                                            ============================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   NOW accounts                                                $  17,992                $    328                    1.83%
   Money market accounts                                         163,488                   4,993                    3.05
   Savings deposits                                               24,679                     729                    2.95
   Time deposits of $100,000
      or more                                                     26,921                   1,187                    4.41
   Other time deposits                                           315,659                  14,828                    4.70
                                                            ------------------------------------------------------------
       Total interest-bearing deposits                           548,739                  22,065                    4.02

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings                                 38,591                   1,548                    4.01
   Convertible debentures                                          3,240                     270                    8.33
   Subordinated notes
   Capital notes
   Mortgage note

                                                            ------------------------------------------------------------
       Total interest-bearing liabilities                        590,570                  23,883                    4.04
                                                            ------------------------------------------------------------
Noninterest-bearing liabilities:
   Demand deposits                                                69,438
   Other liabilities                                                 853
Shareholders' equity                                              51,982
                                                            ------------------------------------------------------------
       Total liabilities and
        shareholders' equity                                   $ 712,843
                                                            ============================================================
       Net interest income                                                              $ 29,442
                                                            ============================================================
       Net interest margin                                                                                          4.26%
                                                            ============================================================


                                                                            Twelve Months Ended December 31
                                                            ------------------------------------------------------------
                                                                                        1993
                                                            ------------------------------------------------------------
                                                                                        Interest
                                                                 Average                 Income/                 Yield/
                                                                 Balance                 Expense                  Rate
                                                            ------------------------------------------------------------
ASSETS
Interest-earning assets:
   Loans<F1><F2>
      Taxable                                                  $ 473,415                $ 37,347                    7.89%
      Tax exempt<F3>                                               2,169                     242                   11.16
   Held to maturity securities
      Taxable                                                     68,669                   3,261                    4.75
      Tax-exempt<F3>                                               7,670                     824                   10.74
   Available for sale securities                                  24,307                   1,195                    4.92
   Trading account securities                                        678                      38                    5.60
   Federal funds sold and other
       short-term investments                                      5,605                     169                    3.02
   Interest-bearing bank deposits                                    329                       9                    2.74
                                                            ------------------------------------------------------------
      Total interest-earning assets                              582,842                  43,085                    7.39
                                                            ------------------------------------------------------------
Noninterest-earning assets:
   Cash and due from banks                                        14,396
   Bank premises and equipment                                     5,567
   Other assets                                                    7,441
   Allowance for possible
      loan losses                                                 (7,159)
                                                            ------------------------------------------------------------
      Total assets                                             $ 603,087
                                                            ============================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   NOW accounts                                                $  17,635                $    350                    1.98%
   Money market accounts                                         175,580                   4,919                    2.80
   Savings deposits                                               18,028                     536                    2.97
   Time deposits of $100,000
      or more                                                     18,078                     618                    3.42
   Other time deposits                                           240,865                  11,718                    4.86
                                                            ------------------------------------------------------------
       Total interest-bearing deposits                           470,186                  18,141                    3.86

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings                                 27,633                     834                    3.02
   Convertible debentures                                          3,240                     270                    8.33
   Subordinated notes                                              1,473                      97                    6.59
   Capital notes
   Mortgage note                                                     801                      86                   10.74
                                                            ------------------------------------------------------------
      Total interest-bearing liabilities                         503,333                  19,428                    3.86
                                                            ------------------------------------------------------------
Noninterest-bearing liabilities:                                  58,095
   Demand deposits                                                 2,440
   Other liabilities                                              39,219
                                                            ------------------------------------------------------------
Shareholders' equity

       Total liabilities and
        shareholders' equity                                    $603,087
                                                            ============================================================
       Net interest income                                                              $ 23,657
                                                            ============================================================
       Net interest margin                                                                                          4.06%
                                                            ============================================================


                                                                            Twelve Months Ended December 31
                                                            ------------------------------------------------------------
                                                                                        1992
                                                            ------------------------------------------------------------
                                                                                        Interest
                                                                 Average                 Income/                 Yield/
                                                                 Balance                 Expense                  Rate
                                                            ------------------------------------------------------------
ASSETS
Interest-earning assets:
   Loans<F1><F2>
      Taxable                                                  $ 418,564                $ 34,985                   8.36%
      Tax exempt<F3>                                               2,022                     209                  10.34
   Held to maturity securities
      Taxable                                                     78,522                   5,155                   6.57
      Tax-exempt<F3>                                               7,956                     815                  10.24
   Available for sale securities                                   1,097                      80                   7.29
   Trading account securities                                        719                      49                   6.82
   Federal funds sold and other
       short-term investments                                      8,455                     288                   3.41
   Interest-bearing bank deposits                                    350                      11                   3.14
                                                            ------------------------------------------------------------
      Total interest-earning assets                              517,685                  41,592                   8.03
                                                            ------------------------------------------------------------
Noninterest-earning assets:
   Cash and due from banks                                        11,864
   Bank premises and equipment                                     5,449
   Other assets                                                    7,966
   Allowance for possible
      loan losses                                                 (5,986)
                                                            ------------------------------------------------------------
      Total assets                                             $ 536,978
                                                            ============================================================
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   NOW accounts                                                $  15,994                $    455                   2.84%
   Money market accounts                                         183,257                   6,396                   3.49
   Savings deposits                                               12,613                     375                   2.97
   Time deposits of $100,000
      or more                                                     19,561                     790                   4.04
   Other time deposits                                           196,370                  11,016                   5.61
                                                            ------------------------------------------------------------
       Total interest-bearing deposits                           427,795                  19,032                   4.45

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings                                 16,989                     501                   2.95
Convertible debentures                                             2,605                     216                   8.29
   Subordinated notes                                              7,353                     505                   6.87
   Capital notes                                                     651                     113                  17.36
   Mortgage note                                                   3,304                     347                  10.50
                                                            ------------------------------------------------------------
      Total interest-bearing liabilities                         458,697                  20,714                   4.52
                                                            ------------------------------------------------------------
Noninterest-bearing liabilities:
   Demand deposits                                                47,332
   Other liabilities                                               2,939
Shareholders' equity                                              28,010
                                                            ------------------------------------------------------------
      Total liabilities and
       shareholders' equity                                    $ 536,978
                                                            ============================================================
      Net interest income                                                               $ 20,878
                                                            ============================================================
      Net interest margin                                                                                           4.03%
                                                            ============================================================

<F1> For purposes of these computations, nonaccrual loans are included in the average loan amounts outstanding. Interest on nonaccrual loans is recorded when received.
<F2> Interest income on loans includes loan fees, which were not material to any period presented.
<F3> Information is presented on a tax-equivalent basis assuming a tax rate of 35% in 1996 and 1995 and 34% in previous years. The tax-equivalent adjustments were approximately $249,000, $279,000, $289,000, $329,000, and
     $348,000 for the years ended December 31, 1996, 1995, 1994, 1993, and 1992, respectively.

------------------------------------------------------------------------------
CHANGES IN INTEREST INCOME AND EXPENSE/VOLUME AND RATE VARIANCES

The following table indicates, on a tax-equivalent basis, the changes in interest income and interest expense which are attributable to changes in average volume and average rates, in comparison with the same period in the preceding year. The change in interest due to the combined rate-volume variance has been allocated to rate and volume changes in proportion to the absolute dollar amounts of the changes in each.


                                    --------------------------   --------------------------  ---------------------------
                                            Year Ended                   Year Ended                  Year Ended
                                         December 31, 1996            December 31, 1995           December 31, 1994
                                            Compared to                  Compared to                 Compared to
                                         December 31, 1995            December 31, 1994           December 31, 1993
                                    --------------------------   --------------------------  ---------------------------
                                                        Increase (decrease) attributable to change in:

                                              Yield/      Net             Yield/       Net             Yield/       Net
                                     Volume    Rate     Change    Volume   Rate      Change   Volume    Rate      Change
                                    --------------------------   --------------------------  ---------------------------
                                                                   (dollars in thousands)
INTEREST EARNED ON:
 Loans<F1><F2>                      $ 7,997  $  (955)  $ 7,042   $ 4,238  $ 4,950   $ 9,188  $ 4,990   $ 1,870   $ 6,860
 Held to maturity securities
   Taxable                           (4,617)     631    (3,986)    2,329      934     3,263    1,413       405     1,818
   Tax-exempt<F1>                                 (5)       (5)      (16)      15        (1)      (5)       (2)       (7)
 Available for sale
    securities                        6,890     (314)    6,576     3,830      189     4,019    1,174       337     1,511
 Trading account
   securities                             2       (4)       (2)      (42)      15       (27)      39        (1)       38
 Federal funds sold
   and other short-
   term investments                    (261)     (77)     (338)      825       89       914      (36)       65        29
 Interest-bearing
   bank deposits                                                                                  (5)       (4)       (9)
                                    --------------------------   --------------------------  ---------------------------

                             TOTAL
                   INTEREST INCOME   10,011     (724)    9,287    11,164    6,192    17,356    7,570     2,670    10,240
                                    --------------------------   --------------------------  ---------------------------
INTEREST PAID ON:
 NOW accounts                            24      (95)      (71)       24       67        91        6       (28)      (22)
 Money market
   accounts                           4,039   (2,463)    1,576     3,262    4,273     7,535     (350)      424        74
 Savings                                  3        6         9       (65)      (2)      (67)     197        (4)      193
 Time deposits of
   $100,000 or more                    (190)     (88)     (278)      569      342       911      357       212       569
 Other time deposits                  1,630      331     1,961     2,229    2,370     4,599    3,508      (398)    3,110
 Federal funds purchased,
   repurchase agreements
   and other short-term
   borrowings                          (453)    (201)     (654)      503      867     1,370      538       176       714
 Long-term
   borrowings                           (14)     (13)      (27)      (14)     (13)      (27)     (92)      (91)     (183)
                                    --------------------------   --------------------------  ---------------------------

                    TOTAL INTEREST
                           EXPENSE    5,039   (2,523)    2,516     6,508    7,904    14,412    4,164       291     4,455
                                    --------------------------   --------------------------  ---------------------------

                      NET INTEREST
                            INCOME  $ 4,972  $ 1,799   $ 6,771   $ 4,656  $(1,712) $  2,944  $ 3,406   $ 2,379   $ 5,785
                                    ==========================   ==========================  ===========================

------------------------------------------------------------------------------
<F1> Information is presented on a tax-equivalent basis assuming a tax rate of
     35% in 1996 and 1995 and 34% in previous years. The approximate tax equivalent adjustments were $249,000, $279,000, $289,000, and $329,000 for the years ended December 31, 1996, 1995, 1994, and 1993, respectively.
<F2> Average balances included nonaccrual loans.

LENDING AND CREDIT MANAGEMENT

Interest earned on the loan portfolio is the primary source of income for the Company. The loan portfolio represents 69% of the Company's total assets and for the year ending December 31, 1996, total loans were up approximately $107 million. Loan growth occurred in all major categories: commercial and industrial, commercial real estate and residential real estate. The table on the following page shows the composition of the loan portfolio at the end of each of the periods indicated.

                                     1996                 1995                 1994              1993                1992
                              ------------------   ------------------   ------------------   -----------------   ----------------
                                Amount       %       Amount       %       Amount       %       Amount      %       Amount     %
                              ------------------   ------------------   ------------------   -----------------   ----------------
                                                              (dollars in thousands)
Commercial, financial,
 agricultural, municipal
 and industrial development   $ 342,664    46.8%   $ 289,259    46.4%   $ 260,509    46.2%   $ 223,554   44.8%   $ 189,018  42.9%
Real estate construction         17,149     2.3       14,312     2.3       13,010     2.3       13,032    2.6       16,517   3.7
Real estate mortgage:
 One to four family
    residential loans           113,035    15.5      107,386    17.2       97,922    17.4       87,753   17.6       96,098  21.8
 Other real estate loans        251,618    34.4      206,105    33.0      185,805    33.0      167,986   33.7      132,789  30.1
Installment and consumer          6,962     1.0        6,798     1.1        6,352     1.1        6,326    1.3        6,626   1.5
                              ------------------   ------------------   ------------------   -----------------   ----------------

               TOTAL LOANS    $ 731,428   100.0%   $ 623,860   100.0%   $ 563,598   100.0%   $ 498,651  100.0%   $ 441,048 100.0%
                              ==================   ==================   ==================   =================   ================

The following table sets forth the remaining maturities for loans as of December 31, 1996.

                                                         Over one year
                                                      through five years                    Over five years
                                                   ------------------------             ------------------------
                                        One year      Fixed       Floating               Fixed          Floating
                                        or less       rate          rate                 rate             rate             Total
                                       ---------   ------------------------             ------------------------         ---------
                                                                     (dollars in thousands)
Commercial, financial,
   agricultural, municipal
   and industrial development          $ 297,687   $  39,821                            $  5,156                         $ 342,664
Real estate construction                  16,679         470                                                                17,149
Real estate mortgage                     134,255     172,876           393                57,129                           364,653
Installment and consumer                   5,523       1,439                                                                 6,962
                                       ---------   -----------------------              ------------------------         ---------

Total loans                            $ 454,144   $ 214,606           393              $ 62,285                         $ 731,428
                                       =========   =======================              ========================         =========


The Company makes substantially all of its loans to customers located within the St. Louis metropolitan area. The Company has no foreign loans nor any loans regarded by the Federal Reserve Board as highly leveraged transactions. The Company has no significant agricultural loans. The Company has traditionally emphasized commercial lending and at December 31, 1996, 84% of the loan portfolio was in commercial, industrial and commercial real estate loans.

An economic downturn and management's ability to deal with changing economic conditions would affect the quality of the portfolio. The Company strives to mitigate these risks by following written loan policies and procedures. These loan policies and procedures are designed to ensure prudent loan underwriting standards. The loan policy provides that each lending officer has a defined lending authority. New loans in excess of $250,000 are reviewed by the Senior Loan Committee.

The existing loan portfolio is monitored via the Company's loan rating system. Generally, all existing loans in excess of $150,000, other than residential mortgages, are reviewed on an annual basis. The Company assigns a reserve amount consistent with each loan rating category. The loan rating system is used to determine the adequacy of the allowance for possible loan losses. Each month the allowance for possible loan losses is reviewed relative to the loan rating system and results are reported to the Board of Directors. Management believes that the level of allowance for possible loan losses is appropriate given the Company's loan portfolio.

The loan review process is designed to identify problem credits. Potential problem loans are monitored by the lending staff and by senior management. It is the policy of the Company to discontinue the accrual of interest on any loan where the payment of principal or interest on a timely basis in the normal course of business is in doubt. The discontinuance of interest accrual on a loan occurs at any time that a significant problem is detected in the normal payment process. The Company's policy is to automatically place a loan on nonaccrual status when it becomes 90 days past due, unless it is well secured and in the process of collection.

As a part of their examination process various regulatory agencies review the Company's allowance for possible loan losses. These agencies have the authority to require the Company to recognize additions to the allowance based upon their judgment. Management believes that the allowance for possible loan losses at December 31, 1996 was adequate. The table on the next page summarizes for the periods indicated activity in the Company's allowance for possible loan losses, including loans charged off, loan recoveries and additions to the allowance charged to operating expenses.

--------------------------------------------------------------------------------
LENDING AND CREDIT MANAGEMENT-CONTINUED

Gross interest income on nonaccrual and restructured loans, which would have been recorded under the original terms of the loans, was approximately $298,000 in 1996, $390,000 in 1995, and $125,000 in 1994. Of this amount, approximately $157,000, $293,000, and $95,000 was actually recorded as interest income on such loans in 1996, 1995 and 1994, respectively.

As of December 31, 1996, the Company had approximately $2 million in loans which were not included in nonaccrual, past due 90 days or more or restructured categories, but where the borrowers were currently experiencing potential credit problems that raised doubts as to the ability of the borrowers to comply with the present loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION
                                                    ----------------------------------------------------------------
                                                       1996        1995           1994         1993          1992
                                                    ----------------------------------------------------------------
                                                                          (dollars in thousands)
ALLOWANCE FOR POSSIBLE LOAN LOSSES
   (BEGINNING OF PERIOD)                            $  10,789   $   9,575      $   7,756    $   6,542     $   5,001
                                                    ----------------------------------------------------------------
Loans charged off:
      Commercial and industrial                        (2,371)       (676)          (105)      (1,562)       (1,234)
      Real estate mortgage                               (471)     (1,022)        (1,248)         (39)         (342)
      Installment                                         (16)        (10)           (66)         (52)          (13)
      Other<F1>                                                                                                (387)
                                                    ----------------------------------------------------------------
                  TOTAL LOANS CHARGED OFF              (2,858)     (1,708)        (1,419)      (1,653)       (1,976)
                                                    ----------------------------------------------------------------
RECOVERIES OF LOANS PREVIOUSLY
   CHARGED OFF:
      Commercial and industrial                           662         303            371          260           204
      Real estate mortgage                                142          30            162           17           124
      Installment                                          14          29              9           16            10
      Other                                                                           16            4            24
                                                    ----------------------------------------------------------------
                         TOTAL RECOVERIES                 818         362            558          297           362
                                                    ----------------------------------------------------------------
Net loans charged off                                  (2,040)     (1,346)          (861)      (1,356)       (1,614)
                                                    ----------------------------------------------------------------
Provision for possible loan losses                      3,875       2,560          2,680        2,570         3,155
                                                    ----------------------------------------------------------------
Allowance for possible loan losses
   (end of period)                                  $  12,624   $  10,789      $   9,575    $   7,756     $   6,542
                                                    ================================================================
LOANS OUTSTANDING:
      Average                                       $ 674,193   $ 585,749      $ 536,896    $ 475,585     $ 420,586
      End of period                                   731,019     623,777        563,477      498,650       441,018
Ratio of allowance for possible
  loan losses to loans outstanding
      Average                                            1.87%       1.84%          1.78%        1.63%         1.56%
      End of period                                      1.73        1.73           1.70         1.56          1.48
Ratio of net charge-offs to average
  loans outstanding                                       .30         .23            .16          .29           .38

PERCENT OF CATEGORIES TO TOTAL LOANS:
   Commercial, industrial and
     marketable security loans                          46.82%      46.37%         46.22%       44.83%        42.86%
   Commercial loans secured by
     real estate                                        34.42       33.04          32.97        33.69         30.11
   Construction and land
     development loans                                   2.35        2.29           2.31         2.61          3.74
   Real estate mortgage                                 15.46       17.21          17.37        17.60         21.79
   Consumer loans                                         .95        1.09           1.13         1.27          1.50
                                                    ----------------------------------------------------------------
                                    TOTAL              100.00%     100.00%        100.00%      100.00%       100.00%
                                                    ================================================================
Allocation of allowance for possible
  loan losses at end of period
   Commercial and industrial                        $   4,189   $   3,443      $   3,047    $   2,476     $   3,327
   Real estate mortgage                                 4,097       3,164          2,772        3,502         3,114
   Installment                                             51          49             47           46            48
   Unallocated                                          4,287       4,133          3,709        1,732            53
                                                    ----------------------------------------------------------------
                                    TOTAL           $  12,624   $  10,789      $   9,575    $   7,756     $   6,542
                                                    ================================================================

<F1>  All of these loans were secured by margin securities.

NONPERFORMING ASSETS

The following table summarizes nonperforming assets by category.

                                                                        Year Ended December 31
                                                      ---------------------------------------------------------
                                                         1996        1995        1994       1993       1992
                                                      ---------------------------------------------------------
                                                                          (dollars in thousands)
Commercial, industrial and marketable
   security loans:
      Nonaccrual                                      $   2,251   $   1,551   $     877  $     883  $     916
      Past due 90 days or more                               11                                  6          9
      Restructured terms                                    250         212         738                 3,669
Commercial loans secured by real estate:
      Nonaccrual                                            522       1,698          35         28
      Past due 90 days or more                               13
      Restructured terms                                                                     2,374
Construction and land development loans:
      Nonaccrual                                          2,320                                700      1,006
      Past due 90 days or more
      Restructured terms
Real estate mortgage:
      Nonaccrual                                            623         523         500        193        265
      Past due 90 days or more                              131         179
      Restructured terms                                    500         500                    130
Consumer loans:
      Nonaccrual                                             29           6          22         51
      Past due 90 days or more                               22                       1          4         24
      Restructured terms                                     38          19                     21
                                                      ---------------------------------------------------------
        TOTAL NONPERFORMING LOANS                         6,710       4,688       2,173      4,390      5,889

Other real estate                                           569                      72        223        790
                                                      ---------------------------------------------------------
      TOTAL NONPERFORMING ASSETS                      $   7,279   $   4,688   $   2,245  $   4,613  $   6,679
                                                      =========================================================

Loans, net of unearned discount                       $ 731,019   $ 623,777   $ 563,477  $ 498,650  $ 441,018
Allowance for possible loan losses to loans                1.73%       1.73%       1.70%      1.56%      1.48%
Nonperforming loans to loans                                .92         .75         .39        .88       1.34
Allowance for possible loan losses to
   nonperforming loans                                   188.14      230.14      440.64     176.67     111.09
Nonperforming assets to loans and
   foreclosed assets                                        .99         .75         .40        .92       1.51

At December 31, 1996 the Company had $6,534,000 of impaired loans of which $3,934,000 had an associated specific allowance for possible loan losses of $367,000. At December 31, 1995 the company had $4,509,000 of impaired loans of which $1,313,000 had an associated specific allowance for possible loan losses of $443,000. The average recorded investment in impaired loans during the year ended December 31, 1996 and 1995, was approximately $3,703,000 and $2,593,000, respectively. For the year ended December 31, 1996 and 1995, gross interest income on impaired loans, which would have been recorded under the original terms of the loans, was approximately $298,000 and $390,000, respectively. The Company actually recorded cash basis interest income on impaired loans of $157,000 in 1996 and $293,000 in 1995. The effect of impaired loans was immaterial to the financial statements at December 31, 1996.

INVESTMENT PORTFOLIO

The securities portfolio of the Company meets a number of objectives including providing a stable source of income with little credit risk, providing a source of liquidity as securities mature, providing collateral for pledging, and helping balance the Company's asset-liability position. Securities in the Available for Sale category meet the above needs and additionally provide a source of liquidity through their ability to be sold to fund loan growth. Securities might be purchased for the Available for Sale account when the level of interest rates or the shape of the yield curve favors investing in longer term securities, even though the Company does not expect to hold such securities to maturity. In addition, securities may need to be purchased and, at a later date, sold in order to help balance the asset-liability position. Finally, the Bank attempts to fully utilize its equity at all times. When the level of equity is adequate to support greater assets than can be achieved by the Bank's efforts to attract quality loans, the Bank will invest in securities provided such investment is consistent with the asset sensitivity objective of the Bank and adds to the Bank's earnings. This is consistent with the Bank's objective of maximizing return on equity to a larger extent than return on assets.

As of December 31, 1996 and 1995, securities held in the Trading Account were $20,000 and $99,000, respectively. Available for Sale securities were $229,453,000 at the end of 1996 and $253,733,000 at the end of 1995.

-------------------------------------------------------------------------------
INVESTMENT PORTFOLIO-CONTINUED

The Bank regularly reviews its asset-liability position based upon its internal rate sensitivity analysis, which includes adjustments to reflect management's best estimates of probable maturities and pricing of various deposit accounts in response to changes in the level of interest rates.

During the first quarter of 1996, based on management's judgement that interest rates would fall no further, the Bank took a number of steps to move from a liability sensitive position to an asset sensitive position. The Bank sold a $50 million notional amount interest rate "floor" that had been previously purchased to protect against the prospect of falling rates. This sale resulted in a pre-tax gain of $821,000 to be realized over the remaining 1 1/2 years of the contract. The Bank also initiated interest rate swaps with a notional amount of $145 million, to change the interest rate characteristics of various fixed rate assets, which provided for the Bank to pay fixed rates and receive Libor floating. Finally, $74,845,000 proceeds from sales of portfolio securities resulted in net pre-tax gains of $440,000.

In the fourth quarter of the year, management took steps to reposition the asset-liability sensitivity by moving to a somewhat liability sensitive position. The interest rate swaps purchased in the first quarter of 1996 were liquidated resulting in gains of $1,354,000 which will be taken into income over the remaining one to three years of the contracts. During the fourth quarter of 1996 the Bank also purchased $25 million in securities and an interest rate "floor" contract for the notional amount of $50 million to protect against the possibility of a drop in interest rates.

Because the Company has historically maintained high loan to deposit ratios and a great percentage of those loans are in commercial loans, the Company's policy has been to minimize credit risk in the securities portfolio. As of December 31, 1996, 95% of Held to Maturity securities were U.S. Government or obligations guaranteed by the U.S. Government. As of December 31, 1996, 67% of the Company's Available for Sale securities were U.S. Government obligations. Twenty-nine percent of securities in the Available for Sale account consisted of Collateralized Mortgage Obligation (CMOs) collateralized by mortgage obligations issued by the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. The balance of 4% in the Available for Sale account was invested in Federal Home Loan Bank stock and other debt and equity securities.

As of December 31, 1996 the Company owned $4.4 million in Public Housing Authority bonds (PHAs). These PHAs were purchased prior to the Tax Reform Act of 1986 and are therefore 100% exempt from Federal income taxes. PHAs are backed by the "full faith and credit" of the U.S. Government.

In addition, the Bank has a small amount of "bank qualified" tax exempt securities. The total amount of these issues as of December 31, 1996 was $3.2 million. The Bank became a member of the Federal Home Loan Bank in 1993, which required an initial equity investment of $1.8 million. Since that time, the Bank's borrowings from the Federal Home Loan Bank have required an increase in that investment and as of December 31, 1996 the Bank's investment was $9.7 million.

As of December 31, 1996, the contractual maturities of securities and their average weighted yield in the held to maturity and available for sale portfolios were as follows:

                                                   ----------------------------------------------------------
                                                                Over One   Over Five
                                                               Through      Through      Over        Weighted
                                                   One Year      Five         Ten         10         Average
                                                   or Less       Years       Years       Years        Yields
                                                   ----------------------------------------------------------
                                                                   (dollars in thousands)
United States Treasury securities                  $ 39,912    $ 100,594   $ 15,078    $               6.44%
Obligations of United States
   Government agencies                               38,886        9,934     36,590      28,979        6.14
PHA bonds guaranteed by the United
   States Government<F1>                                                      3,079       1,291       11.36
States and political subdivisions<F1>                                400      2,366         392        9.89
Federal Home Loan Bank stock and other               10,150                                            7.68
                                                   ----------------------------------------------------------
                      TOTAL SECURITIES             $ 88,948    $ 110,928   $ 57,113    $ 30,662        6.36%
                                                   ==========================================================
Weighted average yields<F1>                            5.98%        6.55%      6.66%       6.19%
                                                   ==========================================================

-----------------------------------------------------------------------------
<F1> Rates on PHA bonds and states and political subdivisions have been adjusted to tax equivalent yields using themarginal statutory Federal income tax rate of 35%.

DEPOSITS

Deposits are the principal source of funds for the Bank. At December 31, 1996, the Company's total deposits were $918 million. Deposits consist primarily of core deposits from the local market areas surrounding each of the Bank's offices. The Bank has not used brokered deposits as a source of funds, although its capitalization would permit such activity on an unrestricted basis under current regulations. The following table sets forth the distribution of the Company's deposit accounts at the dates indicated and the weighted average nominal interest rates for each category of deposit.

                                                                       December 31
                            ----------------------------------------------------------------------------------------------
                                         1996                             1995                            1994
                            ----------------------------------------------------------------------------------------------
                                          Percent                          Percent                         Percent
                                            of                               of                              of
                              Amount     Deposits    Rate     Amount      Deposits    Rate      Amount    Deposits    Rate
                            -----------------------------    -----------------------------     ---------------------------
                                                             (dollars in thousands)
Demand deposits             $  98,726     10.75%             $  85,748      9.67%              $  78,765    11.95%
NOW accounts                   22,823      2.49      1.69%      21,315      2.40      1.70%       19,914     3.02     2.44%
Money market accounts         308,256     33.58      4.19      382,629     43.17      4.49       146,056    22.17     3.93
Savings deposits               22,954      2.50      2.99       21,461      2.42      2.99        24,848     3.77     2.99
Time deposits of
   $100,000 or more            39,228      4.27      5.25       30,765      3.47      5.51        42,460     6.44     5.08
Other time deposits           426,025     46.41      5.53      344,647     38.87      5.60       346,913    52.65     4.95
                            -----------------------------    -----------------------------     ---------------------------
     TOTAL DEPOSITS         $ 918,012    100.00%             $ 886,565    100.00%              $ 658,956   100.00%
                            =============================    =============================     ===========================

The aggregate amount of maturities for time deposits for the four years beginning in 1998 are $111,958,000, $27,222,000, $4,945,000, and $2,887,000.

AMOUNTS AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 1996 and December 31, 1995.

                                             December 31
                                        ----------------------
                                          1996        1995
                                        ----------------------
                                        (dollars in thousands)
Three months or less                    $ 15,092      $ 15,125
Over three months through six months       8,348         7,163
Over six months through twelve months     10,296         3,055
Over twelve months                         5,492         5,422
                                        --------      --------
      Total                             $ 39,228      $ 30,765
                                        ========      ========

SENSITIVITY TO CHANGES IN INTEREST RATES

The Company monitors its interest rate sensitivity position and attempts to limit the exposure to interest rate risk but not always eliminate it. Subject to management's best estimates of probable maturities the Company's policy is that the ratio of maturing assets to maturing liabilities repricing in the one year or less time period shall be no less than 80% or no greater than 120%. The Company also uses various interest rate related contracts to manage its overall interest rate risk exposure for asset-liability management purposes.

-------------------------------------------------------------------------------
SENSITIVITY TO CHANGES IN INTEREST RATES-CONTINUED

The following table represents the Company's interest rate position based upon contractual maturities only for various time periods, as of December 31, 1996.

                                                 ----------------------------------------------------------------------
                                                   0 to 3            4 to 12      1 to 5          Over 5
                                                   months            months        years          years        Total
                                                 ----------------------------------------------------------------------
                                                                        (dollars in thousands)
Earning Assets
      Loans                                      $  389,620       $   64,524    $  214,999      $  62,285   $   731,428
      Securities                                     44,885           44,063       110,928         87,775       287,651
      Other short-term investments                       20                                                          20
      Effect of interest rate floor contract         50,000                        (50,000)
                                                 ----------------------------------------------------------------------
                        TOTAL EARNING ASSETS     $  484,525       $  108,587    $  275,927      $ 150,060   $ 1,019,099
                                                 ======================================================================
Funding Sources
      Demand accounts                            $   98,726       $             $               $ 127,593   $    98,726
      Money market accounts                         308,256                                                     308,256
      Time deposits                                  77,991          240,250       147,012                      465,253
      Savings accounts                               22,954                                                      22,954
      NOW accounts                                   22,823                                                      22,823
      Other borrowed funds                           62,614                          2,700                       65,314
                                                 ----------------------------------------------------------------------
                       TOTAL FUNDING SOURCES     $  593,364       $  240,250    $  149,712      $           $   983,326
                                                 ======================================================================
Interest sensitivity gap                         $ (108,839)      $ (131,663)   $  126,215      $ 150,060
Cumulative gap                                   $ (108,839)      $ (240,502)   $ (114,287)     $  35,773
Gap as a percentage of total earning assets          (10.1%)          (23.6%)       (11.2%)          3.5%


The Company enters into off-balance sheet transactions primarily as part of its asset-liability management strategy to manage interest-rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of these transactions express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company at December 31, 1996 was approximately $330,000.

NONINTEREST INCOME

The following table sets forth the Company's noninterest income for the periods indicated.

                                                                 December 31
                                                     ----------------------------------
                                                       1996         1995          1994
                                                     ----------------------------------
                                                            (dollars in thousands)
Service charges on deposit accounts                  $ 1,561       $ 1,339      $ 1,399
Security gains/(losses), net                             440           734         (242
Trading profits and commissions                        1,378           905          573
Other                                                  1,682         1,117        1,006
                                                     ----------------------------------
      TOTAL NONINTEREST INCOME                       $ 5,061       $ 4,095      $ 2,736
                                                     ==================================

Total noninterest income for 1996 was $5,061,000, up nearly 24% from $4,095,000 in 1995 and $2,736,000 in 1994. In 1995, a reduction in the FDIC assessment was passed through to deposit customers in the form of lower service charges. An increase in average deposit balances resulted in a corresponding increase in service charge income in 1996. Total trading profits and commissions increased significantly over 1995 levels. Commissions, which increased sharply, were partially offset by trading losses in 1996, compared to trading gains in 1995. An increase in credit card merchant fees accounted for the majority of the increase in other noninterest income.

Net realized gains on available for sale securities were $443,000 in 1996, compared with gains of $819,000 in 1995 and losses of $198,000 in 1994. Sales of securities classified as held to maturity generated losses of $3,000 in 1996 compared with losses of $85,000 and $44,000 in 1995 and 1994 respectively. These sales are sometimes effected to fund the purchase of other securities to meet various other liquidity needs, but in all cases sales of held to maturity securities are done only within 90 days of each security's maturity date.

NONINTEREST EXPENSE

The following table sets forth the Company's noninterest expense for the periods indicated.

                                                                 December 31
                                                     ----------------------------------
                                                       1996         1995          1994
                                                     ----------------------------------
                                                            (dollars in thousands)
Employee compensation and benefits                  $  9,313      $  8,130     $  6,919
Net occupancy                                          1,128         1,069          911
Equipment                                              1,227         1,009          930
Advertising                                              604           720          473
FDIC insurance expense                                     2           770        1,301
Amortization of goodwill                                                            669
Other                                                  5,968         4,740        3,790
                                                    -----------------------------------
      TOTAL NONINTEREST EXPENSE                     $ 18,242      $ 16,438     $ 14,993
                                                    ===================================

Noninterest expenses increased to $18,242,000 in 1996, up from $16,438,000 in 1995 and $14,993,000 in 1994. Overall Company growth, merit increases and greater benefit costs were primarily responsible for the increased total overhead costs during 1996. In addition, twelve months of expenses associated with the Concord Village office were incurred in 1996 compared with six months in 1995. Legal costs, the costs associated with merchant credit card processing as well as equipment costs increased over 1995 levels. FDIC insurance costs decreased dramatically from 1995 and 1994. In the last half of 1995, the Bank received a rebate from the FDIC for overpayment of insurance premiums for the months of June through September. FDIC insurance costs were insignificant in 1996 because FDIC insurance reserves continued to be adequately funded.

Overall Company growth, merit increases and greater benefit costs were also primarily responsible for the increased total overhead costs during 1995. The opening of the Concord Village office contributed to increased expenses in the last half of 1995. Expenses associated with the money market promotion in 1995 resulted in increased advertising costs in 1995 over 1994.

Even though overhead costs have grown considerably over the years, the Company's operating efficiency ratios have compared very favorably against peer group standards. In 1996, the Company's efficiency ratio improved to 41.25% from 45.06% in 1995 and 46.59% in 1994.

INCOME TAXES

Income taxes for 1996 increased to $7,756,000 from $6,457,000 in 1995 and $5,584,000 in 1994. Annual increases in income and a declining percentage of tax-exempt income to total income have contributed to greater income tax expense.

CAPITAL MANAGEMENT AND RESOURCES

At the end of 1996, the Company's shareholders' equity had grown to $75,949,000, up $5.8 million from the end of 1995. Earnings of $14,096,000 provided the largest portion of the Company's capital accumulation in 1996. At December 31, 1996, retained earnings were $51,159,000, or 67% of total shareholders' equity. During 1996, 8,950 shares of common stock were issued as various employee options to purchase common stock were exercised. The amount of unrealized gain on available for sale securities, net of tax, decreased by $3,361,000 from 1995 to 1996.

During 1996, the Company's Board of Directors authorized the 1996 Common Stock Repurchase Plan. The maximum number of shares which may be purchased under this Plan is 225,545, or 5% of the Company's outstanding shares on the date of Plan adoption. The Plan will expire, unless extended, on April 17, 1997. At December 31, 1996 no stock had been purchased in connection with the Repurchase Plan.

During 1995, the Company's equity base grew $15.4 million. The Company's 1985, 10% convertible debentures matured in 1995. Prior to maturity, all debenture holders elected to convert their debentures into 118,800 shares of the Company's common stock. In addition, 8,100 shares of common stock were issued as various employee options to purchase stock were exercised.

The analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. Capital adequacy guidelines adopted by the Federal Reserve Board provide two primary criteria for examining capital. The measurements include the risk-based capital guidelines and the capital to total assets or leverage ratio minimum requirement.

-------------------------------------------------------------------------------
CAPITAL MANAGEMENT AND RESOURCES-CONTINUED

The risk-based capital guidelines require the assignment of a risk-weighting factor to all Company assets and various off-balance sheet exposures. The risk-based capital ratio is calculated by dividing qualifying capital by the sum of risk-weighted assets and risk-weighted off-balance sheet items. Qualifying capital is classified into two tiers. For the Company, Tier 1 capital equals total shareholders' equity. Tier 2 capital is comprised of a portion of the Debentures and most of the allowance for possible loan losses. As required by the risk-based capital guidelines no asset or equity adjustments related to Statement of Financial Accounting Standard No. 115 are recognized for these equity analysis purposes.

The Federal Reserve guidelines require that Tier 1 capital equal or exceed 4.00% of risk-weighted assets, and that the risk-based total capital ratio equal or exceed 8.00%. As of December 31, 1996 and 1995, the Company's Tier 1 capital was 10.20% and 10.30% of risk-weighted assets, and total risk-based capital was 11.45% and 11.64%, respectively. Identical capital standards apply to the Bank. As of December 31, 1996 and 1995, the Bank's Tier 1 and total risk-weighted capital ratios were 10.29% and 11.01%, and 11.54% and 12.26%, respectively.

The minimum acceptable ratio of Tier 1 capital to total assets, or leverage ratio, has been established by the Federal Reserve Board at 3.00%. As of December 31, 1996 and 1995, the Company's and the Bank's leverage ratios were 7.20% and 6.70%, and 7.25% and 7.14%, respectively.

Management believes that a strong capital position provided by a mix of equity and qualifying long-term debt is essential. Changing economic conditions and the regulatory environment also continue to emphasize the importance of capital strength and depth. Capital provides safety and security for depositors, and it enhances Company value for shareholders by providing opportunities for growth with the selective use of leverage. In a move to enhance its capital position, the Company raised additional equity capital through its initial public offering in 1993. Various leverage options are also available to the Company including negotiated long-term bank borrowings, short-term revolving lines of credit or other qualifying long-term debt. At the end of 1996 the Company's only long-term debt outstanding was $2,700,000 of convertible debentures.

LIQUIDITY

The Bank needs to maintain a level of liquidity which will provide a readily available source of funds for new loans and to meet loan commitments and other obligations on a timely basis. Historically, the Bank has been loan driven, which means that as loans have increased above 85% of deposits, the Bank has taken action to increase the level of core deposits. This action generally involves the use of deposit promotions, paying premium rates coupled with advertising to attract new customers to the Bank. Where possible, the Bank has timed a deposit promotion to coincide with the opening of a new office so as to achieve maximum growth in deposits. It has been the Bank's experience that the majority of deposits raised through these promotions have remained at the Bank after the promotion is over and so have provided a steadily growing base of core deposits at the Bank. In addition, the steady flow of maturing securities provides a source of liquidity.

In 1993 the Bank became a shareholder and member of the Federal Home Loan Bank. One of the benefits of this membership is access to funds as a source of liquidity. Other sources of liquidity include bank Federal funds lines, securities repurchase agreements, Treasury tax and loan options and negotiated bank lines of credit.

Report of Ernst & Young LLP
-------------------------------------------------------------------------------
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
MISSISSIPPI VALLEY BANCSHARES, INC.

We have audited the accompanying consolidated balance sheets of Mississippi Valley Bancshares, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows, for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mississippi Valley Bancshares, Inc. and subsidiary at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.


St. Louis, Missouri
January 16, 1997                           /s/ Ernst & Young LLP

Consolidated Balance Sheets
-------------------------------------------------------------------------------
MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARY

                                                                  December 31
                                                    --------------------------------------
                                                        1996                       1995
                                                    --------------------------------------
ASSETS                                                      (dollars in thousands)
   Cash and due from banks                          $    30,951                  $  24,374
   Federal funds sold                                                                3,200
   Held to maturity securities
     (fair value of $59,649 and $76,882,
     respectively)                                       58,198                     73,919
   Available for sale securities                        229,453                    253,733
   Trading account securities                                20                         99
   Loans                                                731,428                    623,860
      Less:
      Unearned income                                       409                         83
      Allowance for possible loan losses                 12,624                     10,789
                                                    -----------                  ---------

         Net loans                                      718,395                    612,988

   Premises and equipment                                11,700                      8,822
   Other assets                                          17,060                     17,913
                                                    -----------                  ---------
                            TOTAL ASSETS            $ 1,065,777                  $ 995,048
                                                    ===========                  =========
LIABILITIES
   Deposits:
      Non-interest bearing                          $    98,726                  $  85,748
      Interest bearing                                  819,286                    800,817
                                                    -----------                  ---------
         Total deposits                                 918,012                    886,565
                                                    ===========                  =========
   Securities sold under
      agreements to repurchase                           24,391                     11,254
   Other short-term borrowings                           38,223                     15,485
   Long-term borrowings                                   2,700                      2,700
   Other liabilities                                      6,502                      8,937
                                                    -----------                  ---------
                       TOTAL LIABILITIES                989,828                    924,941
                                                    -----------                  ---------
SHAREHOLDERS' EQUITY
   Preferred stock-par value $1
      ($100 liquidating value)
      Authorized 100,000 shares,
      issued 25,000 shares in 1995                                                   2,500
   Common stock-par value $1
      Authorized 15,000,000 shares,
      issued 4,516,956 in 1996 and
      4,508,006 in 1995                                   4,517                      4,508
   Capital surplus                                       19,752                     19,802
   Retained earnings                                     51,159                     39,415
   Unrealized gain, net of tax, on available
      for sale securities                                   521                      3,882
                                                    -----------                  ---------
              TOTAL SHAREHOLDERS' EQUITY                 75,949                     70,107
                                                    -----------                  ---------
                   TOTAL LIABILITIES AND
                    SHAREHOLDERS' EQUITY            $ 1,065,777                  $ 995,048
                                                    ===========                  =========
See accompanying notes.

Consolidated Statements Of Income
-------------------------------------------------------------------------------
MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARY

                                                                        Year Ended December 31
                                                             --------------------------------------------
                                                                 1996            1995             1994
                                                             --------------------------------------------
Interest income:                                            (dollars in thousands, except per share data)
   Interest and fees on loans                                $   60,679       $   53,608       $   44,404
   Held to maturity securities:
      Taxable                                                     4,356            8,342            5,079
      Tax-exempt                                                    562              566              573
   Available for sale securities                                 13,301            6,724            2,706
                                                             --------------------------------------------
                                                                 18,219           15,632            8,358
   Other                                                            821            1,162              274
                                                             --------------------------------------------
                               TOTAL INTEREST INCOME             79,719           70,402           53,036
                                                             --------------------------------------------


Interest expense:
   Deposits                                                      38,331           35,134           22,065
   Short-term borrowings                                          2,264            2,918            1,548
   Long-term borrowings                                             216              243              270
                                                             --------------------------------------------
                              TOTAL INTEREST EXPENSE             40,811           38,295           23,883
                                                             --------------------------------------------
                                 NET INTEREST INCOME             38,908           32,107           29,153

Provision for possible loan losses                                3,875            2,560            2,680
                                                             --------------------------------------------
                           NET INTEREST INCOME AFTER
                  PROVISION FOR POSSIBLE LOAN LOSSES             35,033           29,547           26,473
                                                             --------------------------------------------
Other income:
   Service charges                                                1,561            1,339            1,399
   Security gains/(losses), net on:
     Sales of held to maturity securities                            (3)             (85)             (44)
     Sales of available for sale securities                         443              819             (198)
   Trading profits and commissions                                1,378              905              573
   Other                                                          1,682            1,117            1,006
                                                             --------------------------------------------
                                                                  5,061            4,095            2,736
                                                             --------------------------------------------
Other expenses:
   Employee compensation and
      other benefits                                              9,313            8,130            6,919
   Net occupancy                                                  1,128            1,069              911
   Equipment                                                      1,227            1,009              930
   Advertising                                                      604              720              473
   FDIC insurance expense                                             2              770            1,301
   Other                                                          5,968            4,740            4,459
                                                             --------------------------------------------
                                                                 18,242           16,438           14,993
                                                             --------------------------------------------
                           INCOME BEFORE INCOME TAXES            21,852           17,204           14,216
Income taxes                                                      7,756            6,457            5,584
                                                             --------------------------------------------
                                           NET INCOME        $   14,096       $   10,747       $    8,632
                                                             ============================================
Average common shares and common
   share equivalents outstanding                              4,561,105        4,468,986        4,389,324
                                                             ============================================
Earnings per common share:
   Primary                                                       $ 3.04           $ 2.35           $ 1.91
   Fully diluted                                                 $ 2.92           $ 2.24           $ 1.81

See accompanying notes.


Consolidated Statements Of Changes
In Shareholders' Equity
-------------------------------------------------------------------------------
MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARY

                            ---------------------------------------------------------------------------------------------
                                                                                                  Unrealized      Total
                                                                                                  Gain (Loss)     Share-
                            Preferred Stock           Common Stock        Capital     Retained  on Available for  holders'
                            Shares   Amount        Shares      Amount     Surplus     Earnings  Sale Securities   Equity
                            ---------------------------------------------------------------------------------------------
                                                              (dollars in thousands)
BALANCE AT
JANUARY 1, 1994             25,000   $ 2,500      4,358,212    $ 4,358   $ 19,119     $ 23,204     $   (144)     $ 49,037
   Net income                                                                            8,632                      8,632
   Issuance of
      common stock                                   22,894         23        196                                     219
   Cash dividends on:
      common stock                                                                      (1,192)                    (1,192)
      preferred stock                                                                     (231)                      (231)
   Change in the
      Unrealized loss,
      net of tax, on
      available for sale
      securities                                                                                     (1,715)       (1,715)
                           ---------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1994           25,000     2,500      4,381,106      4,381     19,315       30,413       (1,859)       54,750
   Net income                                                                           10,747                     10,747
   Issuance of
      common stock                                    8,100          8         66                                      74
   1985 debentures
      converted to
      common stock                                  118,800        119        421                                     540
   Cash dividends on:
      common stock                                                                      (1,514)                    (1,514)
      preferred stock                                                                     (231)                      (231)
   Change in the
      Unrealized gain,
      net of tax, on
      available for sale
      securities                                                                                      5,741         5,741
                            ---------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1995           25,000     2,500      4,508,006      4,508     19,802       39,415        3,882        70,107
   Net income                                                                           14,096                     14,096
   Issuance of
      common stock                                    8,950          9         75                                      84
   Redemption of
      preferred stock      (25,000)   (2,500)                                (125)                                 (2,625)
   Cash dividends on:
      common stock                                                                      (2,121)                    (2,121)
      preferred stock                                                                     (231)                      (231)
   Change in the
      Unrealized loss,
      net of tax, on
      available for sale
      securities                                                                                     (3,361)       (3,361)
                            ---------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31,1996                                  4,516,956    $ 4,517   $ 19,752     $ 51,159        $ 521      $ 75,949

See accompanying notes.


Consolidated Statements Of Cash Flows
-------------------------------------------------------------------------------
MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARY

                                                                             Year Ended December 31
                                                                -------------------------------------------------
                                                                   1996                1995               1994
                                                                -------------------------------------------------
OPERATING ACTIVITIES                                                        (dollars in thousands)
   Net income                                                   $   14,096          $   10,747          $   8,632
   Adjustments to reconcile net income to net
      cash provided by operating activities:
        Provision for possible loan losses                           3,875               2,560              2,680
        Provision for depreciation and amortization                  1,069                 825              1,428
        Accretion of discounts and amortization
          of premiums on investment securities                      (1,576)               (226)               825
        Realized investment securities (gains) and losses, net        (440)               (734)               242
        Net decrease (increase) in trading account securities           79                 651               (513)
        Decrease (increase) in interest receivable                   1,120              (3,180)            (1,922)
        Increase (decrease) in interest payable                         95                 738                825)
        Other, net                                                    (972)             (1,097)            (2,025)
                                                                -------------------------------------------------
                                          NET CASH PROVIDED BY
                                          OPERATING ACTIVITIES      17,346              10,284             10,172
                                                                -------------------------------------------------



INVESTING ACTIVITIES
   Proceeds from maturities of held to maturity securities          33,545               5,250             10,250
   Proceeds from sales of held to maturity securities                2,011              27,995             15,007
   Purchases of held to maturity securities                        (19,299)            (31,420)           (49,038)
   Purchases of available for sale securities                     (216,971)           (187,146)           (39,878)
   Proceeds from maturities of available for sale securities       162,000              10,000
   Proceeds from sales and paydowns of
      available for sale securities                                 75,541              34,056             13,683
   Purchases of premises and equipment                              (3,943)             (3,309)            (1,613)
   Net increase in loans outstanding                              (109,282)            (61,645)           (65,689)
                                                                -------------------------------------------------
                                              NET CASH USED IN
                                          INVESTING ACTIVITIES     (76,398)           (206,219)          (117,278)
                                                                -------------------------------------------------

FINANCING ACTIVITIES
   Net increase in deposits                                         31,448             227,609            112,511
   Net increase (decrease) in repurchase agreements
      and other short-term borrowings                               35,874             (22,427)               646
   Proceeds from sale of common stock                                   84                  74                219
   Redemption of preferred stock                                    (2,625)
   Cash dividends                                                   (2,352)             (1,745)            (1,423)
                                                                -------------------------------------------------
                                          NET CASH PROVIDED BY
                                          FINANCING ACTIVITIES      62,429             203,511            111,953
                                                                -------------------------------------------------
                                              INCREASE IN CASH
                                          AND CASH EQUIVALENTS       3,377               7,576              4,847

                                     CASH AND CASH EQUIVALENTS
                                        AT BEGINNING OF PERIOD      27,574              19,998             15,151
                                                                -------------------------------------------------
                                     CASH AND CASH EQUIVALENTS
                                              AT END OF PERIOD    $ 30,951            $ 27,574           $ 19,998
                                                                =================================================
See accompanying notes.

Notes To Consolidated
Financial Statements
-------------------------------------------------------------------------------
MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARY-DECEMBER 31, 1996

NOTE A-ACCOUNTING POLICIES

Business-Mississippi Valley Bancshares, Inc. ("Company"), is a one-bank holding company, headquartered in St. Louis, Missouri. The Company owns all of the capital stock of Southwest Bank of St. Louis which provides commercial, retail and correspondent banking services from five banking offices in Missouri. At December 31, 1996, the Company had consolidated assets of $1.1 billion. The Company, through its subsidiary, Southwest Bank, has traditionally emphasized commercial lending and at December 31, 1996, 84% of the loan portfolio was in commercial, industrial and commercial real estate loans. The Company makes substantially all of its loans to customers located within the St. Louis metropolitan area.

Basis of Presentation-The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Southwest Bank. Significant intercompany accounts and transactions have been eliminated in consolidation.

The accounting and reporting policies of the Company and its subsidiary conform to generally accepted accounting principles. The preparation of financial statements requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While the financial statements reflect management's best estimates and judgement, actual results could differ from estimates. The following is a description of the Company's more significant policies.

Held to maturity securities-Held to maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Premium amortization and discount accretion are computed by a method which approximates the interest method. The adjusted cost of the specific security is used to compute gains or losses on sales or redemptions. Held to maturity securities are used for the investment of available funds in order to provide stable earnings, to provide collateral for public funds and as a means of diversifying risks. The Company has the intent and ability to hold these securities to maturity. Securities holdings that are neither held to maturity or trading are designated as available for sale.

Trading account securities-The trading account consists of securities valued at estimated current market prices. When investment transactions are entered into in anticipation of taking gains on short-term price movements, they are accounted for in the trading account. Obligations resulting from trade receivables and payables that have not yet settled are included in other assets and other liabilities, respectively. Trading account interest income is included in other interest income in the consolidated statements of income. Included within other income are gains and losses on the sales of trading account securities along with any adjustments to the market value of such securities.

Available for sale securities-Available for sale securities are valued at estimated market prices and consist of securities that might not be held to maturity. Unrealized holding gains and losses are excluded from the determination of earnings and are reported as an amount, net of tax, in a separate component of shareholders' equity until the holding gains or losses are realized. These securities can be held for indefinite periods of time and may be sold in response to changes in interest rates, prepayment risks, the need to raise funds, or as a part of the Company's overall asset-liability strategy. Gains and losses on sales are included in other income.

Interest-Rate Risk Management-The Company sometimes uses various interest rate related contracts, such as futures, swaps, and options, to manage its overall interest rate risk exposure for asset-liability management purposes. Although the notional amounts of contracts which are used as hedges are not reflected in the financial statements, the interest differentials are recognized on an accrual basis over the terms of the agreements as an adjustment to interest income or interest expense of the related asset or liability. Contracts which are not matched against a specifically designated group of assets or liabilities are held for trading purposes and are accounted for on a mark to market basis. Accordingly, realized and unrealized gains and losses associated with this activity are reflected as trading profits and commissions, a component of other income.

The Company's objective in managing interest-rate exposure is to maintain a balanced mix of assets and liabilities that will mature or reprice over a designated time horizon. The extent of rate sensitivity can vary within intervening time periods, depending on current business conditions and management's interest-rate outlook. The principal objective of the Bank's asset-liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest-rate and liquidity risk while facilitating the funding needs of the Company. To achieve that objective, the Company may use a combination of various derivative financial instruments.

Loans and Loan Impairment-Interest income on loans is accrued and credited to income based on the principal amount outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. The Company's policy is to automatically place a loan on nonaccrual status when it becomes 90 days past due unless it is well secured and in process of collection. As such, income on impaired loans is normally recognized only on a cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the contractual principal and interest is no longer in doubt.

Effective January 1, 1995, the Company adopted the accounting principles of Financial Accounting Standards No. 114, "Accounting by Creditors For Impairment of a Loan" and No. 118, "Accounting by Creditors For Impairment of a Loan Income Recognition and Disclosures--an amendment of FAS 114" which define loan impairment and set forth various methods for estimating the portion of the allowance for possible loan losses attributable to impaired loans. This evaluation is subjective as it requires estimates including the fair market value amounts on impaired loans that may be susceptible to significant change.

Allowance for possible loan losses-The allowance for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past loan loss experience, and other pertinent factors.

Premises and equipment-Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using principally the straight-line method for buildings and a combination of straight-line and accelerated methods for furniture and equipment.

Income taxes-The Company accounts for income taxes under the asset and liability method. Income tax expense is reported as the total of current income taxes payable and the net change in deferred income taxes provided for temporary differences. Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the values used for income tax purposes. Deferred income taxes are recorded at the statutory federal tax rate expected to be in effect at the time that the temporary differences are expected to reverse.

Earnings per share-Primary earnings per share is computed by dividing net income, less dividends on preferred stock, by the weighted average number of common shares and dilutive common share equivalents outstanding. Fully diluted earnings per share gives effect to the increase in the weighted average shares outstanding which would have resulted from conversion of the outstanding convertible debentures and to the related reduction in interest expense on an after-tax basis.

Statement of Cash Flows-Included in the statements of cash flows are cash equivalents which include amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company paid interest on deposits and other borrowings of $40,715,000 in 1996, $37,575,000 in 1995 and $23,109,000 in 1994 and made income tax payments of $8,288,000, $6,967,000 and $6,554,000 in 1996, 1995 and 1994,
respectively.

Reclassifications-Certain amounts presented in prior years have been reclassified to conform to the current year presentation.

Notes To Consolidated
Financial Statements (continued)
-------------------------------------------------------------------------------
NOTE B-RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank or in the form of vault cash. The average amount of those reserve balances for the years ended December 31, 1996 and 1995 were approximately $3,342,000 and $2,758,000, respectively.

NOTE C-HELD TO MATURITY SECURITIES

The amortized cost and estimated fair values of held to maturity securities at the end of 1996 and 1995 were as follows:

                                                                  December 31, 1996
                                                    --------------------------------------------
                                                                  Gross      Gross     Estimated
                                                    Amortized  Unrealized  Unrealized    Fair
                                                      Cost        Gains     (Losses)     Value
                                                    --------------------------------------------
                                                               (dollars in thousands)
United States Treasury securities                   $ 50,670    $    514                $ 51,184
PHA bonds guaranteed by the
  United States Government                             4,369         663                   5,032
Other debt securities                                  3,159         274                   3,433
                                                    --------------------------------------------
                                                    $ 58,198    $  1,451                $ 59,649
                                                    ============================================

                                                                  December 31, 1995
                                                    --------------------------------------------
                                                                  Gross      Gross     Estimated
                                                    Amortized  Unrealized  Unrealized    Fair
                                                      Cost        Gains     (Losses)     Value
                                                    --------------------------------------------
                                                               (dollars in thousands)
United States Treasury securities                   $ 66,493    $  1,726                $ 68,219
PHA bonds guaranteed by the
  United States Government                             4,268         883                   5,151
Other debt securities                                  3,158         354                   3,512
                                                    --------------------------------------------
                                                    $ 73,919    $  2,963                $ 76,882
                                                    ============================================

The amortized cost and estimated fair value of held to maturity securities at December 31, 1996 and 1995, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                        December 31,
                                        --------------------------------------------
                                                 1996                  1995
                                        --------------------------------------------
                                                    Estimated              Estimated
                                        Amortized     Fair      Amortized    Fair
                                          Cost        Value       Cost       Value
                                        --------------------------------------------
                                                 (dollars in thousands)
Due in one year or less                 $ 25,896    $ 26,023    $ 16,092    $ 16,211
Due after one year through
   five years                             25,174      25,601      50,401      52,008
Due after five years through
   ten years                               5,586       6,101       4,865       5,587
Due after ten years                        1,542       1,924       2,561       3,076
                                        --------------------------------------------
                                        $ 58,198    $ 59,649    $ 73,919    $ 76,882
                                        ============================================

In 1996, proceeds from sales of held to maturity securities were $2,011,000, which resulted in gross losses of $3,000. In 1995 and 1994, proceeds from sales of held to maturity securities were $27,995,000 and $15,007,000 respectively. Gross losses of $85,000 and $44,000 were realized in 1995 and 1994, respectively. In all cases, sales of held to maturity securities were within 90 days of each specific security's maturity date.

During November 1995, the Financial Accounting Standards Board issued a Special Report which provided additional guidance on the Statement of Financial Accounting Standard No. 115. The Report provided the Company an opportunity to reassess the classifications of all securities held. On December 26, 1995, the Company reclassified $63 million of CMOs and $2 million of United States Treasury securities from Held to Maturity Securities to Available for Sale Securities. On the date of transfer the CMOs had an unrealized loss of $591,000 and the United States Treasury securities had an unrealized gain of $209,000. These securities were reclassified to provide greater flexibility in asset-liability management.

NOTE D-AVAILABLE FOR SALE SECURITIES

The amortized cost and estimated fair values of available for sale securities at the end of 1996 and 1995 were as follows:


                                                                  December 31, 1996
                                                    --------------------------------------------
                                                                  Gross      Gross     Estimated
                                                    Amortized  Unrealized  Unrealized    Fair
                                                      Cost        Gains     (Losses)     Value
                                                    --------------------------------------------
                                                               (dollars in thousands)
United States Treasury
   and agency securities                            $ 152,448     $ 1,353    $   (66)  $ 153,735
Collateralized mortgage obligations                    66,169                   (600)     65,569
Federal Home Loan Bank stock                            9,681                              9,681
Other equity securities                                   351         117                    468
                                                    --------------------------------------------
                                                    $ 228,649     $ 1,470     $ (666)  $ 229,453
                                                    ============================================

                                                                  December 31, 1995
                                                    --------------------------------------------
                                                                  Gross      Gross     Estimated
                                                    Amortized  Unrealized  Unrealized    Fair
                                                      Cost        Gains     (Losses)     Value
                                                    --------------------------------------------
                                                               (dollars in thousands)
United States Treasury
  and agency securities                             $ 168,822    $ 6,306     $         $ 175,128
Collateralized mortgage obligations                    68,989                  (357)      68,632
Federal Home Loan Bank stock                            9,681                              9,681
Other equity securities                                   246         46                     292
                                                    --------------------------------------------
                                                    $ 247,738    $ 6,352     $ (357)   $ 253,733
                                                    ============================================

Notes To Consolidated
Financial Statements (continued)
-------------------------------------------------------------------------------
NOTE D-AVAILABLE FOR SALE SECURITIES-CONTINUED

The amortized cost and estimated fair value of available for sale securities at December 31, 1996 and 1995, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                  December 31, 1996
                                                    --------------------------------------------
                                                             1996                  1995
                                                    --------------------------------------------
                                                                  Gross      Gross     Estimated
                                                    Amortized  Unrealized  Unrealized    Fair
                                                      Cost        Gains     (Losses)     Value
                                                    --------------------------------------------
                                                               (dollars in thousands)
Due in one year or less                             $  52,864  $  52,902   $  37,959   $  38,033
Due after one year through
   five years                                          84,389     85,755      78,179      80,902
Due after five years through
   ten years                                           15,195     15,078      52,685      56,192
Due after ten years
Collateralized mortgage obligations                    66,169     65,569      68,988      68,633
                                                    --------------------------------------------
   Total debt securities                              218,617    219,304     237,811     243,760
Equity securities                                      10,032     10,149       9,927       9,973
                                                    --------------------------------------------
   Total available for sale securities              $ 228,649  $ 229,453   $ 247,738   $ 253,733
                                                    ============================================

In 1996, proceeds from sales of available for sale securities were $72,835,000 which resulted in gross gains of $443,000. In 1995, proceeds from sales of available for sale securities were $32,566,000 and net gains of $819,000 were realized thereon. In 1994, proceeds from sales of available for sale securities were $10,295,000 which resulted in gross losses of $198,000.

Held to maturity and available for sale securities with a carrying value of $91,517,000 and $70,810,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits, short-term borrowings and for other purposes required by law.

NOTE E-LOANS

Loans were comprised of the following:

                                             December 31
                                       ----------------------
                                          1996        1995
                                       ----------------------
                                       (dollars in thousands)
Commercial, industrial and
   marketable security loans           $ 342,664   $ 289,259
Commercial loans secured
   by real estate                        268,767     220,417
Real estate-1-4 family                   113,035     107,386
Consumer loans                             6,962       6,798
                                       ----------------------
                                       $ 731,428   $ 623,860
                                       ======================

Certain directors, officers and employees of the Company and the Bank and their associates are loan customers of the Bank. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with unrelated parties, and do not involve more than normal risk of collection. These loans aggregated $29,761,000 and $24,569,000 at December 31, 1996 and 1995, respectively. During 1996, $8,826,000 of new loans were made to these persons; repayments totalled $3,634,000. Included in the aggregate balance at December 31, 1996 are loans to two directors and their associates amounting to $8,184,000 ($8,937,000 at December 31, 1995 for two directors and their associates).

At December 31, 1996 the Company had $6,534,000 of impaired loans of which $3,934,000 had an associated specific allowance for possible loan losses of $367,000. At December 31, 1995 the company had $4,509,000 of impaired loans of which $1,313,000 had an associated specific allowance for possible loan losses of $443,000. The average recorded investment in impaired loans during the year ended December 31, 1996 and 1995, was approximately $3,703,000 and $2,593,000, respectively. For the year ended December 31, 1996 and 1995, gross interest income on impaired loans, which would have been recorded under the original terms of the loans, was approximately $298,000 and $390,000, respectively. The Company actually recorded cash basis interest income on impaired loans of $157,000 in 1996 and $293,000 in 1995. The effect of impaired loans was immaterial to the financial statements at December 31, 1996.

NOTE F-ALLOWANCE FOR POSSIBLE LOAN LOSSES

Changes in the allowance for possible loan losses were as follows:

                                        Year Ended December 31
                                        ----------------------
                                          1996        1995
                                        ----------------------
                                       (dollars in thousands)
Balance at beginning of year            $ 10,789    $  9,575
Loans charged off                         (2,858)     (1,708)
Recoveries                                   818         362
                                        ----------------------
   Net loans charged off                  (2,040)     (1,346)
Provision                                  3,875       2,560
                                        ----------------------
Balance at end of year                  $ 12,624    $ 10,789
                                        ----------------------

NOTE G-PREMISES AND EQUIPMENT

Premises and equipment were as follows:

                                             December 31
                                       ----------------------
                                          1996        1995
                                       ----------------------
                                      (dollars in thousands)
Land                                   $  3,967     $ 1,146
Buildings and improvements                6,476       6,477
Furniture and equipment                   4,496       3,755
Construction in progress                    326         100
                                       ----------------------
                                         15,265      11,478
Less accumulated depreciation             3,565       2,656
                                       ----------------------
                                       $ 11,700     $ 8,822
                                       ----------------------

The Company and its subsidiary lease certain premises and equipment under agreements which expire at various dates through 2003. The aggregate amount of minimum rental commitments under all noncancelable leases, all of which are considered to be operating leases, as of December 31, 1996 was $1,179,000. Minimum rental commitments under these leases for each of the next five years beginning in 1997 are $373,000, $354,000, $341,000, $45,000, and $65,000. Rent expense for 1996, 1995 and 1994 amounted to $388,000, $394,000 and $365,000, respectively.

NOTE H-DEPOSITS

Interest-bearing deposits were comprised of the following:

                                            December 31
                                      ----------------------
                                          1996        1995
                                      ----------------------
                                      (dollars in thousands)
Interest-bearing demand
  NOW accounts                        $  22,823   $  21,315
  Money market accounts                 308,256     382,629
Savings                                  22,954      21,461
Certificates of deposit,
  less than $100,000                    426,025     344,647
Certificates of deposit,
  $100,000 or more                       39,228      30,765
                                      ----------------------
                                      $ 819,286   $ 800,817
                                      ======================

Notes To Consolidated
Financial Statements (continued)
-------------------------------------------------------------------------------
NOTE H-DEPOSITS-CONTINUED

Certain directors, officers, and employees of the Company and the Bank are deposit customers of the Bank. Such deposits are made in the ordinary course of business with normal terms and interest rates prevailing at the time for comparable transactions with unrelated parties. These deposits aggregated $8,692,000 at December 31, 1996.

NOTE I-SHORT-TERM BORROWINGS

Short-term borrowings were comprised of the following:

                                            December 31
                                      ----------------------
                                          1996        1995
                                      ----------------------
                                      (dollars in thousands)
Securities sold under agreements
  to repurchase                       $   24,391  $   11,254
Federal funds purchased                   17,200      10,735
Treasury tax and loan notes                1,023       1,750
Short-term notes payable                  20,000       3,000
                                      ----------------------
                                      $   62,614  $   26,739
                                      ======================

Securities sold under agreements to repurchase generally mature in less than 30 days. The securities underlying these agreements are held in safekeeping at a third party. Information relating to these agreements is summarized as follows:

                                                  December 31
                                       --------------------------------
                                          1996       1995        1994
                                       --------------------------------
                                             (dollars in thousands)
                                       --------------------------------
Amount outstanding at year-end         $ 24,391    $ 11,254    $ 40,767
Weighted average interest rate at
  year-end                                 4.75%       4.65%       5.81%
Average balance outstanding
  for the year                         $ 20,673    $ 39,469    $ 30,755
Average interest rate for the year         4.15%       5.74%       4.01%
Maximum amount outstanding
  at any month-end during the year     $ 31,793    $ 85,956    $ 55,789

NOTE J-LONG-TERM BORROWINGS

In 1992, the Company issued $2,700,000 of 8% subordinated convertible debentures due April 1, 1997. Officers, directors and significant shareholders of the Company as a group purchased and continue to hold approximately $1,850,000 of these debentures. Interest is payable semi-annually. The debentures are convertible at any time prior to maturity into shares of the Company's common stock, at a conversion rate of 440 shares of common stock for each $5,000 of principal amount. At December 31, 1996, 237,600 shares are reserved for future issuance upon conversion of these debentures.

NOTE K-RESTRICTED NET ASSETS

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 1996, under the most restrictive covenants and regulations, approximately $1,777,000 was the maximum available as dividends to the Company from the Bank without prior approval. At December 31, 1996, the maximum amount available for transfer to the Company in the form of loans and advances was approximately $8,253,000.

NOTE L-SHAREHOLDERS' EQUITY

On December 31, 1996, the Company redeemed 25,000 shares of perpetual preferred stock, Series 1993 at a cost of $2,625,000. The stock had a $100 liquidation preference per share and cumulative dividends at the rate of 9.25% until March 31, 2000. The stock was not convertible and had limited voting rights except under various conditions of default with respect to preferred dividends.

The Bank's 401(k) Retirement Savings Plan provides participating employees the option to invest in Company common stock. As a result of employee elections to invest all or a portion of their Plan account balances in company stock, the Company issued 2,119 shares of common stock for $38,000 in 1994.

During 1996, the Company's Board of Directors authorized the 1996 Common Stock Repurchase Plan. The maximum number of shares which may be purchased under this Plan is 225,545, or 5% of the Company's outstanding shares on the date of Plan adoption. The Plan will expire, unless extended, on April 17, 1997. At December 31, 1996 no stock had been purchased in connection with the Repurchase Plan.

The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The Company's 1991 Stock Option Plan (Five-Year Options) has authorized the grant of options to management personnel for up to 370,000 shares of the Company's common stock. All options granted have 5 year terms and vest ratably over their respective terms.

The effect of applying FASB Statement No. 123 to the results of operations for the Company results in net earning and earnings per share that are not materially different than reported.

A summary of the Company's stock option activity, and related information for the years ended December 31 as follows:

                                                      1996                                      1995
                                      -----------------------------------        -----------------------------------
                                                         Weighted Average                           Weighted Average
                                       Options            Exercise Price          Options            Exercise Price
                                      -----------------------------------        -----------------------------------
Options outstanding at
  beginning of year                     121,250             $   19.38               55,750               $ 13.31
Granted                                  85,000                 32.74               82,900                 22.56
Exercised                                 8,950                  9.37                8,100                  9.00
Forfeited                                 5,000                 22.50                9,300                 20.25
                                      ---------                                  ---------
Options outstanding at
  end of year                           192,300             $   25.72              121,250               $ 19.38
                                      =========                                  =========
Options exercisable at
  end of year                            44,025             $   18.17               25,900               $ 13.13
Weighted average fair
  value of options
  granted during the year             $    7.96                                  $    5.88


Exercise prices for options outstanding as of December 31, 1996 ranged from $14.25 to $40.25. The weighted average remaining contractual life of those options was 3.6 years.

Notes To Consolidated
Financial Statements (continued)
-------------------------------------------------------------------------------
NOTE M-REGULATORY CAPITAL

The Company and Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 1996, that the Company and Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1996, the Company and the Bank were both categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the institutions' categories.

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                             To Be Well
                                                                                          Capitalized Under
                                                                    For Capital           Prompt Corrective
                                                Actual            Adequacy Purposes       Action Provisions
                                         -------------------    --------------------     -------------------
                                         Amount        Ratio    Amount         Ratio     Amount        Ratio
                                         ------        -----    ------         -----     ------        -----
                                                                (dollars in thousands)
As of December 31, 1996:

   Total Capital to Risk
   Weighted Assets:
      Mississippi Valley
         Bancshares, Inc.               $ 84,716       11.45 %  $ 59,180        8.00 %  $    N/A         N/A %
      Southwest Bank
         of St. Louis                     85,015       11.54      58,921        8.00      73,652       10.00

   Tier 1 Capital to Risk
   Weighted Assets:
      Mississippi Valley
         Bancshares, Inc.                 75,427       10.20      29,590        4.00         N/A         N/A
      Southwest Bank
         of St. Louis                     75,766       10.29      29,461        4.00      44,191        6.00

   Tier 1 Capital to
   Average Assets:
      Mississippi Valley
         Bancshares, Inc.                 75,427        7.20      41,879        4.00         N/A         N/A
      Southwest Bank
         of St. Louis                     75,766        7.25      41,790        4.00      52,238        5.00

                                                                                             To Be Well
                                                                                          Capitalized Under
                                                                    For Capital           Prompt Corrective
                                                Actual            Adequacy Purposes       Action Provisions
                                         -------------------    --------------------     -------------------
                                         Amount        Ratio    Amount         Ratio     Amount        Ratio
                                         ------        -----    ------         -----     ------        -----
                                                                (dollars in thousands)
As of December 31, 1995:

   Total Capital to Risk
   Weighted Assets:
      Mississippi Valley
         Bancshares, Inc.               $ 74,833      11.64 %   $  51,416        8.00 %  $   N/A        N/A %
      Southwest Bank
         of St. Louis                     78,565      12.26        51,255        8.00     64,069       10.00

   Tier 1 Capital to Risk
   Weighted Assets:
      Mississippi Valley
         Bancshares, Inc.                 66,225      10.30        25,708        4.00        N/A         N/A
      Southwest Bank
         of St. Louis                     70,522      11.01        25,627        4.00     38,441        6.00

   Tier 1 Capital to
   Average Assets:
      Mississippi Valley
         Bancshares, Inc.                 66,225       6.70        39,562        4.00        N/A         N/A
      Southwest Bank
         of St. Louis                     70,522       7.14        39,509        4.00     49,387        5.00


NOTE N-PENSION PLAN

The Bank maintains a non-contributory defined benefit pension plan covering substantially all employees. Benefits under the Plan are based upon the final average monthly compensation reduced by primary social security benefits. The Bank's funding policy is to contribute annually within the limits prescribed for deduction for federal income tax purposes.

Net periodic pension cost included the following components:

                                            Year Ended December 31
                                       -------------------------------
                                          1996      1995        1994
                                       -------------------------------
                                              (dollars in thousands)
Service cost-benefits earned
  during the period                    $    177   $    136    $    158
Interest cost on projected
  benefit obligations                       173        150         134
Actual return on plan assets                (96)      (210)        (20)
Net amortization and deferral               (43)        82        (113)
                                       -------------------------------
                                       $    211   $    158    $    159
                                       ===============================

Notes To Consolidated
Financial Statements (continued)
--------------------------------------------------------------------------------

NOTE N-PENSION PLAN-CONTINUED

The following table sets forth the Plan's funded status and amounts recognized in the Company's balance sheets:

                                                                      December 31
                                                          -------------------------------------
                                                            1996          1995           1994
                                                          -------------------------------------
                                                                   (dollars in thousands)
Actuarial present value of:
  Accumulated benefit obligation,
    including vested benefits of $1,665,
    $1,572 and $1,344, respectively                       $  1,833      $  1,806       $  1,389
                                                          =====================================


Projected benefit obligation                              $  2,401      $  2,130       $  1,906
Plan assets at fair value                                    1,829         2,025          1,766
                                                          -------------------------------------


Projected benefit obligation
  in excess of plan assets                                    (572)         (105)          (140)
Unrecognized net loss                                          254            90            114
Unrecognized prior service cost                                100             8              9
Unrecognized net obligation
  at December 31                                                51            61             71
                                                          -------------------------------------


Net pension asset (liability) recognized
   in the balance sheet                                   $   (167)     $     54       $     54
                                                          =====================================


Assumptions used in the above determinations were as follows:

                                                             -----------------------------------
                                                             1996           1995           1994
                                                             -----------------------------------
Discount rate in determining benefit
  obligation and pension expense                             7.50%          7.50%          8.00%
Rate of increase in compensation levels                      4.50%          4.50%          5.00%
Expected long-term rate on assets                            8.00%          8.00%          8.00%

At December 31, 1996, approximately 94% of the Plan's assets were invested in a guaranteed fixed income account with General American Life Insurance Company. During 1995 the Bank established a non-qualified non-contributory defined benefit pension plan covering executives with compensation in excess of $150,000. The plan was immaterial at December 31, 1996. The Company does not provide any post-retirement benefits other than these pension plans.

NOTE O-INCOME TAXES

Income tax expense is summarized as follows:

                                                                   Year Ended December 31
                                                         --------------------------------------
                                                           1996           1995           1994
                                                         --------------------------------------
                                                                  (dollars in thousands)
Current:
   Federal                                               $  7,443       $  6,638       $  5,593
   State and Local                                            242            950            840
                                                         --------------------------------------

   Total current                                            7,685          7,588          6,433
                                                         --------------------------------------

Deferred:
   Provision for possible loan losses                        (642)          (773)          (872)
   Mark-to-market security (gain), loss                       596           (375)
   Other, net                                                 117             17             23
                                                         --------------------------------------

   Total deferred                                              71         (1,131)          (849)
                                                         --------------------------------------

Income tax expense                                       $  7,756       $  6,457       $  5,584
                                                         ======================================


The reconciliation between income taxes and the amount computed by applying the statutory federal tax rates to income before income taxes follows:

                                                                   Year Ended December 31
                                                         --------------------------------------
                                                           1996           1995           1994
                                                         --------------------------------------
                                                                  (dollars in thousands)
Statutory rate applied to income
   before taxes                                          $  7,648       $  6,021       $  4,976
   Increase (decrease) in income taxes
      resulting from
      Tax-exempt income                                      (162)          (182)          (196)
      Amortization and write-off of
        purchase accounting adjustments                                                     235
      State and local income taxes,
        net of federal income tax benefit                     157            481            546
      Other, net                                              113            137             23
                                                         --------------------------------------
Total tax expense                                        $  7,756       $  6,457       $  5,584
                                                         ======================================

As of December 31, 1996 and 1995, the Company's deferred tax asset account was comprised of the following:

                                                               December 31
                                                         -----------------------
                                                           1996           1995
                                                         -----------------------
                                                          (dollars in thousands)
Deferred tax liabilities:
   Pension expense                                       $    (53)      $     14
   Unrealized net gains on
      available for sale securities                             3          1,261

   Accretion of security discounts                            349            169
                                                         -----------------------
           Total deferred tax liabilities                     299          1,444
                                                         -----------------------

 Deferred tax assets:
   Provision for possible loan losses                      (4,429)        (3,787)
   Unrealized net losses on available for
      sale securities
   Other, net                                                 (49)           (53)
                                                         -----------------------
           Total deferred tax assets                       (4,478)        (3,840)
                                                         -----------------------
Net deferred tax assets                                  $ (4,179)      $ (2,396)
                                                         =======================

Notes To Consolidated
Financial Statements (continued)
--------------------------------------------------------------------------------

NOTE O-INCOME TAXES-CONTINUED

Included in income taxes were $154,000, $257,000 and $(85,000) for the years ended December 31, 1996, 1995 and 1994, respectively, related to realized net gains and (losses) on held to maturity securities and available for sale securities.

NOTE P-FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

The reported fair values of financial instruments are based upon a variety of methods and assumptions used by the Company in estimating its fair value disclosures. The carrying value of cash, due from banks, Federal funds sold, available for sale securities and trading account securities approximate those assets' fair values. Fair values for held to maturity securities are based on quoted market prices. For variable rate loans that reprice with market rates of interest, fair values are based on carrying values. The fair values for all other loans (i.e. fixed rate loans) are estimated using discounted cash flow analyses and using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The fair value of accrued interest approximates its carrying amount. The fair values of non-performing loans are based on estimates of collectibility in conjunction with the Bank's historical loss experience.

The fair values disclosed for demand deposits (e.g., interest and noninterest bearing checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amounts of Federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values. The fair value of long-term borrowings are estimated using discounted cash flow analyses, based on the Company's borrowing rates for similar types of borrowing arrangements. The estimated fair values of the Company's financial instruments were as follows:

                                                                           December 31, 1996
                                                                       -------------------------
                                                                        Carrying
                                                                         amount       Fair value
                                                                       -------------------------
                                                                         (dollars in thousands)
Financial assets:
   Cash and due from banks and
      short-term investments                                           $   30,951     $   30,951
   Held to maturity securities                                             58,198         59,649
   Available for sale securities                                          229,453        229,453
   Trading account securities                                                  20             20
   Loans                                                                  731,019        730,332
Financial liabilities:
   Deposits                                                               918,012        919,654
   Short-term borrowings                                                   62,614         62,614
   Long-term borrowings                                                     2,700          2,700

                                                                           December 31, 1995
                                                                       -------------------------
                                                                        Carrying
                                                                         amount       Fair value
                                                                       -------------------------
                                                                         (dollars in thousands)
Financial assets:
   Cash and due from banks and
      short-term investments                                           $   27,574     $   27,574
   Held to maturity securities                                             73,919         76,882
   Available for sale securities                                          253,733        253,733
   Trading account securities                                                  99             99
   Loans                                                                  623,777        624,838
Financial liabilities:
   Deposits                                                               886,565        887,918
   Short-term borrowings                                                   26,739         26,739
   Long-term borrowings                                                     2,700          2,700

NOTE Q-FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Company makes use of a number of different financial instruments to help meet the financial needs of its customers. Certain of these transactions, in accordance with generally accepted accounting principles, are not reflected on the balance sheet and are referred to as off-balance sheet instruments. These transactions and activities include commitments to extend lines of credit and standby and commercial letters of credit. The following table provides a summary of the Company's off-balance sheet financial instruments at December 31, 1996 and 1995.

                                                               December 31
                                                        -------------------------
                                                           1996           1995
                                                        -------------------------
                                                         (dollars in thousands)
Commitments to extend credit                            $  232,608     $  170,976
Standby letters of credit                                    9,728         12,204
Commercial letters of credit                                 1,568          1,177
                                                        -------------------------
                                                        $  243,904     $  184,357
                                                        =========================

A loan commitment is a binding contract to lend up to a maximum amount for a specified period of time provided there is no violation of any financial, economic or other terms of the contract. A standby letter of credit obligates the Company to honor a financial commitment by issuing a guarantee to a third party should the Company's customer fail to perform. Many loan commitments and most standby letters of credit expire unfunded, and therefore total commitments do not represent future funding obligations of the Company. Loan commitments and letters of credit are made under normal credit terms, including interest rates and collateral prevailing at the time, and usually require the payment of a fee by the customer. Commercial letters of credit are commitments issued to finance the movement of goods between buyers and sellers normally transacting business in international markets.

The Company enters into off-balance sheet transactions primarily as part of its asset-liability management strategy to manage interest-rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of these transactions express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company for these interest rate contracts at December 31, 1996 was approximately $330,000.

Notes To Consolidated
Financial Statements (continued)

NOTE Q-FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK-CONTINUED

The Bank enters into interest rate swap transactions primarily as part of its asset-liability management strategy to manage interest-rate risk. These transactions involve the exchange of interest payments based on a notional amount. Although the notional amounts of these transactions are not reflected in the financial statements, the interest differentials are recognized on an accrual basis over the terms of the agreements as an adjustment to the interest income of the related asset. The credit risk associated with interest rate swaps arises from the counterparties' failure to meet the terms of the agreements. The Bank manages this risk by maintaining positions with highly rated counterparties.

During the first quarter of 1996, the Bank purchased interest rate swap contracts with notional amounts totalling $145 million, based on management's judgment that interest rates would fall no further. The contracts, which require the Bank to pay a fixed rate of interest and receive a variable rate of interest from the seller of the contract, are accounted for as modifications of the interest rate characteristics of certain bank assets. All of these swap contracts were sold at various dates in the fourth quarter of 1996 resulting in a net pre-tax gain of $1,354,000. This gain is being amortized over the contractual period remaining for the respective swap contracts. The last contractual maturity is January 2000. Net interest income was increased by $248,000 in 1996 as a result of these swap contracts.

During the first quarter of 1995, the Bank purchased a two-year interest-rate floor contract to change the interest rate characteristics on its floating rate loan portfolio in anticipation of a declining interest rate environment. For the fixed premium payment of $285,000 the contract required the seller to pay the Bank at specified future dates the amount, if any, by which the 90 day LIBOR rate falls below the fixed floor rate, applied to a notional amount of $50 million. Income or expense on the instrument is recorded on an accrual basis as an adjustment to the yield of the related interest-earning assets of the yield over the period covered by the contract. In January 1996, the Bank sold this floor contract which resulted in a pre-tax gain of $821,000. This gain was deferred and is being amortized over the remaining life of the contract. This transaction increased net interest income by $405,000 in 1996 and had in immaterial effect on income in 1995.

In the fourth quarter of 1996, management began to reposition the asset-liability sensitivity by moving to a somewhat liability sensitive position in anticipation of a declining interest rate environment. As stated above, the interest rate swaps purchased in the first quarter were sold. In addition, on December 30, 1996, a $50 million notional amount interest rate floor contract was purchased, for a premium of $345,000, to protect against the possibility of a decrease in interest rates. The contract requires the seller to pay the Bank at specified future dates the amount, if any, by which the specified market interest rate falls below the fixed floor rate, applied to the notional amount of $50 million. This contract is reported at fair value and changes in its fair value are reflected in trading revenues. It had an immaterial effect in the income statement for the period ended December 31, 1996.

NOTE R-PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Following are the condensed financial statements of Mississippi Valley Bancshares, Inc. (Parent Company) for the periods indicated.

BALANCE SHEETS                                                                 December 31
                                                                         -----------------------
                                                                           1996           1995
                                                                         -----------------------
                                                                          (dollars in thousands)
ASSETS
   Cash and due from subsidiary                                          $     94       $    176
   Available for sale securities                                              469            292
   Investment in subsidiary                                                75,472         73,537
   Bank premises                                                            2,331          1,579
   Other assets                                                               347            325
                                                                         -----------------------
   TOTAL ASSETS                                                          $ 78,713       $ 75,909
                                                                         =======================

LIABILITIES
   Long-term debt                                                        $  2,700       $  2,700
   Short-term debt                                                                         3,000
   Other liabilities                                                           64            102
                                                                         -----------------------
   TOTAL LIABILITIES                                                        2,764          5,802

SHAREHOLDERS' EQUITY                                                       75,949         70,107
                                                                         -----------------------
   TOTAL LIABILITIES AND
   SHAREHOLDERS' EQUITY                                                  $ 78,713       $ 75,909
                                                                         =======================


Notes To Consolidated
Financial Statements (continued)
-------------------------------------------------------------------------------
Note R-Parent Company Condensed Financial Information-continued

STATEMENTS OF INCOME                                                                  Year Ended December 31
                                                                           ------------------------------------------
                                                                              1996             1995            1994
                                                                           ------------------------------------------
                                                                                       (dollars in thousands)
INCOME
   Dividends from subsidiary                                               $  8,929         $  2,657         $    477
   Rent income                                                                  409              409              409
   Other                                                                        111              120              144
                                                                           ------------------------------------------
      TOTAL INCOME                                                            9,449            3,186            1,030
EXPENSE
   Interest                                                                     224              347              270
   Other                                                                        411              357            1,018
                                                                           ------------------------------------------
      TOTAL EXPENSE                                                             635              704            1,288
Income (loss) before tax benefit and
   equity in undistributed income
   of subsidiary                                                              8,814            2,482             (258)
Income tax benefit                                                              (37)             (58)             (19)
                                                                           ------------------------------------------
Income (loss) before equity in
   undistributed income of subsidiary                                         8,851            2,540             (239)
Equity in undistributed income
   of subsidiary                                                              5,245            8,207            8,871
                                                                           ------------------------------------------
Net income                                                                 $ 14,096         $ 10,747         $  8,632
                                                                           ==========================================

                                                                                      Year Ended December 31
                                                                           ------------------------------------------
STATEMENTS OF CASH FLOWS                                                      1996             1995            1994
                                                                           ------------------------------------------
                                                                                       (dollars in thousands)
OPERATING ACTIVITIES
   Net income                                                              $ 14,096         $ 10,747          $ 8,632
   Equity in undistributed
      income of subsidiary                                                   (5,245)          (8,207)          (8,871)
   Realized securities (gains)
      and losses, net                                                                                               8
   Other, net                                                                  (935)             (51)             626
                                                                           ------------------------------------------
   Net cash provided by
      operating activities                                                    7,916            2,489              395

INVESTING ACTIVITIES
   Payments for investment in subsidiary                                       (105)          (4,500)            (950)
   Purchase of available for sale securities                                                                     (257)
   Proceeds from sales of held
      to maturity securities                                                                                       27
                                                                           ------------------------------------------
   Net cash used in investing activities                                       (105)          (4,500)          (1,180)

FINANCING ACTIVITIES
   Proceeds from short-term borrowings                                                         5,000
   Repayments of short-term borrowings                                       (3,000)          (2,000)
   Proceeds from sale of common stock                                            84               74              219
   Cash dividends paid                                                       (2,352)          (1,745)          (1,423)
   Redemption of preferred stock                                             (2,625)
                                                                           ------------------------------------------
      Net cash provided by (used in)
      financing activities                                                   (7,893)           1,329           (1,204)
                                                                           ------------------------------------------
   Decrease in cash                                                             (82)            (682)          (1,989)
   Cash at beginning of year                                                    176              858            2,847
                                                                           ------------------------------------------
   Cash at end of year                                                     $     94         $    176          $   858
                                                                           ==========================================

Note S-Summary Of quarterly Financial Information (Unaudited)

The following is a summary of quarterly operating results for the years ended December 31, 1996 and 1995:

                                                                                     1996
                                                          -----------------------------------------------------------
                                                           First            Second            Third           Fourth
                                                          Quarter           Quarter          Quarter          Quarter
                                                          -----------------------------------------------------------
                                                                  (dollars in thousands, except per share data)
Interest income                                           $19,065           $19,494          $20,534          $20,626
Interest expense                                            9,652             9,851           10,599           10,709
                                                          -----------------------------------------------------------
   Net interest income                                      9,413             9,643            9,935            9,917
Provision for possible loan losses                          1,100               850              950              975
Security gains (losses)                                       309               132                                (1)
Other income                                                1,024             1,082            1,131            1,384
Other expense                                               4,448             4,595            4,491            4,708
Income taxes                                                1,935             1,878            1,958            1,985
                                                          -----------------------------------------------------------
Net income                                                $ 3,263           $ 3,534          $ 3,667          $ 3,632
                                                          ===========================================================

Net income per share:
   Primary                                                   $.71              $.76             $.79             $.78
   Fully diluted                                              .68               .73              .76              .75


                                                                                     1995
                                                          -----------------------------------------------------------
                                                           First            Second            Third           Fourth
                                                          Quarter           Quarter          Quarter          Quarter
                                                          -----------------------------------------------------------
                                                                  (dollars in thousands, except per share data)
Interest income                                           $15,954           $16,794          $18,154          $19,500
Interest expense                                            7,825             8,740           10,589           11,141
                                                          -----------------------------------------------------------
   Net interest income                                      8,129             8,054            7,565            8,359
Provision for possible loan losses                            800               650              560              550
Security gains (losses)                                      (238)              147              844              (19)
Other income                                                  799               823              876              863
Other expense                                               3,994             4,248            3,974            4,222
Income taxes                                                1,453             1,504            1,817            1,683
                                                          -----------------------------------------------------------
Net income                                                $ 2,443           $ 2,622          $ 2,934          $ 2,748
                                                          ===========================================================
Net income per share:
   Primary                                                   $.54              $.59             $.63             $.59
   Fully diluted                                              .51               .55              .61              .57

Consolidating Balance Sheet
--------------------------------------------------------------------------------
Mississippi Valley Bancshares, Inc. And Subsidiary
December 31,1996

                                                       -----------------------------------------------------------------
                                                                          Mississippi
                                                                            Valley
                                                        Southwest         Bancshares,       Adjustments
                                                         Bank of          Inc.-Parent           and
                                                        St. Louis         Company Only      Eliminations    Consolidated
                                                       -----------------------------------------------------------------
ASSETS                                                                      (dollars in thousands)
  Cash and due from banks                              $    30,951          $     94         $    (94)       $    30,951
  Federal funds sold
  Held to maturity securities                               58,952                               (754)            58,198
  Available for sale securities                            228,984               469                             229,453
  Trading account securities                                    20                                                    20
  Loans                                                    731,428                                               731,428
  Less:
    Unearned income                                            409                                                   409
    Allowance for possible
      loan losses                                           12,624                                                12,624
                                                       -----------------------------------------------------------------
       Net loans                                           718,395                                               718,395

  Premises and equipment                                     9,369             2,331                              11,700
  Other assets                                              16,713               347                              17,060
  Investment in subsidiary                                                    75,472          (75,472)
                                                       -----------------------------------------------------------------

                      TOTAL ASSETS                     $ 1,063,384          $ 78,713         $(76,320)       $ 1,065,777
                                                       =================================================================

LIABILITIES
  Deposits:
    Noninterest bearing                                $    98,766          $                $    (40)       $    98,726
    Interest bearing                                       819,340                                (54)           819,286
                                                       -----------------------------------------------------------------
      Total deposits                                       918,106                                (94)           918,012

  Securities sold under
    agreements to repurchase                                24,391                                                24,391
  Other short-term borrowings                               38,223                                                38,223
  Long-term borrowings                                                         2,700                               2,700
  Other liabilities                                          6,451                64              (13)             6,502
                                                       -----------------------------------------------------------------
                   TOTAL LIABILITIES                       987,171             2,764             (107)           989,828

                SHAREHOLDERS' EQUITY                        76,213            75,949          (76,213)            75,949
                                                       -----------------------------------------------------------------



                   TOTAL LIABILITIES
                    AND SHAREHOLDERS'
                              EQUITY                   $ 1,063,384          $ 78,713         $(76,320)       $ 1,065,777
                                                       -----------------------------------------------------------------

Consolidating Statement Of Income
-------------------------------------------------------------------------------
Mississippi Valley Bancshares, Inc. And Subsidiary
Year Ended December 31, 1996

                                                       -----------------------------------------------------------------
                                                                          Mississippi
                                                                            Valley
                                                        Southwest         Bancshares,       Adjustments
                                                         Bank of          Inc.-Parent           and
                                                        St. Louis         Company Only      Eliminations    Consolidated
                                                       -----------------------------------------------------------------
Interest income:                                                            (dollars in thousands)
  Interest and fees on loans                            $ 60,679         $                 $                 $ 60,679
  Held to maturity securities:
    Taxable                                                4,356                                                4,356
    Tax-exempt                                               461              101                                 562
  Available for sale securities                           13,296                5                              13,301
                                                        -------------------------------------------------------------
                                                          18,113              106                              18,219
   Other                                                     821                6                (6)              821
                                                        -------------------------------------------------------------
        TOTAL INTEREST INCOME                             79,613              112                (6)           79,719
Interest expense:
  Deposits                                                38,337                                 (6)           38,331
  Short-term borrowings                                    2,255                8                 1             2,264
  Long-term borrowings                                                        216                                 216
                                                        -------------------------------------------------------------
     TOTAL INTEREST EXPENSE                               40,592              224                (5)           40,811
                                                        -------------------------------------------------------------
          NET INTEREST INCOME                             39,021             (112)               (1)           38,908
Provision for possible loan losses                         3,875                                                3,875
          NET INTEREST INCOME
          AFTER PROVISION FOR
         POSSIBLE LOAN LOSSES                             35,146             (112)               (1)           35,033
                                                        -------------------------------------------------------------
Other income:
  Service charges                                          1,561                                                1,561
  Security gains/(losses), net                               440                                                  440
  Trading profits and commissions                          1,379                                 (1)            1,378
  Other                                                    1,676            9,337            (9,331)            1,682
                                                        -------------------------------------------------------------
                                                           5,056            9,337            (9,332)            5,061
Other expenses:
  Employee compensation
    and other benefits                                     9,313                                                9,313
  Net occupancy                                            1,462               74              (408)            1,128
  Equipment                                                1,227                                                1,227
  Advertising                                                604                                                  604
  FDIC insurance expense                                       2                                                    2
  Other                                                    5,627              337                 4             5,968
                                                        -------------------------------------------------------------
                                                          18,235              411              (404)           18,242
        INCOME BEFORE INCOME
         TAXES AND EQUITY IN
               UNDISTRIBUTED
        INCOME OF SUBSIDIARY                              21,967            8,814            (8,929)           21,852
Income tax expense (benefit)                               7,793              (37)                              7,756
                                                        -------------------------------------------------------------
        INCOME BEFORE EQUITY
            IN UNDISTRIBUTED
        INCOME OF SUBSIDIARY                              14,174            8,851            (8,929)           14,096
Equity in undistributed
income of subsidiary                                                        5,245            (5,245)
                                                        -------------------------------------------------------------
                  NET INCOME                            $ 14,174         $ 14,096          $(14,174)         $ 14,096
                                                        -------------------------------------------------------------

Mississippi Valley Bancshares, Inc.
Board Of Directors
-------------------------------------------------------------------------------

JOHN T. BAUMSTARK
President-Archway Sales Inc.
Age 52

ANDREW N. BAUR
Chairman-Mississippi Valley
  Bancshares, Inc.Chairman-Southwest Bank
  of St. Louis
Age 52

LINN H. BEALKE
President-Mississippi Valley
  Bancshares, Inc.
Vice Chairman-Southwest Bank
  of St. Louis
Age 52

ALICE C. BEHAN
Private Investor
Age 51

WILLIAM H. T. BUSH
Chairman-Bush-O'Donnell
    & Co., Inc.
Age 58

FRANKLIN J. CORNWELL, JR.
Private Investor
Age 55

THEODORE P. DESLOGE, JR.
President-Bloom & Desloge
    Enterprises, Inc.
Age 57

LOUIS N. GOLDRING
Vice Chairman-Franklin Equity
    Leasing Company
Age 55

RICHARD T. GROTE
President-Grote Financial Futures
Chairman-American Medical
    Claims, Inc.
Age 51

FREDERICK O. HANSER
Chairman, St. Louis Cardinals, L.P.
Age 54

DONNA D. LAMBERT
Private Investor
Age 57

MICHAEL D. LATTA
Chairman and Chief Executive
    Officer-Dunmon, Inc.
Age 55

MONT S. LEVY
Registered Investment Advisor
Principal-Buckingham Asset
    Management
Age 45

LEWIS B. SHEPLEY
Executive Vice President and Chief
    Financial Officer-Reliable Life
    Insurance Company
Age 57

-------------------------------------------------------------------------------

MVBI AUDIT COMMITTEE
(Representing MVBI)
John T. Baumstark
William H.T. Bush
Franklin J. Cornwell, Jr.
Donna D. Lambert
Michael D. Latta
Mont S. Levy

(Representing SWB)
John H. Culling
G. Fred Heimburger
William F. Holekamp
Charles W. Hrebec, Jr.
Charles A. Zone

MVBI EXECUTIVE COMMITTEE
Andrew N. Baur
Linn H. Bealke
Louis N. Goldring
Richard T. Grote
Frederick O. Hanser

MVBI COMPENSATION AND
EMPLOYEE BENEFITS COMMITTEE
(Representing MVBI)
Alice C. Behan
William H.T. Bush
Franklin J. Cornwell, Jr.
Theodore P. Desloge, Jr.
Louis N. Goldring
Lewis B. Shepley

(Representing SWB)
Zolt Rumy


Southwest Bank Of St. Louis
Board Of Directors
-------------------------------------------------------------------------------

JOHN T. BAUMSTARK
President-Archway Sales Inc.

ANDREW N. BAUR
Chairman-Mississippi Valley
    Bancshares, Inc.
Chairman-Southwest Bank
    of St. Louis

LINN H. BEALKE
President-Mississippi Valley
    Bancshares, Inc.
Vice Chairman-Southwest Bank
    of St. Louis

EDWARD C. BERRA
President-Southwest Bank
    of St. Louis

DONALD L. BOLAZINA
Partner, Business Matters

WILLIAM H. T. BUSH
Chairman-Bush-O'Donnell
    & Co., Inc.

JOHN H. CULLING
Chairman-The Carondelet
    Corporation

FRANCIS C. CUNETTO
President-Cunetto House of Pasta

ROBERT E. FLYNN, III
President-Berry Grant Company

G. FRED HEIMBURGER
Chairman-Heimburger, Inc.

WILLIAM F. HOLEKAMP
Corporate Executive Vice
    President-Enterprise Rent-A
    Car/Leasing Co.

CHARLES W. HREBEC, JR.
President-Colt Industries, Inc.

HENRY O. JOHNSTON
President-Sante Travel Agency, Inc.

ZOLT RUMY
President, Zoltek Corporation

ALMIRA BALDWIN SANT
Private Investor

CHARLES A. ZONE
President-C.J. Zone
    Manufacturing Co., Inc.


Advisory Director
---------------------------
WILLIAM J. FRESCHI
Retired Food Executive

Mississippi Valley Bancshares, Inc.
------------------------------------------------------------------------------

Executive Officers

Andrew N. Baur, Chairman
Linn H. Bealke, President
Paul M. Strieker, Executive Vice President, Controller and Chief Financial
 Officer
Carol B. Dolenz, Secretary/Treasurer

Stock Listing

NASDAQ-NMS symbol: MVBI Appears as MissVly or Ms ValyBcsh in newspaper stock tables.

Transfer Agent

Boatmen's Trust Company
510 Locust Street
St. Louis, MO 63101
(314) 466-1357

Dividend Information

Dividends are normally paid the first day of April, July, October and January.

Annual Meeting

The Annual Meeting of Shareholders will be at 9:00 a.m., Wednesday, April 16, 1997, at the St. Louis Science Center, in the Meeting Room ABC, 5050 Oakland Avenue, St. Louis, Missouri 63110.

Investor Relations and Form 10-K

Analysts, investors and others seeking financial data about Mississippi Valley Bancshares, Inc. are invited to contact:

      Paul M. Strieker
      Executive Vice President, Controller and Chief Financial Officer Mississippi Valley Bancshares, Inc.
      700 Corporate Park Drive
      St. Louis, MO 63105

A copy of the Company's Form 10-K (Annual Report, without exhibits) filed with the Securities and Exchange Commission may be obtained without charge upon written request.

                                    49