Form 10-K, Exhibit 13
period 1997-12-31
MISSISSIPPI VALLEY BANCSHARES INC
filed 1998-03-20
CIK 809352

COMMON SHARE DATA
-------------------------------------------------------------------------------

Mississippi Valley Bancshares, Inc. (MVBI) is traded on the National Association of Securities Dealers, Inc. ("NASD") National Market. The following bar graph and table sets forth the high, low and closing trade prices of the common stock, cash dividends and certain other information for the last three years, as reported by the NASD:


                             [GRAPH]

                                                                            Book
                                                                          Value At
                                                                           End Of     Market Price      Dividends
1997                         High            Low            Close          Period     To Book Value     Declared
-----------------------------------------------------------------------------------------------------------------
4th Quarter               $ 34 1/4        $ 24 7/8        $ 32 1/4        $ 10.31         312.80%       $   .07
3rd Quarter                 25 3/8          23 1/2          24 1/2           9.80         250.00            .07
2nd Quarter                 24 1/4          20 7/8          24 1/4           9.10         266.48            .07
1st Quarter                 23 1/2          20 7/8          21 1/4           8.55         248.54            .07

1996
-----------------------------------------------------------------------------------------------------------------
4th Quarter               $ 21 1/2        $ 18 1/8        $ 21 1/4        $  8.45         251.48%       $ .0625
3rd Quarter                 18 1/4          15 5/8          18 1/4           8.08         225.87          .0625
2nd Quarter                 16 1/4          13 3/4          16               7.75         206.45           .055
1st Quarter                 14 1/4          12 5/8          14 1/4           7.42         192.05           .055

1995
-----------------------------------------------------------------------------------------------------------------
4th Quarter               $ 13 1/2        $ 12            $ 13 3/8        $  7.47         179.05%       $  .045
3rd Quarter                 13 1/4          10 1/2          13 1/4           6.92         191.47           .045
2nd Quarter                 11 1/4           8 7/8          11               6.58         167.17            .04
1st Quarter                  9 1/4           8 1/2           8 7/8           5.39         164.66            .04


                                                  December 31
                                    ---------------------------------------
                                       1997          1996           1995
                                    ---------------------------------------
Average shares outstanding          9,396,320      9,023,638      8,892,152
Year-end shares outstanding         9,519,212      9,033,912      9,016,012
Shareholders of record                    526            471            492
Average daily volume <F1>               5,730          3,922          3,782

<F1> Per NASDAQ National Market System

FINANCIAL REVIEW
-------------------------------------------------------------------------------

SELECTED CONSOLIDATED FINANCIAL DATA
The following table presents selected consolidated financial information for Mississippi Valley Bancshares, Inc. (the "Company"), parent company of Southwest Bank of St. Louis (the "Bank") for each of the five years ended December 31, 1997. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.

                                              ----------------------------------------------------------------------
                                                  1997          1996           1995           1994           1993
                                              ----------------------------------------------------------------------
                                                         (dollars in thousands, except per share data)

INCOME STATEMENT DATA
   Interest income                            $   95,254     $   79,719     $   70,402     $   53,036     $   42,756
   Interest expense                               52,243         40,811         38,295         23,883         19,428
                                              ----------------------------------------------------------------------
   Net interest income                            43,011         38,908         32,107         29,153         23,328
   Provision for possible loan losses              4,100          3,875          2,560          2,680          2,570
                                              ----------------------------------------------------------------------

   Net interest income after provision
      for possible loan losses                    38,911         35,033         29,547         26,473         20,758
   Noninterest income                              5,596          5,061          4,095          2,736          2,735
   Noninterest expense                            21,024         18,242         16,438         14,993         13,502
                                              ----------------------------------------------------------------------
   Income before income taxes                     23,483         21,852         17,204         14,216          9,991
   Income taxes                                    8,470          7,756          6,457          5,584          3,644
                                              ----------------------------------------------------------------------
   Net income                                 $   15,013     $   14,096     $   10,747     $    8,632     $    6,347
                                              ======================================================================
DIVIDENDS
   Preferred stock                            $              $      231     $      231     $      231     $      173
   Common stock                                    2,631          2,121          1,514          1,192            885
   Ratio of total dividends declared to
      net income                                   17.52%         16.69%         16.24%         16.49%         16.67%

PER SHARE DATA <F1>
   Earnings per common share:
      Basic                                   $     1.60     $     1.54     $     1.18     $      .96     $      .84
      Diluted                                       1.55           1.46           1.12            .90            .78
   Common stock cash dividends                       .28           .235            .17         .13625         .11625
   Average common shares and common
      share equivalents outstanding            9,700,928      9,582,886      9,517,616      9,488,914      8,111,000
   Diluted book value (period end)            $    10.31     $     8.45     $     7.47     $     5.87     $     5.28

BALANCE SHEET DATA (AT PERIOD END)
   Securities                                 $  375,916     $  287,651     $  327,652     $  176,674     $  130,362
   Loans, net of unearned discount               847,091        731,019        623,777        563,477        498,650
   Total assets                                1,299,918      1,065,777        995,048        772,015        653,518
   Total deposits                              1,126,562        918,012        886,565        658,956        546,445
   Total long-term debt                           14,950          2,700          2,700          3,240          3,240
   Common shareholders' equity                    93,107         75,949         67,607         52,250         46,537
   Total shareholders' equity                     93,107         75,949         70,107         54,750         49,037

SELECTED RATIOS
   Return on average total assets                   1.25%          1.40%          1.22%          1.21%          1.05%
   Return on average total shareholders'
      equity                                       17.77          19.07          17.34          16.61          16.18
   Net interest margin                              3.73           4.01           3.80           4.26           4.06
   Efficiency ratio <F2>                           43.03          41.25          45.06          46.59          51.16
   Average assets per employee                $    5,220     $    4,740     $    4,426     $    3,938     $    3,486

ASSET QUALITY RATIOS
   Allowance for possible loan losses to loans      1.76%          1.73%          1.73%          1.70%          1.56%
   Nonperforming loans to loans <F3>                 .26            .92            .75            .39            .88
   Allowance for possible loan losses
      to nonperforming loans <F3>                 679.69         188.14         230.14         440.64         176.67
   Nonperforming assets to loans and
      foreclosed assets <F4>                         .43            .99            .75            .40            .92
   Net loan charge-offs to average loans             .23            .30            .23            .16            .29

CAPITAL RATIOS
   Average shareholders' equity to
      average assets                                7.04%          7.32%          7.03%          7.29%          6.50%
   Total risk-based capital ratio                  13.23          11.45          11.64          11.45          11.21
   Leverage ratio                                   8.04           7.20           6.70           7.33           7.40

---------------------------------------------------------------------------------------------------------------------

<F1>  Share and per Share information has been restated to reflect the 1998 two-for-one stock split.
<F2>  The efficiency ratio = noninterest expense divided by (tax-equivalent net interest income + noninterest income)
<F3>  Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and loans with restructured terms.
<F4>  Nonperforming assets consist of nonperforming loans and foreclosed assets.

------------------------------------------------------------------------------

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATION

The following presents management's discussion and analysis of the Company's consolidated financial condition and results of operations as of the dates and for the periods indicated. This discussion should be read in conjunction with "Selected Consolidated Financial Data," the Company's Consolidated Financial Statements and accompanying Notes, and other financial data appearing elsewhere in this Report.


SUMMARY OF EARNINGS

Consolidated net income for 1997 was $15,013,000, an increase of $917,000 or 6.5% above 1996 earnings. On a diluted per share basis, net income for 1997 was $1.55, up 6.2% from $1.46 in the previous year. Greater net earnings were primarily attributable to the 10.5% increase in net interest income generated by increased loans outstanding and to a lesser extent additional investment securities. Reflecting 16% loan growth, the Company's loan loss provision was $4,100,000, up from $3,875,000 the prior year. Loan net charge-offs in 1997 were down slightly from 1996 levels. Total noninterest income rose from the previous year primarily due to increased service charges, greater merchant credit card fees and additional operating lease income. Comparative noninterest expenses were up $2,782,000, or 15.3% from 1996 due in large part to increased salaries and benefits. Cost increases were also experienced in most other overhead expense categories. Even considering higher overhead costs, operating efficiencies continued to be favorable against peer averages.

Net income for 1996 was $14,096,000, a 31.2% increase over the $10,747,000 earned in 1995. On a diluted per share basis, net income for 1996 was $1.46 compared to $1.12 in 1995, an increase of $.34 per share or 30.4%. Greater net interest income, the principal contributor to the improved earnings performance, was generated by increased loans outstanding and investment securities. The Company's loan loss provision was up from prior year levels because of sharp loan growth and greater net loan charge-offs in 1996 than in 1995. Noninterest income for 1996 rose from the previous year due to increased service charges, additional trading profits and commissions and greater income on most other fee generating bank activities. Comparative noninterest expenses were $18,242,000, up $1,804,000 or 11.0% from the year earlier due in large part to increased salaries and benefits.


NET INTEREST INCOME

The following discussion and table sets forth the composition of average interest-earning assets and interest-bearing liabilities along with accompanying interest income, expense, yields, and rates, on a tax-equivalent basis assuming a marginal statutory federal income tax rate of 35% in 1997, 1996 and 1995 and 34% in previous years. The tax-equivalent adjustments were approximately $251,000, $249,000, $279,000 $289,000 and $329,000 for each of the five years ended December 31, 1997, respectively.

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

YEARS ENDED DECEMBER 31, 1997 AND 1996

Total tax-equivalent interest income for 1997 was $95,505,000, up $15,537,000 or 19.4% above $79,968,000 in 1996. The increase in interest income was generated from the growth of the Company's earning asset base. Average loans outstanding were up $136 million and total securities increased $34 million above prior year levels. Slightly higher overall asset yields also supplemented 1997's interest earnings. Total loan yields rose to 9.07% in 1997, up from 9.00% in 1996 as loan yields increased with an average prime rate of 8.44% in 1997, compared with 8.27% in 1996. Total earning asset yields rose to 8.24%, up 5 basis points from 8.19% in 1996.

The 1997 asset growth was funded in two phases. During the first half of 1997, loan growth and security purchases were funded with short-term borrowings and increased time deposits. In May 1997, the Bank launched an aggressive money market deposit account promotion. The account offering provided an attractive guaranteed rate and successfully raised over $250 million during the promotion period. As money market deposits grew, the Company reduced its short-term borrowings. The Company also invested a large portion of the new deposits in U.S. Treasury and U.S. Agency securities.

Total interest expense increased to $52,243,000 in 1997, up from $40,811,000 in the prior year. Approximately three-fourths of the $11,432,000 increase was a result of the increased money market deposit accounts and the higher rates paid thereon. The remainder of the increased interest expense was generated primarily by the higher average volume of short and long-term borrowings and time deposits. Overall rates paid on total interest bearing liabilities rose to 5.13%, up 33 basis points from 4.80% in 1996.

Total net interest income increased to $43,262,000, up $4,105,000 from 1996 as greater interest income exceeded the higher interest expense costs. The Company's net interest margin declined to 3.73% from 4.01% in the previous year as the increase in interest bearing liability rates, primarily money market accounts, exceeded the increase in asset yields.


YEARS ENDED DECEMBER 31, 1996 AND 1995

Total tax-equivalent interest income for 1996 was $79,968,000, up $9,287,000 or 13.1% above $70,681,000 in 1995. The increase in interest income was generated by growth in average loans outstanding of $88 million and securities increases of $41 million above prior year levels. Offsetting a portion of the benefits of asset growth were the lower yields on most assets. Total loan yields declined to 9.00% in 1996, down from 9.16% in 1995 as loan yields dropped with an average prime rate of 8.27% in 1996, compared with 8.67% in 1995. Total earning asset yields fell to 8.19%, down 11 basis points from 8.30% in 1995.

Funding the 1996 asset growth was accomplished primarily with funds originally raised in connection with the money market deposit account promotion begun in the last half of 1995. Also supporting 1996 asset expansion were increased certificates of deposit of less than $100,000. These "core" deposits were raised in 1996 through a combination of promotional rates and various focused marketing techniques employed at all five bank locations.

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

------------------------------------------------------------------------------
FIVE YEAR COMPARISON OF CONSOLIDATED AVERAGE BALANCE SHEETS, INTEREST, YIELDS AND RATES (DOLLARS IN THOUSANDS)

                                                                  Twelve Months Ended December 31
                                         --------------------------------------    --------------------------------------
                                                           1997                                      1996
                                         --------------------------------------    --------------------------------------
                                                          Interest                                 Interest
                                           Average        Income/        Yield/      Average       Income/        Yield/
                                           Balance        Expense         Rate       Balance       Expense         Rate
                                         --------------------------------------    --------------------------------------
ASSETS
Interest-earning assets:
   Loans<F1><F2>
      Taxable                            $   810,038      $ 73,447        9.07%    $   674,176     $ 60,678         9.00%
      Tax exempt<F3>                                                                        17            1         5.59
   Held to maturity securities
      Taxable                                 43,172         2,887        6.69          65,391        4,356         6.66
      Tax-exempt<F3>                           7,784           820       10.54           7,477          811        10.85
   Available for sale securities             270,121        16,779        6.21         214,417       13,301         6.20
   Trading account securities                    914            62        6.80             771           47         6.17
   Federal funds sold and other
      short-term investments                  27,357         1,510        5.52          14,278          774         5.42
   Interest-bearing bank deposits
                                         --------------------------------------    --------------------------------------
        Total interest-earning assets      1,159,386        95,505        8.24         976,527       79,968         8.19
                                         --------------------------------------    --------------------------------------
Noninterest-earning assets:
   Cash and due from banks                    25,539                                    22,696
   Bank premises and equipment                12,264                                    10,579
   Other assets                               16,994                                    11,491
   Allowance for possible
      loan losses                            (13,658)                                  (11,633)
                                         --------------------------------------    --------------------------------------
        Total assets                     $ 1,200,525                               $ 1,009,660
                                         ======================================    ======================================

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   NOW accounts                          $    22,438      $    383        1.71%    $    20,323     $    348         1.71%
   Money market accounts                     457,914        22,716        4.96         336,586       14,104         4.19
   Savings deposits                           22,820           675        2.96          22,588          671         2.97
   Time deposits of $100,000
      or more                                 37,244         2,008        5.39          34,518        1,820         5.27
   Other time deposits                       410,766        22,717        5.53         389,427       21,388         5.49
                                         --------------------------------------    --------------------------------------
        Total interest-bearing deposits      951,182        48,499        5.10         803,442       38,331         4.77

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings             54,549         2,780        5.10          44,744        2,264         5.06
   Convertible debentures                        666            54        8.00           2,700          216         8.00
   Subordinated notes
   Guaranteed preferred
      beneficial interests in
      subordinated debentures                 12,369           910        7.36
   Mortgage note
                                         --------------------------------------    --------------------------------------
        Total interest-bearing
          liabilities                      1,018,766        52,243        5.13         850,886       40,811         4.80
                                         --------------------------------------    --------------------------------------
Noninterest-bearing liabilities:
   Demand deposits                            93,707                                    82,258
   Other liabilities                           3,554                                     2,602
Shareholders' equity                          84,498                                    73,914
                                         --------------------------------------    --------------------------------------
        Total liabilities and
           shareholders' equity          $ 1,200,525                               $ 1,009,660
                                         ======================================    ======================================
         Net interest income                              $ 43,262                                 $ 39,157
                                         ======================================    ======================================
         Net interest margin                                              3.73%                                     4.01%
                                         ======================================    ======================================


-------------------------------------------------------------------------------------------------------------------------

<F1> For purposes of these computations, nonaccrual loans are included in the average loan amounts outstanding. Interest on nonaccrual loans is recorded when received.

<F2> Interest income on loans includes loan fees, which were not material to any period presented.

<F3> Information is presented on a tax-equivalent basis assuming a tax rate of
     35% in 1997, 1996 and 1995 and 34% in previous years. The tax-equivalent adjustments were approximately $251,000, $249,000, $279,000, $289,000 and
     $329,000 for the years ended December 31, 1997, 1996, 1995, 1994, and
     1993, respectively.

12



                                                                    Twelve Months Ended December 31
                                     -----------------------------   ------------------------------  -----------------------------
                                                  1995                           1994                       1993
                                     -----------------------------   ------------------------------  -----------------------------
                                                 Interest                        Interest                        Interest
                                      Average    Income/   Yield/     Average    Income/   Yield/    Average     Income/   Yield/
                                      Balance    Expense    Rate      Balance    Expense    Rate      Balance    Expense    Rate
                                     -----------------------------   ------------------------------  -----------------------------
ASSETS
Interest-earning assets:
   Loans<F1><F2>
      Taxable                        $ 584,790   $ 53,553    9.16%   $ 535,422   $ 44,315     8.28%  $ 473,415   $ 37,347    7.89%
      Tax exempt<F3>                       959         84    8.77        1,474        134     9.10       2,169        242   11.16
   Held to maturity securities
      Taxable                          135,317      8,342    6.16       95,941      5,079     5.29      68,669      3,261    4.75
      Tax-exempt<F3>                     7,478        816   10.91        7,626        817    10.71       7,670        824   10.74
   Available for sale securities       103,646      6,725    6.49       44,433      2,706     6.09      24,307      1,195    4.92
   Trading account securities              743         49    6.65        1,410         76     5.38         678         38    5.60
   Federal funds sold and other
      short-term investments            19,017      1,112    5.85        4,548        198     4.35       5,605        169    3.02
   Interest-bearing bank deposits                                                                          329          9    2.74
                                     -----------------------------   ------------------------------  -----------------------------
        Total interest-earning
          assets                       851,950     70,681    8.30      690,854     53,325     7.72     582,842     43,085    7.39
                                     -----------------------------   ------------------------------  -----------------------------
Noninterest-earning assets:
   Cash and due from banks              20,818                          17,384                          14,396
   Bank premises and equipment           8,019                           5,949                           5,567
   Other assets                         10,329                           7,234                           7,441
   Allowance for possible
      loan losses                      (10,304)                         (8,578)                         (7,159)
                                     -----------------------------   ------------------------------  -----------------------------
         Total assets                $ 880,812                       $ 712,843                       $ 603,087
                                     =============================   ==============================  =============================
LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   NOW accounts                      $  19,213   $    419    2.18%   $  17,992   $    328     1.83%  $  17,635   $    350    1.98%
   Money market accounts               246,558     12,528    5.08      163,488      4,993     3.05     175,580      4,919    2.80
   Savings deposits                     22,466        662    2.94       24,679        729     2.95      18,028        536    2.97
   Time deposits of $100,000
      or more                           38,102      2,098    5.51       26,921      1,187     4.41      18,078        618    3.42
   Other time deposits                 359,896     19,427    5.40      315,659     14,828     4.70     240,865     11,718    4.86
                                     -----------------------------   ------------------------------  -----------------------------
        Total interest-bearing
          deposits                     686,235     35,134    5.12      548,739     22,065     4.02     470,186     18,141    3.86

   Federal funds purchased,
      repurchase agreements and         50,028      2,918    5.83       38,591      1,548     4.01      27,633        834    3.02
      other short-term borrowings        2,968        243    8.19        3,240        270     8.33       3,240        270    8.33
   Convertible debentures                                                                                1,473         97    6.59
   Subordinated notes
   Guaranteed preferred
      beneficial interests in
      subordinated debentures
   Mortgage note                                                                                           801         86   10.74
                                     -----------------------------   ------------------------------  -----------------------------
        Total interest-bearing
          liabilities                  739,231     38,295    5.18      590,570     23,883     4.04     503,333     19,428    3.86
                                     -----------------------------   ------------------------------  -----------------------------
Noninterest-bearing liabilities:
   Demand deposits                      77,439                          69,438                          58,095
   Other liabilities                     2,179                             853                           2,440
Shareholders' equity                    61,963                          51,982                          39,219
                                     -----------------------------   ------------------------------  -----------------------------
        Total liabilities and
           shareholders' equity      $ 880,812                       $ 712,843                       $ 603,087
                                     =============================   ==============================  =============================
         Net interest income                     $ 32,386                        $ 29,442                        $ 23,657
                                     =============================   ==============================  =============================
         Net interest margin                                 3.80%                            4.26%                          4.06%
                                     =============================   ==============================  =============================



<F1> For purposes of these computations, nonaccrual loans are included in the average loan amounts outstanding. Interest on nonaccrual loans is recorded when received.

<F2> Interest income on loans includes loan fees, which were not material to any period presented.

<F3> Information is presented on a tax-equivalent basis assuming a tax rate of
     35% in 1997, 1996 and 1995 and 34% in previous years. The tax-equivalent adjustments were approximately $251,000, $249,000, $279,000, $289,000 and
     $329,000 for the years ended December 31, 1997, 1996, 1995, 1994, and
     1993, respectively.

                                                                             13

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

                                       ----------------------------  -----------------------------  ----------------------------
                                               Year Ended                    Year Ended                     Year Ended
                                            December 31, 1997             December 31, 1996              December 31, 1995
                                               Compared to                   Compared to                   Compared to
                                            December 31, 1996              December 31, 1995             December 31, 1994
                                       ----------------------------  -----------------------------  ----------------------------
                                                             Increase (decrease) attributable to change in:
                                                  Yield/    Net                  Yield/     Net                Yield/     Net
                                        Volume     Rate    Change     Volume      Rate     Change    Volume     Rate     Change
                                       ----------------------------  -----------------------------  ----------------------------
                                                                       (dollars in thousands)
INTEREST EARNED ON:
   Loans<F1><F2>                       $12,293   $   475   $12,768   $ 7,997    $  (955)  $ 7,042   $ 4,238   $ 4,950   $ 9,188
   Held to maturity securities
      Taxable                           (1,489)       20    (1,469)   (4,617)       631    (3,986)    2,329       934     3,263
      Tax-exempt<F1>                        32       (23)        9                   (5)       (5)      (16)       15        (1)
   Available for sale
       securities                        3,457        21     3,478     6,890       (314)    6,576     3,830       189     4,019
   Trading account
      securities                            10         5        15         2         (4)       (2)      (42)       15       (27)
   Federal funds sold
      and other short-
      term investments                     722        14       736      (261)       (77)     (338)      825        89       914
                                       ----------------------------  -----------------------------  ----------------------------
                 TOTAL
       INTEREST INCOME                  15,025       512    15,537    10,011       (724)    9,287    11,164     6,192    17,356
                                       ----------------------------  -----------------------------  ----------------------------
INTEREST PAID ON:
   NOW accounts                             35                  35        24        (95)      (71)       24        67        91
   Money market
      accounts                           5,704     2,908     8,612     4,039     (2,463)    1,576     3,262     4,273     7,535
   Savings                                   6        (2)        4         3          6         9       (65)       (2)      (67)
   Time deposits of
      $100,000 or more                     146        42       188      (190)       (88)     (278)      569       342       911
   Other time deposits                   1,173       156     1,329     1,630        331     1,961     2,229     2,370     4,599
   Federal funds purchased,
      repurchase agreements
      and other short-term
      borrowings                           461        55       516      (453)      (201)     (654)      503       867     1,370
   Long-term
      borrowings                           374       374       748       (14)       (13)      (27)      (14)      (13)      (27)
                                       ----------------------------  -----------------------------  ----------------------------

        TOTAL INTEREST
               EXPENSE                   7,899     3,533    11,432     5,039     (2,523)    2,516     6,508     7,904    14,412
                                       ----------------------------  -----------------------------  ----------------------------


          NET INTEREST
                INCOME                 $ 7,126   $(3,021)  $ 4,105   $ 4,972    $ 1,799   $ 6,771   $ 4,656   $(1,712)  $ 2,944
                                       ============================  =============================  ============================


--------------------------------------------------------------------------------------------------------------------------------


<F1> Information is presented on a tax-equivalent basis assuming a tax rate of
     35% in 1997, 1996 and 1995 and 34% in previous years. The approximate tax equivalent adjustments were $251,000, $249,000, $279,000, and $289,000 for the years ended December 31, 1997, 1996, 1995, and 1994, respectively.

<F2> Average balances included nonaccrual loans.

LENDING AND CREDIT MANAGEMENT

Interest earned on the loan portfolio is the primary source of income for the Company. The loan portfolio represents 65% of the Company's total assets and for the year ended December 31, 1997, total loans were up approximately $116 million. Loan growth occurred in all major categories: commercial and industrial, commercial real estate and residential real estate. The table on the following page shows the composition of the loan portfolio at the end of each of the periods indicated.

                                         1997               1996                1995                1994                1993
                                 ------------------  -----------------  ------------------   -----------------   ------------------
                                   Amount       %      Amount     %       Amount     %         Amount     %        Amount      %
                                 ------------------  -----------------  ------------------   -----------------   ------------------
                                                                     (dollars in thousands)
Commercial, financial,
   agricultural, municipal
   and industrial development    $ 376,758    44.4%  $ 342,664   46.8%  $ 289,259    46.4%   $ 260,509   46.2%   $ 223,554    44.8%
Real estate construction            37,536     4.4      17,149    2.3      14,312     2.3       13,010    2.3       13,032     2.6
Real estate mortgage:
   One to four family
      residential loans            117,105    13.8     113,035   15.5     107,386    17.2       97,922   17.4       87,753    17.6
   Other real estate loans         307,624    36.3     251,618   34.4     206,105    33.0      185,805   33.0      167,986    33.7
Installment and consumer             8,912     1.1       6,962    1.0       6,798     1.1        6,352    1.1        6,326     1.3
                                 ------------------  -----------------  ------------------   -----------------   ------------------
                Total loans      $ 847,935   100.0%  $ 731,428  100.0%  $ 623,860   100.0%   $ 563,598  100.0%   $ 498,651   100.0%
                                 ==================  =================  ==================   =================   ==================

The following table sets forth the remaining maturities for loans as of December 31, 1997.

                                                            Over one year
                                                         through five years             Over five years
                                                      -----------------------        --------------------
                                        One year         Fixed       Floating          Fixed     Floating
                                        or less          rate          rate            rate        rate         Total
                                       ---------      -----------------------        --------------------     ---------
                                                                     (dollars in thousands)
Commercial, financial,
   agricultural, municipal
   and industrial development          $ 231,771      $  57,845     $  66,979        $ 12,580    $  7,583     $ 376,758
Real estate construction                  21,144          8,375         8,017              --                    37,536
Real estate mortgage                     116,202        208,398        38,250          59,571       2,308       424,729
Installment and consumer                   6,258          2,106           548              --          --         8,912
                                       ---------      -----------------------        --------------------     ---------
Total loans                            $ 375,375      $ 276,724     $ 113,794        $ 72,151    $  9,891     $ 847,935
                                       =========      =======================        ====================     =========

The Company makes substantially all of its loans to customers located within the St. Louis metropolitan area. The Company has no foreign loans nor any loans regarded by the Federal Reserve Board as highly leveraged transactions. The Company has no significant agricultural loans. The Company has traditionally emphasized commercial lending and at December 31, 1997, 85% of the loan portfolio was in commercial, industrial and commercial real estate loans.

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

As a part of their examination process various regulatory agencies review the Company's allowance for possible loan losses. These agencies have the authority to require the Company to recognize additions to the allowance based upon their judgment. Management believes that the allowance for possible loan losses at December 31, 1997 was adequate. The table on the next page summarizes for the periods indicated activity in the Company's allowance for possible loan losses, including loans charged off, loan recoveries and additions to the allowance charged to operating expenses.

------------------------------------------------------------------------------
LENDING AND CREDIT MANAGEMENT-CONTINUED

Gross interest income on nonaccrual and restructured loans, which would have been recorded under the original terms of the loans, was approximately $270,000 in 1997, $298,000 in 1996, and $390,000 in 1995. Of this amount, approximately $195,000, $157,000, and $293,000 was actually recorded as interest income on such loans in 1997, 1996 and 1995, respectively.

As of December 31, 1997, the Company had approximately $1 million in loans which were not included in nonaccrual, past due 90 days or more or restructured categories, but where the borrowers were currently experiencing potential credit problems that raised doubts as to the ability of the borrowers to comply with the present loan repayment terms.

SUMMARY OF LOAN LOSS EXPERIENCE AND RELATED INFORMATION

                                                        ---------------------------------------------------------
                                                            1997        1996        1995         1994      1993
                                                        ---------------------------------------------------------
                                                                            (dollars in thousands)
ALLOWANCE FOR POSSIBLE LOAN LOSSES
   (beginning of period)                                $ 12,624     $ 10,789    $  9,575    $  7,756    $  6,542
                                                        ---------------------------------------------------------
Loans charged off:
      Commercial and industrial                           (2,071)      (2,371)       (676)       (105)     (1,562)
      Real estate mortgage                                  (726)        (471)     (1,022)     (1,248)        (39)
      Installment                                            (34)         (16)        (10)        (66)        (52)
                                                        ---------------------------------------------------------
            TOTAL LOANS CHARGED OFF                       (2,831)      (2,858)     (1,708)     (1,419)     (1,653)
                                                        ---------------------------------------------------------
RECOVERIES OF LOANS PREVIOUSLY
   CHARGED OFF:
      Commercial and industrial                              705          662         303         371         260
      Real estate mortgage                                   290          142          30         162          17
      Installment                                              4           14          29           9          16
      Other                                                                                        16           4
                                                        ---------------------------------------------------------
                   TOTAL RECOVERIES                          999          818         362         558         297
                                                        ---------------------------------------------------------
Net loans charged off                                     (1,832)      (2,040)     (1,346)       (861)     (1,356)
                                                        ---------------------------------------------------------
Provision for possible loan losses                         4,100        3,875       2,560       2,680       2,570
                                                        ---------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES
   (end of period)                                      $ 14,892     $ 12,624    $ 10,789    $  9,575    $  7,756
                                                        =========================================================

LOANS OUTSTANDING:
      Average                                           $810,038     $674,193    $585,749    $536,896    $475,585
      End of period                                      847,091      731,019     623,777     563,477     498,650
Ratio of allowance for possible
   loan losses to loans outstanding
      Average                                               1.84%        1.87%       1.84%       1.78%       1.63%
      End of period                                         1.76         1.73        1.73        1.70        1.56
Ratio of net charge-offs to average
   loans outstanding                                         .23          .30         .23         .16         .29

PERCENT OF CATEGORIES TO TOTAL LOANS:
   Commercial, industrial and
      marketable security loans                            44.43%       46.82%      46.37%      46.22%      44.83%
   Commercial loans secured by
      real estate                                          36.28        34.42       33.04       32.97       33.69
   Construction and land
      development loans                                     4.43         2.35        2.29        2.31        2.61
   Real estate mortgage                                    13.81        15.46       17.21       17.37       17.60
   Consumer loans                                           1.05          .95        1.09        1.13        1.27
                                                        ---------------------------------------------------------
                              TOTAL                       100.00%      100.00%     100.00%     100.00%     100.00%
                                                        =========================================================
Allocation of allowance for possible
   loan losses at end of period
      Commercial and industrial                         $  4,760     $  4,189    $  3,443    $  3,047    $  2,476
      Real estate mortgage                                 4,502        4,097       3,164       2,772       3,502
      Installment                                             76           51          49          47          46
      Unallocated                                          5,554        4,287       4,133       3,709       1,732
                                                        ---------------------------------------------------------
                              TOTAL                     $ 14,892     $ 12,624    $ 10,789    $  9,575    $  7,756
                                                        =========================================================

NONPERFORMING ASSETS

The following table summarizes nonperforming assets by category.

                                                                            Year Ended December 31
                                                         ---------------------------------------------------------
                                                            1997        1996        1995        1994       1993
                                                         ---------------------------------------------------------
                                                                          (dollars in thousands)
Commercial, industrial and marketable
   security loans:
      Nonaccrual                                         $     638   $   2,251   $   1,551   $     877   $     883
      Past due 90 days or more                                              11                                   6
      Restructured terms                                        93         250         212         738
Commercial loans secured by real estate:
      Nonaccrual                                               254         522       1,698          35          28
      Past due 90 days or more                                              13
      Restructured terms                                                                                     2,374
Construction and land development loans:
      Nonaccrual                                                         2,320                                 700
      Past due 90 days or more
      Restructured terms
Real estate mortgage:
      Nonaccrual                                             1,122         623         523         500         193
      Past due 90 days or more                                             131         179
      Restructured terms                                                   500         500                     130
Consumer loans:
      Nonaccrual                                                65          29           6          22          51
      Past due 90 days or more                                              22                       1           4
      Restructured terms                                        19          38          19                      21
                                                         ---------------------------------------------------------
          TOTAL NONPERFORMING LOANS                          2,191       6,710       4,688       2,173       4,390
Other real estate                                            1,421         569                      72         223
                                                         ---------------------------------------------------------
         TOTAL NONPERFORMING ASSETS                      $   3,612   $   7,279   $   4,688   $   2,245   $   4,613
                                                         =========================================================
Loans, net of unearned discount                          $ 847,091   $ 731,019   $ 623,777   $ 563,477   $ 498,650
Allowance for possible loan losses to loans                   1.76%       1.73%       1.73%       1.70%       1.56%
Nonperforming loans to loans                                   .26         .92         .75         .39         .88
Allowance for possible loan losses to
   nonperforming loans                                      679.69      188.14      230.14      440.64      176.67
Nonperforming assets to loans and
   foreclosed assets                                           .43         .99         .75         .40         .92

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

As of December 31, 1997 and 1996, securities held in the Trading Account were $1,251,000 and $20,000, respectively. Available for Sale securities were $317,768,000 at the end of 1997 and $229,453,000 at the end of 1996. Held to
maturity securities were $58,148,000 at the end of 1997 and $58,198,000 at the end of 1996.

The Bank regularly reviews its asset-liability position based upon its internal rate sensitivity analysis, which includes adjustments to reflect management's best estimates of probable maturities and pricing of various deposit accounts in response to changes in the level of interest rates.

During much of the first half of 1997, the Bank remained relatively liquid using proceeds from securities sales and maturities to fund loan growth. As funds from the money market deposit promotion were received, the Bank reduced its short-term borrowings and began acquiring mostly short-term U.S. Agency securities.

------------------------------------------------------------------------------
INVESTMENT PORTFOLIO-CONTINUED

In the fourth quarter of 1997, management began to reposition the asset-liability sensitivity position of the Bank by moving to a more liability-sensitive position. As such, the Bank acquired U.S. Treasury and U.S Agency securities with significantly longer maturities than the maturing U.S. Agency securities which had been acquired with money market deposit funds earlier in the year.

Because the Company has historically maintained high loan to deposit ratios and a great percentage of those loans are in commercial loans, the Company's policy has been to minimize credit risk in the securities portfolio. As of December 31, 1997, 93% of Held to Maturity securities were U.S. Government or obligations guaranteed by the U.S. Government and U.S. Agencies. As of December 31, 1997, 76% of the Company's Available for Sale securities were U.S. Government and U.S. Agency obligations. Eighteen percent of securities in the Available for Sale account consisted of Collateralized Mortgage Obligation (CMOs) collateralized by mortgage obligations issued by the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. The remaining balance in the Available for Sale account was invested in Federal Home Loan Bank stock and other debt and equity securities.

As of December 31, 1997, the Company owned $4.5 million in Public Housing Authority bonds (PHAs). These PHAs were purchased prior to the Tax Reform Act of 1986 and are therefore 100% exempt from Federal income taxes. PHAs are backed by the "full faith and credit" of the U.S. Government.

In addition, the Bank has a small amount of "bank qualified" tax exempt securities. The total amount of these issues as of December 31, 1997, was $4.1 million. The Bank became a member of the Federal Home Loan Bank in 1993, which required an initial equity investment of $1.8 million. Since that time, the Bank's borrowings from the Federal Home Loan Bank have required an increase in that investment and as of December 31, 1997 the Bank's investment was $9.7 million.

As of December 31, 1997, the contractual maturities of securities and their weighted average yield in the held to maturity and available for sale portfolios were as follows:

                                                    ----------------------------------------------------------------
                                                                   Over One       Over Five
                                                                    Through        Through         Over     Weighted
                                                    One Year         Five           Ten             10      Average
                                                     or Less         Years          Years          Years     Yields
                                                    ----------------------------------------------------------------
                                                                           (dollars in thousands)
United States Treasury securities                    $22,900       $ 95,565       $ 18,466        $35,687      6.47%
Obligations of United States
   Government agencies                                               37,743        112,560         25,260      6.25
PHA bonds guaranteed by the United
   States Government<F1>                                                             3,348          1,120     11.11
States and political subdivisions<F1>                                 1,023          1,843          1,191      9.40
Federal Home Loan Bank stock and other                 9,957                                        9,253      6.71
                                                    ----------------------------------------------------------------
      TOTAL SECURITIES                               $32,857       $134,331       $136,217        $72,511      6.37%
                                                  ==================================================================

Weighted average yield<F1>                              5.89%          6.59%          6.33%          6.24%
                                                  ==================================================================

----------------------------------------------------------------------------------------------------------------------------

<F1> Rates on PHA bonds and states and political subdivisions have been adjusted to tax equivalent yields using the marginal statutory Federal income tax rate of 35%.

DEPOSITS

Deposits are the principal source of funds for the Bank. At December 31, 1997, the Company's total deposits were $1.127 billion. Deposits consist primarily of core deposits from the local market areas surrounding each of the Bank's offices. The Bank has not used brokered deposits as a source of funds, although its capitalization would permit such activity on an unrestricted basis under current regulations. The following table sets forth the distribution of the Company's deposit accounts at the dates indicated and the weighted average nominal interest rates for each category of deposit.

                                                                        December 31
                                  ----------------------------------------------------------------------------------------
                                                 1997                         1996                          1995
                                  ----------------------------   --------------------------   ----------------------------
                                                Percent                       Percent                      Percent
                                                  of                            of                           of
                                     Amount     Deposits Rate      Amount    Deposits Rate      Amount    Deposits   Rate
                                  ---------------------------    -------------------------     --------------------------
                                                                   (dollars in thousands)
Demand deposits                   $  109,949      9.76%           $ 98,726    10.75%           $ 85,748      9.67%
NOW accounts                          25,067      2.23   1.71%      22,823     2.49   1.69%      21,315      2.40    1.70%
Money market accounts                581,117     51.58   4.96      308,256    33.58   4.19      382,629     43.17    4.49
Savings deposits                      22,999      2.04   2.96       22,954     2.50   2.99       21,461      2.42    2.99
Time deposits of
   $100,000 or more                   32,898      2.92   5.39       39,228     4.27   5.25       30,765      3.47    5.51
Other time deposits                  354,532     31.47   5.53      426,025    46.41   5.53      344,647     38.87    5.60
                                  ---------------------------     ------------------------     --------------------------
     TOTAL DEPOSITS               $1,126,562    100.00%           $918,012   100.00%           $886,565    100.00%
                                  ===========================     ========================     ==========================

The aggregate amount of maturities for time deposits for the four years beginning in 1999 are $98,252,000, $11,325,000, $3,579,000, and $7,816,000.

AMOUNTS AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 1997 and December 31, 1996.

                                                                   December 31
                                                          --------------------------
                                                             1997              1996
                                                          --------------------------
                                                             (dollars in thousands)
Three months or less                                       $15,340           $15,092
Over three months through six months                         5,802             8,348
Over six months through twelve months                        6,693            10,296
Over twelve months                                           5,063             5,492
                                                           -------           -------
          Total                                            $32,898           $39,228
                                                           =======           =======

SENSITIVITY TO CHANGES IN INTEREST RATES
The Company monitors its interest rate sensitivity position and attempts to limit the exposure to interest rate risk but not always eliminate it. Subject to management's best estimates of probable maturities the Company's policy is that the ratio of maturing assets to maturing liabilities repricing in the one year or less time period shall be no less than 75% or no greater than 125%. The Company also uses various interest rate related contracts to manage its overall interest rate risk exposure for asset-liability management purposes.

The following table represents the Company's interest rate position based upon contractual maturities only for various time periods, as of December 31, 1997.

                                                     ----------------------------------------------------------------
                                                        0 to 3       4 to 12       1 to 5       Over 5
                                                        months       months         years        years       Total
                                                      ---------------------------------------------------------------
                                                                            (dollars in thousands)
Earning Assets
      Loans                                           $ 436,660    $  62,795     $ 278,746     $ 69,734    $  847,935
      Securities                                          5,990       26,867       134,330      208,729       375,916
      Other short-term investments                       20,161                                                20,161
      Effect of interest rate floor contract            125,000                   (125,000)
                                                      ---------------------------------------------------------------
                TOTAL EARNING ASSETS                  $ 587,811    $  89,662     $ 288,076     $278,463    $1,244,012
                                                      ===============================================================
Funding Sources
      Demand accounts                                 $ 109,949    $             $             $           $  109,949
      Money market accounts                             581,117                                               581,117
      Time deposits                                     105,911      160,546       120,973                    387,430
      Savings accounts                                   22,999                                                22,999
      NOW accounts                                       25,067                                                25,067
      Guaranteed preferred beneficial interests
        in subordinated debentures                       14,950                                                14,950
Other borrowed funds                                     54,195                                                54,195
                                                      ---------------------------------------------------------------
               TOTAL FUNDING SOURCES                  $ 914,188    $ 160,546     $ 120,973     $           $1,195,707
                                                      ===============================================================
Interest sensitivity gap                              $(326,377)   $ (70,884)    $ 167,103     $278,463
Cumulative gap                                        $(326,377)   $(397,261)    $(230,158)    $ 48,305
Gap as a percentage of total earning assets               (26.2%)      (31.9%)       (18.5%)       (3.9%)

The Company enters into off-balance sheet transactions primarily as part of its asset-liability management strategy to manage interest rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of these transactions express the

------------------------------------------------------------------------------
SENSITIVITY TO CHANGES IN INTEREST RATES-CONTINUED

volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company at December 31, 1997 was approximately $515,000.

The operations of the Company are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that are prepaid/withdrawn, mature or reprice in specified periods. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company. The Company utilizes gap analysis as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. This tool quantifies the effects of various interest rate scenarios on the projected net interest margin over each of the ensuing five years. The Company uses derivative financial instruments, including interest rate swaps, futures, and options, with indices that correlate to on-balance sheet instruments to modify its indicated net interest sensitivity to levels deemed to be appropriate based on the Company's current economic outlook.

The following table provides information about the Company's derivative financial instruments and other financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flow and related weighted-average interest rates by contractual maturities. For core deposits (e.g., DDA, interest checking, savings and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience and management's judgment concerning their most likely withdrawal behaviors. No table is presented for the Company's use of derivative financial instruments and other financial instruments used for trading purposes as these activities were immaterial for the periods presented.

For interest rate floors the table presents notional amounts and weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                                                                        Year Of Contractual Maturity
                                                 -----------------------------------------------------------------------
                                                                                                                  Fair
                                                                                              There-             Value
                                                  1998     1999     2000     2001     2002    after    Total    12/31/97
                                                 -----------------------------------------------------------------------
                                                                              (dollars in millions)
RATE SENSITIVE ASSETS:
   Fixed interest rate loans                     $ 105    $  90    $  79    $  52    $  56    $  71    $ 453      $ 455
      Average interest rate                       8.59%    8.52%    8.72%    8.47%    8.64%    8.30%    8.55%
   Variable interest rate loans                  $ 270    $  59    $  31    $  10    $  13    $  11    $ 394      $ 395
         Average interest rate<F1>
   Fixed interest rate securities                $  42    $  64    $  49    $  34    $  23    $ 154    $ 366      $ 377
         Average interest rate                    6.05%    6.57%    6.17%    6.54%    6.17%    6.73%    6.50%
   Variable interest rate securities             $        $        $        $        $        $   1    $   1      $   1
      Average interest rate                                                                    7.25%    7.25%
   Other interest-bearing assets                 $  19    $        $        $        $        $        $  19      $  19
      Average interest rate                       6.00%                                                 6.00%

RATE SENSITIVE LIABILITIES:
   Non interest-bearing checking                 $  80    $        $        $        $        $  30    $ 110      $ 110
      Average interest rate
   Savings & interest-bearing checking           $ 455    $   1    $   1    $   1    $   1    $ 170    $ 629      $ 629
      Average interest rate<F2>                   4.76%
   Time-deposits                                 $ 267    $  98    $  11    $   4    $   8    $        $ 388      $ 389
      Average interest rate                       5.31%    5.65%    5.79%    5.63%    5.66%             5.42%
   Fixed interest rate borrowings                $  54    $        $        $        $        $        $  54      $  54
      Average interest rate                       4.99%                                                 4.99%
   Variable interest rate borrowings             $        $        $        $        $        $  15    $  15      $  15
      Average interest rate                                                                    7.70%    7.70%

RATE SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:
   Interest rate floors purchased                $        $  50    $  25    $        $        $        $  75      $ 0.5
      Average strike rate                                  5.63%    5.50%                               5.59%


------------------------------------------------------------------------------------------------------------------------------------

<F1> The average interest rate for variable interest rate loans should approximate the Company's internal prime rate plus 60 basis points.

<F2> The average interest rate for savings and interest-bearing checking deposits may change as market rates change, however, there is no correlation between these rates and any market rate index. These rates are more competitive driven than market driven.

NONINTEREST INCOME

The following table sets forth the Company's noninterest income for the periods indicated.

                                                                  Year ended December 31
                                                           -------------------------------------
                                                             1997           1996           1995
                                                           -------------------------------------
                                                                   (dollars in thousands)
Service charges on deposit accounts                         $1,867         $1,561         $1,339
Security gains/(losses), net                                    85            440            734
Trading profits and commissions                              1,211          1,378            905
Merchant credit card fees                                    1,419          1,138            706
Other                                                        1,014            544            411
                                                            ------------------------------------
       TOTAL NONINTEREST INCOME                             $5,596         $5,061         $4,095
                                                            ====================================

Total noninterest income for 1997 was $5,596,000, up 10.6% from $5,061,000 in 1996 and $4,095,000 in 1995. Increases in average deposit balances have been primarily responsible for the increased service charges. Trading profits and commissions for 1997 were down from prior year levels. The downturn was caused by losses on the Bank's trading activities as overall commissions from customer transactions were up slightly from those of 1996. Commissions from customer actitivities were up sharply in 1996 over 1995 due to increased customer accounts. An increase in credit card merchant fees accounted for the majority of the increase in other noninterest income.

Net gains of $85,000 were realized on securities sales in 1997, compared with gains of $440,000 and $734,000 in 1996 and 1995, respectively. Only available for sale securities were sold in 1997. Sales of securities classified as held to maturity generated losses of $3,000 in 1996, compared with losses of $85,000 in 1995. These sales are sometimes effected to fund the purchase of other securities to meet various other liquidity needs, but in all cases sales of held to maturity securities are done only within 90 days of each security's maturity date.

NONINTEREST EXPENSE

The following table sets forth the Company's noninterest expense for the periods indicated.

                                                                   Year ended December 31
                                                          --------------------------------------
                                                             1997           1996          1995
                                                          --------------------------------------
                                                                   (dollars in thousands)
Employee compensation and benefits                         $10,587        $ 9,313        $ 8,130
Net occupancy                                                1,283          1,128          1,069
Equipment                                                    1,186          1,227          1,009
Advertising                                                    840            604            720
FDIC insurance expense                                         120              2            770
Merchant credit card expense                                 1,217            979            587
Other                                                        5,791          4,989          4,153
                                                           -------------------------------------
      TOTAL NONINTEREST EXPENSE                            $21,024        $18,242        $16,438
                                                           =====================================

Noninterest expenses increased to $21,024,000 in 1997, up from $18,242,000 in 1996 and $16,438,000 in 1995. Overall Company growth, merit increases and greater benefit costs were primarily responsible for the increased total overhead costs in 1997 and 1996. Noninterest expenses also rose due to increased advertising costs associated with the 1997 money market deposit promotion. Additional expenses related to the leasing and credit card merchant activities combined to further increase noninterest expense costs for 1997 and 1996.

Even though overhead costs have grown considerably over the years, the Company's operating efficiency ratios have compared very favorably against peer group standards. In 1997, the Company's efficiency ratio was 43.03%, up slightly from the Company's best ever of 41.25% in 1996 and 45.06% in 1995.

INCOME TAXES

Income taxes for 1997 increased to $8,470,000 from $7,756,000 in 1996 and $6,457,000 in 1995. Annual increases in income and a declining percentage of tax-exempt income to total income have contributed to greater income tax expense.

------------------------------------------------------------------------------
CAPITAL MANAGEMENT AND RESOURCES

At the end of 1997, the Company's shareholders' equity had grown to $93,107,000, up $17.2 million from the end of 1996. Earnings of $15,013,000 provided the largest portion of the Company's capital accumulation in 1997. At December 31, 1997, retained earnings were $63,541,000, or 68% of total shareholders' equity. During 1997, 10,100 shares of common stock were issued as various employee options to purchase common stock were exercised. On April 1, 1997 the Company's 1992, 8% convertible debentures matured. Prior to maturity, all debenture holders elected to convert their debentures into 475,200 shares of the Company's common stock. Also supplementing 1997's shareholders' equity growth was the increase in the unrealized gains, net of tax, on available for sale securities. Offsetting a portion of the Company's capital accumulation were the payments of cash dividends on common stock.

During 1997, the Company's Board of Directors authorized the extension of the 1996 Common Stock Repurchase Plan. The maximum number of shares which may be purchased under this Plan was increased to 800,000, or 8.4% of the Company's outstanding shares on the date of the Plan extension. At December 31, 1997 no stock had been purchased in connection with the Repurchase Plan.

During the first quarter of 1997, the Company formed MVBI Capital Trust ("MVBI Capital"), a statutory business trust. The Company owns all the common stock of MVBI Capital. MVBI Capital sold 598,000 preferred securities, having a liquidation amount of $25 per security, for a total of $14,950,000. The distributions payable on the preferred securities will float with the 3-Month Treasury plus 2.25%. The preferred securities are considered long-term borrowings and entitled "Guaranteed preferred beneficial interests in subordinated debentures" for financial reporting purposes. For risk-based capital guidelines the amount is considered to be Tier I capital.

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

The risk-based capital guidelines require the assignment of a risk-weighting factor to all Company assets and various off-balance sheet exposures. The risk-based capital ratio is calculated by dividing qualifying capital by the sum of risk-weighted assets and risk-weighted off-balance sheet items. Qualifying capital is classified into two tiers. For the Company, Tier 1 capital equals total shareholders' equity and the Guaranteed preferred beneficial interests in subordinated debentures. Tier 2 capital is comprised mostly of the allowance for possible loan losses. As required by the risk-based capital guidelines no asset or equity adjustments related to Statement of Financial Accounting Standard No. 115 are recognized for these equity analysis purposes.

The Federal Reserve guidelines require that Tier 1 capital equal or exceed 4.00% of risk-weighted assets, and that the risk-based total capital ratio equal or exceed 8.00%. As of December 31, 1997 and 1996, the Company's Tier 1 capital was 11.98% and 10.20% of risk-weighted assets, and total risk-based capital was 13.23% and 11.45%, respectively. Identical capital standards apply to the Bank. As of December 31, 1997 and 1996, the Bank's Tier 1 and total risk-weighted capital ratios were 10.65% and 10.29%, and 11.91% and 11.54%, respectively.

The minimum acceptable ratio of Tier 1 capital to total assets, or leverage ratio, has been established by the Federal Reserve Board at 3.00%. As of December 31, 1997 and 1996, the Company's and the Bank's leverage ratios were 8.04% and 7.20%, and 7.12% and 7.25%, respectively.

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

IMPACT OF YEAR 2000

Some of the Company's older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognize a date using "00" as the year 1900 rather than the year 2000. This could cause a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in similar normal business activities.

The Company has completed an assessment and will have to modify or replace portions of its software so that its computer systems will function properly with respect to dates in the Year 2000 and thereafter. The total Year 2000 project cost is estimated to be immaterial, primarily because the core system is believed to properly handle these dates.

The project is estimated to be completed not later than December 31, 1998, which is prior to any anticipated impact on its operating systems. The Company does not write or develop its own software. The Company believes that with modifications to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems. However, if such modifications and conversions are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Company.

The costs of the project and the date on which the Company believes it will complete the Year 2000 modifications are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the continued availability of certain resources and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.

REPORT OF ERNST & YOUNG LLP
------------------------------------------------------------------------------
INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
MISSISSIPPI VALLEY BANCSHARES, INC.

We have audited the accompanying consolidated balance sheets of Mississippi Valley Bancshares, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows, for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mississippi Valley Bancshares, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Ernst & Young LLP

St. Louis, Missouri
January 15, 1998

CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------------------------------------------
MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARIES

                                                                                      December 31
                                                                        ------------------------------------
                                                                             1997                   1996
                                                                        ------------------------------------
                                                                                (dollars in thousands)
ASSETS

      Cash and due from banks                                            $   28,532               $   30,951
      Federal funds sold                                                     18,910
      Held to maturity securities
         (fair value of $59,748 and $59,649,
         respectively)                                                       58,148                   58,198
      Available for sale securities                                         317,768                  229,453
      Trading account securities                                              1,251                       20
      Loans                                                                 847,935                  731,428
         Less:
         Unearned income                                                        844                      409
         Allowance for possible loan losses                                  14,892                   12,624
                                                                         ----------               ----------
            Net loans                                                       832,199                  718,395

      Premises and equipment                                                 13,482                   11,700
      Other assets                                                           29,628                   17,060
                                                                         ----------               ----------
                               TOTAL ASSETS                              $1,299,918               $1,065,777
                                                                         ==========               ==========
LIABILITIES
      Deposits:
          Non-interest bearing                                           $  109,949               $   98,726
          Interest bearing                                                1,016,613                  819,286
                                                                         ----------               ----------
            Total deposits                                                1,126,562                  918,012
                                                                         ----------               ----------
      Securities sold under
         agreements to repurchase                                            32,700                   24,391
      Other short-term borrowings                                            21,495                   38,223
      8% convertible debentures                                                                        2,700
      Guaranteed preferred beneficial
         interests in subordinated debentures                                14,950
      Other liabilities                                                      11,104                    6,502
                                                                         ----------               ----------
                          TOTAL LIABILITIES                               1,206,811                  989,828
                                                                         ==========               ==========

SHAREHOLDERS' EQUITY
      Preferred stock-par value $1
         ($100 liquidating value)
         Authorized 100,000 shares,
         none issued
      Common stock-par value $1
         Authorized 15,000,000 shares,
         issued 9,519,212 in 1997 and
         9,033,912 in 1996                                                    9,519                    9,034
      Capital surplus                                                        17,561                   15,235
      Retained earnings                                                      63,541                   51,159
      Unrealized gain, net of tax, on available
         for sale securities                                                  2,486                      521
                                                                         ----------               ----------

                 TOTAL SHAREHOLDERS' EQUITY                                  93,107                   75,949
                                                                         ==========               ==========
                      TOTAL LIABILITIES AND
                       SHAREHOLDERS' EQUITY                              $1,299,918               $1,065,777
                                                                         ==========               ==========

See accompanying notes.

CONSOLIDATED STATEMENTS OF INCOME
-----------------------------------------------------------------------------------------------------------------------
MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARIES

                                                                                    Year Ended December 31
                                                                         -----------------------------------------
                                                                             1997           1996          1995
                                                                         -----------------------------------------
                                                                        (dollars in thousands, except per share data)
Interest income:
   Interest and fees on loans                                             $   73,447     $   60,679     $   53,608
   Held to maturity securities:
      Taxable                                                                  2,887          4,356          8,342
      Tax-exempt                                                                 569            562            566
   Available for sale securities                                              16,779         13,301          6,724
                                                                          ----------------------------------------
                                                                              20,235         18,219         15,632
   Other                                                                       1,572            821          1,162
                                                                          ----------------------------------------
             TOTAL INTEREST INCOME                                            95,254         79,719         70,402
                                                                          ----------------------------------------
Interest expense:
   Deposits                                                                   48,499         38,331         35,134
   Short-term borrowings                                                       2,780          2,264          2,918
   Long-term borrowings                                                          964            216            243
                                                                          ----------------------------------------
            TOTAL INTEREST EXPENSE                                            52,243         40,811         38,295
                                                                          ----------------------------------------
               NET INTEREST INCOME                                            43,011         38,908         32,107
Provision for possible loan losses                                             4,100          3,875          2,560
                                                                          ----------------------------------------
         NET INTEREST INCOME AFTER
PROVISION FOR POSSIBLE LOAN LOSSES                                            38,911         35,033         29,547
                                                                          ----------------------------------------
Other income:
   Service charges                                                             1,867          1,561          1,339
   Security gains/(losses) net on:
     Sales of held to maturity securities                                                        (3)           (85)
     Sales of available for sale securities                                       85            443            819
   Trading profits and commissions                                             1,211          1,378            905
   Merchant credit card fees                                                   1,419          1,138            706
   Other                                                                       1,014            544            411
                                                                          ----------------------------------------
                                                                               5,596          5,061          4,095
                                                                          ----------------------------------------
Other expenses:
   Employee compensation and
      other benefits                                                          10,587          9,313          8,130
   Net occupancy                                                               1,283          1,128          1,069
   Equipment                                                                   1,186          1,227          1,009
   Advertising                                                                   840            604            720
   FDIC insurance expense                                                        120              2            770
   Merchant credit card expense                                                1,217            979            587
   Other                                                                       5,791          4,989          4,153
                                                                          ----------------------------------------
                                                                              21,024         18,242         16,438
                                                                          ----------------------------------------
        INCOME BEFORE INCOME TAXES                                            23,483         21,852         17,204
Income taxes                                                                   8,470          7,756          6,457
                                                                          ----------------------------------------
                        NET INCOME                                        $   15,013     $   14,096     $   10,747
                                                                          ========================================
Average common shares and common
   share equivalents outstanding                                           9,700,928      9,582,886      9,517,616
                                                                          ========================================
Earnings per common share:
   Basic                                                                      $ 1.60         $ 1.54         $ 1.18
   Diluted                                                                    $ 1.55         $ 1.46         $ 1.12

See accompanying notes.

CONSOLIDATED STATEMENTS OF CHANGES
IN SHAREHOLDERS' EQUITY
-----------------------------------------------------------------------------------------------------------------------------
MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARIES

                                    --------------------------------------------------------------------------------------------
                                                                                                         Unrealized
                                                                                                            Gain
                                                                                                           (Loss)
                                                                                                             on        Total
                                                                                                           Available    Share-
                                      Preferred Stock         Common Stock         Capital     Retained    for Sale     holders'
                                    Shares      Amount      Shares      Amount     Surplus     Earnings   Securities   Equity
                                    --------------------------------------------------------------------------------------------
                                                                        (dollars in thousands)
BALANCE AT
JANUARY 1, 1995                     25,000     $ 2,500    8,762,212     $8,762     $14,934     $30,413     $(1,859)    $ 54,750
   Net income                                                                                   10,747                   10,747
   Issuance of
     common stock                                            16,200         16          58                                   74
   1985 debentures
     converted to
     common stock                                           237,600        238         302                                  540
   Cash dividends on:
     common stock                                                                               (1,514)                  (1,514)
     preferred stock                                                                              (231)                    (231)
   Change in the unrealized gain,
     net of tax, on
     available for sale
     securities                                                                                              5,741        5,741
                                    -------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1995                   25,000       2,500    9,016,012      9,016      15,294      39,415       3,882       70,107
   Net income                                                                                   14,096                   14,096
   Issuance of
     common stock                                            17,900         18          66                                   84
   Redemption of
     preferred stock               (25,000)     (2,500)                               (125)                              (2,625)
   Cash dividends on:
     common stock                                                                               (2,121)                  (2,121)
     preferred stock                                                                              (231)                    (231)
   Change in the unrealized loss,
     net of tax, on
     available for sale
     securities                                                                                             (3,361)      (3,361)
                                    -------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31,1996                                          9,033,912      9,034      15,235      51,159         521       75,949
   Net income                                                                                   15,013                   15,013
   Issuance of
     common stock                                            10,100         10         101                                  111
   1992 debentures
     converted to
     common stock                                           475,200        475       2,225                                2,700
   Cash dividends on:
     common stock                                                                               (2,631)                  (2,631)
   Change in the unrealized gain,
     net of tax, on
     available for sale
     securities                                                                                              1,965        1,965
                                    -------------------------------------------------------------------------------------------
BALANCE AT
DECEMBER 31, 1997                                         9,519,212     $9,519     $17,561     $63,541     $ 2,486     $ 93,107
                                    ===========================================================================================
See accompanying notes.

CONSOLIDATED STATEMENTS OF CASH FLOWS
------------------------------------------------------------------------------
MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARIES

                                                                                      Year Ended December 31
                                                                           ------------------------------------------
                                                                              1997            1996            1995
                                                                           ------------------------------------------
                                                                                       (dollars in thousands)
OPERATING ACTIVITIES
   Net income                                                              $  15,013       $  14,096       $  10,747
   Adjustments to reconcile net income to net
      cash provided by operating activities:
        Provision for possible loan losses                                     4,100           3,875           2,560
        Provision for depreciation and amortization                            1,033           1,069             825
        Accretion of discounts and amortization
          of premiums on investment securities                                (3,185)         (1,576)           (226)
        Realized investment securities gains, net                                (85)           (440)           (734)
        Net decrease (increase) in trading account securities                 (1,231)             79             651
        Decrease (increase) in interest receivable                            (3,377)          1,120          (3,180)
        Increase in interest payable                                             202              95             738
        Other, net                                                            (5,853)           (972)         (1,097)
                                                                           ------------------------------------------
                                      NET CASH PROVIDED BY
                                      OPERATING ACTIVITIES                     6,617          17,346          10,284
                                                                           ------------------------------------------


INVESTING ACTIVITIES
   Proceeds from maturities of held to maturity securities                    26,000          33,545            5,250
   Proceeds from sales of held to maturity securities                                          2,011           27,995
   Purchases of held to maturity securities                                  (25,613)        (19,299)         (31,420)
   Purchases of available for sale securities                               (573,610)       (216,971)        (187,146)
   Proceeds from maturities of available for sale securities                 414,000         162,000           10,000
   Proceeds from sales and paydowns of
      available for sale securities                                           77,251          75,541           34,056
   Purchases of premises and equipment                                        (2,811)         (3,943)          (3,309)
   Net increase in loans outstanding                                        (117,904)       (109,282)         (61,645)
                                                                           ------------------------------------------
                                          NET CASH USED IN
                                      INVESTING ACTIVITIES                  (202,687)        (76,398)        (206,219)
                                                                           ------------------------------------------
FINANCING ACTIVITIES
   Net increase in deposits                                                  208,550          31,448          227,609
   Net increase (decrease) in repurchase agreements
      and other short-term borrowings                                         (8,419)         35,874          (22,427)
   Proceeds from sale of common stock                                            111              84               74
   Proceeds from sale of guaranteed preferred
      beneficial interests in subordinated debentures                         14,950
   Redemption of preferred stock                                                              (2,625)
   Cash dividends                                                             (2,631)         (2,352)          (1,745)
                                                                           ------------------------------------------
                                      NET CASH PROVIDED BY
                                      FINANCING ACTIVITIES                   212,561          62,429          203,511
                                                                           ------------------------------------------
                                          INCREASE IN CASH
                                      AND CASH EQUIVALENTS                    16,491           3,377            7,576

                                 CASH AND CASH EQUIVALENTS
                                    AT BEGINNING OF PERIOD                    30,951          27,574           19,998
                                                                           ------------------------------------------
                                 CASH AND CASH EQUIVALENTS
                                          AT END OF PERIOD                 $  47,442       $  30,951       $   27,574
                                                                           ==========================================
See accompanying notes.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS
------------------------------------------------------------------------------
MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARIES-DECEMBER 31,1997

NOTE A-ACCOUNTING POLICIES

Business-Mississippi Valley Bancshares, Inc. ("Company"), is a one-bank holding company, headquartered in St. Louis, Missouri. The Company owns all of the capital stock of Southwest Bank of St. Louis which provides commercial, retail and correspondent banking services from five banking offices in Missouri. At December 31, 1997, the Company had consolidated assets of $1.3 billion. The Company, through its subsidiary, Southwest Bank, has traditionally emphasized commercial lending and at December 31, 1997, 85% of the loan portfolio was in commercial, industrial and commercial real estate loans. The Company makes substantially all of its loans to customers located within the St. Louis metropolitan area.

Basis of Presentation-The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Southwest Bank and MVBI Capital Trust. Significant intercompany accounts and transactions have been eliminated in consolidation.

The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles. The preparation of financial statements requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While the financial statements reflect management's best estimates and judgement, actual results could differ from estimates. The following is a description of the Company's more significant policies.

Held to maturity securities-Held to maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Premium amortization and discount accretion are computed by a method which approximates the interest method. The adjusted cost of the specific security is used to compute gains or losses on sales or redemptions. Held to maturity securities are used for the investment of available funds in order to provide stable earnings, to provide collateral for public funds and as a means of diversifying risks. The Company has the intent and ability to hold these securities to maturity. Securities that are neither held to maturity or trading are designated as available for sale.

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

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (CONTINUED)
------------------------------------------------------------------------------
NOTE A-ACCOUNTING POLICIES-CONTINUED

The Company's objective in managing interest rate exposure is to maintain a balanced mix of assets and liabilities that will mature or reprice over a designated time horizon. The extent of rate sensitivity can vary within intervening time periods, depending on current business conditions and management's interest rate outlook. The principal objective of the Bank's asset-liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk while facilitating the funding needs of the Company. To achieve that objective, the Company may use a combination of various derivative financial instruments.

Derivative Financial Instruments-The Company uses interest rate swap and floor agreements to synthetically manage the interest rate characteristics of its interest rate sensitive assets to a more desirable fixed or variable rate basis or to limit the Company's exposure to changing interest rates. Interest rate differentials to be paid or received as a result of interest rate swap or floor agreements are accrued and recognized as an adjustment of interest income related to the asset. Interest rate floor premiums paid are amortized to interest income ratably over the life of the agreement. Recorded amounts related to these derivative contracts are included in other assets or liabilities. The fair values of interest rate swap and floor agreements, entered into for purposes other than trading, are not recognized in the financial statements. These instruments are recorded using the accrual method of accounting. If it is determined that the accrual method of accounting is no longer appropriate for these instruments, they are recorded using the fair value method of accounting. Changes in the instruments fair value are then reflected as trading profits and commissions, a component of other income.

Realized and unrealized gains or losses at the time of maturity, termination, sale or repayment of a derivative contract or designated item are recorded in a manner consistent with the original designation of the derivative in view of the nature of the termination, sale, or repayment transaction. Amounts related to interest rate swaps and the intrinsic value of terminated floor agreements are deferred and amortized as an adjustment to interest income over the original period of interest exposure, provided the designated asset continues to exist. Realized and unrealized changes in fair value of derivatives designated with items that no longer exist are recorded as a component of the gain or loss arising from the disposition of the designated item.

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

The allowance for credit losses related to loans that are identified for valuation in accordance with FAS 114 is based on discounted cash flows using the loans initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.

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

Earnings per share-In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings per Share." For the Company, Statement 128 was effective for 1997 and all prior period earnings per share amounts are restated to conform to the provisions of Statement 128. Basic earnings per share is computed by dividing net income, less dividends on preferred stock, by the weighted average number of common shares outstanding. Diluted earnings per share gives effect to the increase in the weighted average number of dilutive common share equivalents and weighted average shares outstanding which would have resulted from conversion of the outstanding convertible debentures and to the related reduction in interest expense on an after-tax basis.

Statement of Cash Flows-Included in the statements of cash flows are cash equivalents which include amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company paid interest on deposits and other borrowings of $52,042,000 in 1997, $40,715,000 in 1996 and $37,575,000 in 1995 and made income tax payments of $9,426,000, $8,288,000 and $6,967,000 in 1997, 1996 and 1995,
respectively.

Reclassifications-Certain amounts presented in prior years have been reclassified to conform to the current year presentation.

NOTE B-RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

The Bank is required to maintain average reserve balances with the Federal Reserve Bank or in the form of vault cash. The average amounts of those reserve balances for the years ended December 31, 1997 and 1996 were approximately $2,745,000 and $3,342,000, respectively.

NOTE C-HELD TO MATURITY SECURITIES

The amortized cost and estimated fair values of held to maturity securities at the end of 1997 and 1996 were as follows:

                                                                                December 31, 1997
                                                             ----------------------------------------------------
                                                                             Gross         Gross        Estimated
                                                             Amortized     Unrealized    Unrealized       Fair
                                                                Cost         Gains        (Losses)        Value
                                                             ----------------------------------------------------
                                                                              (dollars in thousands)
United States Treasury securities                             $26,938        $  308                       $27,246
PHA bonds guaranteed by the
   United States Government                                     4,468           813                         5,281
U.S. Agency Securities                                         22,685           171                        22,856
Other debt securities                                           4,057           308                         4,365
                                                              ---------------------------------------------------
                                                              $58,148        $1,600                       $59,748
                                                              ===================================================
                                                                                December 31, 1996
                                                              ---------------------------------------------------
                                                                              Gross        Gross        Estimated
                                                              Amortized     Unrealized    Unrealized      Fair
                                                                Cost          Gains       (Losses)        Value
                                                              ---------------------------------------------------
                                                                              (dollars in thousands)
United States Treasury securities                             $50,670        $  514                       $51,184
PHA bonds guaranteed by the
   United States Government                                     4,369           663                         5,032
Other debt securities                                           3,159           274                         3,433
                                                              ---------------------------------------------------
                                                              $58,198        $1,451                       $59,649
                                                              ===================================================

The amortized cost and estimated fair value of held to maturity securities at December 31, 1997 and 1996, by contractual maturity are as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (CONTINUED)
------------------------------------------------------------------------------
NOTE C-HELD TO MATURITY SECURITIES-CONTINUED

                                                                                  December 31
                                                             -----------------------------------------------------
                                                                        1997                        1996
                                                             -----------------------------------------------------
                                                                             Estimated                   Estimated
                                                              Amortized         Fair       Amortized        Fair
                                                                 Cost          Value         Cost          Value
                                                              ----------------------------------------------------
                                                                               (dollars in thousands)
Due in one year or less                                       $18,915        $18,996        $25,896       $26,023
Due after one year through
   five years                                                  31,731         32,227         25,174        25,601
Due after five years through
   ten years                                                    5,344          5,912          5,586         6,101
Due after ten years                                             2,158          2,613          1,542         1,924
                                                              ---------------------------------------------------
                                                              $58,148        $59,748        $58,198       $59,649
                                                              ===================================================

In 1997 there were no sales of held to maturity securities. In 1996 and 1995, proceeds from sales of held to maturity securities were $2,011,000 and $27,995,000 respectively. Gross losses of $3,000 and $85,000 were realized in 1996 and 1995, respectively. In all cases, sales of held to maturity securities were within 90 days of each specific security's maturity date.

NOTE D-AVAILABLE FOR SALE SECURITIES

The amortized cost and estimated fair values of available for sale securities at the end of 1997 and 1996 were as follows:

                                                                                December 31, 1997
                                                            ------------------------------------------------------
                                                                              Gross          Gross       Estimated
                                                             Amortized      Unrealized     Unrealized       Fair
                                                               Cost           Gains         (Losses)       Value
                                                            ------------------------------------------------------
                                                                            (dollars in thousands)
United States Treasury Securities                            $142,506         $3,175         $            $145,681
U.S. Agency Securities                                         94,775            618                        95,393
Collateralized mortgage obligations                            57,834                         (350)         57,484
Federal Home Loan Bank stock                                    9,681                                        9,681
Other equity securities                                         9,146            383                         9,529
                                                             -----------------------------------------------------
                                                             $313,942         $4,176         $(350)       $317,768
                                                             =====================================================

                                                                                December 31, 1996
                                                            ------------------------------------------------------
                                                                              Gross           Gross      Estimated
                                                            Amortized       Unrealized     Unrealized      Fair
                                                               Cost           Gains         (Losses)       Value
                                                            ------------------------------------------------------
                                                                            (dollars in thousands)
United States Treasury Securities                            $107,553         $              $            $108,906
U.S. Agency Securities                                         44,895          1,353           (66)         44,829
Collateralized mortgage obligations                            66,169                         (600)         65,569
Federal Home Loan Bank stock                                    9,681                                        9,681
Other equity securities                                           351            117                           468
                                                             -----------------------------------------------------
                                                             $228,649         $1,470         $(666)       $229,453
                                                             =====================================================
32


NOTE D-AVAILABLE FOR SALE SECURITIES-CONTINUED

The amortized cost and estimated fair value of available for sale securities at December 31, 1997 and 1996, by contractual maturity, are shown below.
Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                   December 31
                                                             -----------------------------------------------------
                                                                      1997                          1996
                                                             -----------------------------------------------------
                                                                           Estimated                     Estimated
                                                             Amortized        Fair         Amortized        Fair
                                                               Cost          Value           Cost          Value
                                                             -----------------------------------------------------
                                                                             (dollars in thousands)
Due in one year or less                                      $  3,976       $  3,984       $ 52,864       $ 52,902
Due after one year through
   five years                                                 100,722        102,600         84,389         85,755
Due after five years through
   ten years                                                   97,883         98,802         15,195         15,078
Due after ten years                                            34,700         35,688
Collateralized mortgage obligations                            57,834         57,484         66,169         65,569
                                                             -----------------------------------------------------
   Total debt securities                                      295,115        298,558        218,617        219,304
Equity securities                                              18,827         19,210         10,032         10,149
                                                             -----------------------------------------------------
   Total available for sale securities                       $313,942       $317,768       $228,649       $229,453
                                                             =====================================================

In 1997, proceeds from sales of available for sale securities were $69,039,000 which resulted in net gains of $85,000. In 1996, proceeds from sales of available for sale securities were $72,835,000 and net gains of $443,000 were realized thereon. In 1995, proceeds from sales of available for sale securities were $32,566,000 which resulted in net gains of $819,000.

Held to maturity and available for sale securities with a carrying value of $123,353,000 and $91,517,000 at December 31, 1997 and 1996, respectively, were pledged to secure public deposits, short-term borrowings and for other purposes required by law.

NOTE E-LOANS

Loans were comprised of the following:

                                                           December 31
                                                    -------------------------
                                                      1997             1996
                                                    -------------------------
                                                      (dollars in thousands)
Commercial, industrial and
   marketable security loans                        $376,758         $342,664
Commercial loans secured
   by real estate                                    345,160          268,767
Real estate-1-4 family                               117,105          113,035
Consumer loans                                         8,912            6,962
                                                    -------------------------
                                                    $847,935         $731,428
                                                    =========================

Certain directors, officers and employees of the Company and the Bank and their associates are loan customers of the Bank. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with unrelated parties, and do not involve more than normal risk of collection. These loans aggregated $31,505,000 and $29,761,000 at December 31, 1997 and 1996, respectively. During 1997, $6,907,000 of new loans were made to these persons; repayments totalled $5,162,000. Included in the aggregate balance at December 31, 1997 are loans to one director and his associates amounting to $5,983,000 ($8,184,000 at December 31, 1996 for two directors and their associates).

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

NOTE E-LOANS-CONTINUED

At December 31, 1997 the Company had $2,540,000 of impaired loans of which $1,284,000 had an associated specific allowance for possible loan losses of $709,000. At December 31, 1996 the Company had $6,534,000 of impaired loans of which $3,934,000 had an associated specific allowance for possible loan losses of $367,000. The average recorded investment in impaired loans during the year ended December 31, 1997 and 1996, was approximately $5,216,000 and $3,703,000, respectively. For the year ended December 31, 1997 and 1996, gross interest income on impaired loans, which would have been recorded under the original terms of the loans, was approximately $270,000 and $298,000, respectively. The Company actually recorded cash basis interest income on impaired loans of $195,000 in 1997 and $157,000 in 1996. The effect of impaired loans was immaterial to the financial statements at December 31, 1997 and 1996.

NOTE F-ALLOWANCE FOR POSSIBLE LOAN LOSSES

Changes in the allowance for possible loan losses were as follows:

                                                                                    Year Ended December 31
                                                                                  -------------------------
                                                                                    1997              1996
                                                                                  -------------------------
                                                                                    (dollars in thousands)
Balance at beginning of year                                                      $12,624           $10,789
Loans charged off                                                                  (2,831)           (2,858)
Recoveries                                                                            999               818
                                                                                  -------------------------
   Net loans charged off                                                           (1,832)           (2,040)
Provision                                                                           4,100             3,875
                                                                                  -------------------------
Balance at end of year                                                            $14,892           $12,624
                                                                                  =========================


NOTE G-PREMISES AND EQUIPMENT

Premises and equipment were as follows:

                                                                                          December 31
                                                                                   -------------------------
                                                                                     1997              1996
                                                                                   -------------------------
                                                                                     (dollars in thousands)
Land                                                                               $ 3,967           $ 3,967
Buildings and improvements                                                           6,505             6,476
Furniture and equipment                                                              4,622             4,496
Construction in progress                                                             2,178               326
                                                                                   -------------------------
                                                                                    17,272            15,265
Less accumulated depreciation                                                        3,790             3,565
                                                                                   -------------------------
                                                                                   $13,482           $11,700
                                                                                   =========================

The Company and its subsidiary lease certain premises and equipment under agreements which expire at various dates through 2000. The aggregate amount of minimum rental commitments under all noncancelable leases, all of which are considered to be operating leases, as of December 31, 1997 was $889,092. Minimum rental commitments under these leases for each of the next three years beginning in 1998 are $449,000, $419,000, and $32,000. Rent expense for 1997, 1996 and 1995 amounted to $515,000, $388,000 and $394,000, respectively.

NOTE H-DEPOSITS

Interest-bearing deposits were comprised of the following:

                                                                                        December 31
                                                                                ----------------------------
                                                                                   1997               1996
                                                                                ----------------------------
                                                                                   (dollars in thousands)
Interest-bearing demand
  NOW accounts                                                                  $   25,067          $ 22,823
  Money market accounts                                                            581,117           308,256
Savings                                                                             22,998            22,954
Certificates of deposit,
  less than $100,000                                                               354,532           426,025
Certificates of deposit,
  $100,000 or more                                                                  32,899            39,228
                                                                                ----------------------------
                                                                                $1,016,613          $819,286
                                                                                ============================

Certain directors, officers, and employees of the Company and the Bank are deposit customers of the Bank. Such deposits are made in the ordinary course of business with normal terms and interest rates prevailing at the time for comparable transactions with unrelated parties. These deposits aggregated $9,342,000 at December 31, 1997.

NOTE I-SHORT-TERM BORROWINGS

Short-term borrowings were comprised of the following:

                                                                                          December 31
                                                                                   -------------------------
                                                                                     1997              1996
                                                                                   -------------------------
                                                                                     (dollars in thousands)
Securities sold under agreements
  to repurchase                                                                    $32,700           $24,391
Federal funds purchased                                                             18,495            17,200
Treasury tax and loan notes                                                          3,000             1,023
Short-term notes payable                                                                              20,000
                                                                                   -------------------------
                                                                                   $54,195           $62,614
                                                                                   =========================

Securities sold under agreements to repurchase generally mature in less than 30 days. The securities underlying these agreements are held in safekeeping at a third party. Information relating to these agreements is summarized as follows:

                                                                                      December 31
                                                                      --------------------------------------------
                                                                        1997              1996              1995
                                                                      --------------------------------------------
                                                                                 (dollars in thousands)
Amount outstanding at year-end                                        $32,700           $24,391           $11,254
Weighted average interest rate at
  year-end                                                               4.40%             4.75%             4.65%
Average balance outstanding
  for the year                                                        $28,743           $20,673           $39,469
Average interest rate for the year                                       4.56%             4.15%             5.74%
Maximum amount outstanding
  at any month-end during the year                                    $62,344           $31,793           $85,956


NOTE J-LONG-TERM BORROWINGS

In 1992, the Company issued $2,700,000 of 8% subordinated convertible debentures due April 1, 1997. Prior to maturity, all debenture holders elected to convert their debentures into 475,200 shares of the Company's common stock.

During 1997 the Company formed MVBI Capital Trust ("MVBI Capital"), a statutory business trust. The Company purchased all the common stock of MVBI Capital for $462,000. MVBI Capital sold 598,000 preferred securities, having a liquidation amount of $25 per security, for a total of $14,950,000. The sole assets of MVBI Capital are subordinated debentures of the Company for $15,412,000 which are due in the year 2027. The distributions payable on the preferred securities will float with the 3-Month Treasury plus 2.25%. All accounts of MVBI Capital are included in the consolidated financial statements of the Company. The preferred securities are considered long-term borrowings and entitled "Guaranteed preferred beneficial interests in subordinated debentures" for financial reporting purposes. For risk-based capital guidelines the amount is considered to be Tier I capital.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

NOTE K-RESTRICTED NET ASSETS

Certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 1997, under the most restrictive covenants and regulations, approximately $4,568,000 was the maximum available as dividends to the Company from the Bank without prior approval. At December 31, 1997, the maximum amount available for transfer to the Company in the form of loans and advances was approximately $10,210,000.

NOTE L-SHAREHOLDERS' EQUITY

On October 15, 1997, the Company's Board of Directors approved a two-for-one stock split effected in the form of a 100 percent stock dividend, effective January 1, 1998. All applicable share and per share data have been adjusted for the stock split.

During 1996, the Company's Board of Directors authorized the 1996 Common Stock Repurchase Plan which provided for the reacquisition of up to 451,090 shares of the Company's common stock. The maximum number of shares which may be purchased under this Plan was increased to 800,000, or 8.4% of the Company's outstanding shares on the date of Plan extension. The Plan will expire, unless extended, on April 16, 1998. At December 31, 1997 and 1996, no stock had been purchased in connection with the Repurchase Plan.

On December 31, 1996, the Company redeemed 25,000 shares of perpetual preferred stock, Series 1993 at a cost of $2,625,000. The stock had a $100 liquidation preference per share and cumulative dividends at the rate of 9.25% until March 31, 2000. The stock was not convertible and had limited voting rights except under various conditions of default with respect to preferred dividends.

In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share. The overall objective of Statement 128 is to simplify the calculation of earnings per share and was effective for the year ended December 31, 1997. All prior period EPS amounts are restated to conform with the requirements of the Statement.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

                                                                       1997              1996              1995
                                                                    ----------------------------------------------
                                                                     (dollars in thousands, except per share data)
Numerator:
   Net Income                                                       $   15,013        $   14,096        $   10,747
   Preferred stock dividends                                                                (231)             (231)
                                                                    ----------------------------------------------
   Numerator for basic earnings per share-
      income available to common stockholders                           15,013            13,865            10,516
                                                                    ----------------------------------------------
   Effect of dilutive securities:
      8% Convertible debentures                                             35               140               142
      10% Convertible debentures                                                                                18
                                                                    ----------------------------------------------
                                                                            35               140               160
                                                                    ----------------------------------------------
Numerator for diluted earnings per
   share-income available to common
   shareholders after assumed conversions                           $   15,048        $   14,005        $   10,676
                                                                    ==============================================
Denominator:
   Weighted average shares outstanding                               9,396,320         9,023,638         8,892,152
                                                                    ----------------------------------------------
   Effect of dilutive securities:
      Employee stock options                                           187,436            84,048            32,440
      8% Convertible debentures                                        117,172           475,200           475,200
      10% Convertible debentures                                                                           117,824
                                                                    ----------------------------------------------
   Dilutive potential common shares                                    304,608           559,248           625,464
                                                                    ----------------------------------------------
   Denominator for diluted earnings per
      share-adjusted weighted average
      shares and assumed conversions                                 9,700,928         9,582,886         9,517,616
                                                                    ==============================================
Basic earnings per share                                            $     1.60        $     1.54        $     1.18
                                                                    ==============================================
Diluted earnings per share                                          $     1.55        $     1.46        $     1.12
                                                                    ==============================================

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

The Company's 1991 Stock Option Plan (Five-Year Options) has authorized the grant of options to management personnel for up to 1,140,000 shares of the Company's common stock. All options granted have 5 year terms and vest ratably over their respective terms.

The effect of applying FASB Statement No. 123 to the results of operations for the Company result in net earnings and earnings per share that are not materially different than reported at December 31, 1997 and 1996.

A summary of the Company's stock option activity, and related information for the years ended December 31 is as follows:

                                                             1997                                   1996
                                                --------------------------------       --------------------------------
                                                                Weighted Average                       Weighted Average
                                                Options          Exercise Price        Options          Exercise Price
                                                --------------------------------       --------------------------------
Options outstanding at
  beginning of year                             384,600              $12.86            242,500              $ 9.69
Granted                                         396,000               24.91            170,000               16.37
Exercised                                        10,100               10.99             17,900                4.69
Forfeited                                         4,000               21.69             10,000               11.25
                                                -------                                -------
Options outstanding at
  end of year                                   766,500              $19.05            384,600              $12.86
                                                =======                                =======

Options exercisable at
  end of year                                   173,550              $11.03             88,050              $ 9.09
Weighted average fair
  value of options
  granted during the year                                            $ 6.49                                 $ 3.98

Exercise prices for options outstanding as of December 31, 1997 ranged from $7.125 to $30.00. The weighted average remaining contractual life of those options was 3 1/2 years.

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

Quantitative measures established by regulations to ensure capital adequacy require the Company and Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 1997 and 1996, that the Company and Bank meet all capital adequacy requirements to which it is subject.

As of December 31, 1997 and 1996, the Company and the Bank were both categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the institutions' categories.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

NOTE M-REGULATORY CAPITAL-CONTINUED

The Bank's actual capital amounts and ratios are also presented in the table.

                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                              For Capital          Prompt Corrective
                                                         Actual            Adequacy Purposes       Action Provisions
                                                 ---------------------    --------------------    --------------------
                                                  Amount        Ratio      Amount       Ratio      Amount       Ratio
                                                 --------      -------    --------     -------    --------     -------
                                                                         (dollars in thousands)
As of December 31, 1997:

   Total Capital to Risk
   Weighted Assets:
      Mississippi Valley
         Bancshares, Inc.                        $116,637       13.23%    $70,524        8.00%    $   N/A         N/A%
      Southwest Bank
         of St. Louis                             103,309       11.91      69,417        8.00      86,772       10.00

   Tier 1 Capital to Risk
   Weighted Assets:
      Mississippi Valley
         Bancshares, Inc.                         105,570       11.98      35,262        4.00         N/A         N/A
      Southwest Bank
         of St. Louis                              92,413       10.65      34,709        4.00      52,063        6.00

   Tier 1 Capital to
   Average Assets:
      Mississippi Valley
         Bancshares, Inc.                         105,570        8.04      39,397        3.00         N/A         N/A
      Southwest Bank
         of St. Louis                              92,413        7.12      38,945        3.00      64,909        5.00

                                                                                                      To Be Well
                                                                                                   Capitalized Under
                                                                              For Capital          Prompt Corrective
                                                         Actual            Adequacy Purposes       Action Provisions
                                                 ---------------------    --------------------    --------------------
                                                  Amount        Ratio      Amount       Ratio      Amount       Ratio
                                                 --------      -------    --------     -------    --------     -------
                                                                         (dollars in thousands)
As of December 31, 1996:

   Total Capital to Risk
   Weighted Assets:
      Mississippi Valley
         Bancshares, Inc.                         $84,716       11.45%    $59,180        8.00%    $   N/A         N/A%
      Southwest Bank
         of St. Louis                              85,015       11.54      58,921        8.00      73,652       10.00

   Tier 1 Capital to Risk
   Weighted Assets:
      Mississippi Valley
         Bancshares, Inc.                          75,427       10.20      29,590        4.00         N/A         N/A
      Southwest Bank
         of St. Louis                              75,766       10.29      29,461        4.00      44,191        6.00

   Tier 1 Capital to
   Average Assets:
      Mississippi Valley
         Bancshares, Inc.                          75,427        7.20      31,428        3.00         N/A         N/A
      Southwest Bank
         of St. Louis                              75,766        7.25      31,351        3.00      52,238        5.00

NOTE N-PENSION PLAN

The Bank maintains a non-contributory defined benefit pension plan covering substantially all employees. Benefits under the Plan are based upon the final average monthly compensation reduced by primary Social Security benefits. The Bank's funding policy is to contribute annually within the limits prescribed for deduction for federal income tax purposes.

Net periodic pension cost included the following components:

                                                                                  Year Ended December 31
                                                                         -----------------------------------------
                                                                          1997              1996              1995
                                                                         -----------------------------------------
                                                                                  (dollars in thousands)
Service cost-benefits earned
  during the period                                                      $ 201              $177             $ 136
Interest cost on projected
  benefit obligations                                                      183               173               150
Actual return on plan assets                                              (171)              (96)             (210)
Net amortization and deferral                                               43               (43)               82
                                                                         -----------------------------------------
                                                                         $ 256              $211             $ 158
                                                                         =========================================

The following table sets forth the Plan's funded status and amounts recognized in the Company's balance sheets:

                                                                                       December 31
                                                                        ------------------------------------------
                                                                         1997              1996              1995
                                                                        ------------------------------------------
                                                                               (dollars in thousands)
Actuarial present value of:
  Accumulated benefit obligation,
    including vested benefits of $2,033,
    $1,665 and $1,572, respectively                                     $2,236            $1,833            $1,806
                                                                        ==========================================

Projected benefit obligation                                            $3,028            $2,401            $2,130
Plan assets at fair value                                                2,316             1,829             2,025
                                                                        ------------------------------------------

Projected benefit obligation
  in excess of plan assets                                                (712)             (572)             (105)
Unrecognized net loss                                                      583               254                90
Unrecognized prior service cost                                             90               100                 8
Unrecognized net obligation
  at December 31                                                            41                51                61
                                                                        ------------------------------------------

Net pension asset (liability) recognized
   in the balance sheet                                                 $    2            $ (167)           $   54
                                                                        ==========================================

Assumptions used in the above determinations were as follows:

                                                                         ----------------------------------------
                                                                         1997              1996              1995
                                                                         ----------------------------------------
Discount rate in determining benefit
  obligation and pension expense                                         7.00%             7.50%             7.50%
Rate of increase in compensation levels                                  4.50%             4.50%             4.50%
Expected long-term rate on assets                                        8.00%             8.00%             8.00%

At December 31, 1997, 100% of the Plan's assets were invested in a guaranteed fixed income account with General American Life Insurance Company. During 1995 the Bank established a non-qualified non-contributory defined benefit pension plan covering executives with compensation in excess of $150,000. The plan was immaterial at December 31, 1997, 1996 and 1995. The Company does not provide any post-retirement benefits other than these pension plans.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

NOTE O-INCOME TAXES

Income tax expense is summarized as follows:

                                                                                 Year Ended December 31
                                                                        ------------------------------------------
                                                                         1997              1996             1995
                                                                        ------------------------------------------
                                                                                  (dollars in thousands)
Current:
   Federal                                                              $7,619            $7,443           $ 6,638
   State and Local                                                         251               242               950
                                                                        ------------------------------------------

   Total current                                                         7,870             7,685             7,588
                                                                        ------------------------------------------

Deferred:
   Provision for possible loan losses                                     (771)             (642)             (773)
   Mark-to-market security (gain), loss                                    272               596              (375)
   Other, net                                                            1,099               117                17
                                                                        ------------------------------------------

   Total deferred                                                          600                71            (1,131)
                                                                        ------------------------------------------

Income tax expense                                                      $8,470            $7,756           $ 6,457
                                                                        ==========================================


The reconciliation between income taxes and the amount computed by applying the statutory federal tax rates to income before income taxes follows:

                                                                                 Year Ended December 31
                                                                        ------------------------------------------
                                                                         1997              1996              1995
                                                                        ------------------------------------------
                                                                                  (dollars in thousands)
Statutory rate applied to income
   before taxes                                                         $8,219            $7,648            $6,021
   Increase (decrease) in income taxes
      resulting from:
      Tax-exempt income                                                   (174)             (162)             (182)
      State and local income taxes,
        net of federal income tax benefit                                  228               157               481
      Other, net                                                           197               113               137
                                                                        ------------------------------------------
Total tax expense                                                       $8,470            $7,756            $6,457
                                                                        ==========================================

As of December 31, 1997 and 1996, the Company's deferred tax asset account was comprised of the following:

                                                                                  Year Ended December 31
                                                                             -------------------------------
                                                                               1997                    1996
                                                                             -------------------------------
                                                                                   (dollars in thousands)
Deferred tax liabilities:
   Pension expense                                                           $   (69)                $   (53)
   Fixed and other asset depreciation                                            646
   Unrealized net gains on
      available for sale securities                                            1,588                       3

   Accretion of security discounts                                               260                     349
                                                                             -------------------------------
           Total deferred tax liabilities                                      2,425                     299
                                                                             -------------------------------
 Deferred tax assets:
   Provision for possible loan losses                                         (5,206)                 (4,429)
   Other, net                                                                    177                     (49)
                                                                             -------------------------------
           Total deferred tax assets                                          (5,029)                 (4,478)
                                                                             -------------------------------
Net deferred tax assets                                                      $(2,604)                $(4,179)
                                                                             ===============================


Included in income taxes were $30,000, $154,000 and $257,000 for the years ended December 31, 1997, 1996 and 1995, respectively, related to realized net gains on held to maturity securities and available for sale securities.

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

The estimated fair values of the Company's financial instruments were as follows:

                                                                                  December 31, 1997
                                                                          ----------------------------------
                                                                           Carrying
                                                                            amount                Fair value
                                                                          ----------------------------------
                                                                                (dollars in thousands)
Financial assets:
   Cash and due from banks and
      short-term investments                                              $   28,532              $   28,532
   Held to maturity securities                                                58,148                  59,748
   Available for sale securities                                             317,768                 317,768
   Trading account securities                                                  1,251                   1,251
   Loans, net of unearned income                                             847,091                 849,855
Financial liabilities:
   Deposits                                                                1,126,562               1,127,802
   Short-term borrowings                                                      54,195                  54,195
   Long-term borrowings                                                       14,950                  14,950


                                                                                  December 31, 1996
                                                                          ----------------------------------
                                                                           Carrying
                                                                            amount                Fair value
                                                                          ----------------------------------
                                                                                (dollars in thousands)
Financial assets:
   Cash and due from banks and
      short-term investments                                               $ 30,951                $ 30,951
   Held to maturity securities                                               58,198                  59,649
   Available for sale securities                                            229,453                 229,453
   Trading account securities                                                    20                      20
   Loans, net of unearned income                                            731,019                 730,332
Financial liabilities:
   Deposits                                                                 918,012                 919,654
   Short-term borrowings                                                     62,614                  62,614
   Long-term borrowings                                                       2,700                   2,700

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

NOTE Q-FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

In the normal course of business, the Company makes use of a number of different financial instruments to help meet the financial needs of its customers. Certain of these instruments, in accordance with generally accepted accounting principles, are not reflected on the balance sheet and are referred to as off-balance sheet instruments. These instruments and activities include commitments to extend lines of credit and standby and commercial letters of credit. The following table provides a summary of the Company's off-balance sheet financial instruments at December 31, 1997 and 1996.

                                                                          December 31
                                                                --------------------------------
                                                                  1997                    1996
                                                                --------------------------------
                                                                      (dollars in thousands)
Commitments to extend credit                                    $262,312                $232,608
Standby letters of credit                                          9,672                   9,728
Commercial letters of credit                                       1,719                   1,568
                                                                --------------------------------
                                                                $273,703                $243,904
                                                                ================================

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

The Company enters into off-balance sheet transactions primarily as part of its asset-liability management strategy to manage interest rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of these transactions express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position and any interest receivable under the contract. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company for these interest rate contracts at December 31, 1997 and 1996 was approximately $515,000 and $330,000, respectively.

The Bank enters into interest rate swap transactions primarily as part of its asset-liability management strategy to manage interest rate risk. These transactions involve the exchange of interest payments based on a notional amount. Although the notional amounts of these transactions are not reflected in the financial statements, the interest differentials are recognized on an accrual basis over the terms of the agreements as an adjustment to the interest income of the related asset. The credit risk associated with interest rate swaps arises from the counterparties' failure to meet the terms of the agreements. The Bank manages this risk by maintaining positions with highly rated counterparties.

During the first quarter of 1997, the Company purchased a three-year interest rate floor agreement as a hedge against reduced yields on its floating rate commercial loan portfolio in anticipation of a declining interest rate environment. For a fixed premium payment of $215,000 the floor contract requires the seller to pay the Company at specified future dates the amount, if any, by which the 90 day LIBOR rate falls below the fixed floor rate of 5.50%, applied to a notional amount of $25 million. Income or expense on the instrument is recorded on an accrual basis as an adjustment to the yield of the related interest earning assets over the period covered by the contract.

During the fourth quarter of 1997, the Company purchased an additional two-year interest rate floor agreement as a hedge against reduced yields on its floating rate commercial loan portfolio in anticipation of a declining interest rate environment. For a fixed premium payment of $333,000 the floor contract requires the seller to pay the Company at specified future dates the amount, if any, by which the 90 day LIBOR rate falls below the fixed floor rate of 5.875%, applied to a notional amount of $50 million. Income or expense on the instrument is recorded on an accrual basis as an adjustment to the yield of the related interest earning assets over the period covered by the contract.

During the first quarter of 1996, the Bank purchased interest rate swap contracts with notional amounts totaling $145 million. They were purchased as a hedge based on management's judgment at that time that interest rates would fall no further. The contracts, which require the Bank to pay a fixed rate of interest and receive a variable rate of interest from the seller of the contract, are accounted for as modifications of the interest rate characteristics of certain bank assets. All of these swap contracts were sold in the fourth quarter of 1996 resulting in a net pre-tax gain of $1,354,000. This gain is being amortized over the contractual period remaining for the respective swap contracts. The last contractual maturity is January 2000. Net interest income was increased by $592,000 in 1997 and $248,000 in 1996 as a result of these swap contracts.

In the fourth quarter of 1996, management began to reposition the asset-liability sensitivity by moving to a somewhat liability-sensitive position in anticipation of a declining interest rate environment. As stated above, the interest rate swaps purchased in the first quarter were sold. In addition, on December 30, 1996, a $50 million notional amount interest rate floor contract was purchased, for a premium of $345,000, to protect against the possibility of a decrease in interest rates. The contract requires the seller to pay the Bank at specified future dates the amount, if any, by which the 90 day LIBOR rate falls below the fixed floor rate of 5.625%, applied to a notional amount of $50 million. This contract is reported at fair value and changes in its fair value are reflected in trading revenues. This transaction decreased trading revenues by $251,000 in 1997 and had an immaterial effect in the income statement for 1996.

During the first quarter of 1995, the Bank purchased a two-year interest rate floor contract to change the interest rate characteristics on its floating rate loan portfolio in anticipation of a declining interest rate environment. For the fixed premium payment of $285,000 the contract required the seller to pay the Bank at specified future dates the amount, if any, by which the 90 day LIBOR rate falls below the fixed floor rate, applied to a notional amount of $50 million. Income or expense on the instrument is recorded on an accrual basis as an adjustment to the yield of the related interest-earning assets of the yield over the period covered by the contract. In January 1996, the Bank sold this floor contract which resulted in a pre-tax gain of $821,000. This gain was deferred and amortized over the remaining life of the contract. This transaction increased net interest income by $202,000 in 1997, $405,000 in 1996 and had an immaterial effect on income in 1995.

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

NOTE R-PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Following are the condensed financial statements of Mississippi Valley Bancshares, Inc. (Parent Company) for the periods indicated.


BALANCE SHEETS                                                            December 31
                                                                --------------------------------
                                                                  1997                    1996
                                                                --------------------------------
ASSETS                                                               (dollars in thousands)
   Cash and due from subsidiary                                 $    403                 $    94
   Available for sale securities                                   9,529                     469
   Investment in subsidiary                                       94,469                  75,472
   Bank premises                                                   2,760                   2,331
   Other assets                                                    1,368                     347
                                                                --------------------------------
   TOTAL ASSETS                                                 $108,529                 $78,713
                                                                ================================


LIABILITIES
   Long-term debt                                               $ 15,412                 $ 2,700
   Other liabilities                                                  10                      64
                                                                --------------------------------
   TOTAL LIABILITIES                                              15,422                   2,764

SHAREHOLDERS' EQUITY                                              93,107                  75,949
                                                                --------------------------------
   TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                                            $108,529                 $78,713
                                                                ================================

                                                                                   Year Ended December 31
                                                                       -------------------------------------------
STATEMENTS OF INCOME                                                     1997              1996              1995
                                                                       -------------------------------------------
                                                                                   (dollars in thousands)
INCOME
   Dividends from subsidiary                                           $ 5,949           $ 8,929           $ 2,657
   Rent income                                                             408               409               409

   Other                                                                   831               111               120
                                                                       -------------------------------------------
      TOTAL INCOME                                                       7,188             9,449             3,186
EXPENSE
   Interest                                                              1,017               224               347
   Other                                                                   461               411               357
                                                                       -------------------------------------------
      TOTAL EXPENSE                                                      1,478               635               704
Income before tax benefit and
   equity in undistributed income
   of subsidiary                                                         5,710             8,814             2,482
Income tax benefit                                                         (70)              (37)              (58)
                                                                       -------------------------------------------
Income before equity in
   undistributed income of subsidiary                                    5,780             8,851             2,540
Equity in undistributed income
   of subsidiary                                                         9,233             5,245             8,207
                                                                       -------------------------------------------
Net income                                                             $15,013           $14,096           $10,747
                                                                       ===========================================

                                                                                   Year Ended December 31
                                                                      --------------------------------------------
STATEMENTS OF CASH FLOWS                                                 1997              1996              1995
                                                                      --------------------------------------------
                                                                                   (dollars in thousands)
OPERATING ACTIVITIES
   Net income                                                         $ 15,013           $14,096           $10,747
   Equity in undistributed
      income of subsidiary                                              (9,233)           (5,245)           (8,207)
   Realized securities gains, net                                         (108)
   Other, net                                                           (1,196)             (935)              (51)
                                                                      --------------------------------------------
   Net cash provided by
      operating activities                                               4,476             7,916             2,489

INVESTING ACTIVITIES
   Payments for investment in subsidiary                                (7,413)             (105)           (4,500)
   Purchase of available for sale securities                            (9,041)
   Proceeds from sales of held
      to maturity securities                                               355
   Other, net                                                             (498)
                                                                      --------------------------------------------
   Net cash used in investing activities                               (16,597)             (105)           (4,500)

FINANCING ACTIVITIES
   Proceeds from short-term borrowings                                   4,400                               5,000
   Repayments of short-term borrowings                                  (4,400)           (3,000)           (2,000)
   Proceeds from issuance of long-term debt                             14,950
   Proceeds from sale of common stock                                      111                84                74
   Cash dividends paid                                                  (2,631)           (2,352)           (1,745)
   Redemption of preferred stock                                                          (2,625)
                                                                      --------------------------------------------
      Net cash provided by (used in)
      financing activities                                              12,430            (7,893)            1,329
                                                                      --------------------------------------------
   Increase (decrease) in cash                                             309               (82)             (682)
   Cash at beginning of year                                                94               176               858
                                                                      --------------------------------------------
   Cash at end of year                                                $    403           $    94           $   176
                                                                      ============================================

NOTES TO CONSOLIDATED
FINANCIAL STATEMENTS (continued)
--------------------------------------------------------------------------------

NOTE S-SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of quarterly operating results for the years ended December 31, 1997 and 1996:

                                                                                     1997
                                                              ----------------------------------------------------
                                                               First          Second         Third          Fourth
                                                              Quarter        Quarter        Quarter        Quarter
                                                              ----------------------------------------------------
                                                                   (dollars in thousands, except per share data)
Interest income                                               $20,500        $23,101        $25,599        $26,054
Interest expense                                               10,751         12,490         14,978         14,024
                                                              ----------------------------------------------------
   Net interest income                                          9,749         10,611         10,621         12,030
Provision for possible loan losses                                900          1,200          1,100            900
Security gains (losses)                                           108            (20)                           (3)
Other income                                                    1,156          1,303          1,471          1,581
Other expense                                                   4,882          5,238          5,102          5,802
Income taxes                                                    1,888          1,959          2,113          2,510
                                                              ----------------------------------------------------
Net income                                                    $ 3,343        $ 3,497        $ 3,777        $ 4,396
                                                              ====================================================

Net income per share:
   Basic                                                        $ .37          $ .37          $ .40          $ .46
   Diluted                                                        .35            .36            .39            .45

                                                                                     1996
                                                              ----------------------------------------------------
                                                               First          Second         Third          Fourth
                                                              Quarter        Quarter        Quarter        Quarter
                                                              ----------------------------------------------------
                                                                   (dollars in thousands, except per share data)
Interest income                                               $19,065        $19,494        $20,534        $20,626
Interest expense                                                9,652          9,851         10,599         10,709
                                                              ----------------------------------------------------
   Net interest income                                          9,413          9,643          9,935          9,917
Provision for possible loan losses                              1,100            850            950            975
Security gains (losses                                            309            132                            (1)
Other income                                                    1,024          1,082          1,131          1,384
Other expense                                                   4,448          4,595          4,491          4,708
Income taxes                                                    1,935          1,878          1,958          1,985
                                                              ----------------------------------------------------
Net income                                                    $ 3,263        $ 3,534        $ 3,667        $ 3,632
                                                              ====================================================


Net income per share:
   Basic                                                        $ .36          $ .38          $ .40          $ .40
   Diluted                                                        .34            .37            .38            .37

THIS PAGE WAS INTENTIONALLY LEFT
BLANK FOR YOUR NOTES
--------------------------------------------------------------------------------

MISSISSIPPI VALLEY BANCSHARES, INC.
BOARD OF DIRECTORS
--------------------------------------------------------------------------------

JOHN T. BAUMSTARK
President-Archway Sales Inc.
Age 53

ANDREW N. BAUR
Chairman-Mississippi Valley
   Bancshares, Inc.
Chairman-Southwest Bank
   of St. Louis
Age 53

LINN H. BEALKE
President-Mississippi Valley
   Bancshares, Inc.
Vice Chairman-Southwest Bank
   of St. Louis
Age 53

ALICE C. BEHAN
Private Investor
Age 52

WILLIAM H. T. BUSH
Chairman-Bush-O'Donnell
   & Co., Inc.
Age 59

FRANKLIN J. CORNWELL, JR.
Private Investor
Age 55

THEODORE P. DESLOGE, JR.
President-Bloom & Desloge
   Enterprises, Inc.
Age 58

LOUIS N. GOLDRING
Vice Chairman-Franklin Equity
   Leasing Company
Age 56

RICHARD T. GROTE
President-Grote Financial Futures
Chairman-American Medical
   Claims, Inc.
Age 52

FREDERICK O. HANSER
Chairman, St. Louis Cardinals, L.P.
Age 55

DONNA D. LAMBERT
Private Investor
Age 58

MICHAEL D. LATTA
Chairman and Chief Executive
    Officer-Dunmon, Inc.
Age 56

MONT S. LEVY
Registered Investment Advisor
Principal-Buckingham Asset
   Management
Age 46

LEWIS B. SHEPLEY
Executive Vice President and Chief
   Financial Officer-Reliable Life
   Insurance Company
Age 58

--------------------------------------------------------------------------------

MVBI AUDIT COMMITTEE
(Representing MVBI)
John T. Baumstark
William H.T. Bush
Franklin J. Cornwell, Jr.
Donna D. Lambert
Michael D. Latta
Mont S. Levy

(Representing SWB)
G. Fred Heimburger
William F. Holekamp
Charles W. Hrebec, Jr.
Charles A. Zone

MVBI EXECUTIVE COMMITTEE
Andrew N. Baur
Linn H. Bealke
Louis N. Goldring
Richard T. Grote
Frederick O. Hanser

MVBI COMPENSATION AND
EMPLOYEE BENEFITS COMMITTEE
(Representing MVBI)
Alice C. Behan
William H.T. Bush
Franklin J. Cornwell, Jr.
Theodore P. Desloge, Jr.
Louis N. Goldring
Lewis B. Shepley

(Representing SWB)
Zolt Rumy


SOUTHWEST BANK OF ST. LOUIS
BOARD OF DIRECTORS
--------------------------------------------------------------------------------

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

RICHARD G. MILLMAN
President-Millman Lumber Co.

ZSOLT RUMY
President, Zoltek Corporation

ALMIRA BALDWIN SANT
Private Investor

CHARLES A. ZONE
President-C.J. Zone
   Manufacturing Co., Inc.

ADVISORY DIRECTOR
-----------------------------------
WILLIAM J. FRESCHI
Retired Food Executive

MISSISSIPPI VALLEY BANCSHARES, INC.
--------------------------------------------------------------------------------

EXECUTIVE OFFICERS

ANDREW N. BAUR, Chairman

LINN H. BEALKE, President

PAUL M. STRIEKER, Executive Vice President, Controller and Chief Financial
Officer

CAROL B. DOLENZ, Secretary/Treasurer


STOCK LISTING

NASDAQ-NMS symbol: MVBI Appears as MissVly or Ms ValyBcsh in newspaper stock tables.


TRANSFER AGENT

ChaseMellon Shareholder Services, L.L.C.
Stock Transfer Department
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660
(888) 213-0965 (toll free)
Website Address: www.chasemellon.com

DIVIDEND INFORMATION

Dividends are normally paid the first day of January, April, July and October.

ANNUAL MEETING

The Annual Meeting of Shareholders will be at 9:00 a.m., Wednesday, April 15, 1998, at the Tower Grove Park Palm House, 4255 Arsenal Street, St. Louis, Missouri 63110.

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

Mississippi Valley Bancshares, Inc.
700 Corporate Park Drive
St. Louis, Missouri 63105
(314) 268-2580