Form 10-K, Exhibit 13
period 1998-12-31
MISSISSIPPI VALLEY BANCSHARES INC
filed 1999-03-25
CIK 809352

Common Share Data
-------------------------------------------------------------------------

Mississippi Valley Bancshares, Inc. (MVBI) is traded on the National Association of Securities Dealers, Inc. ("NASD") National Market. The following bar graph and table sets forth the high, low and closing trade prices of the common stock, cash dividends and certain other information for the last three years, as reported by the NASD:






                            [GRAPH]





                                                                         Book
                                                                       Value At
                                                                        End Of      Market Price      Dividends
1998                       High            Low           Close          Period      To Book Value     Declared
----------------------------------------------------------------------------------------------------------------
4th Quarter              $ 37 3/8       $ 30           $ 33 3/4        $ 12.43         271.52%         $ .09
3rd Quarter                38             34 3/8         36 1/8          12.26         294.66            .08
2nd Quarter                42 1/2         38             39 1/2          11.19         352.99            .08
1st Quarter                45             30 1/4         41 3/4          10.80         386.57            .08

1997
----------------------------------------------------------------------------------------------------------------

4th Quarter              $ 34 1/4       $ 24 7/8       $ 32 1/4        $ 10.31         312.80%         $ .07
3rd Quarter                25 3/8         23 1/2         24 1/2           9.80         250.00            .07
2nd Quarter                24 1/4         20 7/8         24 1/4           9.10         266.48            .07
1st Quarter                23 1/2         20 7/8         21 1/4           8.55         248.54            .07

1996
----------------------------------------------------------------------------------------------------------------

4th Quarter              $ 21 1/2       $ 18 1/8       $ 21 1/4        $  8.45         251.48%         $ .0625
3rd Quarter                18 1/4         15 5/8         18 1/4           8.08         225.87            .0625
2nd Quarter                16 1/4         13 3/4         16               7.75         206.45            .055
1st Quarter                14 1/4         12 5/8         14 1/4           7.42         192.05            .055


                                                     December 31
                                       ---------------------------------------
                                          1998           1997           1996
                                       ---------------------------------------
Average shares outstanding             9,548,127      9,396,320      9,023,638
Year-end shares outstanding            9,491,912      9,519,212      9,033,912
Shareholders of record                       534            526            471
Average daily volume <F1>                  8,165          5,730          3,922

<F1> Per NASDAQ National Market System

Financial Review
-------------------------------------------------------------------------
Selected Consolidated Financial Data

The following table presents selected consolidated financial information for Mississippi Valley Bancshares, Inc. (the "Company"), and its wholly-owned subsidiaries, Southwest Bank of St. Louis, Southwest Bank, Belleville (the "Banks") and MVBI Capital Trust for each of the five years ended December 31, 1998. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.

                                                     ----------------------------------------------------------------------
                                                        1998           1997           1996           1995           1994
                                                     ----------------------------------------------------------------------
                                                                  (dollars in thousands, except per share data)
Income Statement Data
 Interest income                                     $  102,836     $   95,254     $   79,719     $   70,402     $   53,036
 Interest expense                                        53,593         52,243         40,811         38,295         23,883
                                                     ----------------------------------------------------------------------
 Net interest income                                     49,243         43,011         38,908         32,107         29,153
 Provision for possible loan losses                       4,450          4,100          3,875          2,560          2,680
                                                     ----------------------------------------------------------------------

 Net interest income after provision
   for possible loan losses                              44,793         38,911         35,033         29,547         26,473
 Noninterest income                                       8,383          5,596          5,061          4,095          2,736
 Noninterest expense                                     23,610         21,024         18,242         16,438         14,993
                                                     ----------------------------------------------------------------------
 Income before income taxes                              29,566         23,483         21,852         17,204         14,216
 Income taxes                                            10,955          8,470          7,756          6,457          5,584
                                                     ----------------------------------------------------------------------

 Net income                                          $   18,611     $   15,013     $   14,096     $   10,747     $    8,632
                                                     ======================================================================

Dividends
 Preferred stock                                     $              $              $      231     $      231     $      231
 Common stock                                             3,149          2,631          2,121          1,514          1,192
 Ratio of total dividends declared to
   net income                                             16.92%         17.52%         16.69%         16.24%         16.49%

Per Share Data <F1>
 Earnings per common share:
   Basic                                             $     1.95     $     1.60     $     1.54     $     1.18     $      .96
   Diluted                                                 1.91           1.55           1.46           1.12            .90
 Common stock cash dividends                                .33            .28           .235            .17         .13625
 Average common shares and common
   share equivalents outstanding                      9,747,564      9,700,928      9,582,886      9,517,616      9,488,914
 Diluted book value (period end)                     $    12.43     $    10.31     $     8.45     $     7.47     $     5.87

Balance Sheet Data (at period end)
 Securities                                          $  438,902     $  375,916     $  287,651     $  327,652     $  176,674
 Loans, net of unearned discount                        925,961        847,091        731,019        623,777        563,477
 Total assets                                         1,430,057      1,299,918      1,065,777        995,048        772,015
 Total deposits                                       1,211,805      1,126,562        918,012        886,565        658,956
 Total long-term debt                                    14,950         14,950          2,700          2,700          3,240
 Common shareholders' equity                            109,778         93,107         75,949         67,607         52,250
 Total shareholders' equity                             109,778         93,107         75,949         70,107         54,750

Selected Ratios
 Return on average total assets                            1.40%          1.25%          1.40%          1.22%          1.21%
 Return on average total shareholders' equity             18.09          17.77          19.07          17.34          16.61
 Net interest margin                                       3.86           3.73           4.01           3.80           4.26
 Efficiency ratio <F2>                                    40.78          43.03          41.25          45.06          46.59
 Average assets per employee                         $    5,504     $    5,220     $    4,740     $    4,426     $    3,938

Asset Quality Ratios
 Allowance for possible loan losses to loans               1.96%          1.76%          1.73%          1.73%          1.70%
 Nonperforming loans to loans <F3>                          .17            .26            .92            .75            .39
 Allowance for possible loan losses
   to nonperforming loans <F3>                         1,156.41         679.69         188.14         230.14         440.64
 Nonperforming assets to loans and
   foreclosed assets <F4>                                   .19            .43            .99            .75            .40
 Net loan charge-offs to average loans                      .14            .23            .30            .23            .16

Capital Ratios
 Average shareholders' equity to
   average assets                                          7.76%          7.04%          7.32%          7.03%          7.29%
 Total risk-based capital ratio                           13.22          13.23          11.45          11.64          11.45
 Leverage ratio                                            8.56           8.04           7.20           6.70           7.33

------------------------------------------------------------------------
<F1> All Share and per Share information has been restated to reflect the 1998 two-for-one stock split.
<F2> The efficiency ratio = noninterest expense divided by
     (tax-equivalent net interest income + noninterest income)
<F3> Nonperforming loans consist of nonaccrual loans, loans
     contractually past due 90 days or more and loans with restructured terms.
<F4> Nonperforming assets consist of nonperforming loans and foreclosed assets.

-------------------------------------------------------------------------
Management's Discussion and Analysis of Financial Condition and Results of Operation

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

Summary of Earnings

Consolidated net income for 1998 was $18,611,000, an increase of $3,598,000 or 24.0% above 1997 earnings. On a diluted per share basis, net income for 1998 was $1.91, up 23.2% from $1.55 in the previous year. Greater net interest income, the principal contributor to the improved earnings performance, was generated by increased loans outstanding and investment securities. The Company's loan loss provision was $4,450,000, up from $4,100,000 in the prior year as loans increased $79 million during 1998. Net loan charge-offs in 1998 were $1.2 million, down from $1.8 million in 1997. Gains on sales of available for sale securities of $1,539,000 in 1998 compared to $85,000 in 1997, plus greater net trading profits and commissions were primarily responsible for the increased noninterest income in 1998. Comparative noninterest expenses were $23,610,000, up $2,586,000 or 12.3% from the year earlier due in part to operating costs for the Belleville office which opened in September 1998. Overall operating efficiencies improved from last year as net interest income and noninterest income growth outpaced the overhead expense increase.

Consolidated net income for 1997 was $15,013,000, an increase of $917,000 or 6.5% above 1996 earnings. On a diluted per share basis, net income for 1997 was $1.55, up 6.2% from $1.46 in the previous year. Greater net earnings were primarily attributable to the 10.5% increase in net interest income generated by increased loans outstanding and to a lesser extent additional investment securities. Reflecting 16% loan growth, the Company's loan loss provision was $4,100,000, up from $3,875,000 the prior year. Loan net charge-offs in 1997 were down slightly from 1996 levels. Total noninterest income rose from the previous year primarily due to increased service charges, greater merchant credit card fees and additional operating lease income. Comparative noninterest expenses were up $2,782,000, or 15.3% from 1996 due in large part to increased salaries and benefits. Cost increases were also experienced in most other overhead expense categories. Even considering higher overhead costs, operating efficiencies were favorable compared against peer averages.

Net interest income

The following discussion and table sets forth the composition of average interest-earning assets and interest-bearing liabilities along with accompanying interest income, expense, yields, and rates, on a tax-equivalent basis assuming a marginal statutory Federal income tax rate of 35% in 1998, 1997, 1996 and 1995 and 34% in previous years. The tax-equivalent adjustments were approximately $263,000, $251,000, $249,000, $279,000, and $289,000 for each of the five years ended December 31, 1998, respectively.

Net interest income is the difference between income earned on assets and interest expense paid on deposits and borrowings used to fund them. Net interest income, the primary component of net income, has increased in each of the last five years. Continued growth in earning assets has been responsible for the consistent increases in net interest income. Net interest income on a tax-equivalent basis divided by average interest-earning assets represents the Company's net interest margin.

During the years presented the Company's net interest margins have been below comparable ratios for its peers. Consumer loans generally provide higher total yields than do commercial loans. With only six bank locations, the Company cannot effectively compete for consumer loans against other area financial institutions having dozens of locations each. The Company also does not have a credit card lending operation. Deposit growth has been partially attained through rate promotional activities. Such actions have generally placed the Company's total funding costs above those of its peers. The combination of slightly lower overall loan yields and higher deposit rates has generally resulted in the Company's net interest margins being below those of its peers.

Years Ended December 31, 1998 and 1997

Total tax-equivalent interest income for 1998 was $103,099,000, up $7,594,000 or 8.0% above $95,505,000 in 1997. The increase in interest income was generated by growth in average loans outstanding of $73 million and securities increases of $49 million above prior year levels. Offsetting a portion of the benefits of asset growth were the lower yields earned on all assets. Total loan yields declined to 8.88% in 1998, down from 9.07% in 1997 as loan yields dropped with an average prime rate of 8.33% in 1998, compared with 8.44% in 1997. Total earning asset yields fell to 8.05%, down 19 basis points from 8.24% in 1997.

Funding of the 1998 asset growth was accomplished primarily with funds raised in connection with the money market deposit account promotion during the last half of 1997. A decline in time deposits was partially offset with increased short-term borrowings, demand deposits and shareholders' equity.

Total interest expense increased to $53,593,000 in 1998, up from $52,243,000 in 1997. The increase was primarily a result of the net increase in interest bearing deposits, specifically money market accounts. Offsetting a substantial portion of the increased interest expense generated by the greater volume of deposits were the lower rates paid on all interest bearing liabilities except long-term debt. Overall rates paid on total interest bearing liabilities fell to 4.80% from 5.13% paid in 1997.

Total net interest income increased to $49,506,000, up $6,244,000 from 1997 as greater interest income exceeded the higher interest expense costs. The Company's net interest margin improved to 3.86% from 3.73% the previous year as the decline in interest bearing liability rates, primarily money market accounts, exceeded the drop in earning asset yields.

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

Funding the 1997 asset growth was done in two phases. During the first half of 1997, loan growth and security purchases were funded with short-term borrowings and increased time deposits. In May 1997, the Company launched an aggressive money market deposit account promotion. The account offering provided an attractive guaranteed rate and successfully raised over $200 million during the promotion period. As money market deposits grew, the Company reduced its short-term borrowings. The Company also invested a large portion of the new deposits in U.S. Treasury and U.S. Agency securities.

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

Total net interest income increased to $43,262,000, up $4,105,000 from 1996 as greater interest income exceeded the higher interest expense costs. The Company's net interest margin declined to 3.73% from 4.01% the previous year as the increase in interest bearing liability rates, primarily money market accounts, exceeded the lesser increase in asset yields.

------------------------------------------------------------------------
Five Year Comparison Of Consolidated Average Balance Sheets, Interest, Yields And Rates (dollars in thousands)

                                                                   Twelve Months Ended December 31
                                                  ------------------------------      -------------------------------
                                                               1998                                 1997
                                                  ------------------------------      -------------------------------
                                                               Interest                           Interest
                                                    Average    Income/    Yield/        Average   Income/     Yield/
                                                    Balance    Expense     Rate         Balance   Expense       Rate
                                                  ------------------------------      -------------------------------
Assets
Interest-earning assets:
 Loans<F1><F2>
   Taxable                                        $  882,613  $ 78,402      8.88%     $  810,038    $73,447      9.07%
   Tax exempt<F3>
 Held to maturity securities
   Taxable                                            39,310     2,501      6.36          43,172      2,887      6.69
   Tax-exempt<F3>                                      8,270       853     10.32           7,784        820     10.54
 Available for sale securities                       322,154    19,755      6.13         270,121     16,779      6.21
 Trading account securities                              930        60      6.41             914         62      6.80
 Federal funds sold and other
   short-term investments                             28,177     1,528      5.42          27,357      1,510      5.52
                                                  ------------------------------      -------------------------------
    Total interest-earning assets                  1,281,454   103,099      8.05       1,159,386     95,505      8.24
                                                  ------------------------------      -------------------------------
Noninterest-earning assets:
 Cash and due from banks                              24,543                              25,539
 Bank premises and equipment                          15,928                              12,264
 Other assets                                         20,425                              16,994
 Allowance for possible
   loan losses                                       (15,871)                            (13,658)
                                                  ------------------------------      -------------------------------
    Total assets                                  $1,326,479                          $1,200,525
                                                  ==============================      ===============================
Liabilities and
Shareholders' Equity
Interest-bearing liabilities:
 NOW accounts                                     $   25,565  $    419      1.64%     $   22,438    $   383      1.71%
 Money market accounts                               631,451    29,311      4.64         457,914     22,716      4.96
 Savings deposits                                     24,127       713      2.96          22,820        675      2.96
 Time deposits of $100,000
   or more                                            35,415     1,860      5.25          37,244      2,008      5.39
 Other time deposits                                 317,377    16,935      5.34         410,766     22,717      5.53
                                                  ------------------------------      -------------------------------
    Total interest-bearing deposits                1,033,935    49,238      4.76         951,182     48,499      5.10

 Federal funds purchased,
   repurchase agreements and
   other short-term borrowings                        66,777     3,262      4.88          54,549      2,780      5.10
 Convertible debentures                                                                      666         54      8.00
 Guaranteed preferred
   beneficial interests in
   subordinated debentures                            14,950     1,093      7.31          12,369        910      7.36
                                                  ------------------------------      -------------------------------
    Total interest-bearing liabilities             1,115,662    53,593      4.80       1,018,766     52,243      5.13
                                                  ------------------------------      -------------------------------
Noninterest-bearing liabilities:
 Demand deposits                                     103,969                              93,707
 Other liabilities                                     3,968                               3,554
Shareholders' equity                                 102,880                              84,498
                                                  ------------------------------      -------------------------------
    Total liabilities and
      shareholders' equity                        $1,326,479                          $1,200,525
                                                  ==============================      ===============================
    Net interest income                                       $ 49,506                              $43,262
                                                  ==============================      ===============================
    Net interest margin                                                     3.86%                                3.73%
                                                  ==============================      ===============================

-------------------------------------------------------------------------
<F1> For purposes of these computations, nonaccrual loans are included in the average loan amounts outstanding. Interest on nonaccrual loans is recorded when received.
<F2> Interest income on loans includes loan fees, which were not material to any period presented.
<F3> Information is presented on a tax-equivalent basis assuming a tax rate of 35%. The tax-equivalent adjustments were approximately $263,000, $251,000, $249,000, $279,000, and $289,000 for the
     years ended December 31, 1998, 1997, 1996, 1995, and 1994, respectively.

12

------------------------------------------------------------------------
                                                                   Twelve Months Ended December 31
                                                  ------------------------------        -----------------------------
                                                               1996                                 1995
                                                  ------------------------------        -----------------------------
                                                             Interest                             Interest
                                                    Average  Income/      Yield/        Average   Income/      Yield/
                                                    Balance  Expense       Rate         Balance   Expense       Rate
                                                  ------------------------------        -----------------------------
Assets
Interest-earning assets:
 Loans<F1><F2>
   Taxable                                        $  674,176   $60,678      9.00%       $584,790    $53,553      9.16%
   Tax exempt<F3>                                         17         1      5.59             959         84      8.77
 Held to maturity securities
   Taxable                                            65,391     4,356      6.66         135,317      8,342      6.16
   Tax-exempt<F3>                                      7,477       811     10.85           7,478        816     10.91
 Available for sale securities                       214,417    13,301      6.20         103,646      6,725      6.49
 Trading account securities                              771        47      6.17             743         49      6.65
 Federal funds sold and other
   short-term investments                             14,278       774      5.42          19,017      1,112      5.85
                                                  ------------------------------        -----------------------------
    Total interest-earning assets                    976,527    79,968      8.19         851,950     70,681      8.30
                                                  ------------------------------        -----------------------------
Noninterest-earning assets:
 Cash and due from banks                              22,696                              20,818
 Bank premises and equipment                          10,579                               8,019
 Other assets                                         11,491                              10,329
 Allowance for possible
   loan losses                                       (11,633)                            (10,304)
                                                  ------------------------------        -----------------------------
    Total assets                                  $1,009,660                            $880,812
                                                  ==============================        =============================
Liabilities and
Shareholders' Equity
Interest-bearing liabilities:
 NOW accounts                                     $   20,323   $   348      1.71%       $ 19,213    $   419      2.18%
 Money market accounts                               336,586    14,104      4.19         246,558     12,528      5.08
 Savings deposits                                     22,588       671      2.97          22,466        662      2.94
 Time deposits of $100,000
   or more                                            34,518     1,820      5.27          38,102      2,098      5.51
 Other time deposits                                 389,427    21,388      5.49         359,896     19,427      5.40
                                                  ------------------------------        -----------------------------
    Total interest-bearing deposits                  803,442    38,331      4.77         686,235     35,134      5.12

 Federal funds purchased,
   repurchase agreements and
   other short-term borrowings                        44,744     2,264      5.06          50,028      2,918      5.83
 Convertible debentures                                2,700       216      8.00           2,968        243      8.19
 Guaranteed preferred
   beneficial interests in
   subordinated debentures
                                                  ------------------------------        -----------------------------
    Total interest-bearing liabilities               850,886    40,811      4.80         739,231     38,295      5.18
                                                  ------------------------------        -----------------------------
Noninterest-bearing liabilities:
 Demand deposits                                      82,258                              77,439
 Other liabilities                                     2,602                               2,179
Shareholders' equity                                  73,914                              61,963
                                                  ------------------------------        -----------------------------
    Total liabilities and
      shareholders' equity                        $1,009,660                            $880,812
                                                  ==============================        =============================
    Net interest income                                        $39,157                              $32,386
                                                  ==============================        =============================
    Net interest margin                                                     4.01%                                3.80%
                                                  ==============================        =============================

------------------------------------------------------------------------
                                                  Twelve Months Ended December 31
                                                    ----------------------------
                                                                1994
                                                    ----------------------------
                                                              Interest
                                                     Average  Income/     Yield/
                                                     Balance  Expense      Rate
                                                    ----------------------------
Assets
Interest-earning assets:
 Loans<F1><F2>
   Taxable                                          $535,422   $44,315      8.25%
   Tax exempt<F3>                                      1,474       134      9.10
 Held to maturity securities
   Taxable                                            95,941     5,079      5.29
   Tax-exempt<F3>                                      7,626       817     10.71
 Available for sale securities                        44,433     2,706      6.09
 Trading account securities                            1,410        76      5.38
 Federal funds sold and other
   short-term investments                              4,548       198      4.35
                                                    ----------------------------
    Total interest-earning assets                    690,854    53,325      7.72
                                                    ----------------------------
Noninterest-earning assets:
 Cash and due from banks                              17,384
 Bank premises and equipment                           5,949
 Other assets                                          7,234
 Allowance for possible
   loan losses                                        (8,578)
                                                    ----------------------------
    Total assets                                    $712,843
                                                    ============================
Liabilities and
Shareholders' Equity
Interest-bearing liabilities:
 NOW accounts                                       $ 17,992   $   328      1.83%
 Money market accounts                               163,488     4,993      3.05
 Savings deposits                                     24,679       729      2.95
 Time deposits of $100,000
   or more                                            26,921     1,187      4.41
 Other time deposits                                 315,659    14,828      4.70
                                                    ----------------------------
    Total interest-bearing deposits                  548,739    22,065      4.02

 Federal funds purchased,
   repurchase agreements and
   other short-term borrowings                        38,591     1,548      4.01
 Convertible debentures                                3,240       270      8.33
 Guaranteed preferred
   beneficial interests in
   subordinated debentures
                                                    ----------------------------
    Total interest-bearing liabilities               590,570    23,883      4.04
                                                    ----------------------------
Noninterest-bearing liabilities:
 Demand deposits                                      69,438
 Other liabilities                                       853
Shareholders' equity                                  51,982
                                                    ----------------------------
    Total liabilities and
      shareholders' equity                          $712,843
                                                    ============================
    Net interest income                                        $29,442
                                                    ============================
    Net interest margin                                                     4.26%
                                                    ============================


-------------------------------------------------------------------------
Changes In Interest Income And Expense/Volume And Rate Variances

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


                                -------------------------------------------           -------------------------------------------
                                                 Year Ended                                            Year Ended
                                             December 31, 1998                                     December 31, 1997
                                                Compared to                                           Compared to
                                             December 31, 1997                                     December 31, 1996
                                -------------------------------------------           -------------------------------------------
                                                         Increase (decrease) attributable to change in:

                                                   Yield/              Net                               Yield/              Net
                                Volume              Rate             Change           Volume              Rate             Change
                                -------------------------------------------           -------------------------------------------
                                                                      (dollars in thousands)
Interest earned on:
 Loans<F1><F2>                  $ 6,511           $(1,556)          $ 4,955           $12,293           $   475           $12,768
 Held to maturity securities
   Taxable                         (249)             (137)             (386)           (1,489)               20            (1,469)
   Tax-exempt<F1>                    50               (17)               33                32               (23)                9
 Available for sale
   securities                     3,194              (218)            2,976             3,457                21             3,478
 Trading account
   securities                         1                (3)               (2)               10                 5                15
 Federal funds sold
   and other short-
   term investments                  45               (27)               18               722                14               736
                                -------------------------------------------           -------------------------------------------

                      TOTAL
            INTEREST INCOME       9,552            (1,958)            7,594            15,025               512            15,537
                                -------------------------------------------           -------------------------------------------
Interest paid on:
 NOW accounts                        52               (16)               36                35                                  35
 Money market
   accounts                       8,140            (1,545)            6,595             5,704             2,908             8,612
 Savings                             38                                  38                 6                (2)                4
 Time deposits of
   $100,000 or more                 (97)              (51)             (148)              146                42               188
 Other time deposits             (5,023)             (759)           (5,782)            1,173               156             1,329
 Federal funds purchased,
   repurchase agreements
   and other short-term
   borrowings                       554               (72)              482               461                55               516
 Long-term
   borrowings                        64                65               129               374               374               748
                                -------------------------------------------           -------------------------------------------

             TOTAL INTEREST
                    EXPENSE       3,728            (2,378)            1,350             7,899             3,533            11,432
                                -------------------------------------------           -------------------------------------------

               NET INTEREST
                     INCOME     $ 5,824           $   420           $ 6,244           $ 7,126           $(3,021)          $ 4,105
                                ===========================================           ===========================================



                                -------------------------------------------
                                                 Year Ended
                                             December 31, 1996
                                                Compared to
                                             December 31, 1995
                                -------------------------------------------
                               Increase (decrease) attributable to change in:

                                                   Yield/              Net
                                Volume              Rate             Change
                                -------------------------------------------
                                          (dollars in thousands)
Interest earned on:
 Loans<F1><F2>                  $ 7,997           $  (955)          $ 7,042
 Held to maturity securities
   Taxable                       (4,617)              631            (3,986)
   Tax-exempt<F1>                                      (5)               (5)
 Available for sale
   securities                     6,890              (314)            6,576
 Trading account
   securities                         2                (4)               (2)
 Federal funds sold
   and other short-
   term investments                (261)              (77)             (338)
                                -------------------------------------------

                      TOTAL
            INTEREST INCOME      10,011              (724)            9,287
                                -------------------------------------------
Interest paid on:
 NOW accounts                        24               (95)              (71)
 Money market
   accounts                       4,039            (2,463)            1,576
 Savings                              3                 6                 9
 Time deposits of
   $100,000 or more                (190)              (88)             (278)
 Other time deposits              1,630               331             1,961
 Federal funds purchased,
   repurchase agreements
   and other short-term
   borrowings                      (453)             (201)             (654)
 Long-term
   borrowings                       (14)              (13)              (27)
                                -------------------------------------------

             TOTAL INTEREST
                    EXPENSE       5,039            (2,523)            2,516
                                -------------------------------------------

               NET INTEREST
                     INCOME     $ 4,972           $ 1,799           $ 6,771
                                ===========================================


---------------------------------------------------------------------------
<F1> Information is presented on a tax-equivalent basis assuming a tax rate of 35%. The approximate tax equivalent adjustments were $263,000, $251,000, $249,000 and $279,000 for the years ended
     December 31, 1998, 1997, 1996, and 1995, respectively.
<F2> Average balances included nonaccrual loans.




Lending And Credit Management

Interest earned on the loan portfolio is the primary source of income for the Company. The loan portfolio represents 65% of the Company's total assets and for the year ended December 31, 1998, total loans were up approximately $79 million. Loan growth occurred in all major categories, except residential real estate. The table on the following page shows the composition of the loan portfolio at the end of each of the periods indicated.

                                                    1998                             1997                          1996
                                           ------------------------         ------------------------      ------------------------
                                            Amount              %            Amount              %         Amount              %
                                           ------------------------         ------------------------      ------------------------
                                                                             (dollars in thousands)
Commercial, financial,
 agricultural, municipal
 and industrial development                $434,467           46.9%         $369,559           43.6%      $339,460           46.4%
Real estate construction                     40,019            4.3            37,536            4.4         17,149            2.3
Real estate mortgage:
 One to four family
  residential loans                         103,140           11.1           117,105           13.8        113,035           15.5
 Other real estate loans                    328,493           35.4           307,624           36.3        251,618           34.4
Lease financing                              10,175            1.1             7,199             .8          3,204             .4
Installment and consumer                     10,748            1.2             8,912            1.1          6,962            1.0
                                           ------------------------         ------------------------      ------------------------

                       TOTAL LOANS         $927,042          100.0%         $847,935          100.0%      $731,428          100.0%
                                           ========================         ========================      ========================


                                                     1995                             1994
                                           ------------------------         ------------------------
                                            Amount              %            Amount              %
                                           ------------------------         ------------------------
                                                             (dollars in thousands)
Commercial, financial,
 agricultural, municipal
 and industrial development                $288,318           46.2%         $259,401           46.0%
Real estate construction                     14,312            2.3            13,010            2.3
Real estate mortgage:
 One to four family
  residential loans                         107,386           17.2            97,922           17.4
 Other real estate loans                    206,105           33.0           185,805           33.0
Lease financing                                 941             .2             1,108             .2
Installment and consumer                      6,798            1.1             6,352            1.1
                                           ------------------------         ------------------------

                       TOTAL LOANS         $623,860          100.0%         $563,598          100.0%
                                           ========================         ========================


The following table sets forth the remaining maturities for loans as of December 31, 1998.

                                                                 Over one year
                                                              through five years                Over five years
                                                          --------------------------        ----------------------
                                           One year       Fixed             Floating        Fixed         Floating
                                            or less        rate               rate           rate           rate          Total
                                           --------       --------------------------        ----------------------       --------
                                                                           (dollars in thousands)
Commercial, financial,
 agricultural, municipal
 and industrial development                $278,453       $ 61,265          $ 84,012        $ 7,996         $2,741       $434,467
Real estate construction                     23,832          5,966            10,221                                       40,019
Real estate mortgage                        107,674        240,753            22,133         59,001          2,072        431,633
Lease financing                               2,328          7,847                                                         10,175
Installment and consumer                      8,447          2,196               105                                       10,748
                                           --------       --------          --------        -------         ------       --------

                       TOTAL LOANS         $420,734       $318,027          $116,471        $66,997         $4,813       $927,042
                                           ========       ========          ========        =======         ======       ========


The Company makes the majority of its loans to customers located within the St. Louis metropolitan area. The Company has no foreign loans nor any loans regarded by the Federal Reserve Board as highly leveraged transactions. The Company has no significant agricultural loans. The Company has traditionally emphasized commercial lending and at December 31, 1998, 88% of the loan portfolio was in commercial, industrial and commercial real estate loans.

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

The existing loan portfolio is monitored via the Company's loan rating system. Generally, all existing loans in excess of $150,000, other than residential mortgages, are reviewed on an annual basis. The Company assigns a reserve amount consistent with each loan rating category. The loan rating system is used to determine the adequacy of the allowance for possible loan losses. Management continuously evaluates the allowance for possible loan losses to ensure its adequacy to absorb loan losses inherent in the loan portfolio. General reserves are established based on the loan rating system which focuses on historical loss experience and trends in delinquencies and nonperforming loans. The unallocated reserve serves to compensate for the uncertainty in estimating loan losses, including the possibility of changes in risk ratings of loans, the overall level of non-performing loans, and current economic conditions. Each month the allowance for possible loan losses is reviewed relative to the loan rating system and results are reported to the Board of Directors. This review considers items such as a review of specifically identified loans, current economic conditions, loan growth and the overall characteristics of the loan portfolio.

During the last half of 1998, the allowance for possible loan losses was increased to 1.96% of loans. This is above the 1.73% average we have maintained for the previous four years. Loan growth in 1998 was concentrated in commercial loans which are generally higher risk than residential real estate loans. Commercial loans as a percentage of the total loan portfolio continued to increase in 1998 to 88%, while residential real estate loans decreased to 11% of the portfolio. Unfunded loan commitments have also increased as the commercial loan portfolio has grown. Management believes that there are still significant risks in the economy with falling commodity prices and a historically high stock market. In view of these factors, the allowance for possible loan losses was increased in 1998. Management believes that the level of allowance for possible loan losses is adequate given the Company's loan portfolio.

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

------------------------------------------------------------------------
Lending And Credit Management-continued

As a part of their examination process various regulatory agencies review the Company's allowance for possible loan losses. These agencies have the authority to require the Company to recognize additions to the allowance based upon their judgment. Management believes that the allowance for possible loan losses at December 31, 1998 was adequate. The table below summarizes for the periods indicated activity in the Company's allowance for possible loan losses, including loans charged off, loan recoveries and additions to the allowance charged to operating expenses.

Gross interest income on nonaccrual and restructured loans, which would have been recorded under the original terms of the loans, was approximately $278,000 in 1998, $270,000 in 1997, and $298,000 in 1996.
Of this amount, approximately $159,000, $195,000 and $157,000 was actually recorded as interest income on such loans in 1998, 1997 and 1996, respectively.

As of December 31, 1998, the Company had approximately $1.6 million in loans which were not included in nonaccrual, past due 90 days or more or restructured categories, but where the borrowers were currently experiencing potential credit problems that raised doubts as to the ability of the borrowers to comply with the present loan repayment terms.


Summary Of Loan Loss Experience And Related Information

                                                          ------------------------------------------------------------------------
                                                            1998              1997           1996           1995           1994
                                                          ------------------------------------------------------------------------
                                                                                   (dollars in thousands)
Allowance for possible loan losses
 (beginning of period)                                    $ 14,892          $ 12,624       $ 10,789       $  9,575       $  7,756
                                                          ------------------------------------------------------------------------
Loans charged off:
   Commercial and industrial                                (1,958)           (2,071)        (2,371)          (676)          (105)
   Real estate mortgage                                       (200)             (726)          (471)        (1,022)        (1,248)
   Installment                                                 (74)              (34)           (16)           (10)           (66)
                                                          ------------------------------------------------------------------------
                      TOTAL LOANS CHARGED OFF               (2,232)           (2,831)        (2,858)        (1,708)        (1,419)
                                                          ------------------------------------------------------------------------

Recoveries of loans previously
 charged off:
   Commercial and industrial                                   925               705            662            303            371
   Real estate mortgage                                        104               290            142             30            162
   Installment                                                   5                 4             14             29              9
   Other                                                                                                                       16
                                                          ------------------------------------------------------------------------
                             TOTAL RECOVERIES                1,034               999            818            362            558
                                                          ------------------------------------------------------------------------
Net loans charged off                                       (1,198)           (1,832)        (2,040)        (1,346)          (861)
                                                          ------------------------------------------------------------------------
Provision for possible loan losses                           4,450             4,100          3,875          2,560          2,680
                                                          ------------------------------------------------------------------------
Allowance for possible loan losses
 (end of period)                                          $ 18,144          $ 14,892       $ 12,624       $ 10,789       $  9,575
                                                          ========================================================================

Loans outstanding:
   Average                                                $882,613          $810,038       $674,193       $585,749       $536,896
   End of period                                           925,961           847,091        731,019        623,777        563,477
Ratio of allowance for possible
 loan losses to loans outstanding:
   Average                                                    2.06%             1.84%          1.87%          1.84%          1.78%
   End of period                                              1.96              1.76           1.73           1.73           1.70
Ratio of net charge-offs to average
 loans outstanding                                             .14               .23            .30            .23            .16

Percent of categories to total loans:
 Commercial, industrial and
   marketable security loans                                 46.86%            43.58%         46.41%         46.22%         46.03%
 Commercial loans secured by
   real estate                                               35.43             36.28          34.42          33.04          32.97
 Construction and land
   development loans                                          4.32              4.43           2.35           2.29           2.31
 Real estate mortgage                                        11.13             13.81          15.46          17.21          17.37
 Lease financing                                              1.10               .85            .41            .15            .19
 Consumer loans                                               1.16              1.05            .95           1.09           1.13
                                                          ------------------------------------------------------------------------

                                        TOTAL               100.00%           100.00%        100.00%        100.00%        100.00%
                                                          ========================================================================

Allocation of allowance for possible
 loan losses at end of period:
   Commercial and industrial                              $  6,431          $  4,706       $  4,162       $  3,435       $  3,038
   Real estate mortgage                                      4,165             4,502          4,097          3,164          2,772
   Installment                                                  90                76             51             49             47
   Lease financing                                              77                54             27              8              9
   Unallocated                                               7,381             5,554          4,287          4,133          3,709
                                                          ------------------------------------------------------------------------

                                        TOTAL             $ 18,144          $ 14,892       $ 12,624       $ 10,789       $  9,575
                                                          ========================================================================

Nonperforming Assets

The following table summarizes nonperforming assets by category.

                                                                                    Year Ended December 31
                                                         ------------------------------------------------------------------------
                                                            1998              1997           1996           1995           1994
                                                         ------------------------------------------------------------------------
                                                                                    (dollars in thousands)
Commercial, industrial and marketable
 security loans:
   Nonaccrual                                            $   1,118          $    638       $  2,251       $  1,551       $    877
   Past due 90 days or more                                                                      11
   Restructured terms                                          101                93            250            212            738
Commercial loans secured by real estate:
   Nonaccrual                                                                    254            522          1,698             35
   Past due 90 days or more                                                                      13
   Restructured terms
Construction and land development loans:
   Nonaccrual                                                                                 2,320
   Past due 90 days or more
   Restructured terms
Real estate mortgage:
   Nonaccrual                                                  336             1,122            623            523            500
   Past due 90 days or more                                                                     131            179
   Restructured terms                                                                           500            500
Consumer loans:
   Nonaccrual                                                    3                65             29              6             22
   Past due 90 days or more                                                                      22                             1
   Restructured terms                                           11                19             38             19
                                                         ------------------------------------------------------------------------
                   TOTAL NONPERFORMING LOANS                 1,569             2,191          6,710          4,688          2,173

Other real estate                                              160             1,421            569                            72
                                                         ------------------------------------------------------------------------
                   TOTAL NONPERFORMING ASSETS            $   1,729          $  3,612       $  7,279       $  4,688       $  2,245
                                                         ========================================================================

Loans, net of unearned discount                          $ 925,961          $847,091       $731,019       $623,777       $563,477
Allowance for possible loan losses to loans                   1.96%             1.76%          1.73%          1.73%          1.70%
Nonperforming loans to loans                                   .17               .26            .92            .75            .39
Allowance for possible loan losses to
 nonperforming loans                                      1,156.41            679.69         188.14         230.14         440.64
Nonperforming assets to loans and
 foreclosed assets                                             .19               .43            .99            .75            .40


Investment Portfolio

The securities portfolio of the Company meets a number of objectives including providing a stable source of income with little credit risk, providing a source of liquidity as securities mature, providing collateral for pledging, and helping balance the Company's asset-liability position. Securities in the Available for Sale category meet the above needs and additionally provide a source of liquidity through their ability to be sold to fund loan growth. Securities might be purchased for the Available for Sale account when the level of interest rates or the shape of the yield curve favors investing in longer term securities, even though the Company does not expect to hold such securities to maturity. In addition, securities may need to be purchased and, at a later date, sold in order to help balance the asset-liability position. Finally, the Company attempts to fully utilize its equity at all times. When the level of equity is adequate to support greater assets than can be achieved by the Company's efforts to attract quality loans, the Company will invest in securities provided such investment is consistent with the asset sensitivity objective of the Company and adds to the Company's earnings. This is consistent with the Company's objective of maximizing return on equity to a larger extent than return on assets.

As of December 31, 1998 and 1997, securities held in the Trading Account were $302,000 and $1,251,000, respectively. Available for Sale securities were $400,087,000 at the end of 1998 and $317,768,000 at the end of 1997. Held to maturity securities were $38,815,000 at the end of 1998 and $58,148,000 at the end of 1997.

The Company regularly reviews its asset-liability position based upon its internal rate sensitivity analysis, which includes adjustments to reflect management's best estimates of probable maturities and pricing of various deposit accounts in response to changes in the level of interest rates.

With moderate loan demand in early 1998, the Company sold some investment securities to meet loan funding needs. The sales resulted in gains of approximately $574,000.

------------------------------------------------------------------------
Investment Portfolio-continued

Beginning in June 1998, the Company continued to expand the liability sensitive position it had initiated in 1997. As such, U.S. Treasury and Agency securities with maturities of five and ten years were purchased. In the latter half of 1998 interest rates fell to lower levels, especially in the longer end of the yield curve. As a result, the Company shortened the duration of the entire portfolio with the sale of a portion of its long-term U.S. Treasury securities. These sales yielded an additional profit of $858,000.

Because the Company has historically maintained high loan to deposit ratios and a great percentage of those loans are in commercial loans, the Company's policy has been to minimize credit risk in the securities portfolio. As of December 31, 1998, 90% of Held to Maturity securities were U.S. Government or obligations guaranteed by the U.S. Government and U.S. Agencies. As of December 31, 1998, 87% of the Company's Available for Sale securities were U.S. Government and U.S. Agency obligations. Nine percent of securities in the Available for Sale account consisted of Collateralized Mortgage Obligation (CMOs) collateralized by mortgage obligations issued by the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association. The remaining balance in the Available for Sale account was invested in Federal Home Loan Bank stock and other debt and equity securities.

As of December 31, 1998, the Company owned $4.6 million in Public
Housing Authority bonds (PHAs). These PHAs were purchased prior to the Tax Reform Act of 1986 and are therefore 100% exempt from Federal income taxes. PHAs are backed by the "full faith and credit" of the U.S.
Government.

In addition, the Company has a small amount of "bank qualified" tax exempt securities. The total amount of these issues as of December 31, 1998, was $3.7 million. Southwest Bank of St. Louis became a member of the Federal Home Loan Bank in 1993, which required an initial equity investment of $1.8 million. Since that time, Southwest Bank of St. Louis' borrowings from the Federal Home Loan Bank have required an increase in that investment and as of December 31, 1998 the Bank's investment was $3.9 million.

As of December 31, 1998, the contractual maturities of securities and their weighted average yield in the held to maturity and available for sale portfolios were as follows:

                                                           ------------------------------------------------------------------------
                                                                            Over One       Over Five
                                                                             Through        Through         Over           Weighted
                                                           One Year           Five            Ten            10            Average
                                                            or Less           Years          Years          Years           Yields
                                                           ------------------------------------------------------------------------
                                                                                      (dollars in thousands)
United States Treasury securities                          $35,002          $ 71,416       $  5,230        $20,689           6.59%
Obligations of United States
 Government agencies                                                         121,336        142,306         12,330           5.94
PHA bonds guaranteed by the United
 States Government<F1>                                                         1,246          2,575            591          11.25
States and political subdivisions<F1>                                          1,210          1,426          1,056           8.93
Federal Home Loan Bank stock and other                       3,861                                           9,006           8.91
                                                           ------------------------------------------------------------------------

                         TOTAL SECURITIES<F2>              $38,863          $195,208       $151,537        $43,672           6.47%
                                                           ========================================================================

Weighted average yield<F1>                                    8.30%             5.89%          6.38%          8.32%
                                                           ========================================================================

------------------------------------------------------------------------
<F1> Rates on PHA bonds and states and political subdivisions have been adjusted to tax equivalent yields using the marginal statutory Federal income tax rate of 35%.
<F2> Available for sale securities are stated at amortized cost.


Deposits

Deposits are the principal source of funds for the Company. At December 31, 1998, the Company's total deposits were $1.212 billion. Deposits consist primarily of core deposits from the local market areas surrounding each of the Company's offices. The Company has not used brokered deposits as a source of funds, although its capitalization would permit such activity on an unrestricted basis under current regulations. The following table sets forth the distribution of the Company's deposit accounts at the dates indicated and the weighted average nominal interest rates for each category of deposit.

                                                                                December 31
                                         -----------------------------------------------------------------------------------------
                                                             1998                                            1997
                                         -----------------------------------------------------------------------------------------
                                                            Percent                                         Percent
                                                              of                                              of
                                            Amount         Deposits          Rate           Amount         Deposits          Rate
                                         -----------------------------------------       -----------------------------------------
                                                                          (dollars in thousands)
Demand deposits                          $  125,235          10.33%                      $  109,949           9.76%
NOW accounts                                 28,162           2.32           1.64%           25,067           2.23           1.71%
Money market accounts                       700,314          57.79           4.64           581,117          51.58           4.96
Savings deposits                             25,125           2.07           2.96            22,999           2.04           2.96
Time deposits of
 $100,000 or more                            35,744           2.96           5.25            32,898           2.92           5.39
Other time deposits                         297,225          24.53           5.34           354,532          31.47           5.53
                                         -----------------------------------------       -----------------------------------------
           TOTAL DEPOSITS                $1,211,805         100.00%                      $1,126,562         100.00%
                                         =========================================       =========================================


                                                        December 31
                                           ---------------------------------------
                                                            1996
                                           ---------------------------------------
                                                            Percent
                                                              of
                                            Amount         Deposits          Rate
                                           ---------------------------------------
                                                   (dollars in thousands)
Demand deposits                            $ 98,726          10.75%
NOW accounts                                 22,823           2.49           1.69%
Money market accounts                       308,256          33.58           4.19
Savings deposits                             22,954           2.50           2.99
Time deposits of
 $100,000 or more                            39,228           4.27           5.25
Other time deposits                         426,025          46.41           5.53
                                           ---------------------------------------
           TOTAL DEPOSITS                  $918,012         100.00%
                                           =======================================

The aggregate amount of maturities for time deposits for the four years beginning in 2000 are $54,966,000, $8,806,000, $8,879,000, and
$9,741,000.

Amounts And Maturities Of Time Deposits Of $100,000 Or More

The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 1998 and December 31, 1997.

                                                  December 31
                                            ----------------------
                                             1998           1997
                                            ----------------------
                                            (dollars in thousands)
Three months or less                        $17,627        $15,340
Over three months through six months          9,206          5,802
Over six months through twelve months         4,874          6,693
Over twelve months                            4,037          5,063
                                            -------        -------
           TOTAL                            $35,744        $32,898
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

The following table represents the Company's interest rate position based upon contractual maturities only for various time periods, as of December 31, 1998.

                                                        -------------------------------------------------------------------------
                                                          0 to 3         4 to 12            1 to 5         Over 5
                                                          months          months             years          years         Total
                                                        -------------------------------------------------------------------------
                                                                                   (dollars in thousands)
Earning Assets
   Loans                                                $  443,363      $  98,673         $ 318,028       $ 66,978     $  927,042
   Securities                                                2,008         37,286           197,755        201,853        438,902
   Other short-term investments                                302                                                            302
                                                        -------------------------------------------------------------------------
                  TOTAL EARNING ASSETS                  $  445,673      $ 135,959         $ 515,783       $268,831     $1,366,246
                                                        =========================================================================
Funding Sources
   Demand accounts                                      $  125,125      $                 $               $            $  125,125
   Money market accounts                                   700,314                                                        700,314
   Time deposits                                            90,321        160,351            82,407                       333,079
   Savings accounts                                         25,125                                                         25,125
   NOW accounts                                             28,162                                                         28,162
   Guaranteed preferred beneficial interests
    in subordinated debentures                              14,950                                                         14,950
   Other borrowed funds                                     78,458                                                         78,458
                                                        -------------------------------------------------------------------------
                 TOTAL FUNDING SOURCES                  $1,062,455      $ 160,351         $  82,407       $            $1,305,213
                                                        =========================================================================

Off-Balance sheet financial instruments                 $  110,000      $  15,000         $(125,000)

Interest sensitivity gap                                $ (506,782)     $  (9,392)        $ 308,376       $268,831
Cumulative gap                                          $ (506,782)     $(516,174)        $(207,798)      $ 61,033
Gap as a percentage of total earning assets                 (37.1%)        (37.8%)           (15.2%)          4.5%

The Company enters into off-balance sheet transactions primarily as part of its asset-liability management strategy to manage interest rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of these transactions express the volume of transactions and

------------------------------------------------------------------------
Sensitivity To Changes In Interest Rates-continued

are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company at December 31, 1998 was approximately $2,181,000.

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

For interest rate floors, the table presents notional amounts and weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                                                                      Year Of Contractual Maturity
                                      ---------------------------------------------------------------------------------------------
                                                                                                                             Fair
                                                                                                    There-                   Value
                                        1999         2000        2001        2002        2003       after      Total       12/31/98
                                      ---------------------------------------------------------------------------------------------
                                                                          (dollars in millions)
Rate sensitive assets:
 Fixed interest rate loans            $   135       $  88       $  96       $  65       $  66       $  67     $   517        $524
   Average interest rate                 8.29%       8.64%       8.41%       8.56%       8.16%       8.16%       8.37%
 Variable interest rate loans         $   286       $  74       $  17       $  18           8       $   6     $   409        $414
   Average interest rate<F1>
 Fixed interest rate securities       $    64       $  67       $  56       $  35       $  44       $ 156     $   422        $438
   Average interest rate                 6.57%       5.51%       5.76%       5.44%       5.52%       6.38%        602%
 Variable interest rate securities    $             $           $           $           $           $   1     $     1        $  1
   Average interest rate                                                                             6.84%       6.84%

Rate sensitive liabilities:
 Noninterest-bearing checking         $    85       $           $           $           $           $  40     $   125        $125
   Average interest rate
 Savings & interest-bearing checking  $   595       $   1       $   1       $   1       $   1       $ 155     $   754        $754
   Average interest rate<F2>             4.07%       3.00%       3.00%       3.00%       3.00%       3.70%       3.99%
 Time-deposits                        $   251       $  55       $   8       $   9       $  10       $         $   333        $335
   Average interest rate                 5.18%       5.26%       5.28%       5.65%       5.32%                   5.21%
 Fixed interest rate borrowings       $    78       $           $           $           $           $         $    78        $ 78
   Average interest rate                 4.48%                                                                   4.48%
 Variable interest rate borrowings    $             $           $           $           $           $  15     $    15        $ 15
   Average interest rate                                                                             6.84%       6.84%

Rate sensitive derivative financial
  instruments:
 Interest rate floors purchased       $    50       $ 125       $           $           $           $         $   175        $1.9
   Average strike rate                   5.63%       5.73%                                                       5.70%

 Interest rate caps purchased         $    50       $           $           $           $           $         $    50        $0.0
   Average strike rate                   5.75%                                                                   5.75%

 Treasury Bond Futures                $    15       $           $           $           $           $         $    15        $0.3
   Average Settlement Price            129.97                                                                  129.97

-----------------------------------------------------------------------
<F1> The average interest rate for variable interest rate loans should approximate the Company's internal prime rate plus 60 basis points.
<F2> The average interest rate for savings and interest-bearing checking deposits may change as market rates change; however, there is no correlation between these rates and any market rate index. These rates are more competitive driven than market driven.

Noninterest Income

The following table sets forth the Company's noninterest income for the periods indicated.

                                                       Year ended December 31
                                                   ------------------------------
                                                    1998        1997        1996
                                                   ------------------------------
                                                       (dollars in thousands)
Service charges on deposit accounts                $1,937      $1,867      $1,561
Security gains/(losses), net                        1,539          85         440
Trading profits and commissions                     1,865       1,211       1,378
Merchant credit card fees                           1,568       1,419       1,138
Other                                               1,474       1,014         544
                                                   ------------------------------
   TOTAL NONINTEREST INCOME                        $8,383      $5,596      $5,061
                                                   ==============================

Total noninterest income for 1998 was $8,383,000, up 49.8% from $5,596,000 in 1997 and $5,061,000 in 1996. Trading profits and commissions for 1998 were up markedly from 1997 levels. The upturn was caused by net gains of approximately $300,000 on the Company's trading activities compared with approximately $300,000 of losses on similar activities in 1997. Commissions and fees from customer transactions were up slightly from those of 1997 and 1996. Increased merchant credit card fees and greater operating lease income accounted for the majority of the remaining increase in other noninterest income.

Net gains of $1,539,000 were realized on securities sales in 1998, compared with gains of $85,000 and $440,000 in 1997 and 1996, respectively. Only available for sale securities were sold in 1998 and 1997. Sales of securities classified as held to maturity generated losses of $3,000 in 1996. These sales are sometimes effected to fund the purchase of other securities to meet various other liquidity needs, but in all cases sales of held to maturity securities are done only within 90 days of each security's maturity date.

Noninterest Expense

The following table sets forth the Company's noninterest expense for the periods indicated.

                                                       Year ended December 31
                                                  -------------------------------
                                                    1998        1997        1996
                                                  -------------------------------
                                                       (dollars in thousands)
Employee compensation and benefits                $11,725     $10,587     $ 9,313
Net occupancy                                       1,369       1,283       1,128
Equipment                                           1,373       1,186       1,227
Advertising                                         1,139         840         604
Merchant credit card expense                        1,419       1,217         979
Other                                               6,585       5,911       4,991
                                                  -------------------------------
   TOTAL NONINTEREST EXPENSE                      $23,610     $21,024     $18,242
                                                  ===============================


Noninterest expenses increased to $23,610,000 in 1998, up from $21,024,000 in 1997 and $18,242,000 in 1996. Overall Company growth, merit increases and greater benefit costs have been primarily responsible for the increased total overhead costs in most years. Increased advertising, occupancy and equipment costs were also due in part to the operating costs for the Belleville office, which opened in September of 1998. Additional expenses related to the leasing and credit card merchant activities combined to further increase noninterest expense costs for 1998 and 1997.

Overhead costs have grown considerably over the years, however, the Company's operating efficiency ratios have continued to compare very favorably against peer group standards. In 1998 the Company improved its efficiency ratio to 40.78%, best ever in the Company's history, compared to 43.03% and 41.25% in 1997 and 1996, respectively.

Income Taxes

Income taxes for 1998 increased to $10,955,000 from $8,470,000 in 1997 and $7,756,000 in 1996. Annual increases in income and a declining percentage of tax-exempt income to total income have contributed to greater income tax expense.

------------------------------------------------------------------------
Capital Management And Resources

At the end of 1998, the Company's shareholders' equity had grown to $109,778,000, up $16.7 million from the end of 1997. Earnings of $18,611,000 provided the largest portion of the Company's capital accumulation in 1998. At December 31, 1998, retained earnings were $79,003,000, or 72% of total shareholders' equity. During 1998, 112,100 shares of common stock were issued as various employee stock options to purchase common stock were exercised. Also supplementing 1998's shareholders' equity growth was the increase in the unrealized gains, net of tax, on available for sale securities. Offsetting a portion of the Company's capital accumulation were cash dividends on common stock of $3,149,000 and the purchase of treasury stock.

During 1998, the Company's Board of Directors authorized the extension of the 1996 Common Stock Repurchase Plan. The maximum number of shares which may be purchased under this Plan was 800,000, or 8.4% of the Company's outstanding shares on the date of the Plan extension. In 1998, the Company repurchased 139,400 shares of common stock at an average price of $34.06. These 1998 repurchases reduced total shareholders' equity by $4,748,000.

During the first quarter of 1997, the Company formed MVBI Capital Trust ("MVBI Capital"), a statutory business trust. The Company owns all the common stock of MVBI Capital. MVBI Capital sold 598,000 preferred securities, having a liquidation amount of $25 per security, for a total of $14,950,000. The distributions payable on the preferred securities will float with the 3-Month Treasury plus 2.25%. The preferred securities are considered long-term borrowings and entitled "Guaranteed preferred beneficial interests in subordinated debentures" for financial reporting purposes. For risk-based capital guidelines the amount is considered to be Tier 1 capital.

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

The Federal Reserve guidelines required that Tier 1 capital equal or exceed 4.00% of risk-weighted assets, and that the risk-based total capital ratio equal or exceed 8.00%. As of December 31, 1998 and 1997, the Company's Tier 1 capital was 11.96% and 11.98% of risk-weighted assets, and total risk-based capital was 13.22% and 13.23%, respectively. Identical capital standards apply to the Banks. As of December 31, 1998 and 1997, the Southwest Bank of St. Louis' Tier 1 and total risk-weighted capital ratios were 10.50% and 10.65%, and 11.75% and 11.91%, respectively. As of December 31, 1998, the Southwest Bank, Belleville's Tier 1 and total risk-weighted capital ratios were 36.64% and 37.04%, respectively.

The minimum acceptable ratio of Tier 1 capital to total assets, or leverage ratio, has been established by the Federal Reserve Board at 3.00%. As of December 31, 1998 and 1997, the Company's and the Southwest Bank of St. Louis' leverage ratios were 8.56% and 8.04%, and 7.54% and 7.12%, respectively. As of December 31, 1998, Southwest Bank, Belleville's leverage ratio was 23.39%.

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

Liquidity

The Company needs to maintain a level of liquidity which will provide a readily available source of funds for new loans and to meet loan commitments and other obligations on a timely basis. Historically, the Company has been loan driven, which means that as loans have increased above 85% of deposits, the Company has taken action to increase the level of core deposits. This action generally involves the use of deposit promotions, paying premium rates coupled with advertising to attract new customers to the Company. Where possible, the Company has timed a deposit promotion to coincide with the opening of a new office so as to achieve maximum growth in deposits. It has been the Company's experience that the majority of deposits raised through these promotions have remained at the Company after the promotion is over and so have provided a steadily growing base of core deposits at the Company. In addition, the steady flow of maturing securities provides a source of liquidity.

In 1993 Southwest Bank of St. Louis became a shareholder and member of the Federal Home Loan Bank. One of the benefits of this membership is access to funds as a source of liquidity. Other sources of liquidity include bank Federal funds lines, securities repurchase agreements, Treasury tax and loan options and negotiated bank lines of credit.

Impact of Year 2000

Like many financial institutions, the Company and its subsidiaries rely upon computers for the daily conduct of their business and for data processing generally. There is concern among industry experts that commencing on January 1, 2000, computers will be unable to read the new year and that there may be widespread computer malfunctions. In order for computer systems to function properly, systems must be Year 2000 compliant or able to accurately identify date information in the 20th and 21st centuries. The Company has defined Year 2000 compliant as the ability of software and hardware systems to correctly receive, process, and provide date data within and between the 20th and 21st centuries. The inability to accurately process date related information would have a material impact on the Company's operation and financial condition. To mitigate the risks of a Year 2000 failure, a Year 2000 action plan has been developed and implemented.

Company Readiness - A comprehensive plan for addressing Year 2000 issues was formulated, including allocating sufficient human and financial resources to insure successful implementation. A detailed inventory was conducted of all hardware and software products that are utilized by the Company. An inventory of equipment that uses embedded computer chips (i.e. facilities) has been completed. Hardware and software systems that possess date sensitive applications were identified and prioritized based on their level of importance in maintaining financial integrity and in delivery of services to the Company's customers. The renovation phase of the plan included upgrading necessary systems to Year 2000 compliant status, which is 95% complete. The Company does not possess any internally developed or programmed software or hardware. All hardware and software has been provided by third parties under licensing agreements. Upgraded systems that are certified by the vendor as Year 2000 compliant have and will be installed as needed. The testing phase of the plan includes testing all critical hardware and software systems to validate the compliant and upgraded systems. In addition, systems have and will continue to be tested for compatibility with other system interfaces.

Year 2000 Status - To date, all critical systems have been tested. Although most of the Company's significant systems, including general ledger, deposits and loans would be materially impacted by a year 2000 failure, this risk is mitigated by vendor Year 2000 certifications and comprehensive internal testing. Testing will continue during 1999 on less significant systems and interfaces with outside parties.

------------------------------------------------------------------------
Impact of Year 2000-continued

Third Party Exposure - The Company has gathered information about the Year 2000 compliance status of customers with significant credit relationships and with providers of certain third party services. To date, the Company is not aware of any third party service providers or loan customers that would materially impact the Company's results of operations, liquidity or capital resources. However, the Company has no means of ensuring that these entities will be Year 2000 ready. The inability of third parties to complete their Year 2000 programs in a timely manner could materially impact the Company.

Contingency Planning - The Company has existing business continuity plans that address its response to disruption to business due to natural disasters, utility outages or other occurrences. The Company is developing business continuity plans specific to Year 2000 issues that are based on these existing plans. The plans involve, among other actions, manual workarounds and adjusting staffing strategies. The Company intends to complete these detailed business continuity plans during the first and second quarter of 1999. Testing these plans is scheduled to take place in the third quarter of 1999. In addition, funding plans are being developed to insure that adequate levels of liquid assets are available for customers.

Year 2000 Costs - The total cost of the Year 2000 project is estimated at $200,000 and is funded through operating cash flows. To date, the Company has incurred approximately $128,000 related to all phases of the Year 2000 project.

Overall Year 2000 Risks - Management of the Company believes it has a reasonably effective program in place to resolve any substantial Year 2000 issues which it has identified. Disruptions in the economy generally resulting from Year 2000 issues could adversely affect the Company. The Company could be subject to litigation for computer system failures of its own or a third party with which it does business. If a major borrower experiences disruption in its own business, it could have a material impact on the Company. The amount of potential liability cannot be reasonably estimated at this time.

This is a Year 2000 Readiness Disclosure pursuant to the Year 2000 Readiness Disclosure Act. Forward-looking statements contained in this Year 2000 discussion should be read in conjunction with the cautionary statements included below under the caption "Forward-Looking
Statements."


Forward-Looking Statements

Certain statements in this annual report that relate to the plans, objectives or future performances of Mississippi Valley Bancshares, Inc. may be deemed to be forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are based on Mississippi Valley Bancshares, Inc.'s current management expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties. Additional discussion of factors affecting Mississippi Valley Bancshares, Inc.'s business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.

Report of Ernst & Young LLP
------------------------------------------------------------------------
Independent Auditors


Shareholders And Board Of Directors
Mississippi Valley Bancshares, Inc.

We have audited the accompanying consolidated balance sheets of Mississippi Valley Bancshares, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity and cash flows, for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mississippi Valley Bancshares, Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                              /s/ Ernst & Young LLP


St. Louis, Missouri
January 21, 1999

Consolidated Balance Sheets
----------------------------------------------------------------------------------
Mississippi Valley Bancshares, Inc. And Subsidiaries


                                                       December 31
                                               ----------------------------
                                                  1998              1997
                                               ----------------------------
Assets                                            (dollars in thousands)
 Cash and due from banks                       $   27,017        $   28,532
 Federal funds sold                                                  18,910
 Held to maturity securities
   (fair value of $40,283 and $59,748,
   respectively)                                   38,815            58,148
 Available for sale securities                    400,087           317,768
 Trading account securities                           302             1,251
 Loans                                            927,042           847,935
   Less:
   Unearned income                                  1,081               844
   Allowance for possible loan losses              18,144            14,892
                                               ----------        ----------
    Net loans                                     907,817           832,199

 Premises and equipment                            20,755            13,482
 Other assets                                      35,264            29,628
                                               ----------        ----------
                           TOTAL ASSETS        $1,430,057        $1,299,918
                                               ==========        ==========
Liabilities
 Deposits:
   Non-interest bearing                        $  125,235        $  109,949
   Interest bearing                             1,086,570         1,016,613
                                               ----------        ----------
    Total deposits                              1,211,805         1,126,562
                                               ----------        ----------
 Securities sold under
   agreements to repurchase                        41,605            32,700
 Other short-term borrowings                       36,853            21,495
 Guaranteed preferred beneficial
   interests in subordinated debentures            14,950            14,950
 Other liabilities                                 15,066            11,104
                                               ----------        ----------
                      TOTAL LIABILITIES         1,320,279         1,206,811
                                               ==========        ==========
Shareholders' Equity
 Preferred stock-par value $1
   ($100 liquidating value)
   Authorized 100,000 shares,
   none issued
 Common stock-par value $1
   Authorized 20,000,000 shares,
   issued 9,631,312 in 1998
   and 9,519,212 in 1997                            9,631             9,519
 Capital surplus                                   19,627            17,561
 Retained earnings                                 79,003            63,541
 Unrealized gain, net of tax, on available
   for sale securities                              6,265             2,486
 Treasury stock, at cost, 139,400 shares
   at December 31, 1998                            (4,748)
                                               ----------        ----------
             TOTAL SHAREHOLDERS' EQUITY           109,778            93,107
                                               ==========        ==========
                  TOTAL LIABILITIES AND
                   SHAREHOLDERS' EQUITY        $1,430,057        $1,299,918
                                               ==========        ==========

See accompanying notes.

Consolidated Statements Of Income
-------------------------------------------------------------------------
Mississippi Valley Bancshares, Inc. And Subsidiaries


                                                                             Year Ended December 31
                                                                    ----------------------------------------
                                                                       1998           1997           1996
                                                                    ----------------------------------------
                                                                  (dollars in thousands, except per share data)
Interest income:
 Interest and fees on loans                                         $   78,402     $   73,447     $   60,679
 Held to maturity securities:
   Taxable                                                               2,501          2,887          4,356
   Tax-exempt                                                              590            569            562
 Available for sale securities                                          19,755         16,779         13,301
                                                                    ----------------------------------------
                                                                        22,846         20,235         18,219
 Other                                                                   1,588          1,572            821
                                                                    ----------------------------------------
                        TOTAL INTEREST INCOME                          102,836         95,254         79,719
                                                                    ----------------------------------------

Interest expense:
 Deposits                                                               49,238         48,499         38,331
 Short-term borrowings                                                   3,262          2,780          2,264
 Long-term borrowings                                                    1,093            964            216
                                                                    ----------------------------------------
                       TOTAL INTEREST EXPENSE                           53,593         52,243         40,811
                                                                    ----------------------------------------
                          NET INTEREST INCOME                           49,243         43,011         38,908

Provision for possible loan losses                                       4,450          4,100          3,875
                                                                    ----------------------------------------
                    NET INTEREST INCOME AFTER
           PROVISION FOR POSSIBLE LOAN LOSSES                           44,793         38,911         35,033
                                                                    ----------------------------------------

Other income:
 Service charges                                                         1,937          1,867          1,561
 Security gains/(losses), net on:
   Sales of held to maturity securities                                                                   (3)
   Sales of available for sale securities                                1,539             85            443
 Trading profits and commissions                                         1,865          1,211          1,378
 Merchant credit card fees                                               1,568          1,419          1,138
 Other                                                                   1,474          1,014            544
                                                                    ----------------------------------------
                                                                         8,383          5,596          5,061
                                                                    ----------------------------------------

Other expenses:
 Employee compensation and
   other benefits                                                       11,725         10,587          9,313
 Net occupancy                                                           1,369          1,283          1,128
 Equipment                                                               1,373          1,186          1,227
 Advertising                                                             1,139            840            604
 Merchant credit card expense                                            1,419          1,217            979
 Other                                                                   6,585          5,911          4,991
                                                                    ----------------------------------------
                                                                        23,610         21,024         18,242
                                                                    ----------------------------------------
                   INCOME BEFORE INCOME TAXES                           29,566         23,483         21,852

Income taxes                                                            10,955          8,470          7,756
                                                                    ----------------------------------------
                                   NET INCOME                       $   18,611     $   15,013     $   14,096
                                                                    ========================================

Average common shares and common
 share equivalents outstanding                                       9,747,564      9,700,928      9,582,886
                                                                    ========================================

Earnings per common share:
 Basic                                                                  $ 1.95         $ 1.60         $ 1.54
 Diluted                                                                $ 1.91         $ 1.55         $ 1.46

See accompanying notes.

Consolidated Statements Of Changes
In Shareholders' Equity
-------------------------------------------------------------------------
Mississippi Valley Bancshares, Inc. And Subsidiaries


---------------------------------------------------------------------------------------------------------------------------


                                                            Preferred Stock               Common Stock              Capital
                                                         Shares         Amount       Shares           Amount        Surplus
---------------------------------------------------------------------------------------------------------------------------
                                                                               (dollars in thousands)
Balance at
January 1, 1996                                          25,000        $ 2,500      9,016,012         $9,016        $15,294
 Net income
 Issuance of
   common stock                                                                        17,900             18             66
 Redemption of
   preferred stock                                      (25,000)        (2,500)                                        (125)
 Cash dividends on:
   common stock
   preferred stock
 Other comprehensive
   income (loss), net
   of tax, Unrealized loss
   on available for
   sale securities
---------------------------------------------------------------------------------------------------------------------------
Comprehensive Income


Balance at
December 31, 1996                                                                   9,033,912          9,034         15,235
 Net income
 Issuance of
   common stock                                                                        10,100             10            101
 1992 debentures
   converted to
   common stock                                                                       475,200            475          2,225
 Cash dividends on:
   common stock
 Other comprehensive
   income, net of tax,
   Unrealized gain
   on available for
   sale securities
---------------------------------------------------------------------------------------------------------------------------
Comprehensive Income


Balance at
December 31,1997                                                                    9,519,212          9,519         17,561
 Net income
 Issuance of
   common stock                                                                       112,100            112          2,066
 Purchase of
   treasury stock
 Cash dividends on:
   common stock
 Other comprehensive
   income, net of tax,
   Unrealized
   gain on available for
   sale securities
---------------------------------------------------------------------------------------------------------------------------
Comprehensive Income

Balance at
December 31, 1998                                                                   9,631,312         $9,631        $19,627
===========================================================================================================================
See accompanying notes.

---------------------------------------------------------------------------------------------------------------------------
                                                                     Unrealized                      Total
                                                                   Gain (Loss) on                    Share-         Compre-
                                                        Retained    Available for    Treasury       holders'        hensive
                                                        Earnings   Sale Securities     Stock         Equity         Income
---------------------------------------------------------------------------------------------------------------------------
                                                                               (dollars in thousands)
Balance at
January 1, 1996                                         $39,415        $ 3,882        $             $ 70,107
 Net income                                              14,096                                       14,096        $14,096
 Issuance of
   common stock                                                                                           84
 Redemption of
   preferred stock                                                                                    (2,625)
 Cash dividends on:
   common stock                                          (2,121)                                      (2,121)
   preferred stock                                         (231)                                        (231)
 Other comprehensive
   income (loss), net
   of tax, Unrealized loss
   on available for
   sale securities                                                      (3,361)                       (3,361)        (3,361)
---------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                $10,735
                                                                                                                    =======

Balance at
December 31, 1996                                        51,159            521                        75,949
 Net income                                              15,013                                       15,013        $15,013
 Issuance of
   common stock                                                                                          111
 1992 debentures
   converted to
   common stock                                                                                        2,700
 Cash dividends on:
   common stock                                          (2,631)                                      (2,631)
 Other comprehensive
   income, net of tax,
   Unrealized gain
   on available for
   sale securities                                                       1,965                         1,965          1,965
---------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                $16,978
                                                                                                                    =======

Balance at
December 31,1997                                         63,541          2,486                        93,107
 Net income                                              18,611                                       18,611        $18,611
 Issuance of
   common stock                                                                                        2,178
 Purchase of
   treasury stock                                                                      (4,748)        (4,748)
 Cash dividends on:
   common stock                                          (3,149)                                      (3,149)
 Other comprehensive
   income, net of tax,
   Unrealized
   gain on available for
   sale securities                                                       3,779                         3,779          3,779
---------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                $22,390
                                                                                                                    =======

Balance at
December 31, 1998                                       $79,003         $6,265        $(4,748)      $109,778
===========================================================================================================================
See accompanying notes.


Consolidated Statements Of Cash Flows
------------------------------------------------------------------------
Mississippi Valley Bancshares, Inc. And Subsidiaries

                                                                              Year Ended December 31
                                                                     ---------------------------------------
                                                                        1998           1997           1996
                                                                     ---------------------------------------
                                                                               (dollars in thousands)
Operating activities
 Net income                                                          $  18,611      $  15,013      $  14,096
 Adjustments to reconcile net income to net
   cash provided by operating activities:
    Provision for possible loan losses                                   4,450          4,100          3,875
    Provision for depreciation and amortization                          1,867          1,033          1,069
    Accretion of discounts and amortization
      of premiums on investment securities                                 197         (3,185)        (1,576)
    Realized investment securities gains, net                           (1,539)           (85)          (440)
    Net decrease (increase) in trading account securities                  949         (1,231)            79
    Decrease (increase) in interest receivable                            (913)        (3,377)         1,120
    Increase (decrease) in interest payable                               (504)           202             95
    Other, net                                                          (2,040)        (5,853)          (972)
                                                                     ---------------------------------------
                                         NET CASH PROVIDED BY
                                         OPERATING ACTIVITIES           21,078          6,617         17,346
                                                                     ---------------------------------------

Investing activities
    Proceeds from maturities of held to maturity securities             19,525         26,000         33,545
    Proceeds from sales of held to maturity securities                                                 2,011
    Purchases of held to maturity securities                                          (25,613)       (19,299)
    Purchases of available for sale securities                        (272,174)      (573,610)      (216,971)
    Proceeds from maturities of available for sale securities           54,000        414,000        162,000
    Proceeds from sales and paydowns of
      available for sale securities                                    142,818         77,251         75,541
    Purchases of premises and equipment                                 (8,370)        (2,811)        (3,943)
    Net increase in loans outstanding                                  (80,068)      (117,904)      (109,282)
                                                                     ---------------------------------------
                                             NET CASH USED IN
                                         INVESTING ACTIVITIES         (144,269)      (202,687)       (76,398)
                                                                     ---------------------------------------

Financing activities
    Net increase in deposits                                            85,243        208,550         31,448
    Net increase (decrease) in repurchase agreements
      and other short-term borrowings                                   24,263         (8,419)        35,874
    Proceeds from sale of common stock                                   1,157            111             84
    Purchase of treasury stock                                          (4,748)
    Proceeds from sale of guaranteed preferred
      beneficial interests in subordinated debentures                                  14,950
    Redemption of preferred stock                                                                     (2,625)
    Cash dividends                                                      (3,149)        (2,631)        (2,352)
                                                                     ---------------------------------------
                                         NET CASH PROVIDED BY
                                         FINANCING ACTIVITIES          102,766        212,561         62,429
                                                                     ---------------------------------------
                                  INCREASE (DECREASE) IN CASH
                                         AND CASH EQUIVALENTS          (20,425)        16,491          3,377

                                    CASH AND CASH EQUIVALENTS
                                       AT BEGINNING OF PERIOD           47,442         30,951         27,574
                                                                     ---------------------------------------
                                    CASH AND CASH EQUIVALENTS
                                             AT END OF PERIOD        $  27,017      $  47,442      $  30,951
                                                                     =======================================

See accompanying notes.

Notes To Consolidated
Financial Statements
------------------------------------------------------------------------
Mississippi Valley Bancshares, Inc. And Subsidiaries-December 31,1998

Note A-Accounting Policies

Business-Mississippi Valley Bancshares, Inc. ("Company"), is a bank holding company, headquartered in St. Louis, Missouri. The Company owns all of the capital stock of Southwest Bank of St. Louis and Southwest Bank, Belleville which provide commercial, retail and correspondent banking services from six banking offices in Missouri and Illinois. At December 31, 1998, the Company had consolidated assets of $1.4 billion. The Company, through its bank subsidiaries, has traditionally emphasized commercial lending and at December 31, 1998, 88% of the loan portfolio was in commercial, industrial and commercial real estate loans. The Company makes substantially all of its loans to customers located within the St. Louis metropolitan area.

Basis of Presentation-The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Southwest Bank of St. Louis, Southwest Bank, Belleville and MVBI Capital Trust. Significant intercompany accounts and transactions have been eliminated in consolidation.

The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles. The preparation of financial statements require management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While the financial statements reflect management's best estimates and judgement, actual results could differ from estimates. The following is a description of the Company's more significant policies.

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

Interest Rate Risk Management-The Company sometimes uses various interest rate related contracts, such as futures, swaps, and options, to manage its overall interest rate risk exposure for asset-liability management purposes. Although the notional amounts of contracts which are used as hedges are not reflected in the financial statements, the interest differentials are recognized on an accrual basis over the terms of the agreements as an adjustment to interest income or interest expense of the related asset or liability. Contracts which are not matched against a specifically designated group of assets or liabilities are held for trading purposes and are accounted for on a mark to market basis. Accordingly, realized and unrealized gains and losses associated with this activity are reflected as trading profits and commissions, a component of other income.

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

Derivative Financial Instruments-The Company uses interest rate swap, cap, and floor agreements to synthetically manage the interest rate characteristics of its interest rate sensitive assets to a more desirable fixed or variable rate basis or to limit the Company's exposure to changing interest rates. Interest rate differentials to be paid or received as a result of interest rate swap or floor agreements are accrued and recognized as an adjustment of interest income related to the asset. Interest rate floor premiums paid are amortized to interest income ratably over the life of the agreement. Recorded amounts related to these derivative contracts are included in other assets or liabilities. The fair values of interest rate swap and floor agreements, entered into for purposes other than trading, are not recognized in the financial statements. These instruments are recorded using the accrual method of accounting. If it is determined that the accrual method of accounting is no longer appropriate for these instruments, they are recorded using the fair value method of accounting. Changes in the instruments fair value are then reflected as trading profits and commissions, a component of other income.

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

Notes To Consolidated
Financial Statements (continued)
------------------------------------------------------------------------
Note A-Accounting Policies-continued

Earnings per share-Basic earnings per share is computed by dividing net income, less dividends on preferred stock, by the weighted average number of common shares outstanding. Diluted earnings per share gives effect to the increase in the weighted average number of dilutive common share equivalents and weighted average shares outstanding which would have resulted from conversion of the outstanding convertible debentures and to the related reduction in interest expense on an after-tax basis.

Statement of Cash Flows-Included in the statements of cash flows are cash equivalents which include amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. The Company paid interest on deposits and other borrowings of $54,097,000 in 1998, $52,042,000 in 1997, and $40,715,000 in 1996 and
made income tax payments of $10,441,000, $9,426,000, and $8,288,000 in
1998, 1997 and 1996, respectively.

Reclassifications-Certain amounts presented in prior years have been reclassified to conform to the current year presentation.

Impact of Recently Issued Accounting Standards - Effective January 1, 1998, the Company adopted the Financial Accounting Standards Board's
(FASB) Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," that established standards for the reporting of comprehensive income and its components. This Statement requires that the Company classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of the other comprehensive income separately in the equity section of the balance sheet. This statement was effective for 1998 and required reclassification of financial statements for prior periods.

Effective January 1, 1998, the Company adopted the FASB's Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information." Statement 131 superseded FASB Statement No. 14, "Financial Reporting for Segments of a Business Enterprise." Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of Statement 131 did not affect results of operations or financial position for the Company and had no affect on the required disclosures of the Company.

Effective January 1, 1998, the Company adopted the FASB's Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This Statement revises employers' disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. This Statement was effective for 1998 and required reclassification of financial statements for prior periods.

In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company expects to adopt the new Statement effective January 1, 2000. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a material effect on its results of operations or financial position.

Note B-Restrictions On Cash And Due From Bank Accounts

Southwest Bank of St. Louis is required to maintain average reserve balances with the Federal Reserve Bank or in the form of vault cash. The average amounts of those reserve balances for the years ended December 31, 1998 and 1997 were approximately $25,000 and $2,745,000, respectively.

Note C-Held To Maturity Securities

The amortized cost and estimated fair values of held to maturity securities at the end of 1998 and 1997 were as follows:

                                                                         December 31, 1998
                                                      -------------------------------------------------------
                                                                         Gross         Gross        Estimated
                                                      Amortized       Unrealized     Unrealized       Fair
                                                        Cost             Gains        (Losses)        Value
                                                      -------------------------------------------------------
                                                                       (dollars in thousands)
United States Treasury securities                     $ 8,007           $  172                       $ 8,179
PHA bonds guaranteed by the
 United States Government                               4,570              773                         5,343
U.S. Agency Securities                                 22,704              403                        23,107
Other debt securities                                   3,534              120                         3,654
                                                      -------------------------------------------------------
                                                      $38,815           $1,468                       $40,283
                                                      =======================================================

                                                                         December 31, 1997
                                                      -------------------------------------------------------
                                                                         Gross         Gross        Estimated
                                                      Amortized       Unrealized     Unrealized       Fair
                                                        Cost             Gains        (Losses)        Value
                                                      -------------------------------------------------------
                                                                       (dollars in thousands)
United States Treasury securities                     $26,938           $  308                       $27,246
PHA bonds guaranteed by the
 United States Government                               4,468              813                         5,281
U.S. Agency Securities                                 22,685              171                        22,856
Other debt securities                                   4,057              308                         4,365
                                                      -------------------------------------------------------
                                                      $58,148           $1,600                       $59,748
                                                      =======================================================

The amortized cost and estimated fair value of held to maturity securities at December 31, 1998 and 1997, by contractual maturity are as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                             December 31
                                                      -------------------------------------------------------
                                                                1998                          1997
                                                      -------------------------------------------------------
                                                                      Estimated                     Estimated
                                                      Amortized         Fair         Amortized        Fair
                                                        Cost            Value          Cost           Value
                                                      -------------------------------------------------------
                                                                       (dollars in thousands)
Due in one year or less                               $11,008          $11,204        $18,915        $18,996
Due after one year through
 five years                                            22,280           22,773         31,731         32,227
Due after five years through
 ten years                                              4,069            4,491          5,344          5,912
Due after ten years                                     1,458            1,815          2,158          2,613
                                                      -------------------------------------------------------
                                                      $38,815          $40,283        $58,148        $59,748
                                                      =======================================================

In 1998 and 1997 there were no sales of held to maturity securities. In 1996, proceeds from sales of held to maturity securities was $2,011,000. A gross loss of $3,000 was realized in 1996. In all cases, sales of held to maturity securities were within 90 days of each specific security's maturity date.

Notes To Consolidated
Financial Statements (continued)
------------------------------------------------------------------------
Note D-Available For Sale Securities

The amortized cost and estimated fair values of available for sale securities at the end of 1998 and 1997 were as follows:

                                                                        December 31, 1998
                                                     -------------------------------------------------------
                                                                        Gross          Gross       Estimated
                                                     Amortized        Unrealized     Unrealized      Fair
                                                       Cost             Gains         (Losses)       Value
                                                     -------------------------------------------------------
                                                                      (dollars in thousands)
United States Treasury Securities                    $124,329           $3,809          $           $128,138
U.S. Agency Securities                                216,220            5,301                       221,521
Collateralized mortgage obligations                    37,049                            (131)        36,918
Federal Home Loan Bank stock                            3,861                                          3,861
Other equity securities                                 9,006              643                         9,649
                                                     -------------------------------------------------------
                                                     $390,465           $9,753          $(131)      $400,087
                                                     =======================================================

                                                                        December 31, 1997
                                                     -------------------------------------------------------
                                                                        Gross          Gross       Estimated
                                                     Amortized        Unrealized     Unrealized       Fair
                                                       Cost             Gains         (Losses)        Value
                                                     -------------------------------------------------------
                                                                      (dollars in thousands)
United States Treasury Securities                    $142,506           $3,175          $           $145,681
U.S. Agency Securities                                 94,775              618                        95,393
Collateralized mortgage obligations                    57,834                            (350)        57,484
Federal Home Loan Bank stock                            9,681                                          9,681
Other equity securities                                 9,146              383                         9,529
                                                     -------------------------------------------------------
                                                     $313,942           $4,176          $(350)      $317,768
                                                     =======================================================

The amortized cost and estimated fair value of available for sale securities at December 31, 1998 and 1997, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                            December 31
                                                     -------------------------------------------------------
                                                               1998                          1997
                                                     -------------------------------------------------------
                                                                      Estimated                    Estimated
                                                     Amortized          Fair        Amortized         Fair
                                                       Cost             Value          Cost           Value
                                                     -------------------------------------------------------
                                                                       (dollars in thousands)
Due in one year or less                              $ 26,995         $ 27,425       $  3,976       $  3,984
Due after one year through
 five years                                           170,048          172,595        100,722        102,600
Due after five years through
 ten years                                            122,817          128,159         97,883         98,802
Due after ten years                                    20,689           21,480         34,700         35,688
Collateralized mortgage obligations                    37,049           36,918         57,834         57,484
                                                     -------------------------------------------------------
   Total debt securities                              377,598          386,577        295,115        298,558
Equity securities                                      12,867           13,510         18,827         19,210
                                                     -------------------------------------------------------
   Total available for sale securities               $390,465         $400,087       $313,942       $317,768
                                                     =======================================================

In 1998, proceeds from sales of available for sale securities were $116,347,000 which resulted in net gains of $1,539,000. In 1997, proceeds from sales of available for sale securities were $69,039,000 which resulted in net gains of $85,000. In 1996, proceeds from sales of available for sale securities were $72,835,000 and net gains of $443,000 were realized thereon.

Held to maturity and available for sale securities with a carrying value of $132,183,000 and $123,353,000 at December 31, 1998 and 1997,
respectively, were pledged to secure public deposits, short-term borrowings and for other purposes required by law.

Note E-Loans

Loans were comprised of the following:

                                                            December 31
                                                     -------------------------
                                                       1998             1997
                                                     -------------------------
                                                      (dollars in thousands)
Commercial, industrial and
 marketable security loans                           $434,467         $369,559
Commercial loans secured
 by real estate                                       368,512          345,160
Real estate-1-4 family                                103,140          117,105
Lease financing                                        10,175            7,199
Consumer loans                                         10,748            8,912
                                                     -------------------------
                                                     $927,042         $847,935
                                                     =========================

Certain directors, officers and employees of the Company, the Banks and their associates are loan customers of the Banks. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with unrelated parties, and do not involve more than normal risk of collection. These loans aggregated $37,319,000 and $31,505,000 at December 31, 1998 and 1997, respectively. During 1998, $12,782,000 of new loans were made to these persons; repayments totalled $6,968,000. Included in the aggregate balance at December 31, 1998 are loans to two directors and their associates amounting to $12,966,000 ($5,983,000 at December 31, 1997 for one director and his associates).

At December 31, 1998 the Company had $1,734,000 of impaired loans which had an associated specific allowance for possible loan losses of $216,000. At December 31, 1997 the Company had $2,540,000 of impaired loans of which $1,284,000 had an associated specific allowance for possible loan losses of $709,000. The average recorded investment in impaired loans during the year ended December 31, 1998 and 1997, was approximately $2,470,000 and $5,216,000, respectively. For the year ended December 31, 1998 and 1997, gross interest income on impaired loans, which would have been recorded under the original terms of the loans, was approximately $278,000 and $270,000, respectively. The Company actually recorded cash basis interest income on impaired loans of $159,000 in 1998 and $195,000 in 1997. The effect of impaired loans was immaterial to the financial statements at December 31, 1998 and 1997.

Notes To Consolidated
Financial Statements (continued)
------------------------------------------------------------------------
Note F-Allowance For Possible Loan Losses

Changes in the allowance for possible loan losses were as follows:

                                                       Year Ended December 31
                                                      ------------------------
                                                        1998             1997
                                                      ------------------------
                                                       (dollars in thousands)
Balance at beginning of year                          $14,892          $12,624
Loans charged off                                      (2,232)          (2,831)
Recoveries                                              1,034              999
                                                      ------------------------
 Net loans charged off                                 (1,198)          (1,832)
Provision                                               4,450            4,100
                                                      ------------------------
Balance at end of year                                $18,144          $14,892
                                                      ========================

Note G-Premises And Equipment

Premises and equipment were as follows:

                                                             December 31
                                                      ------------------------
                                                        1998             1997
                                                      ------------------------
                                                       (dollars in thousands)
Land                                                  $ 3,718          $ 3,967
Buildings and improvements                              6,505            6,505
Furniture and equipment                                 5,418            4,622
Construction in progress                                9,536            2,178
                                                      ------------------------
                                                       25,177           17,272
Less accumulated depreciation                           4,422            3,790
                                                      ------------------------
                                                      $20,755          $13,482
                                                      ========================

The Company and its subsidiaries lease certain premises and equipment under agreements which expire at various dates through 2000. The aggregate amount of minimum rental commitments under all noncancelable leases, all of which are considered to be operating leases, as of December 31, 1998 was $469,710. Minimum rental commitments under these leases for each of the next two years beginning in 1999 are $439,000 and $32,000. Rent expense for 1998, 1997 and 1996 amounted to $510,000,
$515,000, and $388,000, respectively.

Note H-Deposits

Interest-bearing deposits were comprised of the following:

                                                          December 31
                                                   ---------------------------
                                                      1998            1997
                                                   ---------------------------
                                                     (dollars in thousands)
Interest-bearing demand
 NOW accounts                                      $   28,162       $   25,067
 Money market accounts                                700,314          581,117
Savings                                                25,125           22,998
Certificates of deposit,
 less than $100,000                                   297,225          354,532
Certificates of deposit,
 $100,000 or more                                      35,744           32,899
                                                   ---------------------------
                                                   $1,086,570       $1,016,613
                                                   ===========================

Certain directors, officers, and employees of the Company and the Banks are deposit customers of the Banks. Such deposits are made in the ordinary course of business with normal terms and interest rates prevailing at the time for comparable transactions with unrelated parties. These deposits aggregated $9,815,000 at December 31, 1998.

Note I-Short-Term Borrowings

Short-term borrowings were comprised of the following:

                                                            December 31
                                                      ------------------------
                                                        1998            1997
                                                      ------------------------
                                                       (dollars in thousands)
Securities sold under agreements
 to repurchase                                        $41,605          $32,700
Federal funds purchased                                35,550           18,495
Treasury tax and loan notes                             1,303            3,000
                                                      ------------------------
                                                      $78,458          $54,195
                                                      ========================

Securities sold under agreements to repurchase generally mature in less than 30 days. The securities underlying these agreements are held in safekeeping at a third party. Information relating to these agreements is summarized as follows:

                                                                     December 31
                                                      ---------------------------------------
                                                        1998            1997           1996
                                                      ---------------------------------------
                                                              (dollars in thousands)
Amount outstanding at year-end                        $41,605          $32,700        $24,391
Weighted average interest rate at
 year-end                                                4.13%            4.40%          4.75%
Average balance outstanding
 for the year                                         $39,646          $28,743        $20,673
Average interest rate for the year                       4.58%            4.56%          4.15%
Maximum amount outstanding
 at any month-end during the year                     $79,378          $62,344        $31,793

Note J-Long-Term Borrowings

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

Notes To Consolidated
Financial Statements (continued)
-------------------------------------------------------------------------
Note K-Restricted Net Assets

Certain restrictions exist regarding the ability of the Banks to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 1998, under the most restrictive covenants and regulations, approximately $23,829,000 was the maximum available as dividends to the Company from Southwest Bank of St. Louis without prior approval. At December 31, 1998, the maximum amount available for transfer to the Company in the form of loans and advances was approximately $11,659,000.

Note L-Shareholders' Equity

On October 15, 1997, the Company's Board of Directors approved a two-for-one stock split effected in the form of a 100 percent stock dividend, effective January 1, 1998. All applicable share and per share data have been adjusted for the stock split.

During 1996, the Company's Board of Directors authorized the 1996 Common Stock Repurchase Plan which provided for the reacquisition of up to 451,090 shares of the Company's common stock. The maximum number of shares which may be purchased under this Plan was increased to 800,000, or 8.4% of the Company's outstanding shares on the date of Plan extension. The Plan will expire, unless extended, on April 15, 1999. During 1998, 139,400 shares of common stock were repurchased at a total cost of $4,748,000. No stock was repurchased in 1997.

In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share. The overall objective of Statement 128 is to simplify the calculation of earnings per share and was effective beginning in 1997. All prior period EPS amounts are restated to conform with the requirements of the Statement.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

                                                       1998             1997           1996
                                                   ------------------------------------------
                                                  (dollars in thousands, except per share data)
Numerator:
 Net Income                                        $   18,611       $   15,013     $   14,096
 Preferred stock dividends                                                               (231)
                                                   ------------------------------------------
 Numerator for basic earnings per share-
   income available to common stockholders             18,611           15,013         13,865
                                                   ------------------------------------------
 Effect of dilutive securities:
   8% Convertible debentures                                                35            140
                                                   ------------------------------------------
                                                                            35            140
                                                   ------------------------------------------
Numerator for diluted earnings per
 share-income available to common
 shareholders after assumed conversions            $   18,611       $   15,048     $   14,005
                                                   ==========================================
Denominator:
 Weighted average shares outstanding                9,548,127        9,396,320      9,023,638
                                                   ------------------------------------------
 Effect of dilutive securities:
   Employee stock options                             199,437          187,436         84,048
   8% Convertible debentures                                           117,172        475,200
                                                   ------------------------------------------
 Dilutive potential common shares                     199,437          304,608        559,248
                                                   ------------------------------------------
 Denominator for diluted earnings per
   share-adjusted weighted average
   shares and assumed conversions                   9,747,564        9,700,928      9,582,886
                                                   ==========================================
Basic earnings per share                           $     1.95       $     1.60     $     1.54
                                                   ==========================================
Diluted earnings per share                         $     1.91       $     1.55     $     1.46
                                                   ==========================================

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

The effect of applying FASB Statement No. 123 to the results of operations for the Company result in net earnings and earnings per share that are not materially different than reported at December 31, 1998 and 1997.

A summary of the Company's stock option activity, and related information for the years ended December 31 is as follows:

                                                                   1998                          1997
                                                      ----------------------------    ---------------------------
                                                                  Weighted Average               Weighted Average
                                                      Options      Exercise Price     Options     Exercise Price
                                                      ----------------------------    ---------------------------
Options outstanding at
 beginning of year                                    766,500               $19.05    384,600              $12.86
Granted                                                99,600                41.50    396,000               24.91
Exercised                                             112,100                10.32     10,100               10.99
Forfeited                                               9,000                17.33      4,000               21.69
                                                      -------                         -------
Options outstanding at
 end of year                                          745,000               $23.39    766,500              $19.05
                                                      =======                         =======

Options exercisable at
 end of year                                          255,351               $17.94    173,550              $11.03
Weighted average fair
 value of options
 granted during the year                                                    $ 9.86                         $ 6.49

Exercise prices for options outstanding as of December 31, 1998 ranged from $7.125 to $41.50. The weighted average remaining contractual life of those options was three years.

Note M-Regulatory Capital

The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulations to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 1998 and 1997, that the Company and Banks meet all capital adequacy requirements to which it is subject.

As of December 31, 1998 and 1997, the Company and the Banks were all categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the institutions' categories.

Notes To Consolidated
Financial Statements (continued)
--------------------------------------------------------------------------
Note M-Regulatory Capital-continued

The Company's and Banks' actual capital amounts and ratios are also presented in the table.

                                                                                                                To Be Well
                                                                                                             Capitalized Under
                                                                                   For Capital               Prompt Corrective
                                                       Actual                   Adequacy Purposes            Action Provisions
                                               ---------------------         ----------------------        ----------------------
                                               Amount          Ratio         Amount           Ratio        Amount           Ratio
                                               ------          -----         ------           -----        ------           -----
                                                                              (dollars in thousands)
As of December 31, 1998:

 Total Capital to Risk
 Weighted Assets:
   Mississippi Valley
    Bancshares, Inc.                          $130,917          13.22%       $79,250           8.00%       $   N/A            N/A%
   Southwest Bank
    of St. Louis                               113,706          11.75         77,393           8.00         96,741          10.00
   Southwest Bank,
    Belleville                                   4,662          37.04          1,007           8.00          1,259          10.00

 Tier 1 Capital to Risk
 Weighted Assets:
   Mississippi Valley
    Bancshares, Inc.                           118,463          11.96         39,625           4.00            N/A            N/A
   Southwest Bank
    of St. Louis                               101,539          10.50         38,696           4.00         58,045           6.00
   Southwest Bank,
    Belleville                                   4,612          36.64            503           4.00            755           6.00

 Tier 1 Capital to
 Average Assets:
   Mississippi Valley
    Bancshares, Inc.                           118,463           8.56         55,353           4.00            N/A            N/A
   Southwest Bank
    of St. Louis                               101,539           7.54         53,897           4.00         67,372           5.00
   Southwest Bank,
    Belleville                                   4,612          23.39            789           4.00            986           5.00

                                                                                                                To Be Well
                                                                                                             Capitalized Under
                                                                                  For Capital                Prompt Corrective
                                                       Actual                  Adequacy Purposes             Action Provisions
                                               ----------------------        ----------------------        ----------------------
                                               Amount           Ratio        Amount           Ratio        Amount           Ratio
                                               ------           -----        ------           -----        ------           -----
                                                                             (dollars in thousands)
As of December 31, 1997:

 Total Capital to Risk
 Weighted Assets:
   Mississippi Valley
    Bancshares, Inc.                          $116,637          13.23%       $70,524           8.00%       $   N/A            N/A%
   Southwest Bank
    of St. Louis                               103,309          11.91         69,417           8.00         86,772          10.00

 Tier 1 Capital to Risk
 Weighted Assets:
   Mississippi Valley
    Bancshares, Inc.                           105,570          11.98         35,262           4.00            N/A            N/A
   Southwest Bank
    of St. Louis                                92,413          10.65         34,709           4.00         52,063           6.00

 Tier 1 Capital to
 Average Assets:
   Mississippi Valley
    Bancshares, Inc.                           105,570           8.04         52,505           4.00            N/A            N/A
   Southwest Bank
    of St. Louis                                92,413           7.12         51,927           4.00         64,909           5.00

Note N-Pension Plans

The Company maintains two non-contributory defined benefit pension plans covering substantially all employees. Benefits under the Plans are based upon the final average monthly compensation reduced by primary Social Security benefits. The Company's funding policy is to contribute annually within the limits prescribed for deduction for federal income tax purposes.

<CATPION>
                                                     December 31
                                               ----------------------
                                                 1998           1997
                                               ----------------------
                                               (dollars in thousands)
Change in benefit obligation

Benefit obligation at beginning of year        $ 3,721        $ 2,733
Service cost                                       293            251
Interest cost                                      257            224
Actuarial gain (loss)                               (2)           622
Benefits paid                                      (47)          (109)
                                               ----------------------
Benefit obligation at end of year              $ 4,222        $ 3,721
                                               ======================

Change in plan assets

Fair value of plan assets at
 beginning of year                             $ 2,316        $ 1,829
Actual return on plan assets                       210            171
Employer contribution                              474            425
Benefits paid                                      (47)          (109)
                                               ----------------------
Fair value of plan assets at
 end of year                                   $ 2,953        $ 2,316
                                               ======================

Funded status                                  $(1,269)       $(1,405)
Unrecognized net actuarial loss                    840            897
Unrecognized prior service cost                    202            228
Unrecognized transition obligation                  30             40
                                               ----------------------
Accrued benefit liability                      $  (197)       $  (240)
                                               ======================

                                                 ----------------------------------
                                                 1998           1997           1996
                                                 ----------------------------------
Weighted average assumptions

Discount rate                                    7.00%          7.50%          7.50%
Expected return on plan assets                   8.00           8.00           8.00
Rate of compensation increase                    4.50           4.50           4.50

                                                       Year ended December 31
                                                  ----------------------------------
                                                  1998           1997           1996
                                                  ----------------------------------
Components of net periodic benefit cost

Service cost                                     $ 293          $ 251           $204
Interest cost                                      257            224            195
Expected return on plan assets                    (197)          (171)           (96)
Amortization of prior service cost                  25             25             25
Recognized net actuarial loss                       43             42            (60)
Amortization of transition obligation               10             10             10
                                                 -----------------------------------
Net periodic benefit cost                        $ 431          $ 381           $278
                                                 ===================================

The prepaid benefit cost of the qualified non-contributory defined pension plan was $170,000 and $1,000 at December 31, 1998 and 1997, respectively. The accrued benefit liability of the non-qualified non-contributory defined benefit pension plan was $241,000 and $367,000 at December 31, 1998 and 1997, respectively. At December 31, 1998, 100% of the Plan's assets were invested in a guaranteed fixed income account with General American Life Insurance Company. The Company does not provide any post-retirement benefits other than these pension plans.

Notes To Consolidated
Financial Statements (continued)
-----------------------------------------------------------------------
Note O-Income Taxes
Income tax expense is summarized as follows:

                                                      Year Ended December 31
                                               -------------------------------------
                                                 1998           1997           1996
                                               -------------------------------------
                                                      (dollars in thousands)
Current:
 Federal                                       $10,942         $7,619         $7,443
 State and Local                                    29            251            242
                                               -------------------------------------
 Total current                                  10,971          7,870          7,685
                                               -------------------------------------
Deferred:
 Provision for possible loan losses             (1,138)          (771)          (642)
 Mark-to-market security (gain), loss              141            272            596
 Other, net                                        981          1,099            117
                                               -------------------------------------
 Total deferred                                    (16)           600             71
                                               -------------------------------------
Income tax expense                             $10,955         $8,470         $7,756
                                               =====================================

The reconciliation between income taxes and the amount computed by applying the statutory federal tax rates to income before income taxes follows:

                                                       Year Ended December 31
                                               -------------------------------------
                                                 1998           1997           1996
                                               -------------------------------------
                                                      (dollars in thousands)
Statutory rate applied to income
 before taxes                                  $10,348         $8,219         $7,648
 Increase (decrease) in income taxes
   resulting from:
   Tax-exempt income                              (174)          (174)          (162)
   State and local income taxes,
    net of federal income tax benefit              224            228            157
   Other, net                                      557            197            113
                                               -------------------------------------
Total tax expense                              $10,955         $8,470         $7,756
                                               =====================================

As of December 31, 1998 and 1997, the Company's deferred tax asset account was comprised of the following:

                                                     December 31
                                               ----------------------
                                                 1998           1997
                                               ----------------------
                                               (dollars in thousands)
Deferred tax liabilities:
 Pension expense                               $    56        $   (69)
 Fixed and other asset depreciation                481            646
 Unrealized net gains on
   available for sale securities                 3,279          1,588
 Accretion of security discounts                   120            260
                                               ----------------------
    Total deferred tax liabilities               3,936          2,425
                                               ----------------------
 Deferred tax assets:
 Provision for possible loan losses             (6,622)        (5,206)
 Other, net                                        221            177
                                               ----------------------
    Total deferred tax assets                   (6,401)        (5,029)
                                               ----------------------
Net deferred tax assets                        $(2,465)       $(2,604)
                                               ======================


Included in income taxes were $539,000, $30,000, and $154,000 for the years ended December 31, 1998, 1997 and 1996, respectively, related to realized net gains on held to maturity securities and available for sale securities.

Note P-Fair Value Disclosure Of Financial Instruments

The reported fair values of financial instruments are based upon a variety of methods and assumptions used by the Company in estimating its fair value disclosures. The carrying value of cash, due from banks, Federal funds sold, available for sale securities and trading account securities approximate those assets' fair values. Fair values for held to maturity securities are based on quoted market prices. For variable rate loans that reprice with market rates of interest, fair values are based on carrying values. The fair values for all other loans (i.e. fixed rate loans) are estimated using discounted cash flow analyses and using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The fair value of accrued interest approximates its carrying amount. The fair values of non-performing loans are based on estimates of collectibility in conjunction with the Company's historical loss experience.

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

The estimated fair values of the Company's financial instruments were as follows:

                                                December 31, 1998
                                            -------------------------
                                              Carrying
                                               amount      Fair value
                                            -------------------------
                                              (dollars in thousands)
Financial assets:
 Cash and due from banks and
   short-term investments                   $   27,017     $   27,017
 Held to maturity securities                    38,815         40,283
 Available for sale securities                 400,087        400,087
 Trading account securities                        302            302
 Loans, net of unearned income                 925,961        938,146
Financial liabilities:
 Deposits                                    1,211,805      1,214,138
 Short-term borrowings                          78,458         78,458
 Long-term borrowings                           14,950         14,950

                                                December 31, 1997
                                            -------------------------
                                             Carrying
                                              amount       Fair value
                                            -------------------------
                                              (dollars in thousands)
Financial assets:
 Cash and due from banks and
   short-term investments                   $   28,532     $   28,532
 Held to maturity securities                    58,148         59,748
 Available for sale securities                 317,768        317,768
 Trading account securities                      1,251          1,251
 Loans, net of unearned income                 847,091        849,855
Financial liabilities:
 Deposits                                    1,126,562      1,127,802
 Short-term borrowings                          54,195         54,195
 Long-term borrowings                           14,950         14,950

Notes To Consolidated
Financial Statements (continued)
------------------------------------------------------------------------
Note Q-Financial Instruments With Off-Balance Sheet Risk

In the normal course of business, the Company utilizes various financial instruments to meet the needs of customers and to manage the Company's exposure to interest rate and other market risks. These financial instruments, which consist of derivatives contracts and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles.

Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in interest rates will cause the value of a financial instrument to decrease. The contract/notional amounts of financial instruments, which are not included in the consolidated balance sheet, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments. These instruments and activities include commitments to extend lines of credit and standby and commercial letters of credit. The following table provides a summary of the Company's off-balance sheet financial instruments at December 31, 1998 and 1997.

                                                    December 31
                                              -----------------------
                                                1998           1997
                                              -----------------------
                                              (dollars in thousands)
Commitments to extend credit                  $306,613       $262,312
Standby letters of credit                       10,875          9,672
Commercial letters of credit                     1,163          1,719
                                              -----------------------
                                              $318,651       $273,703
                                              =======================

A loan commitment is a binding contract to lend up to a maximum amount for a specified period of time provided there is no violation of any financial, economic or other terms of the contract. A standby letter of credit obligates the Company to honor a financial commitment by issuing a guarantee to a third party should the Company's customer fail to perform. Many loan commitments and most standby letters of credit expire unfunded and therefore total commitments do not represent future funding obligations of the Company. Loan commitments and letters of credit are made under normal credit terms, including interest rates and collateral prevailing at the time, and usually require the payment of a fee by the customer. Commercial letters of credit are commitments issued to finance the movement of goods between buyers and sellers normally transacting business in international markets.

The Company enters into off-balance sheet derivative contracts primarily as a part of its asset-liability management strategy to manage interest rate risk. The notional amounts of these contracts express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position and any interest receivable under the contract. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company for these interest rate contracts at December 31, 1998 and 1997 was approximately $2,181,000 and $515,000, respectively.

Interest rate swaps are contracts in which a series of interest rate flows, based on a specific notional amount and fixed and floating interest rates, are exchanged over a prescribed period. Interest rate options, which include caps and floors, are contracts which transfer, modify or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The true measure of credit risk is the replacement cost of contracts which have become favorable to the Company.

The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. At December 31, 1998 and 1997, there were deferred gains of $270,000 and $739,000, respectively, relating to terminated interest rate swap contracts. Net interest income was increased by $469,000 in 1998 and $592,000 in 1997 as a result of interest rate swap contracts.

Futures and forwards are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified date, a specified instrument, at a specified price or yield. Futures contracts settle in cash daily, therefore, there is minimal credit risk to the Company. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.

The amounts disclosed in the following table represent the end-of-period notional and fair value of derivative financial instruments held or issued for trading purposes and the average fair value of those instruments during the year. These interest rate contracts resulted in trading gains of $441,000 in 1998 and trading losses of $251,000 in 1997.

                                                                December 31, 1998
                                              ------------------------------------------------------
                                                                             Average         Average
                                              Notional        Fair           Strike           Fair
                                               Amount         Value        Price/Rate         Value
                                              ------------------------------------------------------
                                                   (dollars in thousands, except strike price)

Options, caps and floors held                 $100,000         $192            5.63%           $145
Futures contracts                               15,000          328         $129.97             150

                                                                December 31, 1997
                                              ------------------------------------------------------
                                                                              Average        Average
                                              Notional        Fair            Strike          Fair
                                               Amount         Value            Rate           Value
                                              ------------------------------------------------------
                                                   (dollars in thousands, except strike price)
Options, caps and floors held                 $50,000          $79             5.63%            $74

The amounts disclosed in the following table represent the end-of-period notional and fair value of derivative financial instruments held or issued for purposes other than trading.

                                                         December 31, 1998
                                              ---------------------------------------
                                                                              Average
                                              Notional         Fair           Strike
                                               Amount          Value           Rate
                                              ---------------------------------------
                                                       (dollars in thousands)
Options, caps and floors held                 $125,000         $1,661          5.73%


                                                         December 31, 1997
                                              ---------------------------------------
                                                                              Average
                                              Notional          Fair          Strike
                                               Amount           Value          Rate
                                              ---------------------------------------
                                                      (dollars in thousands)
Options, caps and floors held                  $75,000           $455          5.75%

Notes To Consolidated
Financial Statements (continued)
------------------------------------------------------------------------
Note R-Comprehensive Income

In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, that established standards for the reporting and display of comprehensive income and its components. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet. This Statement is effective for 1998 and requires reclassification of financial statements for prior periods as well. Following is a summary of other comprehensive income components and related income tax effects:


                                                Twelve Months Ended December 31, 1998
                                              ----------------------------------------
                                              Before Tax        Tax         Net of Tax
                                                Amount        Expense         Amount
                                              ----------------------------------------
                                                          (in thousands)
Unrealized gains on available
 for sale securities                            $7,352         $2,573         $4,779
Less: reclassification adjustment
 for gains realized in net income                1,539            539          1,000
                                              ----------------------------------------
Net unrealized gains                             5,813          2,034          3,779
                                              ----------------------------------------
Other comprehensive income                      $5,813         $2,034         $3,779
                                              ========================================


                                                Twelve Months Ended December 31, 1997
                                              ----------------------------------------
                                              Before Tax        Tax         Net of Tax
                                                Amount        Expense         Amount
                                              ----------------------------------------
                                                          (in thousands)
Unrealized gains on available
 for sale securities                            $3,108         $1,088         $2,020
Less: reclassification adjustment
 for gains realized in net income                   85             30             55
                                              ----------------------------------------
Net unrealized gains                             3,023          1,058          1,965
                                              ----------------------------------------
Other comprehensive income                      $3,023         $1,058         $1,965
                                              ========================================


                                                Twelve Months Ended December 31, 1996
                                              ----------------------------------------
                                              Before Tax       Tax         Net of Tax
                                                Amount       Expense         Amount
                                              ----------------------------------------
                                                          (in thousands)
Unrealized gains (losses)on available
 for sale securities                           $(4,728)       $(1,655)       $(3,073)
Less: reclassification adjustment
 for gains realized in net income                  443            155           (288)
                                              ----------------------------------------
Net unrealized gains (losses)                   (5,171)        (1,810)        (3,361)
                                              ----------------------------------------
Other comprehensive income (loss)              $(5,171)       $(1,810)       $(3,361)
                                              ========================================

Note S-Parent Company Condensed Financial Information

Following are the condensed financial statements of Mississippi Valley Bancshares, Inc. (Parent Company) for the periods indicated.

BALANCE SHEETS
                                                    December 31
                                              -----------------------
                                                1998           1997
                                              -----------------------
                                               (dollars in thousands)
Assets
 Cash and due from subsidiary                 $  4,015       $    403
 Available for sale securities                   5,404          9,529
 Investment in subsidiaries                    112,050         94,469
 Bank premises                                   1,372          2,760
 Other assets                                    2,365          1,368
                                              -----------------------
 TOTAL ASSETS                                 $125,206       $108,529
                                              =======================

Liabilities
 Long-term debt                               $ 15,412       $ 15,412
 Other liabilities                                  10             10
                                              -----------------------
 TOTAL LIABILITIES                              15,422         15,422

Shareholders' equity                           109,784         93,107
                                              -----------------------
 TOTAL LIABILITIES AND
 SHAREHOLDERS' EQUITY                         $125,206       $108,529
                                              =======================


STATEMENTS OF INCOME
                                                      Year Ended December 31
                                               -------------------------------------
                                                1998           1997           1996
                                               -------------------------------------
                                                       (dollars in thousands)
Income
 Dividends from subsidiary                     $10,102        $ 5,949        $ 8,929
 Rent income                                       408            408            409
 Other                                             947            831            111
                                               -------------------------------------
   TOTAL INCOME                                 11,457          7,188          9,449
Expense
 Interest                                        1,126          1,017            224
 Other                                             575            461            411
                                               -------------------------------------
   TOTAL EXPENSE                                 1,701          1,478            635
Income before tax benefit and
 equity in undistributed income
 of subsidiary                                   9,756          5,710          8,814
Income tax benefit                                (117)           (70)           (37)
                                               -------------------------------------
Income before equity in
 undistributed income of subsidiary              9,873          5,780          8,851
Equity in undistributed income
 of subsidiary                                   8,738          9,233          5,245
                                               -------------------------------------
Net income                                     $18,611        $15,013        $14,096
                                               =====================================

Notes To Consolidated
Financial Statements (continued)
------------------------------------------------------------------------
Note S-Parent Company Condensed Financial Information-continued

                                                       Year Ended December 31
                                               -------------------------------------
STATEMENTS OF CASH FLOWS                         1998           1997           1996
                                               -------------------------------------
                                                      (dollars in thousands)
Operating activities
 Net income                                    $18,611        $15,013        $14,096
 Equity in undistributed
   income of subsidiary                         (8,738)        (9,233)        (5,245)
 Realized securities gains, net                   (107)          (108)
 Other, net                                        (13)        (1,196)          (935)
                                               -------------------------------------
 Net cash provided by
   operating activities                          9,753          4,476          7,916

Investing activities
 Payments for investment in subsidiary          (5,000)        (7,413)          (105)
 Purchase of available for sale securities                     (9,041)
 Proceeds from sales of held
   to maturity and available
   for sale securities                           4,282            355
 Other, net                                      1,318           (498)
                                               -------------------------------------
 Net cash provided by
   (used in) investing activities                  600        (16,597)          (105)

Financing activities
 Proceeds from short-term borrowings                            4,400
 Repayments of short-term borrowings                           (4,400)        (3,000)
 Proceeds from issuance of long-term debt                      14,950
 Proceeds from sale of common stock              1,157            111             84
 Purchase of treasury stock                     (4,748)
 Cash dividends paid                            (3,150)        (2,631)        (2,352)
 Redemption of preferred stock                                                (2,625)
                                               -------------------------------------
   Net cash provided by (used in)
   financing activities                         (6,741)        12,430         (7,893)
                                               -------------------------------------
 Increase (decrease) in cash                     3,612            309            (82)
 Cash at beginning of year                         403             94            176
                                               -------------------------------------
 Cash at end of year                           $ 4,015        $   403        $    94
                                               =====================================

Note T-Summary Of Quarterly Financial Information (Unaudited)

The following is a summary of quarterly operating results for the years ended December 31, 1998 and 1997:

                                                                       1998
                                               ----------------------------------------------------
                                                First         Second          Third         Fourth
                                               Quarter        Quarter        Quarter        Quarter
                                               ----------------------------------------------------
                                                  (dollars in thousands, except per share data)
Interest income                                $25,152        $25,471        $26,167        $26,046
Interest expense                                13,495         13,375         13,550         13,173
                                               ----------------------------------------------------
 Net interest income                            11,657         12,096         12,617         12,873
Provision for possible loan losses                 900          1,000            900          1,650
Security gains                                     172            509                           858
Other income                                     1,547          1,472          1,793          2,032
Other expense                                    5,557          5,802          5,752          6,499
Income taxes                                     2,479          2,625          2,823          3,028
                                               ----------------------------------------------------
Net income                                     $ 4,440        $ 4,650        $ 4,935        $ 4,586
                                               ====================================================
Net income per share:
 Basic                                           $ .47          $ .48          $ .52          $ .48
 Diluted                                           .45            .47            .50            .49

                                                                       1997
                                               ----------------------------------------------------
                                                First         Second          Third         Fourth
                                               Quarter        Quarter        Quarter        Quarter
                                               ----------------------------------------------------
                                                  (dollars in thousands, except per share data)
Interest income                                $20,500        $23,101        $25,599        $26,054
Interest expense                                10,751         12,490         14,978         14,024
                                               ----------------------------------------------------
 Net interest income                             9,749         10,611         10,621         12,030
Provision for possible loan losses                 900          1,200          1,100            900
Security gains (losses)                            108            (20)                           (3)
Other income                                     1,156          1,303          1,471          1,581
Other expense                                    4,882          5,238          5,102          5,802
Income taxes                                     1,888          1,959          2,113          2,510
                                               ----------------------------------------------------
Net income                                     $ 3,343        $ 3,497        $ 3,777        $ 4,396
                                               ====================================================
Net income per share:
 Basic                                           $ .37          $ .37          $ .40          $ .46
 Diluted                                           .35            .36            .39            .45

                                                                      49

This page was intentionally left
blank for your notes
----------------------------------------------------------------------

Southwest Bank Of St. Louis
Board Of Directors
------------------------------------------------------------------------

John T. Baumstark
President-Archway Sales Inc.

Andrew N. Baur
Chairman-Mississippi Valley
 Bancshares, Inc.
Chairman-Southwest Bank
 of St. Louis

Linn H. Bealke
President-Mississippi Valley
 Bancshares, Inc.
Vice Chairman-Southwest Bank
 of St. Louis

Edward C. Berra
President-Southwest Bank
 of St. Louis

Donald L. Bolazina
Private Investor

William H. T. Bush
Chairman-Bush-O'Donnell
 & Co., Inc.

Francis C. Cunetto
President-Cunetto House of Pasta

Robert E. Flynn, III
President-Berry Grant Company

G. Fred Heimburger
Chairman-Heimburger, Inc.

William F. Holekamp
Corporate Executive Vice
 President-Enterprise Rent-A-
 Car/Leasing Co.

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

Zsolt Rumy
President, Zoltek Corporation

Almira Baldwin Sant
Private Investor

Charles A. Zone
President-C.J. Zone
 Manufacturing Co., Inc.



Advisory Director
-----------------------------------
William J. Freschi
Retired Food Executive




Southwest Bank, Belleville
Board Of Directors
------------------------------------------------------------------------

Andrew N. Baur
Chairman - Mississippi Valley
 Bancshares, Inc.
Chairman - Southwest Bank
 of St. Louis
Vice Chairman - Southwest Bank,
 Belleville

Linn H. Bealke
President - Mississippi Valley
 Bancshares, Inc.
Vice Chairman - Southwest Bank
 of St. Louis
Chairman - Southwest Bank, Belleville

Paul J. Galeski
President and Chief Executive Officer
 - Maverick Technologies

Karen C. Hendrickson
President and Chief Executive Officer
 - Southwest Bank, Belleville


Mark A. Hinrichs
Executive Vice President - Holland-
 Hinrichs Construction, Inc.

Stephen P. Marsh
Executive Vice President and
 Senior Loan Officer - Southwest Bank
 of St. Louis and Southwest Bank,
 Belleville

Ronald J. Ortyl, Sr.
Chairman - Metro East Industries

Paul M. Strieker
Chief Financial Officer - Mississippi
 Valley Bancshares, Inc.
Executive Vice President -
 Southwest Bank of St. Louis

Mississippi Valley Bancshares, Inc.
------------------------------------------------------------------------

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

Annual Meeting

The Annual Meeting of Shareholders will be at 9:00 a.m., Wednesday, April 21, 1999, at the Offices of KETC (Channel 9), 3655 Olive Street, St. Louis, Missouri 63108.

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

Pictured left to right
----------------------
Seated: Alice C. Behan and Donna D. Lambert.
Middle Row: Theodore P. Desloge, Jr., Richard T. Grote, Louis N.
Goldring, Franklin J. Cornwell, Jr., John T. Baumstark.
Back Row: Lewis B. Shepley, Linn H. Bealke, Andrew N. Baur, Michael D. Latta, Frederick O. Hanser.
Not Pictured: William H.T. Bush and Mont S. Levy




[PHOTO]





Mississippi Valley Bancshares, Inc. Board Of Directors
-------------------------------------------------------------------------

JOHN T. BAUMSTARK
President-Archway Sales Inc.
Age 54

ANDREW N. BAUR
Chairman-Mississippi Valley
 Bancshares, Inc.
Chairman-Southwest Bank of St. Louis
Age 54

LINN H. BEALKE
President-Mississippi Valley
 Bancshares, Inc.
Vice Chairman-Southwest Bank of St. Louis
Age 54

ALICE C. BEHAN
Private Investor
Age 53

WILLIAM H. T. BUSH
Chairman-Bush-O'Donnell & Co., Inc.
Age 60

FRANKLIN J. CORNWELL, JR.
Private Investor
Age 56

THEODORE P. DESLOGE, JR.
President-Bloom & Desloge Enterprises, Inc.
Age 59

LOUIS N. GOLDRING
President-AVCORP, inc.
Age 57

RICHARD T. GROTE
Chairman-American Medical Claims, Inc.
Age 53

FREDERICK O. HANSER
Chairman, St. Louis Cardinals, L.P.
Age 56

DONNA D. LAMBERT
Private Investor
Age 59

MICHAEL D. LATTA
Chairman and Chief Executive
 Officer-Universe Corporation
Age 57

MONT S. LEVY
Registered Investment Advisor
Principal-Buckingham Asset
 Management
Age 47

LEWIS B. SHEPLEY
Senior Vice President and Chief
 Financial Officer-Reliable Life
 Insurance Company
Age 59

-------------------------------------------------------------------------

MVBI AUDIT COMMITTEE

(Representing MVBI) John T. Baumstark, William H.T. Bush, Franklin J. Cornwell, Jr., Donna D. Lambert, Michael D. Latta, Mont S. Levy
(Representing SWB of St. Louis) G. Fred Heimburger, William F. Holekamp, Charles W. Hrebec, Jr., Charles A. Zone
(Representing SWB, Belleville) Ronald J. Ortyl, Sr.

MVBI EXECUTIVE COMMITTEE
Andrew N. Baur, Linn H. Bealke, Louis N. Goldring, Richard T. Grote, Frederick O. Hanser

MVBI COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE
(Representing MVBI) Alice C. Behan, William H.T. Bush, Franklin J. Cornwell, Jr., Theodore P. Desloge, Jr., Louis N. Goldring,
Lewis B. Shepley. (Representing SWB of St. Louis) Zsolt Rumy

Mississippi Valley Bancshares, Inc.
700 Corporate Park Drive
St. Louis, Missouri 63105
(314) 268-2580