Form 10-K, Exhibit 13
period 1999-12-31
MISSISSIPPI VALLEY BANCSHARES INC
filed 2000-03-28
CIK 809352

                         COMMON SHARE DATA

Mississippi Valley Bancshares, Inc. (MVBI) is traded on the National Association of Securities Dealers, Inc. ("NASD") National Market. The following bar graph and table sets forth the high, low and closing trade prices of the common stock, cash dividends and certain other information for the last three years, as reported by the NASD:


                              [GRAPH}

                                                                            Book
                                                                          Value At
                                                                           End Of         Market Price         Dividends
1999                  High              Low              Close             Period        To Book Value          Declared
========================================================================================================================
4th Quarter         $32 5/16          $26               $27                $12.64            213.61%             $.10
3rd Quarter          34 1/2            28 1/16           31 9/16            12.51            252.30               .10
2nd Quarter          36 1/8            31 1/2            33 1/8             12.60            262.90               .09
1st Quarter          35 3/8            30 1/2            32 1/8             12.31            260.97               .09


1998
========================================================================================================================

4th Quarter         $37 3/8           $30               $33 3/4            $12.43            271.52%             $.09
3rd Quarter          38                34 3/8            36 1/8             12.26            294.66               .08
2nd Quarter          42 1/2            38                39 1/2             11.19            352.99               .08
1st Quarter          45                30 1/4            41 3/4             10.80            386.57               .08


1997
========================================================================================================================

4th Quarter         $34 1/4           $24 7/8           $32 1/4            $10.31            312.80%             $.07
3rd Quarter          25 3/8            23 1/2            24 1/2              9.80            250.00               .07
2nd Quarter          24 1/4            20 7/8            24 1/4              9.10            266.48               .07
1st Quarter          23 1/2            20 7/8            21 1/4              8.55            248.54               .07

                                                            December 31
                                             1999              1998              1997
                                          =============================================

Average shares outstanding                9,366,028         9,548,127         9,396,320
Year-end shares outstanding               9,296,362         9,491,912         9,519,212
Shareholders of record                          499               534               526
Average daily volume <F1>                    10,242             8,165             5,730

<F1> Per NASDAQ National Market System


---
8

                          FINANCIAL REVIEW

SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial information for Mississippi Valley Bancshares, Inc. (the "Company"), and its wholly-owned subsidiaries, Southwest Bank of St. Louis, Southwest Bank, Belleville (the "Banks"), MVBI Capital Trust and Mississippi Valley Capital Company for each of the five years ended December 31, 1999. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.

(dollars in thousands, except per share data)                 1999           1998           1997           1996           1995
==============================================================================================================================
INCOME STATEMENT DATA
   Interest income                                      $  110,828     $  102,836     $   95,254     $   79,719     $   70,402
   Interest expense                                         55,090         53,593         52,243         40,811         38,295
                                                        ----------------------------------------------------------------------
   Net interest income                                      55,738         49,243         43,011         38,908         32,107
   Provision for possible loan losses                        5,051          4,450          4,100          3,875          2,560
                                                        ----------------------------------------------------------------------

   Net interest income after provision
      for possible loan losses                              50,687         44,793         38,911         35,033         29,547
   Noninterest income                                       12,003          8,383          5,596          5,061          4,095
   Noninterest expense                                      28,518         23,610         21,024         18,242         16,438
                                                        ----------------------------------------------------------------------
   Income before income taxes                               34,172         29,566         23,483         21,852         17,204
   Income taxes                                             12,747         10,955          8,470          7,756          6,457
                                                        ----------------------------------------------------------------------
   Net income                                           $   21,425     $   18,611     $   15,013     $   14,096     $   10,747
                                                        ======================================================================

DIVIDENDS
   Preferred stock                                      $              $              $              $      231     $      231
   Common stock                                              3,554          3,149          2,631          2,121          1,514
   Ratio of total dividends declared to net income           16.59%         16.92%         17.52%         16.69%         16.24%

PER SHARE DATA <F1>
   Earnings per common share:
      Basic                                             $     2.29     $     1.95     $     1.60     $     1.54     $     1.18
      Diluted                                                 2.25           1.91           1.55           1.46           1.12
   Common stock cash dividends                                 .38            .33            .28           .235            .17
   Average common shares and common
      share equivalents outstanding                      9,507,769      9,747,564      9,700,928      9,582,886      9,517,616
   Diluted book value (period end)                      $    12.64     $    12.43     $    10.31     $     8.45     $     7.47

BALANCE SHEET DATA (AT PERIOD END)
   Securities                                           $  317,015     $  438,902     $  375,916     $  287,651     $  327,652
   Loans, net of unearned discount                       1,104,498        925,961        847,091        731,019        623,777
   Total assets                                          1,561,149      1,430,057      1,299,918      1,065,777        995,048
   Total deposits                                        1,315,716      1,211,805      1,126,562        918,012        886,565
   Total long-term debt                                     14,950         14,950         14,950          2,700          2,700
   Common shareholders' equity                             112,566        109,778         93,107         75,949         67,607
   Total shareholders' equity                              112,566        109,778         93,107         75,949         70,107

SELECTED RATIOS
   Return on average total assets                             1.45%          1.40%          1.25%          1.40%          1.22%
   Return on average total shareholders' equity              19.26          18.09          17.77          19.07          17.34
   Net interest margin                                        3.96           3.86           3.73           4.01           3.80
   Efficiency ratio <F2>                                     41.94          40.78          43.03          41.25          45.06
   Average assets per employee                          $    5,624     $    5,504     $    5,220     $    4,740     $    4,426

ASSET QUALITY RATIOS
   Allowance for possible loan losses to loans                1.96%          1.96%          1.76%          1.73%          1.73%
   Nonperforming loans to loans <F3>                           .29            .17            .26            .92            .75
   Allowance for possible loan losses
      to nonperforming loans <F3>                           672.96       1,156.41         679.69         188.14         230.14
   Nonperforming assets to loans and
      foreclosed assets <F4>                                   .29            .19            .43            .99            .75
   Net loan charge-offs to average loans                       .15            .14            .23            .30            .23

CAPITAL RATIOS
   Average shareholders' equity to average assets             7.55%          7.76%          7.04%          7.32%          7.03%
   Total risk-based capital ratio                            12.23          13.22          13.23          11.45          11.64
   Leverage ratio                                             8.40           8.56           8.04           7.20           6.70

------------------------------------------------------------------------------------------------------------------------------

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


                                                                     ---
                                                                       9

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

SUMMARY OF EARNINGS

     Consolidated net income for 1999 was $21,425,000, an increase of $2,814,000 or 15.1% above 1998 earnings. On a diluted per share basis, net income for 1999 was $2.25, up 17.8% from $1.91 in the previous year. Greater net interest income, the principal contributor to the improved performance, was generated by increased loans outstanding. The Company's loan loss provision was $5,051,000, up from $4,450,000 in the prior year as loans increased $179 million during 1999. Securities losses on sales of available for sale securities were $1,251,000 in 1999, compared to securities gains of $1,539,000 in 1998. More than offsetting the securities losses were gains on derivative trading activities of $5,919,000 in 1999. Gains from derivative trading activities were $316,000 in 1998. Comparative noninterest expenses were $28,518,000, up $4,908,000 or 20.8% from prior year levels. Overall Company growth, operating costs for the Belleville office which opened in September 1998, the new Des Peres office and Company headquarters which opened in late 1999, and significant computer upgrades combined to increase total overhead expenses for the year.
     Consolidated net income for 1998 was $18,611,000, an increase of $3,598,000 or 24.0% above 1997 earnings. On a diluted per share basis, net income for 1998 was $1.91, up 23.2% from $1.55 in the previous year. Greater net interest income, the principal contributor to the improved earnings performance, was generated by increased loans and investment securities outstanding. The Company's loan loss provision was $4,450,000, up from $4,100,000 in the prior year as loans increased $79 million during 1998. Gains on sales of available for sale securities of $1,539,000 in 1998 compared to $85,000 in 1997, plus greater net trading profits and commissions were primarily responsible for the increased noninterest income in 1998. Comparative noninterest expenses were up $2,586,000 or 12.3% from 1997 due in part to operating costs for the Belleville office which opened in September 1998. Overall operating efficiencies improved in 1998 from 1997 as net interest income and noninterest income growth outpaced the overhead expense increase.

NET INTEREST INCOME

     The following discussion and table sets forth the composition of average interest-earning assets and interest-bearing liabilities along with accompanying interest income, expense, yields, and rates, on a tax-equivalent basis assuming a marginal statutory Federal income tax rate of 35%. The tax equivalent adjustments were approximately $257,000, $263,000, $251,000, $249,000, and $279,000 for each of the five years ended December 31, 1999, respectively.
     Net interest income is the difference between income earned on assets and interest expense paid on deposits and borrowings used to fund them. Net interest income, the primary component of net income, has increased in each of the last five years. Continued growth in earning assets has been responsible for the consistent increases in net interest income. Net interest income on a tax-equivalent basis, divided by average interest-earning assets, represents the Company's net interest margin.
     During the years presented, the Company's net interest margins have been below comparable ratios for its peers. Consumer loans generally provide higher total yields than do commercial loans. With only seven branch locations, the Company cannot effectively compete for consumer loans against other area financial institutions having dozens of locations each. The Company also does not have a credit card lending operation. Deposit growth has been partially attained through rate promotional activities. Such actions have generally placed the Company's total funding costs above those of its peers. The combination of slightly lower overall loan yields, and higher deposit rates, has generally resulted in the Company's net interest margins being below those of its peers.


---
10

YEARS ENDED DECEMBER 31, 1999 AND 1998

     Total tax-equivalent interest income for 1999 was $111,085,000, up $7,986,000 or 7.7% from $103,099,000 in 1998. The increase in interest income was generated almost solely by growth in average loans outstanding of $147 million. Total other earning assets were down slightly from previous year levels. Limiting the benefits of the loan growth were lower yields earned on all assets. Total loan yields declined to 8.55% in 1999, down from 8.88% in 1998 as loan yields dropped with an average prime rate of 8.00% in 1999, compared with 8.33% in 1998. Total earning asset yields fell to 7.86%, down 19 basis points from 8.05% in 1998.
     Funding the 1999 asset growth were increased money market deposits and to a lesser extent short term borrowings and non-interest bearing deposits.
     Total interest expense increased to $55,090,000 in 1999, up from $53,593,000 in 1998. The increase was primarily the result of the increase in money market deposits and short term borrowings. Lower rates paid on all interest bearing liabilities offset a large portion of the increased interest expense generated by the greater volume of deposits. Overall rates paid on total interest bearing liabilities fell to 4.45% from 4.80% paid in 1998.
     Total net interest income increased to $55,995,000, up $6,489,000 from 1998 as the growth in interest income exceeded the higher interest expense costs. Overall, the Company's net interest margin improved to 3.96%, up from 3.86% the previous year as the decline in interest bearing liability rates exceeded the drop in earning asset yields.

YEARS ENDED DECEMBER 31, 1998 AND 1997

     Total tax-equivalent interest income for 1998 was $103,099,000, up $7,594,000 or 8.0% above $95,504,000 in 1997. The increase in interest income was generated by growth in average loans outstanding of $73 million and securities increases of $49 million above prior year levels. Offsetting a portion of the benefits of asset growth were the lower yields earned on all assets. Total loan yields declined to 8.88% in 1998, down from 9.07% in 1997 as loan yields dropped with an average prime rate of 8.33% in 1998, compared with 8.44% in 1997. Total earning asset yields fell to 8.05%, down 19 basis points from 8.24% in 1997.
     Funding of the 1998 asset growth was accomplished primarily with funds raised in connection with the money market deposit account promotion during the last half of 1997. A decline in time deposits was partially offset with increased short-term borrowings, demand deposits and shareholders' equity.
     Total interest expense increased to $53,593,000 in 1998, up from $52,243,000 in 1997. The increase was primarily a result of the net increase in interest bearing deposits, specifically money market accounts. Offsetting a substantial portion of the increased interest expense generated by the greater volume of deposits were the lower rates paid on all interest bearing liabilities except long-term debt. Overall rates paid on total interest bearing liabilities fell to 4.80% from 5.13% paid in 1997.
     Total net interest income increased to $49,506,000, up $6,244,000 from 1997 as the growth in interest income exceeded the higher interest expense costs. The Company's net interest margin improved to 3.86% from 3.73% the previous year as the decline in interest bearing liability rates, primarily money market accounts, exceeded the drop in earning asset yields.


                                                                     ---
                                                                      11

FIVE YEAR COMPARISON OF CONSOLIDATED AVERAGE BALANCE SHEETS,
INTEREST, YIELDS AND RATES

                                                                        Twelve Months Ended December 31
(dollars in thousands)                                          1999                                          1998
                                             =======================================       =======================================
                                                              Interest                                      Interest
                                                Average        Income/        Yield/         Average         Income/        Yield/
ASSETS                                          Balance        Expense         Rate          Balance         Expense         Rate
Interest-earning assets:
   Loans<F1><F2>
      Taxable                                $1,029,254       $ 87,920         8.55%       $  882,613       $ 78,402         8.88%
      Tax exempt<F3>                                520             57        11.03
   Held to maturity securities
      Taxable                                    36,968          2,310         6.25            39,310          2,501         6.36
      Tax-exempt<F3>                              7,654            778        10.17             8,270            853        10.32
   Available for sale securities                298,410         17,855         5.98           322,154         19,755         6.13
   Trading account securities                       858             55         6.38               930             60         6.41
   Federal funds sold and other
      short-term investments                     40,488          2,110         5.21            28,177          1,528         5.42
                                             --------------------------------------        --------------------------------------
              TOTAL INTEREST-EARNING ASSETS   1,414,152        111,085         7.86         1,281,454        103,099         8.05
                                             --------------------------------------        --------------------------------------

Noninterest-earning assets:
   Cash and due from banks                       27,908                                        24,543
   Bank premises and equipment                   28,904                                        15,928
   Other assets                                  22,624                                        20,425
   Allowance for possible
      loan losses                               (20,108)                                      (15,871)
                                             --------------------------------------        --------------------------------------
                               TOTAL ASSETS  $1,473,480                                    $1,326,479
                                             ======================================        ======================================

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   NOW accounts                              $   28,123       $    339         1.20%       $   25,565       $    419         1.64%
   Money market accounts                        723,692         31,178         4.31           631,451         29,311         4.64
   Savings deposits                              26,951            797         2.96            24,127            713         2.96
   Time deposits of $100,000
      or more                                    41,233          1,970         4.78            35,415          1,860         5.25
   Other time deposits                          314,084         15,548         4.95           317,377         16,935         5.34
                                             --------------------------------------        --------------------------------------
            TOTAL INTEREST-BEARING DEPOSITS   1,134,083         49,832         4.39         1,033,935         49,238         4.76

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings                89,255          4,218         4.73            66,777          3,262         4.88
   Convertible debentures
   Guaranteed preferred
      beneficial interests in
      subordinated debentures                    14,950          1,040         6.96            14,950          1,093         7.31
                                             --------------------------------------        --------------------------------------
         TOTAL INTEREST-BEARING LIABILITIES   1,238,288         55,090         4.45         1,115,662         53,593         4.80
                                             --------------------------------------        --------------------------------------

Noninterest-bearing liabilities:
   Demand deposits                              122,522                                       103,969
   Other liabilities                              1,455                                         3,968
Shareholders' equity                            111,215                                       102,880
                                             --------------------------------------        --------------------------------------
                      TOTAL LIABILITIES AND
                       SHAREHOLDERS' EQUITY  $1,473,480                                    $1,326,479
                                             ======================================        ======================================
                        NET INTEREST INCOME                   $ 55,995                                      $ 49,506
                                             ======================================        ======================================
                        NET INTEREST MARGIN                                    3.96%                                         3.86%
                                             ======================================        ======================================

----------------------------------------------------------------------------------------------------------------------------------

<F1> For purposes of these computations, nonaccrual loans are included in the average loan amounts outstanding. Interest on nonaccrual loans is recorded when received.
<F2> Interest income on loans includes loan fees, which were not material to any period presented.
<F3> Information is presented on a tax-equivalent basis assuming a tax rate of 35%. The tax-equivalent adjustments were approximately $257,000, $263,000, $251,000, $249,000, and $279,000 for the years ended December 31, 1999, 1998, 1997, 1996, and 1995, respectively.


---
12

                                                                        Twelve Months Ended December 31
(dollars in thousands)                                           1997                                        1996
                                             =======================================       =======================================
                                                              Interest                                     Interest
                                               Average         Income/        Yield/         Average        Income/         Yield/
ASSETS                                         Balance         Expense         Rate          Balance        Expense          Rate
Interest-earning assets:
   Loans<F1><F2>
      Taxable                                $  810,038        $73,447         9.07%       $  674,176       $60,678          9.00%
      Tax exempt<F3>                                                                               17             1          5.59
   Held to maturity securities
      Taxable                                    43,172          2,887         6.69            65,391         4,356          6.66
      Tax-exempt<F3>                              7,784            820        10.54             7,477           811         10.85
   Available for sale securities                270,121         16,779         6.21           214,417        13,301          6.20
   Trading account securities                       914             62         6.80               771            47          6.17
   Federal funds sold and other
      short-term investments                     27,357          1,510         5.52            14,278           774          5.42
                                             --------------------------------------        --------------------------------------
              TOTAL INTEREST-EARNING ASSETS   1,159,386         95,505         8.24           976,527        79,968          8.19
                                             --------------------------------------        --------------------------------------

Noninterest-earning assets:
   Cash and due from banks                       25,539                                        22,696
   Bank premises and equipment                   12,264                                        10,579
   Other assets                                  16,994                                        11,491
   Allowance for possible
      loan losses                               (13,658)                                      (11,633)
                                             --------------------------------------        --------------------------------------
                               TOTAL ASSETS  $1,200,525                                    $1,009,660
                                             ======================================        ======================================

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   NOW accounts                              $   22,438        $   383         1.71%       $   20,323       $   348          1.71%
   Money market accounts                        457,914         22,716         4.96           336,586        14,104          4.19
   Savings deposits                              22,820            675         2.96            22,588           671          2.97
   Time deposits of $100,000
      or more                                    37,244          2,008         5.39            34,518         1,820          5.27
   Other time deposits                          410,766         22,717         5.53           389,427        21,388          5.49
                                             --------------------------------------        --------------------------------------
            TOTAL INTEREST-BEARING DEPOSITS     951,182         48,499         5.10           803,442        38,331          4.77

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings                54,549          2,780         5.10            44,744         2,264          5.06
   Convertible debentures                           666             54         8.00             2,700           216          8.00
   Guaranteed preferred
      beneficial interests in
      subordinated debentures                    12,369            910         7.36
                                             --------------------------------------        --------------------------------------
         TOTAL INTEREST-BEARING LIABILITIES   1,018,766         52,243         5.13           850,886        40,811          4.80
                                             --------------------------------------        --------------------------------------

Noninterest-bearing liabilities:
   Demand deposits                               93,707                                        82,258
   Other liabilities                              3,554                                         2,602
Shareholders' equity                             84,498                                        73,914
                                             --------------------------------------        --------------------------------------
                      TOTAL LIABILITIES AND
                       SHAREHOLDERS' EQUITY  $1,200,525                                    $1,009,660
                                             ======================================        ======================================
                        NET INTEREST INCOME                    $43,262                                      $39,157
                                             ======================================        ======================================
                        NET INTEREST MARGIN                                    3.73%                                         4.01%
                                             ======================================        ======================================



                                                 Twelve Months Ended December 31
(dollars in thousands)                                         1995
                                              =====================================
                                                             Interest
                                               Average       Income/         Yield/
ASSETS                                         Balance       Expense          Rate
Interest-earning assets:
   Loans<F1><F2>
      Taxable                                 $584,790       $53,553         9.16%
      Tax exempt<F3>                               959            84         8.77
   Held to maturity securities
      Taxable                                  135,317         8,342         6.16
      Tax-exempt<F3>                             7,478           816        10.91
   Available for sale securities               103,646         6,725         6.49
   Trading account securities                      743            49         6.65
   Federal funds sold and other
      short-term investments                    19,017         1,112         5.85
                                              -----------------------------------
              TOTAL INTEREST-EARNING ASSETS    851,950        70,681         8.30
                                              -----------------------------------

Noninterest-earning assets:
   Cash and due from banks                      20,818
   Bank premises and equipment                   8,019
   Other assets                                 10,329
   Allowance for possible
      loan losses                              (10,304)
                                              -----------------------------------
                               TOTAL ASSETS   $880,812
                                              ===================================

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
   NOW accounts                               $ 19,213       $   419         2.18%
   Money market accounts                       246,558        12,528         5.08
   Savings deposits                             22,466           662         2.94
   Time deposits of $100,000
      or more                                   38,102         2,098         5.51
   Other time deposits                         359,896        19,427         5.40
                                              -----------------------------------
            TOTAL INTEREST-BEARING DEPOSITS    686,235        35,134         5.12

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings               50,028         2,918         5.83
   Convertible debentures                        2,968           243         8.19
   Guaranteed preferred
      beneficial interests in
      subordinated debentures
                                              -----------------------------------
         TOTAL INTEREST-BEARING LIABILITIES    739,231        38,295         5.18
                                              -----------------------------------

Noninterest-bearing liabilities:
   Demand deposits                              77,439
   Other liabilities                             2,179
Shareholders' equity                            61,963
                                              -----------------------------------
                      TOTAL LIABILITIES AND
                       SHAREHOLDERS' EQUITY   $880,812
                                              ===================================
                        NET INTEREST INCOME                  $32,386
                                              ===================================
                        NET INTEREST MARGIN                                  3.80%
                                              ===================================


                                                                     ---

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

                                                            Year Ended                                   Year Ended
                                                         December 31, 1999                            December 31, 1998
                                                            Compared to                                  Compared to
                                                         December 31, 1998                            December 31, 1997
                                               =====================================        =====================================
                                                                  Increase (decrease) attributable to change in:
                                                               Yield/           Net                         Yield/           Net
(dollars in thousands)                          Volume          Rate          Change         Volume          Rate          Change
                                               =====================================        =====================================

INTEREST EARNED ON:
   Loans<F1><F2>                               $12,668        $(3,093)       $ 9,575        $ 6,511        $(1,556)       $ 4,955
   Held to maturity securities
      Taxable                                     (148)           (43)          (191)          (249)          (137)          (386)
      Tax-exempt<F1>                               (63)           (12)           (75)            50            (17)            33
   Available for sale securities                (1,427)          (473)        (1,900)         3,194           (218)         2,976
   Trading account
      securities                                    (5)                           (5)             1             (3)            (2)
   Federal funds sold and other
      short-term investments                       643            (61)           582             45            (27)            18
                                               -------------------------------------        -------------------------------------

                  TOTAL INTEREST
                          INCOME                11,668         (3,682)         7,986          9,552         (1,958)         7,594
                                               -------------------------------------        -------------------------------------

INTEREST PAID ON:
   NOW accounts                                     39           (119)           (80)            52            (16)            36
   Money market accounts                         4,059         (2,192)         1,867          8,140         (1,545)         6,595
   Savings                                          84                            84             38                            38
   Time deposits of
      $100,000 or more                             286           (176)           110            (97)           (51)          (148)
   Other time deposits                            (173)        (1,214)        (1,387)        (5,023)          (759)        (5,782)
   Federal funds purchased,
      repurchase agreements
      and other short-term
      borrowings                                 1,232           (276)           956            554            (72)           482
   Long-term
      borrowings                                                  (53)           (53)            64             65            129
                                               -------------------------------------        -------------------------------------

                  TOTAL INTEREST
                         EXPENSE                 5,527         (4,030)         1,497          3,728         (2,378)         1,350
                                               -------------------------------------        -------------------------------------

                    NET INTEREST
                          INCOME               $ 6,141        $   348        $ 6,489        $ 5,824        $   420        $ 6,244
                                               =====================================        =====================================


                                                             Year Ended
                                                          December 31, 1997
                                                             Compared to
                                                          December 31, 1996
                                               =====================================
                                            Increase (decrease) attributable to change in:
                                                                Yield/          Net
(dollars in thousands)                          Volume           Rate         Change
                                               =====================================

INTEREST EARNED ON:
   Loans<F1><F2>                               $12,293         $  475       $ 12,768
   Held to maturity securities
      Taxable                                   (1,489)            20         (1,469)
      Tax-exempt<F1>                                32            (23)             9
   Available for sale securities                 3,457             21          3,478
   Trading account
      securities                                    10              5             15
   Federal funds sold and other
      short-term investments                       722             14            736
                                               -------------------------------------

                  TOTAL INTEREST
                          INCOME                15,025            512         15,537
                                               -------------------------------------

INTEREST PAID ON:
   NOW accounts                                     35                            35
   Money market accounts                         5,704          2,908          8,612
   Savings                                           6             (2)             4
   Time deposits of
      $100,000 or more                             146             42            188
   Other time deposits                           1,173            156          1,329
   Federal funds purchased,
      repurchase agreements
      and other short-term
      borrowings                                   461             55            516
   Long-term
      borrowings                                   374            374            748
                                               -------------------------------------

                  TOTAL INTEREST
                         EXPENSE                 7,899          3,533         11,432
                                               -------------------------------------

                    NET INTEREST
                          INCOME               $ 7,126        $(3,021)       $ 4,105
                                               =====================================

------------------------------------------------------------------------------------------------------------------------------------

<F1> Information is presented on a tax-equivalent basis assuming a tax rate of 35%. The approximate tax equivalent adjustments were
     $257,000, $263,000, $251,000, and $249,000 for the years ended December 31, 1999, 1998, 1997, and 1996, respectively.
<F2> Average balances included nonaccrual loans.

LENDING AND CREDIT MANAGEMENT

     Interest earned on the loan portfolio is the primary source of income for the Company. The loan portfolio represents 71% of the Company's total assets and for the year ended December 31, 1999, total loans were up approximately $179 million. Loan growth occurred in all major categories. The table on the following page shows the composition of the loan portfolio at the end of each of the periods indicated.


---
14

LENDING AND CREDIT MANAGEMENT continued

                                                        1999                          1998                          1997
(dollars in thousands)                         Amount              %         Amount              %         Amount              %
                                            =========================       =======================       =======================
Commercial, financial,
   agricultural, municipal
   and industrial development               $  527,382           47.6%      $434,467           46.9%      $369,559           43.6%
Real estate construction                        60,432            5.5         40,019            4.3         37,536            4.4
Real estate mortgage:
   One to four family
    residential loans                          112,405           10.2        103,140           11.1        117,105           13.8
   Other real estate loans                     374,710           33.8        328,493           35.4        307,624           36.3
Lease financing                                 19,676            1.8         10,175            1.1          7,199             .8
Installment and consumer                        12,734            1.1         10,748            1.2          8,912            1.1
                                            -------------------------       -----------------------       -----------------------

           TOTAL LOANS                      $1,107,339          100.0%      $927,042          100.0%      $847,935          100.0%
                                            =========================       =======================       =======================


                                                         1996                          1995
(dollars in thousands)                          Amount             %          Amount             %
                                              =======================       =======================
Commercial, financial,
   agricultural, municipal
   and industrial development                 $339,460           46.4%      $288,318           46.2%
Real estate construction                        17,149            2.3         14,312            2.3
Real estate mortgage:
   One to four family
    residential loans                          113,035           15.5        107,386           17.2
   Other real estate loans                     251,618           34.4        206,105           33.0
Lease financing                                  3,204             .4            941             .2
Installment and consumer                         6,962            1.0          6,798            1.1
                                              -----------------------       -----------------------

           TOTAL LOANS                        $731,428          100.0%      $623,860         100.0%
                                              =======================       =======================


The following table sets forth the remaining maturities for loans as of December 31, 1999.

                                                                    Over one year
                                                                 through five years           Over five years
                                                                --------------------        --------------------
                                              One year            Fixed     Floating         Fixed      Floating
(dollars in thousands)                         or less            rate        rate            rate        rate            Total
                                              ========          ====================        ====================       ==========
Commercial, financial,
   agricultural, municipal
   and industrial development                 $346,207          $ 99,112    $ 67,122        $14,110       $  831       $  527,382
Real estate construction                        24,419            21,525      14,141            347                        60,432
Real estate mortgage                           123,410           261,301      31,018         67,476        3,910          487,115
Lease financing                                    845            12,183                      6,648                        19,676
Installment and consumer                         9,125             1,548       1,653            408                        12,734
                                              --------          --------------------        --------------------       ----------

           TOTAL LOANS                        $504,006          $395,669    $113,934        $88,989       $4,741       $1,107,339
                                              ========          ========    ========        =======       ======       ==========

     The Company makes the majority of its loans to customers located within the St. Louis metropolitan area. The Company has no foreign loans and no significant agricultural loans. The Company has traditionally emphasized commercial lending and at December 31, 1999, 89% of the loan portfolio was in commercial, industrial and commercial real estate loans.
     An economic downturn and management's ability to deal with changing economic conditions would affect the quality of the portfolio. The Company strives to mitigate these risks by following written loan policies and procedures. These loan policies and procedures are designed to ensure prudent loan underwriting standards. The loan policy provides that each lending officer has a defined lending authority. New loans in excess of $250,000 are reviewed by the Senior Loan Committee.

     The existing loan portfolio is monitored via the Company's loan rating system. Generally, all existing loans in excess of $150,000, other than residential mortgages, are reviewed on an annual basis. The Company assigns a reserve amount consistent with each loan rating category. The loan rating system is used to determine the adequacy of the allowance for possible loan losses. Management continuously evaluates the allowance for possible loan losses to ensure its adequacy to absorb loan losses inherent in the loan portfolio. General reserves are established based on the loan rating system which focuses on historical loss experience and trends in delinquencies and nonperforming loans. The unallocated reserve serves to compensate for the uncertainty in estimating loan losses, including the possibility of changes in risk ratings of loans, the overall level of non-performing loans, and current economic conditions. In 1999, commercial and industrial and commercial real estate loans increased over $169 million, or nearly 21% above 1998 levels. As a result the allocation of the allowance for possible loan losses increased sharply for these commercial loan categories. The unallocated portion of the reserve declined to approximately 37% of the total reserve at the end of 1999, down from 41% at the end of the prior year.
     Quarterly the allowance for possible loan losses is reviewed relative to the loan rating system and results are reported to the Board of Directors. This review considers items such as a review of specifically identified loans, current economic conditions, loan growth and the overall characteristics of the loan portfolio.
     Loan growth in 1999 was concentrated in commercial loans which are generally higher risk than residential real estate loans. Commercial loans as a percentage of the total loan portfolio continued to increase in 1999 to 89%, while residential real estate loans decreased to 10% of the portfolio. Unfunded loan commitments have also increased as the commercial loan portfolio has grown. Management believes that there are still significant risks in the economy as the Asian economies remain volatile and some segments of the stock market appear artificially inflated. Management believes that the level of allowance for possible loan losses is adequate given the Company's loan portfolio.
     The loan review process is designed to identify problem credits. Potential problem loans are monitored by the lending staff and by senior management. It is the policy of the Company to discontinue the accrual of interest on any loan where the payment of principal or interest on a timely basis in the normal course of business is in doubt. The discontinuance of interest accrual on a loan occurs at any time that a significant problem is detected in the normal


                                                                     ---

LENDING AND CREDIT MANAGEMENT continued

payment process. The Company's policy is to automatically place a loan on nonaccrual status when it becomes 90 days past due, unless it is well secured and in the process of collection.
     As a part of their examination process, various regulatory agencies review the Company's allowance for possible loan losses. These agencies have the authority to require the Company to recognize additions to the allowance based upon their judgment. Management believes that the allowance for possible loan losses at December 31, 1999 was adequate. The table below summarizes for the periods indicated activity in the Company's allowance for possible loan losses, including loans charged off, loan recoveries and additions to the allowance charged to operating expenses.
     Gross interest income on nonaccrual and restructured loans, which would have been recorded under the original terms of the loans, was approximately $278,000 in 1999, $278,000 in 1998, and $270,000 in 1997.
Of this amount, approximately $292,000, $159,000, and $195,000 was actually recorded as interest income on such loans in 1999, 1998, and 1997, respectively.
     As of December 31, 1999, the Company had approximately
$1 million in loans which were not included in nonaccrual, past due 90 days or more or restructured categories, but where the borrowers were currently experiencing potential credit problems that raised doubts as to the ability of the borrowers to comply with the present loan repayment terms.


SUMMARY OF LOAN LOSS EXPERIENCE
AND RELATED INFORMATION (dollars in thousands)                   1999           1998           1997           1996           1995
=================================================================================================================================

ALLOWANCE FOR POSSIBLE LOAN LOSSES (BEGINNING OF PERIOD)   $   18,144      $  14,892      $  12,624      $  10,789     $    9,575
                                                           ----------------------------------------------------------------------
Loans charged off:
   Commercial and industrial                                   (2,054)        (1,958)        (2,071)        (2,371)          (676)
   Real estate mortgage                                          (254)          (200)          (726)          (471)        (1,022)
   Installment                                                    (45)           (74)           (34)           (16)           (10)
                                                           ----------------------------------------------------------------------
                       TOTAL LOANS CHARGED OFF                 (2,353)        (2,232)        (2,831)        (2,858)        (1,708)
                                                           ----------------------------------------------------------------------

RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
   Commercial and industrial                                      530            925            705            662            303
   Real estate mortgage                                           246            104            290            142             30
   Installment                                                     31              5              4             14             29
   Other
                                                           ----------------------------------------------------------------------
                              TOTAL RECOVERIES                    807          1,034            999            818            362
                                                           ----------------------------------------------------------------------
Net loans charged off                                          (1,546)        (1,198)        (1,832)        (2,040)        (1,346)
                                                           ----------------------------------------------------------------------
Provision for possible loan losses                              5,051          4,450          4,100          3,875          2,560
                                                           ----------------------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES (END OF PERIOD)         $   21,649       $ 18,144       $ 14,892       $ 12,624       $ 10,789
                                                           ======================================================================

LOANS OUTSTANDING:
   Average                                                 $1,029,774       $882,613       $810,038       $674,193       $585,749
   End of period                                            1,104,498        925,961        847,091        731,019        623,777
Ratio of allowance for possible loan losses to loans
 outstanding:
   Average                                                       2.10%          2.06%          1.84%          1.87%          1.84%
   End of period                                                 1.96           1.96           1.76           1.73           1.73
Ratio of net charge-offs to average loans outstanding             .15            .14            .23            .30            .23

PERCENT OF CATEGORIES TO TOTAL LOANS:
   Commercial, industrial and marketable security loans         47.62%         46.86%         43.58%         46.41%         46.22%
   Commercial loans secured by real estate                      33.84          35.43          36.28          34.42          33.04
   Construction and land development loans                       5.46           4.32           4.43           2.35           2.29
   Real estate mortgage                                         10.15          11.13          13.81          15.46          17.21
   Lease financing                                               1.78           1.10            .85            .41            .15
   Consumer loans                                                1.15           1.16           1.05            .95           1.09
                                                           ----------------------------------------------------------------------
                                         TOTAL                 100.00%        100.00%        100.00%        100.00%        100.00%
                                                           ======================================================================

Allocation of allowance for possible loan losses
 (end of period):
   Commercial and industrial                               $    8,438       $  6,431       $  4,706       $  4,162       $  3,435
   Real estate mortgage                                         4,982          4,165          4,502          4,097          3,164
   Installment                                                    125             90             76             51             49
   Lease financing                                                143             77             54             27              8
   Unallocated                                                  7,961          7,381          5,554          4,287          4,133
                                                           ----------------------------------------------------------------------
                                         TOTAL             $   21,649       $ 18,144       $ 14,892       $ 12,624       $ 10,789
                                                           ======================================================================

---
16

                                                                                     Year Ended December 31

NONPERFORMING ASSETS BY CATEGORY (dollars in thousands)          1999           1998           1997           1996           1995
=================================================================================================================================

Commercial, industrial and marketable security loans:
   Nonaccrual                                              $    2,440       $   1,118      $    638       $  2,251       $  1,551
   Past due 90 days or more                                        92                                           11
   Restructured terms                                              79             101            93            250            212
Commercial loans secured by real estate:
   Nonaccrual                                                                                   254            522          1,698
   Past due 90 days or more                                                                                     13
   Restructured terms
Construction and land development loans:
   Nonaccrual                                                                                                2,320
   Past due 90 days or more
   Restructured terms
Real estate mortgage:
   Nonaccrual                                                     311             336         1,122            623            523
   Past due 90 days or more                                       279                                          131            179
   Restructured terms                                                                                          500            500
Consumer loans:
   Nonaccrual                                                       5               3            65             29              6
   Past due 90 days or more                                                                                     22
   Restructured terms                                              11              11            19             38             19
                                                           ----------------------------------------------------------------------
                      TOTAL NONPERFORMING LOANS                 3,217           1,569         2,191          6,710          4,688
Other real estate                                                  10             160         1,421            569
                                                           ----------------------------------------------------------------------
                     TOTAL NONPERFORMING ASSETS            $    3,227       $   1,729      $  3,612       $  7,279       $  4,688
                                                           ======================================================================

Loans, net of unearned discount                            $1,104,498       $ 925,961      $847,091       $731,019       $623,777
Allowance for possible loan losses to loans                      1.96%           1.96%         1.76%          1.73%          1.73%
Nonperforming loans to loans                                      .29             .17           .26            .92            .75
Allowance for possible loan losses to nonperforming loans      672.96        1,156.41        679.69         188.14         230.14
Nonperforming assets to loans and foreclosed assets               .29             .19           .43            .99            .75


INVESTMENT PORTFOLIO

     The securities portfolio of the Company meets a number of objectives that includes providing a stable source of income with little credit risk, providing a source of liquidity as securities mature, providing collateral for pledging, and helping balance the Company's asset-liability position. Securities in the Available for Sale category meet the above needs and additionally provide a source of liquidity through their ability to be sold to fund loan growth. Securities might be purchased for the Available for Sale account when the level of interest rates or the shape of the yield curve favors investing in longer-term securities, even though the Company does not expect to hold such securities to maturity. In addition, securities may need to be purchased and, at a later date, sold in order to help balance the asset-liability position. Finally, the Company attempts to fully utilize its equity at all times. When the level of equity is adequate to support greater assets than can be achieved by the Company's efforts to attract quality loans, the Company will invest in securities provided such investment is consistent with the asset sensitivity objective of the Company and adds to the Company's earnings. This is consistent with the Company's objective of maximizing return on equity to a larger extent than return on assets.
     As of December 31, 1999 and 1998, securities held in the Trading Account were $0 and $302,000, respectively. Available for Sale securities were $258 million at the end of 1999 and $400 million at the end of 1998. Held to maturity securities were $59 million at the end of 1999 and $39 million at the end of 1998.
     The Company regularly reviews its asset-liability position based upon its internal rate sensitivity analysis, which includes adjustments to reflect management's best estimates of probable maturities and pricing of various deposit accounts in response to changes in the level of interest rates.
     The Company repositioned the investment portfolio during 1999 in anticipation of a rising interest rate environment. Also, given the strong loan growth in 1999, the Company sold some investment securities to meet loan funding needs. U.S. Treasury and Agency securities with maturities of five to ten years were sold. As a result the duration of the overall portfolio was shortened from approximately 5 years to approximately 2 years. These sales transactions resulted in net securities losses of $1,251,000 in 1999.
     Because the Company has historically maintained high loan to deposit ratios and a great percentage of those loans are in commercial loans, the Company's policy has been to minimize credit risk in the securities portfolio. As of December 31, 1999, 96% of Held to Maturity securities were U.S. Government or obligations guaranteed by the U.S. Government and U.S. Agencies. As of December 31, 1999, 90% of the Company's Available for Sale securities were U.S. Government and U.S. Agency obligations. Four percent of securities in the Available for Sale account consisted of Collateralized Mortgage Obligation (CMOs) collateralized by mortgage obligations issued by the Federal Home Loan Mortgage Corporation or the Federal


                                                                     ---
                                                                      17

INVESTMENT PORTFOLIO continued

National Mortgage Association. The remaining balance in the Available for Sale account was invested in Federal Home Loan Bank stock and other debt and equity securities.
     As of December 31, 1999, the Company owned $4.7 million in Public Housing Authority bonds (PHAs). These PHAs were purchased prior to the Tax Reform Act of 1986 and are therefore 100% exempt from Federal income taxes. PHAs are backed by the "full faith and credit" of the U.S. Government.
     In addition, the Company has a small amount of "bank qualified" tax exempt securities. The total amount of these issues as of December 31, 1999, was $2.5 million. Southwest Bank of St. Louis became a member of the Federal Home Loan Bank in 1993, which required an initial equity investment of $1.8 million. Since that time, Southwest Bank of St. Louis' borrowings from the Federal Home Loan Bank have required an increase in that investment and as of December 31, 1999, the Bank's investment was $6.6 million.
     As of December 31, 1999, the contractual maturities of securities and their weighted average yield in the held to maturity and available for sale portfolios were as follows:

                                                                            Over One       Over Five
                                                                             Through        Through         Over         Weighted
                                                              One Year        Five            Ten            Ten          Average
(dollars in thousands)                                        or Less         Years          Years          Years         Yields
                                                             ====================================================================

United States Treasury securities                            $ 38,089       $ 33,019        $ 5,205        $                 6.47%
Obligations of United States
   Government agencies                                         61,431         67,960         87,560          4,360           6.07
PHA bonds guaranteed by the
   United States Government<F1>                                                1,772          2,223            676          10.62
States and political subdivisions<F1>                                          1,025            617            899           9.02
Federal Home Loan Bank stock and other                          6,642                                        8,517           5.04
                                                             --------------------------------------------------------------------

   Total securities<F2>                                      $106,162       $103,776        $95,605        $14,452           6.24%
                                                             ====================================================================

Weighted average yield<F1>                                       5.60%          6.27%          6.66%          7.98%
                                                             ====================================================================

---------------------------------------------------------------------------------------------------------------------------------

<F1> Rates on PHA bonds and states and political subdivisions have been adjusted to tax equivalent yields using the marginal statutory Federal income tax rate of 35%.
<F2> Available for sale securities are stated at amortized cost.



DEPOSITS

   Deposits are the principal source of funds for the Company. At December 31, 1999, the Company's total deposits were $1.316 billion. Deposits consist primarily of core deposits from the local market areas surrounding each of the Company's offices. The Company has not used brokered deposits as a source of funds, although its capitalization would permit such activity on an unrestricted basis under current regulations. The following table sets forth the distribution of the Company's deposit accounts at the dates indicated and the weighted average nominal interest rates for each category of deposit.

                                                                                 December 31
                                                                 1999                                        1998

                                                              Percent of                                  Percent of
(dollars in thousands)                         Amount          Deposits         Rate        Amount         Deposits          Rate
                                            ----------------------------------------     ----------------------------------------

Demand deposits                             $  129,818           9.87%                   $  125,235          10.33%
NOW accounts                                    28,289           2.15           1.20%        28,162           2.32           1.64%
Money market accounts                          697,980          53.05           4.31        700,314          57.79           4.64
Savings deposits                                28,215           2.14           2.96         25,125           2.07           2.96
Time deposits of
   $100,000 or more                             52,106           3.96           4.78         35,744           2.96           5.25
Other time deposits                            379,308          28.83           4.95        297,225          24.53           5.34
                                            ----------------------------------------     ----------------------------------------

      TOTAL DEPOSITS                        $1,315,716         100.00%                   $1,211,805         100.00%
                                            ========================================     ========================================


                                                              December 31
                                                                 1997

                                                              Percent of
(dollars in thousands)                         Amount          Deposits         Rate
                                            ----------------------------------------

Demand deposits                             $  109,949           9.76%
NOW accounts                                    25,067           2.23           1.71%
Money market accounts                          581,117          51.58           4.96
Savings deposits                                22,999           2.04           2.96
Time deposits of
   $100,000 or more                             32,898           2.92           5.39
Other time deposits                            354,532          31.47           5.53
                                            ----------------------------------------

      TOTAL DEPOSITS                        $1,126,562         100.00%
                                            ========================================

The aggregate amount of maturities for time deposits for the four years beginning in 2001 are $79,474,000, $11,163,000, $10,071,000, and
$5,254,000.


---
18

DEPOSITS continued

AMOUNTS AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 1999 and December 31, 1998.


                                                     December 31
(dollars in thousands)                           1999           1998
                                               =======        =======

Three months or less                           $14,787        $17,627
Over three months through six months             9,786          9,206
Over six months through twelve months           18,827          4,874
Over twelve months                               8,706          4,037
                                               -------        -------

                                 TOTAL         $52,106        $35,744
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

The following table represents the Company's interest rate position based upon contractual maturities only for various time periods, as of December 31, 1999.


                                                               0 to 3        4 to 12         1 to 5         Over 5
(dollars in thousands)                                         months         months          years          years          Total
                                                           ======================================================================

Earning Assets
   Loans                                                   $  530,763      $  91,062      $ 399,624       $ 83,049     $1,104,498
   Securities                                                  52,775         53,413        103,270        107,557        317,015
   Other short-term investments                                55,100                                                      55,100
                                                           ----------------------------------------------------------------------
                        TOTAL EARNING ASSETS               $  638,638      $ 144,475      $ 502,894       $190,606     $1,476,613
                                                           ======================================================================

Funding Sources
   Demand accounts                                         $  129,818      $              $               $            $  129,818
   Money market accounts                                      697,980                                                     697,980
   Time deposits                                               66,457        258,674        106,283                       431,414
   Savings accounts                                            28,215                                                      28,215
   NOW accounts                                                28,289                                                      28,289
   Guaranteed preferred beneficial interests
    in subordinated debentures                                 14,950                                                      14,950
   Other borrowed funds                                       105,639                                                     105,639
                                                           ----------------------------------------------------------------------
                       TOTAL FUNDING SOURCES               $1,071,348      $ 258,674      $ 106,283                    $1,436,305
                                                           ======================================================================

Interest sensitivity gap                                   $ (432,710)     $(114,199)     $ 396,611       $190,606
Cumulative gap                                             $ (432,710)     $(546,909)     $(150,298)      $ 40,308
Gap as a percentage of total earning assets                    (29.3%)        (37.0%)        (10.2%)          2.7%

     The Company enters into off-balance sheet transactions primarily as part of its asset-liability management strategy to manage interest rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of these transactions express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company at December 31, 1998 was approximately $2,181,000. There was no credit risk exposure at December 31, 1999.
     The operations of the Company are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that are prepaid or withdrawn, mature or reprice in specified periods. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net interest income while


                                                                     ---
                                                                      19

SENSITIVITY TO CHANGES IN INTEREST RATES continued

maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company. The Company utilizes gap analysis as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. This tool quantifies the effects of various interest rate scenarios on the projected net interest margin over each of the ensuing five years. The Company uses derivative financial instruments, including interest rate swaps, futures, and options, with indices that correlate to on-balance sheet instruments to modify its indicated net interest sensitivity to levels deemed to be appropriate based on the Company's current economic outlook.
     The following table provides information about the Company's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flow and related weighted-average interest rates by contractual maturities. For core deposits (e.g., DDA, interest checking, savings and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience and management's judgment concerning their most likely withdrawal behaviors. No table is presented for the Company's use of derivative financial instruments and other financial instruments used for trading purposes as these activities were immaterial for the periods presented.
     For interest rate floors, the table presents notional amounts and weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.


                                                                                                                     Fair
YEAR OF CONTRACTUAL MATURITY                                                                   There-                Value
 (dollars in millions)                   2000       2001       2002       2003       2004      after      Total    12/31/99
===========================================================================================================================

RATE SENSITIVE ASSETS:
   Fixed interest rate loans            $ 169      $ 109      $ 124      $  78      $  83      $  81      $ 644      $ 638
      Average interest rate              8.39%      8.34%      8.25%      8.19%      8.16%      7.88%      8.24%
   Variable interest rate loans         $ 336      $  61      $  38      $  10      $   8      $   7      $ 460      $ 456
      Average interest rate<F1>          9.07%      9.05%      8.98%      8.87%      9.20%      5.76%      9.01%
   Fixed interest rate securities       $ 110      $  38      $  17      $  27      $  23      $ 107      $ 322      $ 316
      Average interest rate              5.69%      6.42%      6.08%      6.40%      6.32%      6.76%      6.26%
   Variable interest rate securities    $          $          $          $          $          $   1      $   1      $   1
      Average interest rate                                                                     7.10%      7.10%
   Other interest-bearing assets        $  55      $          $          $          $          $          $  55      $  55
      Average interest rate              5.50%                                                             5.50%

RATE SENSITIVE LIABILITIES:
   Noninterest-bearing checking         $  90      $          $          $          $          $  40      $ 130      $ 130
      Average interest rate
   Savings & interest-bearing checking  $ 546      $   1      $   1      $   1      $   1      $ 204      $ 754      $ 754
      Average interest rate<F2>          4.54%      3.00%      3.00%      3.00%      3.00%      4.15%      4.43%
   Time-deposits                        $ 326      $  80      $  11      $  10      $   5      $          $ 432      $ 432
      Average interest rate              4.99%      5.70%      5.38%      5.28%      4.84%                 5.14%
   Fixed interest rate borrowings       $ 106      $          $          $          $          $          $ 106      $ 106
      Average interest rate              5.14%                                                             5.14%
   Variable interest rate borrowings    $          $          $          $          $          $  15      $  15      $  15
      Average interest rate                                                                     7.10%      7.10%

---------------------------------------------------------------------------------------------------------------------------

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


---
20

NONINTEREST INCOME

The following table sets forth the Company's noninterest income for the periods indicated.

                                                        Year ended December 31
(dollars in thousands)                           1999           1998           1997
                                               =====================================

Service charges on deposit accounts            $ 2,226         $1,937         $1,867
Security gains/(losses), net                    (1,251)         1,539             85
Trading profits and commissions                  7,225          1,865          1,211
Merchant credit card fees                        1,619          1,568          1,419
Other                                            2,184          1,474          1,014
                                               -------------------------------------
             TOTAL NONINTEREST INCOME          $12,003         $8,383         $5,596
                                               =====================================

     Total noninterest income for 1999 was $12,003,000, up $3,620,000 or 43.2% from $8,383,000 in 1998 and $5,596,000 in 1997. Trading profits and commissions for 1999 were $7,225,000, up sharply from $1,865,000 and $1,211,000 in 1998 and 1997, respectively. During 1999 the Company entered into short positions in various futures contracts in anticipation of higher interest rates. Gains on these interest rate derivative trading activities generated trading profits of $5,919,000 in 1999. Comparative derivative trading activities generated gains in 1998 of $316,000 and losses of $287,000 in 1997. Commissions and fees from customer transactions were down slightly from those of 1998 and 1997. Increased service charges on deposit accounts and greater operating lease income accounted for the majority of the remaining increase in other noninterest income in 1999.
     Net losses of $1,251,000 were realized on securities sales in 1999, compared with gains of $1,539,000 and $85,000 in 1998 and 1997, respectively. During 1999 the Company reduced the duration of the overall portfolio in anticipation of higher interest rates. The portfolio repositioning generated securities losses that partially offset the gains on trading activities. Only available for sale securities were sold during the three years ended December 31, 1999. Held to maturity securities sometimes are sold, but only within 90 days of each security's maturity date.

NONINTEREST EXPENSE

The following table sets forth the Company's noninterest expense for the periods indicated.

                                                        Year ended December 31
(dollars in thousands)                           1999           1998           1997
                                               =====================================

Employee compensation and benefits             $13,515        $11,725        $10,587
Net occupancy                                    1,738          1,369          1,283
Equipment                                        1,819          1,373          1,186
Advertising                                      1,179          1,139            840
Merchant credit card expense                     1,525          1,419          1,217
Other                                            8,742          6,585          5,911
                                               -------------------------------------
             TOTAL NONINTEREST EXPENSE         $28,518        $23,610        $21,024
                                               =====================================

     Noninterest expenses increased to $28,518,000 in 1999, up from $23,610,000 in 1998 and $21,024,000 in 1997. Overall Company growth, merit increases and higher benefits costs have been primarily responsible for the increased total overhead costs in most years. Operating costs for the Belleville office which opened in September 1998, the new Des Peres office and Company headquarters which opened in late 1999, and significant computer upgrades also combined to increase total overhead expenses. Increases were also experienced in other categories of noninterest costs including operating lease depreciation, contributions, recording fees and other miscellaneous losses.
     Overhead costs have grown considerably over the years as a result of the overall Company growth, however the Company's operating efficiency ratios have continued to compare favorably against peer group standards. In 1999, the Company's efficiency ratio was 41.94% compared to 40.78% and 43.03% in 1998 and 1997, respectively.


INCOME TAXES

     Income taxes for 1999 increased to $12,747,000 from $10,955,000 in 1998 and $8,470,000 in 1997. Annual increases in income and a declining percentage of tax-exempt income to total income have contributed to greater income tax expense.


                                                                     ---

CAPITAL MANAGEMENT AND RESOURCES

     At the end of 1999, the Company's shareholders' equity had grown to $112,566,000, up $2,788,000 from the end of 1998. Earnings of
$21,425,000 provided the largest portion of the Company's capital accumulation in 1999. At December 31, 1999, retained earnings were $96,874,000, or 86% of total shareholders' equity. During 1999, 29,950 shares of common stock were issued as various employee stock options to purchase common stock were exercised. Limiting 1999's shareholders' equity growth were unrealized losses, net of tax, on available for sale securities of $8,510,000. In addition, a portion of the Company's capital accumulation was offset by cash dividends on common stock of $3,554,000 and the purchase of treasury stock.
     During 1999, the Company's Board of Directors authorized the extension of the 1996 Common Stock Repurchase Plan. The maximum number of shares which may be purchased under this Plan is 800,000, or 8.4% of the Company's outstanding shares on the date of the Plan extension. In 1999, the Company repurchased 225,500 shares of common stock at an average price of $32.14. These 1999 repurchases reduced total shareholders' equity by $7,248,000.
     During the first quarter of 1997, the Company formed MVBI Capital Trust ("MVBI Capital"), a statutory business trust. The Company owns all the common stock of MVBI Capital. MVBI Capital sold 598,000 preferred securities, having a liquidation amount of $25 per security, for a total of $14,950,000. The distributions payable on the preferred securities will float with the 3-Month Treasury plus 2.25%. The preferred securities are considered long-term borrowings and entitled "Guaranteed preferred beneficial interests in subordinated debentures" for financial reporting purposes. For risk-based capital guidelines the amount is considered to be Tier 1 capital.
     The analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. Capital adequacy guidelines adopted by the Federal Reserve Board provide two primary criteria for examining capital. The measurements include the risk-based capital guidelines and the capital to total assets or leverage ratio minimum requirements.
     The risk-based capital guidelines require the assignment of a risk-weighting factor to all Company assets and various off-balance sheet exposures. The risk-based capital ratio is calculated by dividing qualifying capital by the sum of risk-weighted assets and risk-weighted off-balance sheet items. Qualifying capital is classified into two tiers. For the Company, Tier 1 capital equals total shareholders' equity and the Guaranteed preferred beneficial interest in subordinated debentures. Tier 2 capital is comprised mostly of the allowance for possible loan losses. As required by the risk-based capital guidelines, no asset or equity adjustments related to Statement of Financial Accounting Standard No. 115 are recognized for these equity analysis purposes.
     The Federal Reserve guidelines required that Tier 1 capital equal or exceed 4.00% of risk-weighted assets, and that the risk-based total capital ratio equal or exceed 8.00%. As of December 31, 1999 and 1998 the Company's Tier 1 capital was 10.97% and 11.96% of risk-weighted assets, and total risk-based capital was 12.23% and 13.22%, respectively. Identical capital standards apply to the Banks. As of December 31, 1999 and 1998, the Southwest Bank of St. Louis' Tier 1 and total risk-weighted capital ratios were 9.52% and 10.50%, and 10.78% and 11.75%, respectively. As of December 31, 1999 and 1998, Southwest Bank, Belleville's Tier 1 and total risk-weighted capital ratios were 20.35% and 36.64%, and 21.31% and 37.04%, respectively.
     The minimum acceptable ratio of Tier 1 capital to total assets, or leverage ratio, has been established by the Federal Reserve Board at 3.00%. As of December 31, 1999 and 1998, the Company's and Southwest Bank of St. Louis' leverage ratios were 8.40% and 8.56%, and 7.44% and 7.54%, respectively. As of December 31, 1999 and 1998, Southwest Bank, Belleville's leverage ratio was 7.91 and 23.39%.
     Management believes that a strong capital position provided by a mix of equity and qualifying long-term debt is essential. Changing economic conditions and the regulatory environment also continue to emphasize the importance of capital strength and depth. Capital provides safety and security for depositors, and it enhances Company value for shareholders by providing opportunities for growth with the selective use of leverage. Various leverage options are also available to the Company including negotiated long-term bank borrowings, short-term revolving lines of credit or other qualifying long-term debt.


---
22

LIQUIDITY

     The Company needs to maintain a level of liquidity which will provide a readily available source of funds for new loans and to meet loan commitments and other obligations on a timely basis. Historically, the Company has been loan driven, which means that as loans have increased above 85% of deposits, the Company has taken action to increase the level of core deposits. This action generally involves the use of deposit promotions, paying premium rates coupled with advertising to attract new customers to the Company. Where possible, the Company has timed a deposit promotion to coincide with the opening of a new office so as to achieve maximum growth in deposits. It has been the Company's experience that the majority of deposits raised through these promotions have remained at the Company after the promotion is over and have provided a steadily growing base of core deposits at the Company. In addition, the steady flow of maturing securities provides a source of liquidity.
     In 1993 Southwest Bank of St. Louis became a shareholder and member of the Federal Home Loan Bank. One of the benefits of this membership is access to funds as a source of liquidity. Other sources of liquidity include bank Federal funds lines, securities repurchase agreements, Treasury tax and loan options and negotiated bank lines of credit.

IMPACT OF YEAR 2000

     In prior years, the Company discussed the nature and progress of its plans to become Year 2000 ready. In late 1999, the Company completed its remediation and testing of systems. As a result of those planning and implementation efforts, the Company experienced no significant disruptions in mission critical information technology and non-information technology systems and believes those systems successfully responded to the Year 2000 date change. The Company expensed approximately $70,000 during 1999 in connection with remediating its systems. The Company is not aware of any material problems resulting from Year 2000 issues, either with its products, its internal systems, or the products and services of third parties. The Company will continue to monitor its mission critical computer applications and those of its suppliers and vendors throughout the year 2000 to ensure that any latent Year 2000 matters that may arise are addressed promptly.

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


                                                                     ---

                       REPORT OF ERNST & YOUNG LLP

                          INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
MISSISSIPPI VALLEY BANCSHARES, INC.

     We have audited the accompanying consolidated balance sheets of Mississippi Valley Bancshares, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mississippi Valley Bancshares, Inc. and subsidiaries at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


/s/Ernst & Young LLP


St. Louis, Missouri
January 14, 2000


---
24

                                        CONSOLIDATED BALANCE SHEETS

                            MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARIES

                                                                                   December 31
(dollars in thousands)                                                     1999                   1998
                                                                       ==================================
ASSETS
   Cash and due from banks                                             $   29,551              $   27,017
   Federal funds sold                                                      55,100
   Held to maturity securities
      (fair value of $59,115 and $40,283,
      respectively)                                                        59,116                  38,815
   Available for sale securities                                          257,899                 400,087
   Trading account securities)                                                                        302
   Loans                                                                1,107,339                 927,042
      Less:
      Unearned income                                                       2,841                   1,081
      Allowance for possible loan losses                                   21,649                  18,144
                                                                       ----------              ----------

         Net loans                                                      1,082,849                 907,817

      Premises and equipment                                               37,658                  20,755
      Other assets                                                         38,976                  35,264
                                                                       ----------              ----------

                                              TOTAL ASSETS             $1,561,149              $1,430,057
                                                                       ==========              ==========

LIABILITIES
   Deposits:
      Non-interest bearing                                             $  129,818              $  125,235
      Interest bearing                                                  1,185,898               1,086,570
                                                                       ----------              ----------

         Total deposits                                                 1,315,716               1,211,805
                                                                       ----------              ----------

   Securities sold under
      agreements to repurchase                                             35,049                  41,605
   Other short-term borrowings                                             70,590                  36,853
   Guaranteed preferred beneficial
      interests in subordinated debentures                                 14,950                  14,950
   Other liabilities                                                       12,278                  15,066
                                                                       ----------              ----------

                                         TOTAL LIABILITIES              1,448,583               1,320,279
                                                                       ==========              ==========

SHAREHOLDERS' EQUITY
   Preferred stock-par value $1
      ($100 liquidating value)
      Authorized 100,000 shares, none issued
   Common stock-par value $1
      Authorized 20,000,000 shares, issued
      9,661,262 in 1999 and 9,631,312 in 1998                               9,661                   9,631
   Capital surplus                                                         20,272                  19,627
   Retained earnings                                                       96,874                  79,003
   Accumulated other comprehensive income                                  (2,245)                  6,265
   Treasury stock, at cost, 364,900 and 139,400 shares,
      respectively                                                        (11,996)                 (4,748)
                                                                       ----------              ----------

                                TOTAL SHAREHOLDERS' EQUITY                112,566                 109,778
                                                                       ==========              ==========
                                     TOTAL LIABILITIES AND
                                      SHAREHOLDERS' EQUITY             $1,561,149              $1,430,057
                                                                       ==========              ==========

See accompanying notes.


                                                                     ---
                                                                      25

                                        CONSOLIDATED STATEMENTS OF INCOME

                               MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARIES

                                                                           Year Ended December 31
(dollars in thousands, except per share data)                  1999                1998                1997
                                                           ===================================================

Interest income:
   Interest and fees on loans                              $   87,957          $   78,402          $    73,447
   Held to maturity securities:
     Taxable                                                    2,310               2,501                2,887
     Tax-exempt                                                   541                 590                  569
   Available for sale securities                               17,855              19,755               16,779
                                                           ---------------------------------------------------
                                                               20,706              22,846               20,235
   Other                                                        2,165               1,588                1,572
                                                           ---------------------------------------------------
                              TOTAL INTEREST INCOME           110,828             102,836               95,254
                                                           ---------------------------------------------------

Interest expense:
   Deposits                                                    49,831              49,238               48,499
   Short-term borrowings                                        4,219               3,262                2,780
   Long-term borrowings                                         1,040               1,093                  964
                                                           ---------------------------------------------------
                             TOTAL INTEREST EXPENSE            55,090              53,593               52,243
                                                           ---------------------------------------------------
                                NET INTEREST INCOME            55,738              49,243               43,011

Provision for possible loan losses                              5,051               4,450                4,100
                                                           ---------------------------------------------------

                          NET INTEREST INCOME AFTER
                 PROVISION FOR POSSIBLE LOAN LOSSES            50,687              44,793               38,911
                                                           ---------------------------------------------------

Other income:
   Service charges                                              2,226               1,937                1,867
   Security gains/(losses), net on:
     Sales of available for sale securities                    (1,251)              1,539                   85
   Trading profits and commissions                              7,225               1,865                1,211
   Merchant credit card fees                                    1,619               1,568                1,419
   Other                                                        2,184               1,474                1,014
                                                           ---------------------------------------------------
                                                               12,003               8,383                5,596
                                                           ---------------------------------------------------
Other expenses:
   Employee compensation and
     other benefits                                            13,515              11,725               10,587
   Net occupancy                                                1,738               1,369                1,283
   Equipment                                                    1,819               1,373                1,186
   Advertising                                                  1,179               1,139                  840
   Merchant credit card expense                                 1,525               1,419                1,217
   Other                                                        8,742               6,585                5,911
                                                           ---------------------------------------------------
                                                               28,518              23,610               21,024
                                                           ---------------------------------------------------
                         INCOME BEFORE INCOME TAXES            34,172              29,566               23,483

Income taxes                                                   12,747              10,955                8,470
                                                           ---------------------------------------------------
                                         NET INCOME        $   21,425          $   18,611           $   15,013
                                                           ===================================================
Average common shares and common
   share equivalents outstanding                            9,507,769           9,747,564            9,700,928
                                                           ===================================================
Earnings per common share:
   Basic                                                       $ 2.29              $ 1.95               $ 1.60
   Diluted                                                     $ 2.25              $ 1.91               $ 1.55

See accompanying notes.


---
26


                        CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                           MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARIES


                                        Preferred Stock                Common Stock             Capital
(dollars in thousands)               Shares         Amount         Shares         Amount        Surplus
=======================================================================================================

BALANCE AT
JANUARY 1, 1997                                                  9,033,912       $9,034         $15,235
   Net income
   Issuance of
      common stock                                                  10,100           10             101
   1992 debentures
      converted to
      common stock                                                 475,200          475           2,225
   Cash dividends on:
      common stock
   Unrealized gain
      on available for
      sale securities net of tax
-------------------------------------------------------------------------------------------------------
Comprehensive Income


BALANCE AT
DECEMBER 31, 1997                                                9,519,212        9,519          17,561
   Net income
   Issuance of
      common stock                                                 112,100          112           2,066
   Purchase of
      treasury stock
   Cash dividends on:
      common stock
   Unrealized gain
      on available for
      sale securities net of tax
-------------------------------------------------------------------------------------------------------
Comprehensive Income


BALANCE AT
DECEMBER 31, 1998                                                9,631,312        9,631          19,627
   Net income
   Issuance of
      common stock                                                  29,950           30             645
   Purchase of
      treasury stock
   Cash dividends on:
      common stock
   Unrealized loss
      on available for
      sale securities net of tax
-------------------------------------------------------------------------------------------------------
Comprehensive Income


BALANCE AT
DECEMBER 31, 1999                                                9,661,262       $9,661         $20,272
=======================================================================================================

                                                Accumulated                       Total
                                                   Other                          Share-        Compre-
                                     Retained  Comprehensive       Treasury      holders'       hensive
(dollars in thousands)               Earnings  Income (Loss)         Stock        Equity         Income
=======================================================================================================

BALANCE AT
JANUARY 1, 1997                      $51,159      $   521          $            $ 75,949
   Net income                         15,013                                      15,013        $15,013
   Issuance of
      common stock                                                                   111
   1992 debentures
      converted to
      common stock                                                                 2,700
   Cash dividends on:
      common stock                    (2,631)                                     (2,631)
   Unrealized gain
      on available for
      sale securities net of tax                    1,965                          1,965          1,965
-------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                            $16,978
                                                                                                =======

BALANCE AT
DECEMBER 31, 1997                     63,541        2,486                         93,107
   Net income                         18,611                                      18,611        $18,611
   Issuance of
      common stock                                                                 2,178
   Purchase of
      treasury stock                                                (4,748)       (4,748)
   Cash dividends on:
      common stock                    (3,149)                                     (3,149)
   Unrealized gain
      on available for
      sale securities net of tax                    3,779                          3,779          3,779
-------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                            $22,390
                                                                                                =======

BALANCE AT
DECEMBER 31, 1998                     79,003        6,265           (4,748)      109,778
   Net income                         21,425                                      21,425        $21,425
   Issuance of
      common stock                                                                   675
   Purchase of
      treasury stock                                                (7,248)       (7,248)
   Cash dividends on:
      common stock                    (3,554)                                     (3,554)
   Unrealized loss
      on available for
      sale securities net of tax                   (8,510)                        (8,510)        (8,510)
-------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                            $12,915
                                                                                                =======

BALANCE AT
DECEMBER 31, 1999                    $96,874      $(2,245)        $(11,996)     $112,566
=======================================================================================================

See accompanying notes.


                                                                     ---
                                                                      27


                                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                     MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARIES

                                                                                                 Year Ended December 31
(dollars in thousands, except per share data)                                               1999           1998           1997
                                                                                       =======================================

OPERATING ACTIVITIES
   Net income                                                                          $  21,425      $  18,611      $  15,013
   Adjustments to reconcile net income to net
      cash provided by operating activities:
         Provision for possible loan losses                                                5,051          4,450          4,100
         Provision for depreciation and amortization                                       2,684          1,867          1,033
         Accretion of discounts and amortization
            of premiums on investment securities                                          (1,715)           197         (3,185)
         Realized investment securities (gains) losses, net                                1,251         (1,539)           (85)
         Net decrease (increase) in trading account securities                               302            949         (1,231)
         Decrease (increase) in interest receivable                                          362           (913)        (3,377)
         Increase (decrease) in interest payable                                             405           (504)           202
         Other, net                                                                       (3,610)        (2,040)        (5,853)
                                                                                       ---------------------------------------
                                                  NET CASH PROVIDED BY
                                                  OPERATING ACTIVITIES                    26,155         21,078          6,617
                                                                                       ---------------------------------------

INVESTING ACTIVITIES
   Proceeds from maturities of held to maturity securities                                11,995         19,525         26,000
   Purchases of held to maturity securities                                              (32,133)                      (25,613)
   Purchases of available for sale securities                                           (413,171)      (272,174)      (573,610)
   Proceeds from maturities of available for sale securities                             251,000         54,000        414,000
   Proceeds from sales and paydowns of
      available for sale securities                                                      291,567        142,818         77,251
   Purchases of premises and equipment                                                   (18,521)        (8,370)        (2,811)
   Net increase in loans outstanding                                                    (180,083)       (80,068)      (117,904)
                                                                                       ---------------------------------------
                                                      NET CASH USED IN
                                                  INVESTING ACTIVITIES                   (89,346)      (144,269)      (202,687)
                                                                                       ---------------------------------------

FINANCING ACTIVITIES
   Net increase in deposits                                                              103,911         85,243        208,550
   Net increase (decrease) in repurchase agreements
      and other short-term borrowings                                                     27,181         24,263         (8,419)
   Proceeds from sale of common stock                                                        535          1,157            111
   Purchase of treasury stock                                                             (7,248)        (4,748)
   Proceeds from sale of guaranteed preferred
      beneficial interests in subordinated debentures                                                                   14,950
   Cash dividends                                                                         (3,554)        (3,149)        (2,631)
                                                                                       ---------------------------------------
                                                  NET CASH PROVIDED BY
                                                  FINANCING ACTIVITIES                   120,825        102,766        212,561
                                                                                       ---------------------------------------
                                           INCREASE (DECREASE) IN CASH
                                                  AND CASH EQUIVALENTS                    57,634        (20,425)        16,491

                                             CASH AND CASH EQUIVALENTS
                                                AT BEGINNING OF PERIOD                    27,017         47,442         30,951
                                                                                       ---------------------------------------
                                             CASH AND CASH EQUIVALENTS
                                                      AT END OF PERIOD                 $  84,651      $  27,017      $  47,442
                                                                                       =======================================

See accompanying notes.


---
28

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

        MISSISSIPPI VALLEY BANCSHARES, INC. AND SUBSIDIARIES
                         DECEMBER 31, 1999

NOTE A-ACCOUNTING POLICIES

     Business-Mississippi Valley Bancshares, Inc. ("Company"), is a bank holding company, headquartered in St. Louis, Missouri. The Company owns all of the capital stock of Southwest Bank of St. Louis and Southwest Bank, Belleville which provide commercial, retail and correspondent banking services from seven banking offices in Missouri and Illinois. At December 31, 1999, the Company had consolidated assets of $1.6 billion. The Company, through its bank subsidiaries, has traditionally emphasized commercial lending and at December 31, 1999, 89% of the loan portfolio was in commercial, industrial and commercial real estate loans. The Company makes substantially all of its loans to customers located within the St. Louis metropolitan area.
     Basis of Presentation-The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Southwest Bank of St. Louis, Southwest Bank, Belleville, Mississippi Valley Capital Company and MVBI Capital Trust. Significant intercompany accounts and transactions have been eliminated in consolidation.
     The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles. Substantially all revenue is recognized on an accrual basis. The preparation of financial statements require management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While the financial statements reflect management's best estimates and judgement, actual results could differ from estimates. The following is a description of the Company's more significant policies.
     Held to maturity securities-Held to maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Premium amortization and discount accretion are computed by a method which approximates the interest method. The adjusted cost of the specific security is used to compute gains or losses on sales or redemptions. Held to maturity securities are used for the investment of available funds in order to provide stable earnings, to provide collateral for public funds and as a means of diversifying risks. The Company has the intent and ability to hold these securities to maturity. Securities that are neither held to maturity or trading are designated as available for sale.
     Trading account securities-The trading account consists of securities valued at estimated current market prices. When investment transactions are entered into in anticipation of taking gains on short-term price movements, they are accounted for in the trading account. Obligations resulting from trade receivables and payables that have not yet settled are included in other assets and other liabilities, respectively. Trading account interest income is included in other interest income in the consolidated statements of income. Included within other income are gains and losses on the sales of trading account securities along with any adjustments to the market value of such securities.
     Available for sale securities-Available for sale securities are valued at estimated market prices and consist of securities that might not be held to maturity. Unrealized holding gains and losses are excluded from the determination of earnings and are reported as an amount, net of tax, in accumulated other comprehensive income until the holding gains or losses are realized. These securities can be held for indefinite periods of time and may be sold in response to changes in interest rates, prepayment risks, the need to raise funds, or as a part of the Company's overall asset-liability strategy. Gains and losses on sales are included in other income when realized.
     Interest Rate Risk Management-The Company sometimes uses various interest rate related contracts, such as futures, swaps, and options, to manage its overall interest rate risk exposure for asset-liability management purposes. Although the notional amounts of contracts which are used as hedges are not reflected in the financial statements, the interest differentials are recognized on an accrual basis over the terms of the agreements as an adjustment to interest income or interest expense of the related asset or liability. Contracts which are not matched against a specifically designated group of assets or liabilities are held for trading purposes and are accounted for on a mark to market basis. Accordingly, realized and unrealized gains and losses associated with this activity are reflected as trading profits and commissions, a component of other income.
     The Company's objective in managing interest rate exposure is to maintain a balanced mix of assets and liabilities that will mature or reprice over a designated time horizon. The extent of rate sensitivity can vary within intervening time periods, depending on current business conditions and management's interest rate outlook. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk while facilitating the funding needs of the Company. To achieve that objective, the Company may use a combination of various derivative financial instruments.

     Derivative Financial Instruments-The Company uses interest rate swap, cap, and floor agreements to synthetically manage the interest rate characteristics of its interest rate sensitive assets to a more desirable fixed or variable rate basis or to limit the Company's exposure to changing interest rates. Interest rate differentials to be paid or received as a result of interest rate swap or floor agreements are accrued and recognized as an adjustment of interest income related to the asset. Interest rate floor premiums paid are amortized to interest income ratably over the life of the agreement. Recorded amounts related to these derivative contracts are included in other assets or liabilities. The fair values of interest rate swap and floor agreements, entered into for purposes other than trading, are not recognized in the financial statements. These instruments are recorded using the accrual method of accounting. If it is determined that the accrual method of accounting is no longer appropriate for these instruments, they are recorded using the fair value method of accounting. Changes in the instruments fair value are then reflected as trading profits and commissions, a component of other income.
     Realized and unrealized gains or losses at the time of maturity, termination, sale or repayment of a derivative contract or designated item are recorded in a manner consistent with the original designation of the derivative in view of the nature of the termination, sale, or repayment transaction. Amounts related to interest rate swaps and the intrinsic value of terminated floor agreements are deferred and amortized as an adjustment to interest



                                                                     ---
                                                                      29

NOTE A-ACCOUNTING POLICIES continued

income over the original period of interest exposure, provided the designated asset continues to exist. Realized and unrealized changes in fair value of derivatives designated with items that no longer exist are recorded as a component of the gain or loss arising from the disposition of the designated item.
     Loans and Loan Impairment-Interest income on loans is accrued and credited to income based on the principal amount outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. The Company's policy is to automatically place a loan on nonaccrual status when it becomes 90 days past due unless it is well secured and in process of collection. As such, income on impaired loans is normally recognized only on a cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the contractual principal and interest is no longer in doubt.
     The allowance for credit losses related to loans that are identified for valuation in accordance with FAS 114 is based on discounted cash flows using the loans initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.
     In its lending activities, the Company originates residential mortgage loans intended for sale in the secondary market. Loans held-for-sale are carried at the lower of cost or market, which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.
     Allowance for possible loan losses-The allowance for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past loan loss experience, and other pertinent factors.
     The allocation of the total allowance for possible loans losses to individual loans is based upon an annual review of all existing loans in excess of $150,000, other than residential mortgage loans. The Company assigns an allowance amount consistent with each loan rating category.
     Premises and equipment-Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using principally the straight-line method for buildings and a combination of straight-line and accelerated methods for furniture and equipment.
     Income taxes-The Company accounts for income taxes under the asset and liability method. Income tax expense is reported as the total of current income taxes payable and the net change in deferred income taxes provided for temporary differences. Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the values used for income tax purposes. Deferred income taxes are recorded at the statutory federal tax rate expected to be in effect at the time that the temporary differences are expected to reverse.
     Earnings per share- Basic earnings per share is computed by dividing net income, less dividends on preferred stock, by the weighted average number of common shares outstanding. Diluted earnings per share gives effect to the increase in the weighted average number of dilutive common share equivalents and weighted average shares outstanding which would have resulted from conversion of outstanding convertible debentures and to the related reduction in interest expense on an after-tax basis.
     Statement of Cash Flows-Included in the statements of cash flows are cash equivalents which include amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods. The Company paid interest on deposits and other borrowings of $54,763,000 in 1999, $54,097,000 in 1998, and $52,042,000 in 1997 and
made income tax payments of $11,967,000, $10,441,000, and $9,426,000 in
1999, 1998 and 1997, respectively.
     Reclassifications-Certain amounts presented in prior years have been reclassified to conform to the current year presentation.
     Impact of Recently Issued Accounting Standards - In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company expects to adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a material effect on its results of operations or financial position.


---
30

NOTE B-RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     Southwest Bank of St. Louis is required to maintain average reserve balances with the Federal Reserve Bank or in the form of vault cash. The average amount of those reserve balances for the years ended December 31, 1999 and 1998 was approximately $25,000.



NOTE C-HELD TO MATURITY SECURITIES

     The amortized cost and estimated fair values of held to maturity securities at the end of 1999 and 1998 were as follows:

                                                                   December 31, 1999

                                                                   Gross          Gross       Estimated
                                                 Amortized      Unrealized     Unrealized        Fair
(dollars in thousands)                              Cost           Gains        (Losses)        Value
                                                 ======================================================

United States Treasury securities                 $               $             $              $
PHA bonds guaranteed by the
   United States Government                         4,672            471                         5,143
U.S. Agency Securities                             51,904                          (480)        51,424
Other debt securities                               2,540             24            (16)         2,548
                                                 ------------------------------------------------------
                                                  $59,116         $  495         $ (496)       $59,115
                                                 ======================================================


                                                                   December 31, 1998

                                                                   Gross          Gross       Estimated
                                                 Amortized      Unrealized     Unrealized        Fair
(dollars in thousands)                              Cost           Gains        (Losses)        Value
                                                 ======================================================

United States Treasury securities                 $ 8,007         $  172         $             $ 8,179
PHA bonds guaranteed by the
   United States Government                         4,570            773                         5,343
U.S. Agency Securities                             22,704            403                        23,107
Other debt securities                               3,534            120                         3,654
                                                 ------------------------------------------------------
                                                  $38,815         $1,468         $             $40,283
                                                 ======================================================


The amortized cost and estimated fair value of held to maturity securities at December 31, 1999 and 1998, by contractual maturity are as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       December 31
                                                            1999                        1998

                                                                Estimated                     Estimated
                                                 Amortized         Fair        Amortized         Fair
(dollars in thousands)                              Cost          Value           Cost          Value
                                                 ======================================================

Due in one year or less                           $12,000        $11,968        $11,008        $11,204
Due after one year through
   five years                                      40,765         40,563         22,280         22,773
Due after five years through
   ten years                                        4,776          4,951          4,069          4,491
Due after ten years                                 1,575          1,633          1,458          1,815
                                                 ------------------------------------------------------
                                                  $59,116        $59,115        $38,815        $40,283
                                                 ======================================================


                                                                     ---
                                                                      31

NOTE D-AVAILABLE FOR SALE SECURITIES

     The amortized cost and estimated fair values of available for sale securities at the end of 1999 and 1998 were as follows:

                                                                  December 31, 1999

                                                                  Gross          Gross       Estimated
                                                 Amortized     Unrealized      Unrealized       Fair
(dollars in thousands)                              Cost          Gains         (Losses)       Value
                                                 =====================================================

United States Treasury Securities                $ 76,313        $   207        $  (210)      $ 76,310
U.S. Agency Securities                            158,470             13         (2,805)       155,678
Collateralized mortgage obligations                10,937                           (88)        10,849
Federal Home Loan Bank stock                        6,642                                        6,642
Other equity securities                             8,991             50           (621)         8,420
                                                 -----------------------------------------------------
                                                 $261,353        $   270        $(3,724)      $257,899
                                                 =====================================================


                                                                  December 31, 1998

                                                                  Gross          Gross       Estimated
                                                 Amortized     Unrealized      Unrealized       Fair
(dollars in thousands)                              Cost          Gains         (Losses)       Value
                                                 =====================================================

United States Treasury Securities                $124,329        $ 3,838         $  (29)      $128,138
U.S. Agency Securities                            216,220          5,535           (234)       221,521
Collateralized mortgage obligations                37,049                          (131)        36,918
Federal Home Loan Bank stock                        3,861                                        3,861
Other equity securities                             9,006            643                         9,649
                                                 -----------------------------------------------------
                                                 $390,465       $ 10,016         $ (394)      $400,087
                                                 =====================================================


The amortized cost and estimated fair value of available for sale securities at December 31, 1999 and 1998, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                      December 31
                                                            1999                        1998

                                                                Estimated                    Estimated
                                                 Amortized         Fair        Amortized        Fair
(dollars in thousands)                              Cost          Value           Cost         Value
                                                 =====================================================

Due in one year or less                          $ 87,520       $ 87,546       $ 26,995       $ 27,425
Due after one year through
   five years                                      63,012         62,505        170,048        172,595
Due after five years through
   ten years                                       84,251         81,937        122,817        128,159
Due after ten years                                                              20,689         21,480
Collateralized mortgage obligations                10,937         10,849         37,049         36,918
                                                 -----------------------------------------------------
   Total debt securities                          245,720        242,837        377,598        386,577

Equity securities                                  15,633         15,062         12,867         13,510
                                                 -----------------------------------------------------
   Total available for sale securities           $261,353       $257,899       $390,465       $400,087
                                                 =====================================================


In 1999, proceeds from sales of available for sale securities were $265,518,000 which resulted in net losses of $1,251,000. In 1998, proceeds from sales of available for sale securities were $116,347,000 which resulted in net gains of $1,539,000. In 1997, proceeds from sales of available for sale securities were $69,039,000 which resulted in net gains of $85,000.

Held to maturity and available for sale securities with a carrying value of $138,383,000 and $132,183,000 at December 31, 1999 and 1998,
respectively, were pledged to secure public deposits, short-term borrowings and for other purposes required by law.


---
32

NOTE E-LOANS

Loans were comprised of the following:

                                                      December 31
(dollars in thousands)                            1999            1998
                                               =========================

Commercial, industrial and
   marketable security loans                   $  527,382       $434,467
Commercial loans secured
   by real estate                                 435,142        368,512
Real estate--1-4 family                           112,405        103,140
Lease financing                                    19,676         10,175
Consumer loans                                     12,734         10,748
                                               -------------------------
                                               $1,107,339       $927,042
                                               =========================

     Certain directors, officers and employees of the Company, the Banks and their associates are loan customers of the Banks. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with unrelated parties, and do not involve more than normal risk of collection. These loans aggregated $50,119,000 and $37,319,000 at December 31, 1999 and 1998, respectively. During 1999, $17,972,000 of new loans were made to these persons; repayments totalled $5,172,000. Included in the aggregate balance at December 31, 1999 are loans to three directors and their associates amounting to $25,671,000 ($12,966,000 at December 31, 1998 for two directors and their associates).
     At December 31, 1999 the Company had $2,938,000 of impaired loans which had an associated specific allowance for possible loan losses of $653,000. At December 31, 1998 the Company had $1,734,000 of impaired loans which had an associated specific allowance for possible loan losses of $216,000. The average recorded investment in impaired loans during the year ended December 31, 1999 and 1998, was approximately $1,563,000 and $2,470,000, respectively. For each of the the years ended December 31, 1999 and 1998, gross interest income on impaired loans, which would have been recorded under the original terms of the loans, was approximately $278,000. The Company actually recorded cash basis interest income on impaired loans of $292,000 in 1999 and $159,000 in 1998. The effect of impaired loans was immaterial to the financial statements at December 31, 1999 and 1998.
     Loans with a carrying value of $320 million were pledged to secure a short-term borrowing facility at the Federal Reserve Bank of St. Louis at December 31, 1999.



                                                                     ---
                                                                      33

NOTE F-ALLOWANCE FOR POSSIBLE LOAN LOSSES

Changes in the allowance for possible loan losses were as follows:

                                                  Year Ended December 31
(dollars in thousands)                              1999           1998
                                                  ======================

Balance at beginning of year                      $18,144        $14,892
Loans charged off                                  (2,353)        (2,232)
Recoveries                                            807          1,034
                                                  ----------------------
   Net loans charged off                           (1,546)        (1,198)
Provision                                           5,051          4,450
                                                  ----------------------
Balance at end of year                            $21,649        $18,144
                                                  ======================


NOTE G-PREMISES AND EQUIPMENT

Premises and equipment were as follows:

                                                        December 31
(dollars in thousands)                              1999           1998
                                                  ======================

Land                                              $ 3,628        $ 3,718
Buildings and improvements                         27,599          6,505
Furniture and equipment                             7,958          5,418
Construction in progress                            3,534          9,536
                                                  ----------------------
                                                   42,719         25,177
Less accumulated depreciation                       5,061          4,422
                                                  ----------------------
                                                  $37,658        $20,755
                                                  ======================


     The Company and its subsidiaries lease certain premises and equipment under agreements which expire at various dates through 2005. As of December 31, 1999 the aggregate amount of minimum rental commitments under all noncancelable leases, all of which are considered to be operating leases, was $1,412,000. Minimum rental commitments under these leases for each of the next five years beginning in 2000 are $314,000, $269,000, $269,000, $269,000, and $269,000. Rent expense for
1999, 1998 and 1997 amounted to $501,000, $510,000, and $515,000, respectively.



---
34

NOTE H-DEPOSITS

Interest-bearing deposits were comprised of the following:

                                                      December 31
(dollars in thousands)                             1999          1998
                                               =========================

Interest-bearing demand
  NOW accounts                                 $   28,289     $   28,162
  Money market accounts                           697,980        700,314
Savings                                            28,215         25,125
Certificates of deposit,
  less than $100,000                              379,308        297,225
Certificates of deposit,
  $100,000 or more                                 52,106         35,744
                                               -------------------------
                                               $1,185,898     $1,086,570
                                               =========================

     Certain directors, officers, and employees of the Company and the Banks are deposit customers of the Banks. Such deposits are made in the ordinary course of business with normal terms and interest rates prevailing at the time for comparable transactions with unrelated parties. These deposits aggregated $9,909,000 and $9,815,000 at December 31, 1999 and 1998, respectively.



NOTE I-SHORT-TERM BORROWINGS

Short-term borrowings were comprised of the following:

                                                       December 31
(dollars in thousands)                              1999          1998
                                                 =======================

Securities sold under agreements
  to repurchase                                  $ 35,049        $41,605
Federal Home Loan Bank advances                    50,000
Federal funds purchased                            17,550         35,550
Treasury tax and loan notes                         3,040          1,303
                                                 -----------------------
                                                 $105,639        $78,458
                                                 =======================

     Securities sold under agreements to repurchase generally mature in less than 30 days. The securities underlying these agreements are held in safekeeping at a third party. Information relating to these agreements is summarized as follows:

                                                                December 31
(dollars in thousands)                              1999           1998          1997
                                                  =====================================
Amount outstanding at year-end                    $35,049        $41,605        $32,700
Weighted average interest rate at
  year-end                                           4.50%          4.13%          4.40%
Average balance outstanding
  for the year                                    $39,462        $39,646        $28,743
Average interest rate for the year                   4.08%          4.58%          4.56%
Maximum amount outstanding
  at any month-end during the year                $58,361        $79,378        $62,344


     During 1999, the Company borrowed $50 million from the Federal Home Loan Bank. The interest rate on this advance is fixed at 5.45% and the maturity date is June 2000. The collateral for this advance is Federal Home Loan Bank stock and all performing real estate 1-4 family first mortgages.


                                                                     ---
                                                                      35

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



NOTE K-RESTRICTED NET ASSETS

     Certain restrictions exist regarding the ability of the Banks to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 1999, under the most restrictive covenants and regulations, approximately $22,807,000 was the maximum available as dividends to the Company from Southwest Bank of St. Louis without prior approval. At December 31, 1999, the maximum amount available for transfer to the Company in the form of loans and advances was approximately $11,785,000.



NOTE L-SHAREHOLDERS' EQUITY

     On October 15, 1997, the Company's Board of Directors approved a two-for-one stock split effected in the form of a 100 percent stock dividend, effective January 1, 1998. All applicable share and per share data have been adjusted for the stock split.
     During 1996, the Company's Board of Directors authorized the 1996 Common Stock Repurchase Plan which provided for the reacquisition of up to 451,090 shares of the Company's common stock. The maximum number of shares which may be purchased under this Plan was increased to 800,000, or 8.4% of the Company's outstanding shares on the date of Plan extension. The Plan will expire, unless extended, on April 19, 2000. During 1999 and 1998, 225,500 and 139,400 shares of common stock were repurchased at a total cost of $7,248,000 and $4,748,000 respectively. No stock was repurchased in 1997.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

(dollars in thousands, except per share data)             1999           1998          1997
                                                      ========================================

Numerator:
   Net Income                                         $   21,425     $   18,611     $   15,013
   Preferred stock dividends
                                                      ----------------------------------------
   Numerator for basic earnings per share-
      income available to common stockholders             21,425         18,611         15,013
                                                      ----------------------------------------
   Effect of dilutive securities:
      8% Convertible debentures                                                             35
                                                      ----------------------------------------
                                                                                            35
                                                      ----------------------------------------
Numerator for diluted earnings per
   share-income available to common
   shareholders after assumed conversions             $   21,425     $   18,611     $   15,048
                                                      ----------------------------------------
Denominator:
   Weighted average shares outstanding                 9,366,028      9,548,127      9,396,320
                                                      ----------------------------------------

   Effect of dilutive securities:
      Employee stock options                             141,741        199,437        187,436
      8% Convertible debentures                                                        117,172
                                                      ----------------------------------------
   Dilutive potential common shares                      141,741        199,437        304,608
                                                      ----------------------------------------
   Denominator for diluted earnings per
      share-adjusted weighted average
      shares and assumed conversions                   9,507,769      9,747,564      9,700,928
                                                      ========================================
Basic earnings per share                              $     2.29     $     1.95     $     1.60
                                                      ========================================
Diluted earnings per share                            $     2.25     $     1.91     $     1.55
                                                      ========================================


---
36

NOTE L-SHAREHOLDERS' EQUITY continued

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
     The Company's 1991 Stock Option Plan (Five-Year Options) has authorized the grant of options to management personnel for up to 1,340,000 shares of the Company's common stock. All options granted have 5 year terms and vest ratably over their respective terms.
     The effect of applying FASB Statement No. 123 to the results of operations for the Company result in net earnings and earnings per share that are not materially different than reported at December 31, 1999 and 1998.
     A summary of the Company's stock option activity, and related information for the years ended December 31 is as follows:


                                                           1999                           1998

                                                             Weighted Average               Weighted Average
                                                Options       Exercise Price     Options     Exercise Price
                                                ============================================================

Options outstanding at
  beginning of year                             745,000           $23.39         766,500         $19.05
Granted                                         185,000            32.05          99,600          41.50
Exercised                                        29,950            17.88         112,100          10.32
Forfeited                                        20,300            29.74           9,000          17.33
                                                -------                          -------
Options outstanding at
  end of year                                   879,750           $25.25         745,000         $23.39
                                                =======                          =======

Options exercisable at
  end of year                                   397,550           $20.26         255,351         $17.94
Weighted average fair
  value of options
  granted during the year                                         $ 7.79                         $ 9.86


     Exercise prices for options outstanding as of December 31, 1999 ranged from $11.25 to $41.50. The weighted average remaining contractual life of those options was 2 1/2 years.



NOTE M-REGULATORY CAPITAL

     The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulations to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 1999 and 1998, that the Company and Banks meet all capital adequacy requirements to which it is subject.
     As of December 31, 1999 and 1998, the Company and the Banks were all categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events that management believes have changed the institutions' categories.


                                                                     ---

NOTE M-REGULATORY CAPITAL continued

The Company's and Banks' actual capital amounts and ratios are presented in the table.

                                                                                                                 To Be Well
                                                                                                              Capitalized Under
                                                                                  For Capital                 Prompt Corrective
                                                       Actual                  Adequacy Purposes              Action Provisions
                                              -----------------------       -----------------------       -----------------------
(dollars in thousands)                         Amount           Ratio        Amount           Ratio        Amount           Ratio
                                              --------         ------       --------          -----       --------          -----

AS OF DECEMBER 31, 1999:

   Total Capital to Risk
   Weighted Assets:
      Mississippi Valley Bancshares, Inc.     $144,629          12.23%      $ 94,620           8.00%      $    N/A            N/A%
      Southwest Bank of St. Louis              123,186          10.78         91,420           8.00        114,275          10.00
      Southwest Bank, Belleville                 7,824          21.31          2,938           8.00          3,672          10.00

   Tier 1 Capital to Risk
   Weighted Assets:
      Mississippi Valley Bancshares, Inc.      129,761          10.97         47,310           4.00            N/A            N/A
      Southwest Bank of St. Louis              108,815           9.52         45,710           4.00         68,565           6.00
      Southwest Bank, Belleville                 8,645          20.35          1,469           4.00          2,203           6.00

   Tier 1 Capital to
   Average Assets:
      Mississippi Valley Bancshares, Inc.      129,761           8.40         61,795           4.00            N/A            N/A
      Southwest Bank of St. Louis              108,815           7.44         58,497           4.00         73,121           5.00
      Southwest Bank, Belleville                 7,473           7.91          3,781           4.00          4,726           5.00


                                                                                                                 To Be Well
                                                                                                              Capitalized Under
                                                                                  For Capital                 Prompt Corrective
                                                       Actual                  Adequacy Purposes              Action Provisions
                                              -----------------------       -----------------------       -----------------------
(dollars in thousands)                         Amount           Ratio        Amount           Ratio        Amount           Ratio
                                              --------         ------       --------          -----       --------          -----

AS OF DECEMBER 31, 1998:

   Total Capital to Risk
   Weighted Assets:
      Mississippi Valley Bancshares, Inc.     $130,917          13.22%      $ 79,250           8.00%       $   N/A            N/A%
      Southwest Bank of St. Louis              113,706          11.75         77,393           8.00         96,741          10.00
      Southwest Bank, Belleville                 4,662          37.04          1,007           8.00          1,259          10.00

   Tier 1 Capital to Risk
   Weighted Assets:
      Mississippi Valley Bancshares, Inc.      118,463          11.96         39,625           4.00            N/A            N/A
      Southwest Bank of St. Louis              101,539          10.50         38,696           4.00         58,045           6.00
      Southwest Bank, Belleville                 4,612          36.64            503           4.00            755           6.00

   Tier 1 Capital to
   Average Assets:
      Mississippi Valley Bancshares, Inc.      118,463           8.56         55,353           4.00            N/A            N/A
      Southwest Bank of St. Louis              101,539           7.54         53,897           4.00         67,372           5.00
      Southwest Bank, Belleville                 4,612          23.39            789           4.00            986           5.00


---
38

NOTE N-PENSION PLANS

     The Company maintains two non-contributory defined benefit pension plans covering substantially all employees. Benefits under the Plans are based upon the final average monthly compensation reduced by primary Social Security benefits. The Company's funding policy is to contribute annually within the limits prescribed for deduction for Federal income tax purposes.

                                                        December 31
(dollars in thousands)                              1999          1998
                                                  ======================

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year           $ 4,222        $ 3,721
Service cost                                          353            293
Interest cost                                         298            257
Actuarial loss                                       (361)            (2)
Benefits paid                                         (31)           (47)
                                                  ----------------------
Benefit obligation at end of year                 $ 4,481        $ 4,222
                                                  ======================

CHANGE IN PLAN ASSETS
Fair value of plan assets at
  beginning of year                               $ 2,953        $ 2,316
Actual return on plan assets                           39            210
Employer contribution                                 598            474
Benefits paid                                         (31)           (47)
                                                  ----------------------
Fair value of plan assets at
  end of year                                     $ 3,559        $ 2,953
                                                  ======================

Funded status                                     $  (922)       $(1,269)
Unrecognized net actuarial loss                       640            840
Unrecognized prior service cost                       177            202
Unrecognized transition obligation                     20             30
                                                  ----------------------
Accrued benefit liability                         $   (85)      $   (197)
                                                  ======================


                                                   1999          1998           1997
                                                  ===================================

WEIGHTED AVERAGE ASSUMPTIONS
Discount rate                                      7.75%          7.00%          7.50%
Expected return on plan assets                     8.00           8.00           8.00
Rate of compensation increase                      5.00           4.50           4.50


                                                         Year ended December 31
                                                   1998           1997          1996
                                                  ===================================

COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                                      $ 353          $ 293          $ 251
Interest cost                                       298            257            224
Expected return on plan assets                     (242)          (197)          (171)
Amortization of prior service cost                   26             25             25
Recognized net actuarial loss                        41             43             42
Amortization of transition obligation                10             10             10
                                                  -----------------------------------
Net periodic benefit cost                         $ 486          $ 431          $ 381
                                                  ===================================


     The prepaid benefit cost of the qualified non-contributory defined pension plan was $414,000 and $170,000 at December 31, 1999 and 1998, respectively. The accrued benefit liability of the non-qualified non-contributory defined benefit pension plan was $499,000 and $241,000 at December 31, 1999 and 1998, respectively. At December 31, 1999, 100% of the Plan's assets were invested in a guaranteed fixed income account with General American Life Insurance Company. The Company does not provide any post-retirement benefits other than these pension plans.


                                                                     ---

NOTE O-INCOME TAXES

Income tax expense is summarized as follows:

                                                          Year ended December 31
(dollars in thousands)                              1999           1998           1997
                                                  =====================================

Current:
   Federal                                        $11,893        $10,942         $7,619
   State and Local                                    703             29            251
                                                  -------------------------------------

   Total current                                   12,596         10,971          7,870
                                                  -------------------------------------

Deferred:
   Provision for possible loan losses              (1,332)        (1,138)          (771)
   Mark-to-market security loss                       281            141            272
   Other, net                                       1,202            981          1,099
                                                  -------------------------------------

   Total deferred                                     151            (16)           600
                                                  -------------------------------------
Income tax expense                                $12,747        $10,955         $8,470
                                                  =====================================


     The reconciliation between income taxes and the amount computed by applying the statutory Federal tax rates to income before income taxes follows:


                                                           Year ended December 31
(dollars in thousands)                               1998           1997           1996
                                                  =====================================

Statutory rate applied to income
   before taxes                                   $11,543        $10,348         $8,219
   Increase (decrease) in income taxes
      resulting from:
      Tax-exempt income                              (173)          (174)          (174)
      State and local income taxes,
        net of federal income tax benefit             857            224            228
      Other, net                                      520            557            197
                                                  -------------------------------------
Total tax expense                                 $12,747        $10,955         $8,470
                                                  =====================================



As of December 31, 1999 and 1998, the Company's deferred tax asset account was comprised of the following:


                                                        December 31
(dollars in thousands)                              1999           1998
                                                  ======================

Deferred tax liabilities:
   Pension expense                                $    61        $    56
   Fixed and other asset depreciation                 984            481
   Unrealized net gains (losses) on
      available for sale securities                (1,043)         3,279
   Accretion of security discounts                    356            120
                                                  ----------------------
      Total deferred tax liabilities                  358          3,936
                                                  ----------------------
Deferred tax assets:
   Provision for possible loan losses              (7,915)        (6,622)
   Other, net                                        (131)           221
                                                  ----------------------
      Total deferred tax assets                    (8,046)        (6,401)
                                                  ----------------------
Net deferred tax assets                           $(7,688)       $(2,465)
                                                  ======================

Included in income taxes were $(438,000), $539,000, and $30,000 for the years ended December 31, 1999, 1998 and 1997, respectively, related to realized net gains (losses) on available for sale securities.


---
40

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


The estimated fair values of the Company's financial instruments were as follows:


                                                    December 31, 1999
                                                Carrying
(dollars in thousands)                           amount       Fair value
                                               =========================

Financial assets:
   Cash and due from banks and
      short-term investments                   $   84,651     $   84,651
   Held to maturity securities                     59,116         59,115
   Available for sale securities                  257,899        257,899
   Loans, net of unearned income                1,104,498      1,093,990
Financial liabilities:
   Deposits                                     1,315,716      1,316,070
   Short-term borrowings                          105,639        105,639
   Long-term borrowings                            14,950         14,950


                                                    December 31, 1998
                                                Carrying
(dollars in thousands)                           amount       Fair value
                                               =========================

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


                                                                     ---
                                                                      41

NOTE Q-FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     In the normal course of business, the Company utilizes various financial instruments to meet the needs of customers and to manage the Company's exposure to interest rate and other market risks. These financial instruments, which consist of derivatives contracts and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles.
     Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in interest rates will cause the value of a financial instrument to decrease. The contract or notional amounts of financial instruments, which are not included in the consolidated balance sheet, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments. These instruments and activities include commitments to extend lines of credit and standby and commercial letters of credit. The following table provides a summary of the Company's off-balance sheet financial instruments at December 31, 1999 and 1998.


                                                        December 31
(dollars in thousands)                             1999           1998
                                                 =======================

Commitments to extend credit                     $427,200       $306,613
Standby letters of credit                           7,004         10,875
Commercial letters of credit                        1,849          1,163
                                                 -----------------------
                                                 $436,053       $318,651
                                                 =======================

     A loan commitment is a binding contract to lend up to a maximum amount for a specified period of time provided there is no violation of any financial, economic or other terms of the contract. A standby letter of credit obligates the Company to honor a financial commitment by issuing a guarantee to a third party should the Company's customer fail to perform. Many loan commitments and most standby letters of credit expire unfunded and therefore total commitments do not represent future funding obligations of the Company. Loan commitments and letters of credit are made under normal credit terms, including interest rates and collateral prevailing at the time, and usually require the payment of a fee by the customer. Commercial letters of credit are commitments issued to finance the movement of goods between buyers and sellers normally transacting business in international markets.
     The Company enters into off-balance sheet derivative contracts primarily as a part of its asset-liability management strategy to manage interest rate risk. The notional amounts of these contracts express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position and any interest receivable under the contract. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company for these interest rate contracts at December 31, 1998 was approximately $2,181,000. The Company had no derivative contracts at December 31, 1999.
     Interest rate swaps are contracts in which a series of interest rate flows, based on a specific notional amount and fixed and floating interest rates, are exchanged over a prescribed period. Interest rate options, which include caps and floors, are contracts which transfer, modify or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The true measure of credit risk is the replacement cost of contracts which have become favorable to the Company.
     The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. At December 31, 1999 and 1998, deferred gains were $19,000 and $270,000, respectively, relating to terminated interest rate swap contracts. Net interest income was increased by $251,000 in 1999 and $469,000 in 1998 as a result of interest rate swap contracts.
     Futures and forwards are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified date, a specified instrument, at a specified price or yield. Futures contracts settle in cash daily, therefore, there is minimal credit risk to the Company. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.
     Held or Issued for Trading Purposes: At December 31, 1999, there were no derivative financial instruments held or issued for trading purposes. During 1999, the Company held various interest rate futures contracts which had an average fair value of $576,000. At December 31, 1998, the Company held interest rate floors in the amount of $100 million which had a fair value of $192,000. The average strike rate and average fair value of these floors during 1998 was 5.63% and $145,000, respectively. The Company also held futures contracts at December 31, 1998 in the amount of $15 million which had a fair value of $328,000. The average strike rate and average fair value of these futures contracts during 1998 was $129.97 and $150,000, respectively. Interest rate contracts held or issued for trading purposes resulted in trading gains of $5,919,000 in 1999 and trading gains of $441,000 in 1998.
     Held or Issued For Purposes Other Than Trading: At December 31, 1999, there were no derivative financial instruments held or issued for purposes other than trading. At December 31, 1998, the Company held interest rate floors in the amount of $125 million which had a fair value of $1,661,000. The average strike rate of these floors was 5.73%.


---
42

NOTE R-COMPREHENSIVE INCOME

     In 1997, the Financial Accounting Standards Board (FASB) issued SFAS No. 130, Reporting Comprehensive Income, that established standards for the reporting and display of comprehensive income and its components. This Statement requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately in the equity section of the balance sheet. This Statement was effective for 1998 and requires reclassification of financial statements for prior periods as well. Following is a summary of other comprehensive income components and related income tax effects:

                                                  Twelve Months Ended December 31, 1999
                                                 Before Tax        Tax        Net of Tax
(dollars in thousands)                             Amount        Expense        Amount
                                                 =======================================

Unrealized losses on available
   for sale securities                           $(14,343)     $(5,020)       $(9,323)
Less: reclassification adjustment
   for losses realized in net income               (1,251)        (438)          (813)
                                                 ---------------------------------------
Net unrealized losses                             (13,092)      (4,582)        (8,510)
                                                 ---------------------------------------
Other comprehensive loss                         $(13,092)     $(4,582)       $(8,510)
                                                 =======================================

                                                  Twelve Months Ended December 31, 1998
                                                 Before Tax        Tax        Net of Tax
(dollars in thousands)                             Amount        Expense        Amount
                                                 =======================================

Unrealized gains on available
   for sale securities                           $  7,352        $2,573         $ 4,779
Less: reclassification adjustment
   for gains realized in net income                 1,539           539           1,000
                                                 ---------------------------------------
Net unrealized gains                                5,813         2,034           3,779
                                                 ---------------------------------------
Other comprehensive income                       $  5,813        $2,034         $ 3,779
                                                 =======================================

                                                  Twelve Months Ended December 31, 1997
                                                 Before Tax        Tax        Net of Tax
(dollars in thousands)                             Amount        Expense        Amount
                                                 =======================================

Unrealized gains on available
   for sale securities                           $  3,108        $1,088         $ 2,020
Less: reclassification adjustment
   for gains realized in net income                    85            30              55
                                                 ---------------------------------------
Net unrealized gains                                3,023         1,058           1,965
                                                 ---------------------------------------
Other comprehensive income                       $  3,023        $1,058         $ 1,965
                                                 =======================================



                                                                     ===
                                                                      43

NOTE S-PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Following are the condensed financial statements of Mississippi
Valley Bancshares, Inc. (Parent Company) for the periods indicated.


BALANCE SHEETS                                         December 31
(dollars in thousands)                             1999           1998
                                                 =======================

ASSETS
   Cash and due from subsidiary                  $  4,392       $  4,015
   Available for sale securities                                   5,404
   Investment in subsidiaries                     119,042        112,050
   Bank premises                                    1,302          1,372
   Other assets                                     3,252          2,359
                                                 -----------------------
                              TOTAL ASSETS       $127,988       $125,200
                                                 =======================

LIABILITIES
   Long-term debt                                $ 15,412       $ 15,412
   Other liabilities                                   10             10
                                                 -----------------------
                         TOTAL LIABILITIES         15,422         15,422

SHAREHOLDERS' EQUITY                              112,566        109,778
                                                 -----------------------
                     TOTAL LIABILITIES AND
                      SHAREHOLDERS' EQUITY       $127,988       $125,200
                                                 =======================


STATEMENTS OF INCOME                                       Year Ended December 31
(dollars in thousands)                              1999           1998           1997
                                                  =====================================

INCOME
   Dividends from subsidiary                      $16,039        $10,102        $ 5,949
   Rent income                                        408            408            408
   Other                                              578            947            831
                                                  -------------------------------------
                              TOTAL INCOME         17,025         11,457          7,188
EXPENSE
   Interest                                         1,072          1,126          1,017
   Other                                              558            575            461
                                                  -------------------------------------
                             TOTAL EXPENSE          1,630          1,701          1,478
Income before tax benefit and
   equity in undistributed income
   of subsidiary                                   15,395          9,756          5,710
Income tax benefit                                   (222)          (117)           (70)
                                                  -------------------------------------
Income before equity in
   undistributed income of subsidiary              15,617          9,873          5,780
Equity in undistributed income
   of subsidiary                                    5,808          8,738          9,233
                                                  -------------------------------------
                                NET INCOME        $21,425        $18,611        $15,013
                                                  =====================================


---
44

NOTE S-PARENT COMPANY CONDENSED FINANCIAL INFORMATION continued


STATEMENTS OF CASH FLOWS                                  Year Ended December 31
(dollars in thousands)                              1999           1998          1997
                                                 ======================================

OPERATING ACTIVITIES
   Net income                                    $ 21,425        $18,611       $ 15,013
   Equity in undistributed
      income of subsidiary                         (5,808)        (8,738)        (9,233)
   Realized securities gains, net                                   (107)          (108)
   Other, net                                        (602)           (13)        (1,196)
                                                 --------------------------------------
   Net cash provided by
      operating activities                         15,015          9,753          4,476
                                                 --------------------------------------

INVESTING ACTIVITIES
   Payments for investment in subsidiary           (9,010)        (5,000)        (7,413)
   Purchase of available for sale securities                                     (9,041)
   Proceeds from sales of held
      to maturity and available
      for sale securities                           4,500          4,282            355
   Other, net                                                      1,318           (498)
                                                 --------------------------------------
   Net cash provided by
   (used in) investing activities                  (4,510)           600        (16,597)
                                                 --------------------------------------

FINANCING ACTIVITIES
   Proceeds from short-term borrowings                                            4,400
   Repayments of short-term borrowings                                           (4,400)
   Proceeds from issuance of long-term debt                                      14,950
   Proceeds from sale of common stock                 674          1,157            111
   Purchase of treasury stock                      (7,248)        (4,748)
   Cash dividends paid                             (3,554)        (3,150)        (2,631)
                                                 --------------------------------------
      Net cash provided by (used in)
      financing activities                        (10,128)        (6,741)        12,430
                                                 --------------------------------------
      Increase in cash                                377          3,612            309
   Cash at beginning of year                        4,015            403             94
                                                 --------------------------------------
   Cash at end of year                           $  4,392       $  4,015       $    403
                                                 ======================================


                                                                     ---
                                                                      45

NOTE T-SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of quarterly operating results for the years ended December 31, 1999 and 1998:

                                                                         1999
                                                   First         Second          Third         Fourth
(dollars in thousands, except per share data)     Quarter        Quarter        Quarter        Quarter
                                                  ====================================================

Interest income                                   $26,106        $26,668        $28,427        $29,627
Interest expense                                   12,752         12,848         14,330         15,160
                                                  ----------------------------------------------------
   Net interest income                             13,354         13,820         14,097         14,467
Provision for possible loan losses                  1,749          1,256            803          1,243
Security gains (losses)                              (830)           415           (660)          (176)
Other income                                        4,391          3,184          2,781          2,898
Other expense                                       6,418          7,142          6,911          8,047
Income taxes                                        3,259          3,374          3,123          2,991
                                                  ----------------------------------------------------
Net income                                        $ 5,489        $ 5,647        $ 5,381        $ 4,908
                                                  ====================================================
Net income per share:
   Basic                                             $.58           $.60           $.58           $.53
   Diluted                                            .57            .59            .57            .52


                                                                         1998
                                                   First         Second          Third         Fourth
(dollars in thousands, except per share data)     Quarter        Quarter        Quarter        Quarter
                                                  ====================================================

Interest income                                   $25,152        $25,471        $26,167        $26,046
Interest expense                                   13,495         13,375         13,550         13,173
                                                  ----------------------------------------------------
   Net interest income                             11,657         12,096         12,617         12,873
Provision for possible loan losses                    900          1,000            900          1,650
Security gains                                        172            509                           858
Other income                                        1,547          1,472          1,793          2,032
Other expense                                       5,557          5,802          5,752          6,499
Income taxes                                        2,479          2,625          2,823          3,028
                                                  ----------------------------------------------------
Net income                                        $ 4,440        $ 4,650        $ 4,935        $ 4,586
                                                  ====================================================
Net income per share:
   Basic                                             $.47           $.48           $.52           $.48
   Diluted                                            .45            .47            .50            .49


---
46

SOUTHWEST BANK OF ST. LOUIS
BOARD OF DIRECTORS


HALVOR B. ANDERSON
Chief Executive Officer - Seigel-Robert, Inc.

JOHN T. BAUMSTARK
President - Archway Sales Inc.

ANDREW N. BAUR
Chairman - Mississippi Valley
   Bancshares, Inc.
Chairman - Southwest Bank of St. Louis

LINN H. BEALKE
President - Mississippi Valley
   Bancshares, Inc.
Vice Chairman-Southwest Bank
   of St. Louis
Chairman - Southwest Bank, Belleville

DONALD L. BOLAZINA
Private Investor

WILLIAM H. T. BUSH
Chairman - Bush-O'Donnell & Co., Inc.

FRANCIS C. CUNETTO
President - Cunetto House of Pasta

ROBERT E. FLYNN, III
President - Berry Grant Company

WILLIAM F. HOLEKAMP
Corporate Executive Vice President -
Enterprise Rent-A Car/Leasing Co.

CHARLES W. HREBEC, JR.
President - Colt Industries, Inc.

HENRY O. JOHNSTON
President-Sante Travel Agency, Inc.

STEPHEN P. MARSH
President and Senior Loan Officer -
   Southwest Bank of St. Louis
Executive Vice President and Senior Loan
   Officer - Southwest Bank, Belleville

RICHARD G. MILLMAN
President - Millman Lumber Co.

ZSOLT RUMY
President, Zoltek Corporation

ALMIRA BALDWIN SANT
Private Investor

MARY P. SHERRILL
Vice Chairman and Chief of Bank
   Operations - Southwest Bank
   of St. Louis

CHARLES A. ZONE
President - C.J. Zone Manufacturing Co., Inc.


ADVISORY DIRECTORS
------------------

EDWARD C. BERRA
President Emeritus - Southwest Bank
   of St. Louis

WILLIAM J. FRESCHI
Retired Food Executive

G. FRED HEIMBURGER
Chairman - Heimburger, Inc.



SOUTHWEST BANK, BELLEVILLE
BOARD OF DIRECTORS


ANDREW S. BAUR
Senior Vice President - Southwest Bank
   of St. Louis

LINN H. BEALKE
President - Mississippi Valley
   Bancshares, Inc.
Vice Chairman - Southwest Bank
   of St. Louis
Chairman - Southwest Bank, Belleville

PAUL J. GALESKI
President and Chief Executive Officer -
   Maverick Technologies

KAREN C. HENDRICKSON
President and Chief Executive Officer -
   Southwest Bank, Belleville

MARK A. HINRICHS
Executive Vice President -
   Pyramid Technology Group

STEPHEN P. MARSH
President and Senior Loan Officer -
   Southwest Bank of St. Louis
Executive Vice President and Senior Loan
   Officer - Southwest Bank, Belleville

RONALD J. ORTYL, SR.
Chairman - Metro East Industries

PAUL M. STRIEKER
Chief Financial Officer - Mississippi
   Valley Bancshares, Inc.
Executive Vice President -
   Southwest Bank of St. Louis


                                                                     ---
                                                                      47

MISSISSIPPI VALLEY BANCSHARES, INC.



EXECUTIVE OFFICERS

ANDREW N. BAUR, Chairman

LINN H. BEALKE, President

PAUL M. STRIEKER, Executive Vice President, Controller and Chief
  Financial Officer

CAROL B. DOLENZ, Secretary and Treasurer


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


ANNUAL MEETING

The Annual Meeting of Shareholders will be at 9:00 a.m., Wednesday, April 19, 2000, at the St. Louis Marriot West, 660 Maryville Centre Drive, St. Louis, Missouri 63141.


INVESTOR RELATIONS AND FORM 10-K

Analysts, investors and others seeking financial data about Mississippi Valley Bancshares, Inc. are invited to contact:

   Paul M. Strieker
   Executive Vice President, Controller and Chief Financial Officer Mississippi Valley Bancshares, Inc.
   13205 Manchester Road
   St. Louis, MO 63131

A copy of the Company's Form 10-K (Annual Report, without exhibits) filed with the Securities and Exchange Commission may be obtained without charge upon written request.


---
48

MISSISSIPPI VALLEY BANCSHARES, INC.
BOARD OF DIRECTORS


JOHN T. BAUMSTARK
President - Archway Sales Inc.
Age 55

ANDREW N. BAUR
Chairman - Mississippi Valley
   Bancshares, Inc.
Chairman - Southwest Bank of St. Louis
Age 55

ANDREW S. BAUR
Senior Vice President - Southwest Bank
   of St. Louis
Age 30

LINN H. BEALKE
President - Mississippi Valley
   Bancshares, Inc.
Vice Chairman - Southwest Bank of St. Louis
Age 55

ALICE C. BEHAN
Private Investor
Age 54

WILLIAM H. T. BUSH
Chairman - Bush-O'Donnell & Co., Inc.
Age 61

FRANKLIN J. CORNWELL, JR.
Private Investor
Age 57

THEODORE P. DESLOGE, JR.
Private Investor
Age 60

LOUIS N. GOLDRING
President - AVCORP., inc.
Age 58

RICHARD T. GROTE
Chairman - American Medical Claims, Inc.
Age 54

FREDERICK O. HANSER
Chairman, St. Louis Cardinals, L.P.
Age 57

DONNA D. LAMBERT
Private Investor
Age 60

MICHAEL D. LATTA
Chairman and Chief Executive
   Officer - Universe Corporation
Age 58

MONT S. LEVY
Registered Investment Advisor
Principal - Buckingham Asset Management
Age 48

LEWIS B. SHEPLEY
Consultant
Age 60



------------------------------------------------------------------------
MVBI AUDIT COMMITTEE
(Representing MVBI) John T. Baumstark, William H.T. Bush, Franklin J. Cornwell, Jr., Donna D. Lambert, Michael D. Latta, Mont S. Levy
(Representing SWB of St. Louis) G. Fred Heimburger, William F. Holekamp, Charles W. Hrebec, Jr., Charles A. Zone
(Representing SWB, Belleville) Ronald J. Ortyl, Sr.

MVBI EXECUTIVE COMMITTEE
Andrew N. Baur, Linn H. Bealke, Louis N. Goldring, Richard T. Grote, Frederick O. Hanser

MVBI COMPENSATION AND EMPLOYEE BENEFITS COMMITTEE
(Representing MVBI) Alice C. Behan, William H.T. Bush, Franklin J. Cornwell, Jr., Theodore P. Desloge, Jr., Louis N. Goldring,
Lewis B. Shepley. (Representing SWB of St. Louis) Zsolt Rumy


                                                                     ---
                                                                      49

MISSISSIPPI VALLEY BANCSHARES, INC. (MVBI)

is the holding company for Southwest Bank of St. Louis; Southwest Bank,

Belleville; and Mississippi Valley Capital Company. MVBI has

consistently achieved an ROE that outperforms its peers by adhering to its proven strategy of being a premier lender to privately owned businesses while maintaining high loan quality and attracting funds through an exceptionally efficient retail-deposit-gathering operation.









MISSISSIPPI VALLEY BANCSHARES, INC.
13205 Manchester Road
St. Louis, Missouri 63131
(314) 543-3512