Form 10-K, Exhibit 13
period 2000-12-31
MISSISSIPPI VALLEY BANCSHARES INC
filed 2001-03-16
CIK 809352

Common Share Data

Mississippi Valley Bancshares, Inc. (MVBI) is traded on the National Association of Securities Dealers, Inc. ("NASD") National Market. The following bar graph and table sets forth the high, low and closing trade prices of the common stock, cash dividends and certain other information for the last three years, as reported by the NASD:


                     [GRAPH]

                                                                      Book
                                                                    Value At
                                                                     End Of      Market Price      Dividends
2000                  High            Low             Close          Period      To Book Value     Declared
============================================================================================================
4th Quarter          $30             $25 1/4         $29 3/8         $15.66         187.58%          $.11
3rd Quarter           26              23 1/2          25 13/16        14.44         178.76            .10
2nd Quarter           24 11/16        21 1/8          24 1/4          13.26         182.88            .10
1st Quarter           30              21 1/4          23 7/8          12.82         186.23            .10

1999
============================================================================================================
4th Quarter          $32 5/16        $26             $27             $12.64         213.61%          $.10
3rd Quarter           34 1/2          28 1/16         31 9/16         12.51         252.30            .10
2nd Quarter           36 1/8          31 1/2          33 1/8          12.60         262.90            .09
1st Quarter           35 3/8          30 1/2          32 1/8          12.31         260.97            .09

1998
============================================================================================================
4th Quarter          $37 3/8         $30             $33 3/4         $12.43         271.52%          $.09
3rd Quarter           38              34 3/8          36 1/8          12.26         294.66            .08
2nd Quarter           42 1/2          38              39 1/2          11.19         352.99            .08
1st Quarter           45              30 1/4          41 3/4          10.80         386.57            .08

                                               December 31
                                    2000           1999           1998
                                 =======================================
Average shares outstanding       9,358,263      9,366,028      9,548,127
Year-end shares outstanding      9,369,912      9,296,362      9,491,912
Shareholders of record                 467            499            534
Average daily volume (1)             7,580         10,242          8,165

(1) Per NASDAQ National Market System

Financial Review

Selected Consolidated Financial Data
The following table presents selected consolidated financial information for Mississippi Valley Bancshares, Inc. (the "Company"), and its wholly-owned subsidiaries, Southwest Bank of St. Louis, Southwest Bank, Belleville, Southwest Bank of Phoenix (the "Banks"), MVBI Capital
Trust and Mississippi Valley Capital Company for each of the five years ended December 31, 2000. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.

(dollars in thousands, except per share data)        2000           1999           1998           1997           1996
=====================================================================================================================
Income Statement Data
   Interest income                             $  140,425     $  110,828     $  102,836     $   95,254     $   79,719
   Interest expense                                81,031         55,090         53,593         52,243         40,811
                                               ----------------------------------------------------------------------
   Net interest income                             59,394         55,738         49,243         43,011         38,908
   Provision for possible loan losses               4,184          5,051          4,450          4,100          3,875
                                               ----------------------------------------------------------------------

   Net interest income after provision
      for possible loan losses                     55,210         50,687         44,793         38,911         35,033
   Noninterest income                              12,299         12,003          8,383          5,596          5,061
   Noninterest expense                             32,142         28,518         23,610         21,024         18,242
                                               ----------------------------------------------------------------------
   Income before income taxes                      35,367         34,172         29,566         23,483         21,852
   Income taxes                                    12,782         12,747         10,955          8,470          7,756
                                               ----------------------------------------------------------------------
   Net income                                  $   22,585     $   21,425     $   18,611     $   15,013     $   14,096
                                               ======================================================================

Dividends
   Preferred stock                             $              $              $              $              $      231
   Common stock                                     3,840          3,554          3,149          2,631          2,121
   Ratio of total dividends declared to net
      income                                        17.00%         16.59%         16.92%         17.52%         16.69%

Per Share Data (1)
   Earnings per common share:
      Basic                                    $     2.41     $     2.29     $     1.95     $     1.60     $     1.54
      Diluted                                        2.40           2.25           1.91           1.55           1.46
   Common stock cash dividends                        .41            .38            .33            .28           .235
   Average common shares and common
      share equivalents outstanding             9,405,253      9,507,769      9,747,564      9,700,928      9,582,886
   Diluted book value (period end)             $    15.66     $    12.64     $    12.43     $    10.31     $     8.45

Balance Sheet Data (at period end)
   Securities                                  $  422,439     $  317,015     $  438,902     $  375,916     $  287,651
   Loans, net of unearned discount              1,373,435      1,104,498        925,961        847,091        731,019
   Total assets                                 1,888,899      1,561,149      1,430,057      1,299,918      1,065,777
   Total deposits                               1,636,231      1,315,716      1,211,805      1,126,562        918,012
   Total long-term debt                            14,950         14,950         14,950         14,950          2,700
   Shareholders' equity                           141,265        112,566        109,778         93,107         75,949

Selected Ratios
   Return on average total assets                    1.31%          1.45%          1.40%          1.25%          1.40%
   Return on average total shareholders'
      equity                                        18.07          19.26          18.09          17.77          19.07
   Net interest margin                               3.63           3.96           3.86           3.73           4.01
   Efficiency ratio (2)                             44.66          41.94          40.78          43.03          41.25
   Average assets per employee                 $    5,922     $    5,624     $    5,504     $    5,220     $    4,740

Asset Quality Ratios
   Allowance for possible loan losses to loans       1.75%          1.96%          1.96%          1.76%          1.73%
   Nonperforming loans to loans (3)                   .68            .29            .17            .26            .92
   Allowance for possible loan losses
      to nonperforming loans (3)                   257.46         672.96       1,156.41         679.69         188.14
   Nonperforming assets to loans and
      foreclosed assets (4)                           .68            .29            .19            .43            .99
   Net loan charge-offs to average loans              .15            .15            .14            .23            .30

Capital Ratios
   Average shareholders' equity to average
      assets                                         7.24%          7.55%          7.76%          7.04%          7.32%
   Total risk-based capital ratio                   11.44          12.23          13.22          13.23          11.45
   Leverage ratio                                    8.11           8.40           8.56           8.04           7.20


---------------------------------------------------------------------------------------------------------------------
(1) All Share and per Share information has been restated to reflect the
    1998 two-for-one stock split.
(2) The efficiency ratio = noninterest expense divided by (tax-
    equivalent net interest income + noninterest income)
(3) Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and loans with restructured terms.
(4) Nonperforming assets consist of nonperforming loans and foreclosed assets.

Management's Discussion and Analysis of Financial Condition and Results of Operation
   The following presents management's discussion and analysis of the Company's consolidated financial condition and results of operations as of the dates and for the periods indicated. This discussion should be read in conjunction with "Selected Consolidated Financial Data," the Company's Consolidated Financial Statements and accompanying Notes, and other financial data appearing in this Report.

Summary of Earnings
   Consolidated net income for 2000 was $22,585,000, an increase of $1,160,000 or 5.4% above 1999 earnings. On a diluted per share basis, net income for 2000 was $2.40, up 6.7% from $2.25 in the previous year. Earnings growth was generated primarily by increased net interest income, slightly higher noninterest income and a reduced provision for possible loan losses. To a large extent these earnings improvements were offset by increased overhead costs related to two consecutive years' bank openings.
   Greater net interest income for 2000 was generated primarily by increased loans outstanding. While loans increased, the Company's loan loss provision declined to $4,184,000 from $5,051,000 in the prior year because net loan charge-offs were up only slightly and remained at a low 0.15% of average loans outstanding. Total noninterest income for 2000 was up slightly from 1999 due primarily to advances in investment department sales commissions, merchant credit card income and operating lease income. Increased noninterest expenses related to overall Company growth, operating costs for the Des Peres bank and Company headquarters plus start-up costs for the new Phoenix bank combined to advance total overhead costs for 2000 over 1999. The effects of these changes increased income before taxes by $1,195,000 above 1999 levels. Due largely to various Federal and State tax credits accumulated in 2000, tax expense increased only $35,000 from 1999. Resultant net income of $22,585,000, up $1,160,000 from 1999, provided 18.07% return on average equity for 2000.
   Consolidated net income for 1999 was $21,425,000, an increase of $2,814,000 or 15.1% above 1998 earnings. On a diluted per share basis, net income for 1999 was $2.25, up 17.8% from $1.91 in the previous year. Greater net interest income, the principal contributor to the improved performance, was generated by increased loans outstanding. The Company's loan loss provision was $5,051,000, up from $4,450,000 in the prior year as loans increased $179 million during 1999. Securities losses on sales of available for sale securities were $1,251,000 in 1999, compared to securities gains of $1,539,000 in 1998. More than offsetting the securities losses were gains on derivative trading activities of $5,919,000 in 1999. Gains from derivative trading activities were $316,000 in 1998. Comparative noninterest expenses were $28,518,000, up $4,908,000 or 20.8% from prior year levels. Overall Company growth, operating costs for the Belleville office which opened in September 1998, the new Des Peres office and Company headquarters which opened in late 1999, and significant computer upgrades combined to increase total overhead expenses for the year.

Net interest income
   The following discussion and table sets forth the composition of average interest-earning assets and interest-bearing liabilities along with accompanying interest income, expense, yields, and rates, on a tax-equivalent basis assuming a marginal statutory Federal income tax rate of 35%. The tax-equivalent adjustments were approximately $285,000, $257,000, $263,000, $251,000 and $249,000 for each of the five years ended December 31, 2000, respectively.
   Net interest income is the difference between income earned on assets and interest expense paid on deposits and borrowings used to fund them. Net interest income, the primary component of net income, has increased in each of the last five years. Continued growth in earning assets has been responsible for the consistent increases in net interest income. Net interest income on a tax-equivalent basis, divided by average interest-earning assets, represents the Company's net interest margin.
   During the years presented, the Company's net interest margins have been below comparable ratios for its peers. Consumer loans generally provide higher total yields than do commercial loans. With only eight bank locations, the Company cannot effectively compete for consumer loans against other area financial institutions having dozens of locations each. The Company also does not have a credit card lending operation. Deposit growth has been partially attained through rate promotional activities. Such actions have generally placed the Company's total funding costs above those of its peers. The combination of slightly lower overall loan yields, and higher deposit rates, has generally resulted in the Company's net interest margins being below those of its peers.

Years Ended December 31, 2000 and 1999
   Total tax-equivalent interest income for 2000 was $140,710,000, up $29,625,000 or 26.7% from $111,085,000 in 1999. The increase in interest income was generated primarily by the growth in average loans outstanding of $198 million and the higher yields earned on loans. Other earning assets were also up slightly from previous year volume levels. Total loan yields rose to 9.19% in 2000, up from 8.55% in 1999 as loan yields rose with an average prime rate of 9.24% in 2000, compared with 8.00% in 1999. Overall earning asset yields rose to 8.56%, up 70 basis points from 7.86% in 1999.
   Funding the 2000 loan growth were increased deposits, primarily money market accounts raised during the promotion in the second and third quarters. Other deposits, including time deposits and demand deposits, also increased from previous year levels.
   Total interest expense increased to $81,031,000 in 2000, up from $55,090,000 in 1999. Approximately 80% of the increased expense was generated from the increased money market deposits and the higher rates paid for these funds. The remainder of the increased interest expense arose from greater time deposits outstanding and the higher rates paid on all fund sources. Overall rates paid on total interest bearing liabilities rose to 5.55% from 4.45% paid in 1999.
   Total net interest income increased to $59,679,000, up $3,684,000 from 1999 as the substantial growth in interest income exceeded the sharp increase in interest expense costs. Overall, the Company's net interest margin fell to 3.63%, down from 3.96% in 1999 as the increase in interest bearing liability rates far exceeded the rise in interest earning asset yields.

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

Five Year Comparison Of Consolidated Average Balance Sheets,
Interest, Yields And Rates

                                                                        Twelve Months Ended December 31
(dollars in thousands)                                          2000                                          1999
                                             =======================================       =======================================
                                                              Interest                                      Interest
                                                Average        Income/        Yield/          Average        Income/        Yield/
Assets                                          Balance        Expense         Rate           Balance        Expense         Rate
Interest-earning assets:
   Loans(1)(2)
      Taxable                                $1,226,174       $112,665         9.21%       $1,029,254       $ 87,920         8.55%
      Tax exempt(3)                               1,998            219        10.95               520             57        11.03
   Held to maturity securities
      Taxable                                    85,821          5,585         6.51            36,968          2,310         6.25
      Tax-exempt(3)                               6,929            694        10.03             7,654            778        10.17
   Available for sale securities                292,323         19,623         6.71           298,410         17,855         5.98
   Trading account securities                     1,399             95         6.78               858             55         6.38
   Federal funds sold and other
      short-term investments                     28,495          1,829         6.42            40,488          2,110         5.21
                                             --------------------------------------        --------------------------------------
              TOTAL INTEREST-EARNING ASSETS   1,643,139        140,710         8.56         1,414,152        111,085         7.86
                                             --------------------------------------        --------------------------------------

Noninterest-earning assets:
   Cash and due from banks                       31,497                                        27,908
   Bank premises and equipment                   40,217                                        28,904
   Other assets                                  34,666                                        22,624
   Allowance for possible
      loan losses                               (22,747)                                      (20,108)
                                             --------------------------------------        --------------------------------------
                               TOTAL ASSETS  $1,726,772                                    $1,473,480
                                             ======================================        ======================================

Liabilities and
Shareholders' Equity
Interest-bearing liabilities:
   NOW accounts                              $   27,131       $    295         1.09%       $   28,123       $    339         1.20%
   Money market accounts                        904,257         51,969         5.75           723,692         31,178         4.31
   Savings deposits                              27,590            817         2.96            26,951            797         2.96
   Time deposits of $100,000
      or more                                    53,078          3,006         5.66            41,233          1,970         4.78
   Other time deposits                          346,689         18,960         5.47           314,084         15,548         4.95
                                             --------------------------------------        --------------------------------------
            TOTAL INTEREST-BEARING DEPOSITS   1,358,745         75,047         5.52         1,134,083         49,832         4.39

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings                85,091          4,781         5.62            89,255          4,218         4.73
   Convertible debentures
   Guaranteed preferred
      beneficial interests in
      subordinated debentures                    14,950          1,203         8.05            14,950          1,040         6.96
                                             --------------------------------------        --------------------------------------
         TOTAL INTEREST-BEARING LIABILITIES   1,458,786         81,031         5.55         1,238,288         55,090         4.45
                                             --------------------------------------        --------------------------------------

Noninterest-bearing liabilities:
   Demand deposits                              134,315                                       122,522
   Other liabilities                              8,663                                         1,455
Shareholders' equity                            125,008                                       111,215
                                             --------------------------------------        --------------------------------------
                      TOTAL LIABILITIES AND
                       SHAREHOLDERS' EQUITY  $1,726,772                                    $1,473,480
                                             ======================================        ======================================
                        NET INTEREST INCOME                   $ 59,679                                      $ 55,995
                                             ======================================        ======================================
                        NET INTEREST MARGIN                                    3.63%                                         3.96%
                                             ======================================        ======================================

----------------------------------------------------------------------------------------------------------------------------------

(1) For purposes of these computations, nonaccrual loans are included in the average loan amounts outstanding. Interest on nonaccrual loans is recorded when received.
(2) Interest income on loans includes loan fees, which were not material to any period presented.
(3) Information is presented on a tax-equivalent basis assuming a tax rate of 35%. The tax-equivalent adjustments were approximately $285,000, $257,000, $263,000, $251,000, and $249,000 for the years ended December 31, 2000, 1999, 1998, 1997 and 1996, respectively.


12

                                                                        Twelve Months Ended December 31
(dollars in thousands)                                          1998                                           1997
                                             =======================================       =======================================
                                                              Interest                                      Interest
                                                Average        Income/        Yield/          Average        Income/        Yield/
Assets                                          Balance        Expense         Rate           Balance        Expense         Rate
Interest-earning assets:
   Loans(1)(2)
      Taxable                                $  882,613       $ 78,402         8.88%       $  810,038        $73,447         9.07%
      Tax exempt(3)
   Held to maturity securities
      Taxable                                    39,310          2,501         6.36            43,172          2,887         6.69
      Tax-exempt(3)                               8,270            853        10.32             7,784            820        10.54
   Available for sale securities                322,154         19,755         6.13           270,121         16,779         6.21
   Trading account securities                       930             60         6.41               914             62         6.80
   Federal funds sold and other
      short-term investments                     28,177          1,528         5.42            27,357          1,510         5.52
                                             --------------------------------------        --------------------------------------
              TOTAL INTEREST-EARNING ASSETS   1,281,454        103,099         8.05         1,159,386         95,505         8.24
                                             --------------------------------------        --------------------------------------

Noninterest-earning assets:
   Cash and due from banks                       24,543                                        25,539
   Bank premises and equipment                   15,928                                        12,264
   Other assets                                  20,425                                        16,994
   Allowance for possible
      loan losses                               (15,871)                                      (13,658)
                                             --------------------------------------        --------------------------------------
                               TOTAL ASSETS  $1,326,479                                    $1,200,525
                                             ======================================        ======================================

Liabilities and
Shareholders' Equity
Interest-bearing liabilities:
   NOW accounts                              $   25,565       $    419         1.64%       $   22,438        $   383         1.71%
   Money market accounts                        631,451         29,311         4.64           457,914         22,716         4.96
   Savings deposits                              24,127            713         2.96            22,820            675         2.96
   Time deposits of $100,000
      or more                                    35,415          1,860         5.25            37,244          2,008         5.39
   Other time deposits                          317,377         16,935         5.34           410,766         22,717         5.53
                                             --------------------------------------        --------------------------------------
            TOTAL INTEREST-BEARING DEPOSITS   1,033,935         49,238         4.76           951,182         48,499         5.10

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings                66,777          3,262         4.88            54,549          2,780         5.10
   Convertible debentures                                                                         666             54         8.00
   Guaranteed preferred
      beneficial interests in
      subordinated debentures                    14,950          1,093         7.31            12,369            910         7.36
                                             --------------------------------------        --------------------------------------
         TOTAL INTEREST-BEARING LIABILITIES   1,115,662         53,593         4.80         1,018,766         52,243         5.13
                                             --------------------------------------        --------------------------------------

Noninterest-bearing liabilities:
   Demand deposits                              103,969                                        93,707
   Other liabilities                              3,968                                         3,554
Shareholders' equity                            102,880                                        84,498
                                             --------------------------------------        --------------------------------------
                      TOTAL LIABILITIES AND
                       SHAREHOLDERS' EQUITY  $1,326,479                                    $1,200,525
                                             ======================================        ======================================
                        NET INTEREST INCOME                   $ 49,506                                       $43,262
                                             ======================================        ======================================
                        NET INTEREST MARGIN                                    3.86%                                         3.73%
                                             ======================================        ======================================



                                                 Twelve Months Ended December 31
(dollars in thousands)                                          1996
                                              =======================================
                                                              Interest
                                                 Average       Income/         Yield/
Assets                                           Balance       Expense          Rate
Interest-earning assets:
   Loans(1)(2)
      Taxable                                 $  674,176       $60,678          9.00%
      Tax exempt(3)                                   17             1          5.59
   Held to maturity securities
      Taxable                                     65,391         4,356          6.66
      Tax-exempt(3)                                7,477           811         10.85
   Available for sale securities                 214,417        13,301          6.20
   Trading account securities                        771            47          6.17
   Federal funds sold and other
      short-term investments                      14,278           774          5.42
                                              --------------------------------------
              TOTAL INTEREST-EARNING ASSETS      976,527        79,968          8.19
                                              --------------------------------------

Noninterest-earning assets:
   Cash and due from banks                        22,696
   Bank premises and equipment                    10,579
   Other assets                                   11,491
   Allowance for possible
      loan losses                                (11,633)
                                              --------------------------------------
                               TOTAL ASSETS   $1,009,660
                                              ======================================

Liabilities and
Shareholders' Equity
Interest-bearing liabilities:
   NOW accounts                               $   20,323       $   348          1.71%
   Money market accounts                         336,586        14,104          4.19
   Savings deposits                               22,588           671          2.97
   Time deposits of $100,000
      or more                                     34,518         1,820          5.27
   Other time deposits                           389,427        21,388          5.49
                                              --------------------------------------
            TOTAL INTEREST-BEARING DEPOSITS      803,442        38,331          4.77

   Federal funds purchased,
      repurchase agreements and
      other short-term borrowings                 44,744         2,264          5.06
   Convertible debentures                          2,700           216          8.00
   Guaranteed preferred
      beneficial interests in
      subordinated debentures
                                              --------------------------------------
         TOTAL INTEREST-BEARING LIABILITIES      850,886        40,811          4.80
                                              --------------------------------------

Noninterest-bearing liabilities:
   Demand deposits                                82,258
   Other liabilities                               2,602
Shareholders' equity                              73,914
                                              --------------------------------------
                      TOTAL LIABILITIES AND
                       SHAREHOLDERS' EQUITY   $1,009,660
                                              ======================================
                        NET INTEREST INCOME                    $39,157
                                              ======================================
                        NET INTEREST MARGIN                                     4.01%
                                              ======================================

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

                                                  Year Ended                    Year Ended                      Year Ended
                                              December 31, 2000             December 31, 1999               December 31, 1998
                                                 Compared to                   Compared to                     Compared to
                                              December 31, 1999             December 31, 1998               December 31, 1997
                                         ===========================   ============================    ============================
                                                               Increase (decrease) attributable to change in:

                                                   Yield/      Net                 Yield/     Net                 Yield/      Net
(dollars in thousands)                    Volume    Rate      Change    Volume      Rate     Change     Volume     Rate      Change
                                         ===========================   ============================    ============================
Interest earned on:
   Loans(1)(2)                           $17,854  $ 7,053    $24,907   $12,668    $(3,093)  $ 9,575    $ 6,511   $(1,556)   $ 4,955
   Held to maturity securities
      Taxable                              3,175      100      3,275      (148)       (43)     (191)      (249)     (137)      (386)
      Tax-exempt(1)                          (73)     (11)       (84)      (63)       (12)      (75)        50       (17)        33
   Available for sale securities            (372)   2,140      1,768    (1,427)      (473)   (1,900)     3,194      (218)     2,976
   Trading account
      securities                              37        3         40        (5)                  (5)         1        (3)        (2)
   Federal funds sold and other
      short-term investments                (708)     427       (281)      643        (61)      582         45       (27)        18
                                         ---------------------------   ----------------------------    ----------------------------

                   TOTAL INTEREST
                           INCOME         19,913    9,712     29,625    11,668     (3,682)    7,986      9,552    (1,958)     7,594
                                         ---------------------------   ----------------------------    ----------------------------
Interest paid on:
   NOW accounts                              (12)     (32)       (44)       39       (119)      (80)        52       (16)        36
   Money market accounts                   8,889   11,902     20,791     4,059     (2,192)    1,867      8,140    (1,545)     6,595
   Savings                                    20                  20        84                   84         38                   38
   Time deposits of
      $100,000 or more                       631      405      1,036       286       (176)      110        (97)      (51)      (148)
   Other time deposits                     1,696    1,716      3,412      (173)    (1,214)   (1,387)    (5,023)     (759)    (5,782)
   Federal funds purchased,
      repurchase agreements
      and other short-term
      borrowings                            (268)     832        564     1,232       (276)      956        554       (72)       482
   Long-term
      borrowings                                      163        163                  (53)      (53)        64        65        129
                                         ---------------------------   ----------------------------    ----------------------------

                   TOTAL INTEREST
                          EXPENSE         10,956   14,986     25,942     5,527     (4,030)    1,497      3,728    (2,378)     1,350
                                         ---------------------------   ----------------------------    ----------------------------

                     NET INTEREST
                           INCOME        $ 8,957  $(5,274)   $ 3,683   $ 6,141    $   348   $ 6,489    $ 5,824  $    420    $ 6,244
                                         ===========================   ============================    ============================

-----------------------------------------------------------------------------------------------------------------------------------
(1) Information is presented on a tax-equivalent basis assuming a tax rate of 35%. The approximate tax equivalent adjustments were
    $285,000, $257,000, $263,000 and $251,000 for the years ended
    December 31, 2000, 1999, 1998 and 1997, respectively.
(2) Average balances included nonaccrual loans.


Lending And Credit Management
   Interest earned on the loan portfolio is the primary source of income for the Company. The loan portfolio represents 73% of the Company's total assets and for the year ended December 31, 2000, total loans were up approximately $269 million. Loan growth occurred in all major categories. The table on the following page shows the composition of the loan portfolio at the end of each of the periods indicated.

Lending And Credit Management continued

                                       2000               1999                 1998                  1997                 1996
(dollars in thousands)              Amount     %      Amount       %       Amount       %       Amount       %       Amount       %
                                ================  ==================     ================     ================     ================
Commercial, financial,
   agricultural, municipal
   and industrial development   $  662,785  48.2% $  527,382    47.6%    $434,467    46.9%    $369,559    43.6%    $339,460    46.4%
Real estate construction           101,561   7.4      60,432     5.5       40,019     4.3       37,536     4.4       17,149     2.3
Real estate mortgage:
   One to four family
      residential loans            123,896   9.0     112,405    10.2      103,140    11.1      117,105    13.8      113,035    15.5
   Other real estate loans         452,781  32.9     374,710    33.8      328,493    35.4      307,624    36.3      251,618    34.4
Lease financing                     18,142   1.3      19,676     1.8       10,175     1.1        7,199      .8        3,204      .4
Installment and consumer            16,707   1.2      12,734     1.1       10,748     1.2        8,912     1.1        6,962     1.0
                                ----------------  ------------------     ----------------     ----------------     ----------------

               TOTAL LOANS      $1,375,872 100.0% $1,107,339   100.0%    $927,042   100.0%    $847,935   100.0%    $731,428   100.0%
                                ================  ==================     ================     ================     ================


The following table sets forth the remaining maturities for loans as of December 31, 2000.

                                                          Over one year
                                                       through five years           Over five years
                                                      ---------------------       --------------------
                                        One year          Fixed    Floating          Fixed    Floating
(dollars in thousands)                  or less           rate       rate            rate       rate            Total
                                       =========      =====================       ====================    ===========
Commercial, financial,
   agricultural, municipal
   and industrial development          $ 402,609      $ 102,221   $ 141,833       $ 11,390    $  4,732    $   662,785
Real estate construction                  56,926         14,941      29,313            381                    101,561
Real estate mortgage                     186,318        292,029      22,990         66,164       9,176        576,677
Lease financing                              830         11,448                      5,864                     18,142
Installment and consumer                  12,446          2,818       1,433             10                     16,707
                                       ---------      ---------------------       --------------------    -----------

               TOTAL LOANS             $ 659,129      $ 423,457   $ 195,569       $ 83,809    $ 13,908    $ 1,375,872
                                       =========      =====================       ====================    ===========


   The Company makes the majority of its loans to customers located within the St. Louis metropolitan area. The Company has no foreign loans and no significant agricultural loans. The Company has traditionally emphasized commercial lending and at December 31, 2000, 90% of the loan portfolio was in commercial, industrial and commercial real estate loans.
   An economic downturn and management's ability to deal with changing economic conditions would affect the quality of the portfolio. The Company strives to mitigate these risks by following written loan policies and procedures. These loan policies and procedures are designed to ensure prudent loan underwriting standards. The loan policy provides that each lending officer has a defined lending authority. New loans in excess of $250,000 are reviewed by the Senior Loan Committee.
   The Company maintains an allowance for possible loan losses to absorb losses inherent in the loan portfolio. The allowance for loan losses is based on an ongoing assessment of risk of loss. The allowance for loan losses has two components; a specific and a general portion. The specific portion is determined by the Banks' risk rating system. Generally, all existing loans in excess of $150,000, other than residential mortgages, are reviewed on an annual basis. The Company assigns a reserve amount consistent with each loan's rating category. The reserve amount is based on loss experience over prescribed periods. The specific reserves are established based on the loan rating system which focuses on historical loss experience.
   The general reserves are necessary to deal with conditions that cannot be directly measured in the risk rating system. These risks are subject to a higher degree of uncertainty but are a critical component of the total allowance for possible loan losses. Factors involved in determining the general reserve include: national and local economic conditions, downturns in specific industries including loss in collateral value, the results of bank regulatory exams, trends in credit quality at the Company and in the banking industry, loan volumes and concentrations, findings of internal credit reviews, and trends in risk rating changes.

   In 2000 the general allowance was adjusted downward as some concerns with the healthcare industry were more clearly identified. The Company charged off $1,500,000 in healthcare related loans during the year. The remaining portfolio has a smaller concentration in the healthcare industry. In addition, the general reserve was reduced because concerns related to borrowers defined as Shared National Credits were more clearly identified. During 1999 the Company increased its funding to Shared National Credits. At the end of 1999 a portion of the general reserve was based on the Company's expanded commitment to these Shared National Credits. As this portion of the overall loan portfolio aged in 2000, management believed the specific reserve allocations sufficiently addressed the risks of Shared National Credits.
   Other factors considered by management which limited any further reduction of the general reserve were the impacts of the current general economic slowdown, increasing oil prices on the loan portfolio, declining commodity prices, the changing economic and regulatory environment related to communication and technology companies, and slowed retail sales in 2000.
In management's judgment, the allowance for possible loan losses is considered adequate to absorb potential losses in the total loan portfolio.

Lending And Credit Management continued
   The loan review process is designed to identify problem credits. Potential problem loans are monitored by the lending staff and by senior management. It is the policy of the Company to discontinue the accrual of interest on any loan where the payment of principal or interest on a timely basis in the normal course of business is in doubt. The discontinuance of interest accrual on a loan occurs at any time that a significant problem is detected in the normal payment process. The
Company's policy is to automatically place a loan on nonaccrual status when it becomes 90 days past due, unless it is well secured and in the process of collection.
   As a part of their examination process, various regulatory agencies review the Company's allowance for possible loan losses. These agencies have the authority to require the Company to recognize additions to the allowance based upon their judgment. The table below summarizes for the periods indicated activity in the Company's allowance for possible loan losses, including loans charged off, loan recoveries and additions to the allowance charged to operating expenses.
   Gross interest income on nonaccrual and restructured loans, which would have been recorded under the original terms of the loans, was approximately $903,000 in 2000, $278,000 in 1999 and $278,000 in 1998.
Of this amount, approximately $374,000, $292,000 and $159,000 was actually recorded as interest income on such loans in 2000, 1999 and 1998, respectively.
   As of December 31, 2000, the Company had approximately $3 million in loans which were not included in nonaccrual, past due 90 days or more or restructured categories, but where the borrowers were currently experiencing potential credit problems that raised doubts as to the ability of the borrowers to comply with the present loan repayment terms.

Summary Of Loan Loss Experience
And Related Information (dollars in thousands)                   2000           1999           1998           1997           1996
=================================================================================================================================
Allowance for possible loan losses (beginning of period)   $   21,649     $   18,144       $ 14,892       $ 12,624       $ 10,789
                                                           ----------------------------------------------------------------------
Loans charged off:
   Commercial and industrial                                   (3,094)        (2,054)        (1,958)        (2,071)        (2,371)
   Real estate mortgage                                          (170)          (254)          (200)          (726)          (471)
   Installment                                                    (43)           (45)           (74)           (34)           (16)
                                                           ----------------------------------------------------------------------
                              TOTAL LOANS CHARGED OFF          (3,307)        (2,353)        (2,232)        (2,831)        (2,858)
                                                           ----------------------------------------------------------------------
Recoveries of loans previously charged off:
   Commercial and industrial                                      907            530            925            705            662
   Real estate mortgage                                           582            246            104            290            142
   Installment                                                      1             31              5              4             14
                                                           ----------------------------------------------------------------------
                                     TOTAL RECOVERIES           1,490            807          1,034            999            818
                                                           ----------------------------------------------------------------------
Net loans charged off                                          (1,817)        (1,546)        (1,198)        (1,832)        (2,040)
                                                           ----------------------------------------------------------------------
Provision for possible loan losses                              4,184          5,051          4,450          4,100          3,875
                                                           ----------------------------------------------------------------------
Allowance for possible loan losses (end of period)         $   24,016     $   21,649       $ 18,144       $ 14,892       $ 12,624
                                                           ======================================================================
Loans outstanding:
   Average                                                 $1,228,172     $1,029,774       $882,613       $810,038       $674,193
   End of period                                            1,373,435      1,104,498        925,961        847,091        731,019
Ratio of allowance for possible loan losses to loans
 outstanding:
   Average                                                       1.96%          2.10%          2.06%          1.84%          1.87%
   End of period                                                 1.75           1.96           1.96           1.76           1.73
Ratio of net charge-offs to average loans outstanding             .15            .15            .14            .23            .30

Percent of categories to total loans:
   Commercial, industrial and marketable security loans         48.26%         47.62%         46.86%         43.58%         46.41%
   Commercial loans secured by real estate                      32.97          33.84          35.43          36.28          34.42
   Construction and land development loans                       7.39           5.46           4.32           4.43           2.35
   Real estate mortgage                                          9.02          10.15          11.13          13.81          15.46
   Lease financing                                               1.14           1.78           1.10            .85            .41
   Consumer loans                                                1.22           1.15           1.16           1.05            .95
                                                           ----------------------------------------------------------------------
                                                TOTAL          100.00%        100.00%        100.00%        100.00%        100.00%
                                                           ======================================================================
Allocation of allowance for possible loan losses
 (end of period):
   Commercial and industrial                               $   15,376     $    8,438       $  6,431       $  4,706       $  4,162
   Real estate mortgage                                         6,924          4,982          4,165          4,502          4,097
   Installment                                                    160            125             90             76             51
   Lease financing                                                180            143             77             54             27
   General                                                      1,376          7,961          7,381          5,554          4,287
                                                           ----------------------------------------------------------------------
                                                TOTAL      $   24,016     $   21,649       $ 18,144       $ 14,892       $ 12,624
                                                           ======================================================================

                                                                                      Year Ended December 31

Nonperforming Assets by category (dollars in thousands)          2000           1999           1998           1997           1996
=================================================================================================================================
Commercial, industrial and marketable security loans:
   Nonaccrual                                              $    5,436     $    2,440      $   1,118       $    638     $    2,251
   Past due 90 days or more                                       476             92                                           11
   Restructured terms                                             143             79            101             93            250
Commercial loans secured by real estate:
   Nonaccrual                                                   2,151                                          254            522
   Past due 90 days or more                                                                                                    13
   Restructured terms
Construction and land development loans:
   Nonaccrual                                                                                                               2,320
   Past due 90 days or more
   Restructured terms
Real estate mortgage:
   Nonaccrual                                                     949            311            336          1,122            623
   Past due 90 days or more                                        78            279                                          131
   Restructured terms                                                                                                         500
Consumer loans:
   Nonaccrual                                                      11              5              3             65             29
   Past due 90 days or more                                                                                                    22
   Restructured terms                                              84             11             11             19             38
                                                           ----------------------------------------------------------------------
                      TOTAL NONPERFORMING LOANS                 9,328          3,217          1,569          2,191          6,710
Other real estate                                                  10             10            160          1,421            569
                                                           ----------------------------------------------------------------------
                      TOTAL NONPERFORMING ASSETS           $    9,338     $    3,227       $  1,729       $  3,612       $  7,279
                                                           ======================================================================
Loans, net of unearned discount                            $1,373,435     $1,104,498       $925,961       $847,091       $731,019
Allowance for possible loan losses to loans                      1.75%          1.96%          1.96%          1.76%          1.73%
Nonperforming loans to loans                                      .68            .29            .17            .26            .92
Allowance for possible loan losses to nonperforming loans      257.46         672.96       1,156.41         679.69         188.14
Nonperforming assets to loans and foreclosed assets               .68            .29            .19            .43            .99

Investment Portfolio
   The securities portfolio of the Company meets a number of objectives that includes providing a stable source of income with little credit risk, providing a source of liquidity as securities mature, providing collateral for pledging, and helping balance the Company's asset-liability position. Securities in the Available for Sale category meet the above needs and additionally provide a source of liquidity through their ability to be sold to fund loan growth. Securities might be purchased for the Available for Sale account when the level of interest rates or the shape of the yield curve favors investing in longer-term securities, even though the Company does not expect to hold such securities to maturity. In addition, securities may need to be purchased and, at a later date, sold in order to help balance the asset-liability position. Finally, the Company attempts to fully utilize its equity at all times. When the level of equity is adequate to support greater assets than can be achieved by the Company's efforts to attract quality loans, the Company will invest in securities provided such investment is consistent with the asset sensitivity objective of the Company and adds to the Company's earnings. This is consistent with the Company's objective of maximizing return on equity to a larger extent than return on assets.
   As of December 31, 2000 and 1999, securities held in the Trading Account were $59,000 and $0, respectively. Available for Sale securities were $332 million at the end of 2000 and $258 million at the end of 1999. Held to maturity securities were $91 million at the end of 2000 and $59 million at the end of 1999.
   The Company regularly reviews its asset-liability position based upon its internal rate sensitivity analysis, which includes adjustments to reflect management's best estimates of probable maturities and pricing of various deposit accounts in response to changes in the level of interest rates.
   Early in 2000 the Company believed the market yield on long-term U.S. Treasury securities had risen beyond sustainable levels. As a result, the Company purchased approximately $30 million of U.S. Government bonds. Long-term security yields then soon fell back and the Company sold these securities for significant gains in the first quarter of 2000. Throughout much of the remainder of the year, the Company added to its overall portfolio size, yield, and duration with the purchase of U.S. Government and U.S. Government Agency securities having weighted average maturities of five or more years. Late in 2000 the Company sold some of these securities to meet continued strong loan demand. The first quarter and late year security sales were primarily responsible for the total net securities gains of $2,426,000 in 2000. Notwithstanding the security sales, and principally due to the on-going security buying plan, the duration of the overall portfolio was extended from approximately two years to approximately four years at the end of 2000.

  Because the Company has historically maintained high loan to deposit ratios and a great percentage of those loans are in commercial loans, the Company's policy has been to minimize credit risk in the securities portfolio. As of December 31, 2000, 98% of Held to Maturity securities were U.S. Government or obligations guaranteed by the U.S. Government and U.S.

Investment Portfolio continued
Agencies. As of December 31, 2000, 94% of the Company's Available for Sale securities were U.S. Government and U.S. Agency obligations. The remaining balance in the Available for Sale account was invested in Federal Home Loan Bank stock and other debt and equity securities.
   As of December 31, 2000, the Company owned $4.8 million in Public Housing Authority bonds (PHAs). These PHAs were purchased prior to the Tax Reform Act of 1986 and are therefore 100% exempt from Federal income taxes. PHAs are backed by the "full faith and credit" of the U.S. Government.
   In addition, the Company has a small amount of "bank qualified" tax exempt securities. The total amount of these issues as of December 31, 2000, was $2.1 million. Southwest Bank of St. Louis became a member of the Federal Home Loan Bank in 1993, which required an initial equity investment of $1.8 million. Since that time, Southwest Bank of St. Louis' borrowings from the Federal Home Loan Bank have required an increase in that investment and as of December 31, 2000, the Bank's investment was $9.3 million.
   As of December 31, 2000, the contractual maturities of securities and their weighted average yield in the held to maturity and available for sale portfolios were as follows:

                                                                            Over One      Over Five
                                                                            Through        Through        Over        Weighted
                                                             One Year         Five           Ten           Ten        Average
(dollars in thousands)                                       or Less         Years          Years         Years        Yields
                                                             ==================================================================
United States Treasury securities                            $ 5,007        $  7,938      $ 10,184       $ 6,005        6.57%
Obligations of United States
   Government agencies                                         9,995         192,992       142,855        11,226        6.75
PHA bonds guaranteed by the
   United States Government(1)                                                 2,454         1,623           696        9.65
States and political subdivisions(1)                                             725           916           500        5.39
Federal Home Loan Bank stock and other                         9,299                                       8,764        7.80
                                                             ------------------------------------------------------------------

   Total securities(2)                                       $24,301        $204,109      $155,578       $27,191        6.74%
                                                             ==================================================================

Weighted average yield(1)                                       6.67%           6.71%         6.69%         7.34%
                                                             ==================================================================

-------------------------------------------------------------------------------------------------------------------------------
(1) Rates on PHA bonds and states and political subdivisions have been adjusted to tax equivalent yields using the marginal statutory
    Federal income tax rate of 35%.
(2) Available for sale securities are stated at amortized cost.

Deposits
   Deposits are the principal source of funds for the Company. At December 31, 2000, the Company's total deposits were $1.636 billion. Deposits consist primarily of core deposits from the local market areas surrounding each of the Company's offices. The Company has not used brokered deposits as a source of funds, although its capitalization would permit such activity on an unrestricted basis under current regulations. The following table sets forth the distribution of the Company's deposit accounts at the dates indicated and the weighted average nominal interest rates for each category of deposit.

                                                                       December 31
                                          2000                             1999                            1998

                                       Percent of                       Percent of                       Percent of
(dollars in thousands)        Amount    Deposits    Rate      Amount     Deposits     Rate       Amount   Deposits    Rate
                          ------------------------------   -------------------------------   -----------------------------
Demand deposits           $  150,218        9.18%          $  129,818        9.87%           $  125,235      10.33%
NOW accounts                  30,785        1.88    1.09%      28,289        2.15     1.20%      28,162       2.32    1.64%
Money market accounts      1,068,371       65.30    5.75      697,980       53.05     4.31      700,314      57.79    4.64
Savings deposits              27,396        1.67    2.96       28,215        2.14     2.96       25,125       2.07    2.96
Time deposits of
   $100,000 or more           51,797        3.17    5.66       52,106        3.96     4.78       35,744       2.96    5.25
Other time deposits          307,664       18.80    5.47      379,308       28.83     4.95      297,225      24.53    5.34
                          ------------------------------   -------------------------------   -----------------------------

        TOTAL DEPOSITS    $1,636,231      100.00%          $1,315,716      100.00%           $1,211,805     100.00%
                          ==============================   ===============================   =============================

The aggregate amount of maturities for time deposits for the five years beginning in 2001 are $282,876,000, $57,134,000, $11,767,000,
$5,146,000, and $2,538,000.

Deposits continued

Amounts And Maturities Of Time Deposits Of $100,000 Or More
The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 2000 and December 31, 1999.

                                                                     December 31
(dollars in thousands)                                           2000           1999
                                                             ========       ========

Three months or less                                         $ 21,634       $ 14,787
Over three months through six months                            8,072          9,786
Over six months through twelve months                          17,439         18,827
Over twelve months                                              4,652          8,706
                                                             --------       --------

                                          TOTAL              $ 51,797       $ 52,106
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

The following table represents the Company's interest rate position based upon contractual maturities only for various time periods, as of December 31, 2000.

                                                               0 to 3        4 to 12         1 to 5        Over 5
(dollars in thousands)                                         months         months          years         years          Total
                                                           =====================================================================
Earning Assets
   Loans                                                   $  742,770      $ 126,702      $ 419,217      $ 84,746     $1,373,435
   Securities                                                                 24,348        207,401       190,690        422,439
   Other short-term investments                                   640                           659                        1,299
                                                           ---------------------------------------------------------------------
                        TOTAL EARNING ASSETS               $  743,410      $ 151,050      $ 627,277      $275,436     $1,797,173
                                                           =====================================================================

Funding Sources
   Demand accounts                                         $  150,218      $              $              $            $  150,218
   Money market accounts                                    1,068,371                                                  1,068,371
   Time deposits                                              112,847        170,029         76,585                      359,461
   Savings accounts                                            27,396                                                     27,396
   NOW accounts                                                30,785                                                     30,785
   Guaranteed preferred beneficial interests
      in subordinated debentures                                                                           14,950         14,950
   Other borrowed funds                                        87,342                                                     87,342
                                                           ---------------------------------------------------------------------
                       TOTAL FUNDING SOURCES               $1,476,959      $ 170,029      $  76,585      $ 14,950     $1,738,523
                                                           =====================================================================
Off-balance sheet financial instruments                    $   50,000                     $ (50,000)

Interest sensitivity gap                                   $ (683,549)     $ (18,979)     $ 500,692      $260,486
Cumulative gap                                             $ (683,549)     $(702,528)     $(201,836)     $ 58,650
Gap as a percentage of total earning assets                     (38.0%)        (39.1%)        (11.2%)         3.3%

   The Company enters into off-balance sheet transactions primarily as part of its asset-liability management strategy to manage interest rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of these transactions express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company at December 31, 2000 was approximately $449,000. There was no credit risk exposure at December 31, 1999.
   The operations of the Company are subject to risk resulting from interest rate fluctuations to the extent that there is a difference between the amount of the Company's interest-earning assets and the amount of interest-bearing liabilities that are prepaid or withdrawn, mature or reprice in specified periods. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net interest income while

Sensitivity To Changes In Interest Rates continued

maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company. The Company utilizes gap analysis as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. This tool quantifies the effects of various interest rate scenarios on the projected net interest margin over each of the ensuing five years. The Company uses derivative financial instruments, including interest rate swaps, futures, and options, with indices that correlate to on-balance sheet instruments to modify its indicated net interest sensitivity to levels deemed to be appropriate based on the Company's current economic outlook.
   The following table provides information about the Company's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flow and related weighted-average interest rates by contractual maturities. For core deposits (e.g., DDA, interest checking, savings and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience and management's judgment concerning their most likely withdrawal behaviors. No table is presented for the Company's use of derivative financial instruments and other financial instruments used for trading purposes as these activities were immaterial for the periods presented.
   For interest rate floors, the table presents notional amounts and weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                                                                                                                    Fair
Year Of Contractual Maturity                                                                    There-             Value
(dollars in millions)                             2001     2002       2003     2004      2005    after     Total  12/31/00
--------------------------------------------------------------------------------------------------------------------------
Rate sensitive assets:
   Fixed interest rate loans                    $  233    $ 143     $  136   $   89     $  55    $  79       735   $  732
      Average interest rate                       8.40%    8.35%      8.57%    8.19%     8.70%    7.46%     8.32%
   Variable interest rate loans                 $  408    $  93     $   69   $   27     $  24    $  17    $  638   $  638
      Average interest rate(1)                   10.07%    9.96%     10.23%   10.31%     9.88%    7.31%    10.01%
   Fixed interest rate securities               $   15    $  35     $   64   $   55     $  54    $ 191    $  414   $  425
      Average interest rate                       6.57%    6.69%      6.73%    6.74%     6.68%    6.78%     6.74%
   Variable interest rate securities            $         $         $        $          $        $   1    $    1   $    1
      Average interest rate                                                                       7.10%     7.10%
   Other interest-bearing assets                $    1    $         $        $          $        $        $    1   $    1
      Average interest rate                       6.50%                                                     6.50%

Rate sensitive liabilities:
   Noninterest-bearing checking                 $  110    $         $        $          $        $  40    $  150   $  150
      Average interest rate
   Savings & interest-bearing checking          $  828    $   1     $    1   $    1     $   1    $ 295    $1,127   $1,127
      Average interest rate(2)                    5.77%    3.00%      3.00%    3.00%     3.00%    5.04%     5.57%
   Time-deposits                                $  282    $  57     $   12   $    5     $   3    $        $  359   $  360
      Average interest rate                       6.04%    5.86%      5.42%    4.97%     5.96%              5.14%
   Fixed interest rate borrowings               $   87    $         $        $          $        $        $   87   $   87
      Average interest rate                       5.51%                                                     5.51%
   Variable interest rate borrowings            $         $         $        $          $        $  15    $   15   $   15
      Average interest rate                                                                       8.50%     8.50%

Rate sensitive derivative financial
 instruments:
   Interest rate floors purchased               $   50    $         $        $          $        $        $   50   $    1
      Average strike rate                         6.25%                                                     6.25%

--------------------------------------------------------------------------------------------------------------------------
(1) The average interest rate for variable interest rate loans should approximate the Company's internal prime rate plus 60 basis points.
(2) The average interest rate for savings and interest-bearing checking deposits may change as market rates change; however, there is no correlation between these rates and any market rate index. These rates are more competitive driven than market driven.

Noninterest Income
The following table sets forth the Company's noninterest income for the periods indicated.

                                                      Year ended December 31
(dollars in thousands)                         2000              1999           1998
                                            ========================================
Service charges on deposit accounts         $ 2,268           $ 2,226        $ 1,937
Security gains/(losses), net                  2,426            (1,251)         1,539
Trading profits and commissions               2,290             7,225          1,865
Merchant credit card fees                     2,004             1,619          1,568
Other                                         3,311             2,184          1,474
                                            ----------------------------------------
           TOTAL NONINTEREST INCOME         $12,299           $12,003        $ 8,383
                                            ========================================

   Total noninterest income for 2000 was $12,299,000, up $296,000 or 2.5% from $12,003,000 in 1999 and $8,383,000 in 1998. Trading profits and commissions for 2000 were $2,290,000, down from $7,225,000 in 1999 and up slightly from the $1,865,000 in 1998.
   During 1999 the Company entered into short positions in various futures contracts in anticipation of higher interest rates. Gains on these interest rate derivative trading activities generated trading profits of $5,919,000 in 1999. Comparative derivative trading activities generated gains of $633,000 in 2000 and $316,000 in 1998. Commissions and fees from customer transactions were up slightly from those of 1999 and 1998.
   Increased operating lease income and realized gains on the sale of stock warrants accounted for the majority of the remaining increase in other noninterest income in 2000.
   Net gains of $2,426,000 were realized on securities sales in 2000, compared with losses of $1,251,000 in 1999 and gains of $1,539,000 in 1998, respectively.
   Sale of securities classified as held to maturity generated a loss of $8,000 in 2000. The sale of held to maturity securities are done only within 90 days of each security's maturity date. Sales of available for sale securities generated gains of $2,434,000 in 2000. Only available for sale securities were sold in 1999 and 1998. During 1999 the Company reduced the duration of the overall portfolio in anticipation of higher interest rates. The portfolio repositioning generated securities losses that partially offset the gains on trading activities.

Noninterest Expense
The following table sets forth the Company's noninterest expense for the periods indicated.

                                                     Year ended December 31
(dollars in thousands)                         2000              1999           1998
                                            ========================================
Employee compensation and benefits           15,394           $13,515        $11,725
Net occupancy                                 2,462             1,738          1,369
Equipment                                     2,573             1,819          1,373
Advertising                                   1,620             1,179          1,139
Merchant credit card expense                  1,754             1,525          1,419
Other                                         8,339             8,742          6,585
                                            ----------------------------------------
           TOTAL NONINTEREST EXPENSE        $32,142           $28,518        $23,610
                                            ========================================

   Noninterest expenses increased to $32,142,000 in 2000, up from $28,518,000 in 1999 and $23,610,000 in 1998. Overall Company growth, merit increases and higher benefits costs have been primarily responsible for the increased total overhead costs in most years. Operating costs for the new Phoenix office which opened in December 2000, the new Des Peres office and Company headquarters which opened in late 1999, the Belleville office which opened in September 1998, and significant computer upgrades also combined to increase total overhead expenses. Increases were also experienced in other categories of noninterest costs including operating lease depreciation, legal and professional fees, advertising, and business development expenses.
   Overhead costs have grown considerably over the years as a result of the overall Company growth, however the Company's operating efficiency ratios have continued to compare favorably against peer group standards. In 2000, the Company's efficiency ratio was 44.66% compared to 41.94% and 40.78% in 1999 and 1998, respectively.

Income Taxes
   Income taxes for 2000 increased to $12,782,000 from $12,747,000 in 1999 and $10,955,000 in 1998. Annual increases in income and a declining percentage of tax-exempt income to total income have contributed to greater income tax expense.

Capital Management and Resources
   At the end of 2000, the Company's shareholders' equity had grown to $141,265,000, up $28,699,000 from the end of 1999. Earnings of $22,585,000 provided the largest portion of the Company's capital accumulation in 2000.
At December 31, 2000, retained earnings were $115,619,000, or 82% of total shareholders' equity. During 2000, 146,050 shares of common stock were issued as various employee stock options to purchase common stock were exercised. Also adding to 2000's shareholders' equity growth were unrealized gains, net of tax, on available for sale securities of $9,256,000. In addition, a portion of the Company's capital accumulation was offset by cash dividends on common stock of $3,840,000 and the purchase of treasury stock.
   During 2000, the Company's Board of Directors authorized the extension of the 1996 Common Stock Repurchase Plan. The maximum number of shares which may be purchased under this Plan was 800,000, or 8.4% of the Company's outstanding shares on the date of the Plan extension. In 2000, the Company repurchased 72,500 shares of common stock at an average price of $24.58. These 2000 repurchases reduced total shareholders' equity by $1,782,000.
   During the first quarter of 1997, the Company formed MVBI Capital
Trust ("MVBI Capital"), a statutory business trust. The Company owns all the common stock of MVBI Capital. MVBI Capital sold 598,000 preferred securities, having a liquidation amount of $25 per security, for a total of $14,950,000. The distributions payable on the preferred securities will float with the 3-Month Treasury plus 2.25%. The preferred securities are considered long-term borrowings and entitled "Guaranteed preferred beneficial interests in subordinated debentures" for financial reporting purposes. For risk-based capital guidelines the amount is considered to be Tier 1 capital.
   The analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. Capital adequacy guidelines adopted by the Federal Reserve Board provide two primary criteria for examining capital. The measurements include the risk-based capital guidelines and the capital to total assets or leverage ratio minimum requirement.
   The risk-based capital guidelines require the assignment of a risk-weighting factor to all Company assets and various off-balance sheet exposures. The risk-based capital ratio is calculated by dividing qualifying capital by the sum of risk-weighted assets and risk-weighted off-balance sheet items. Qualifying capital is classified into two tiers. For the Company, Tier 1 capital equals total shareholders' equity and the Guaranteed preferred beneficial interest in subordinated debentures. Tier 2 capital is comprised mostly of the allowance for possible loan losses. As required by the risk-based capital guidelines, no asset or equity adjustments related to Statement of Financial
Accounting Standard No. 115 are recognized for these equity analysis purposes.
   The Federal Reserve guidelines required that Tier 1 capital equal or exceed 4.00% of risk-weighted assets, and that the risk-based total capital ratio equal or exceed 8.00%. As of December 31, 2000 and 1999, the Company's Tier 1 capital was 10.19% and 10.97% of risk-weighted assets, and total risk-based capital was 11.44% and 12.23%, respectively. Identical capital standards apply to the Banks. As of December 31, 2000 and 1999, the Southwest Bank of St. Louis' Tier 1 and total risk-weighted capital ratios were 8.73% and 9.52% and 9.99% and 10.78%, respectively. As of December 31, 2000 and 1999, Southwest Bank, Belleville's Tier 1 and total risk-weighted capital ratios were 19.34% and 20.35%, and 20.35% and 21.31%, respectively.
As of December 31, 2000 Southwest Bank of Phoenix's Tier 1 and total risk-weighted capital ratios were 91.75% and 93.00%.
   The minimum acceptable ratio of Tier 1 capital to total assets, or leverage ratio, has been established by the Federal Reserve Board at 3.00%. As of December 31, 2000 and 1999, the Company's and Southwest
Bank of St. Louis' leverage ratios were 8.11% and 8.40%, and 7.12% and 7.44%, respectively. As of December 31, 2000 and 1999, Southwest Bank, Belleville's leverage ratio was 8.46% and 7.91%. As of December 31, 2000 Southwest Bank of Phoenix's leverage ratio was 1,636.65%.
   Management believes that a strong capital position provided by a mix of equity and qualifying long-term debt is essential. Changing economic conditions and the regulatory environment also continue to emphasize the importance of capital strength and depth. Capital provides safety and security for depositors, and it enhances Company value for shareholders by providing opportunities for growth with the selective use of leverage. Various leverage options are also available to the Company including negotiated long-term bank borrowings, short-term revolving lines of credit or other qualifying long-term debt.

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

Forward-Looking Statements
   Certain statements in this annual report that relate to the plans, objectives or future performances of Mississippi Valley Bancshares, Inc. may be deemed to be forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are based on Mississippi Valley Bancshares, Inc.'s current management expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties, including the effect that changes in interest rates and costs of funds may have on Company earnings and assets, the level of loan defaults and delinquencies, concentration of the Banks' loans in one geographic area, changes in government regulation, the degree and nature of competition and Mississippi Valley Bancshares, Inc.'s ability to grow and successfully operate a new bank in Phoenix, AZ. Additional discussion of factors affecting Mississippi Valley Bancshares, Inc.'s business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.

Report of Ernst & Young LLP
              Independent Auditors

Shareholders And Board Of Directors
Mississippi Valley Bancshares, Inc.
   We have audited the accompanying consolidated balance sheets of Mississippi Valley Bancshares, Inc. and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mississippi Valley Bancshares, Inc. and its subsidiaries at December 31, 2000 and 1999, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

/s/ Ernst & Young LLP

St. Louis, Missouri
January 12, 2001

Consolidated Balance Sheets
            Mississippi Valley Bancshares, Inc. and Subsidiaries


                                                                      December 31
(dollars in thousands)                                           2000              1999
                                                           ============================
Assets
   Cash and due from banks                                 $   38,273        $   29,551
   Federal funds sold                                             640            55,100
   Held to maturity securities
      (fair value of $93,075 and $59,115,
      respectively)                                            90,597            59,116
   Available for sale securities                              331,842           257,899
   Trading account securities                                     659
   Loans                                                    1,375,872         1,107,339
      Less:
      Unearned income                                           2,437             2,841
      Allowance for possible loan losses                       24,016            21,649
                                                           ----------        ----------

         Net loans                                          1,349,419         1,082,849

   Premises and equipment                                      41,146            37,658
   Other assets                                                36,323            38,976
                                                           ----------        ----------

                                          TOTAL ASSETS     $1,888,899        $1,561,149
                                                           ==========        ==========

Liabilities
   Deposits:
      Non-interest bearing                                 $  150,218        $  129,818
      Interest bearing                                      1,486,013         1,185,898
                                                           ----------        ----------

         Total deposits                                     1,636,231         1,315,716
                                                           ----------        ----------

   Securities sold under
      agreements to repurchase                                 59,705            35,049
   Other short-term borrowings                                 27,637            70,590
   Guaranteed preferred beneficial
      interests in subordinated debentures                     14,950            14,950
   Other liabilities                                            9,111            12,278
                                                           ----------        ----------

                                     TOTAL LIABILITIES     $1,747,634        $1,448,583
                                                           ==========        ==========

Shareholders' Equity
   Preferred stock-par value $1
      ($100 liquidating value)
      Authorized 100,000 shares, none issued
   Common stock-par value $1
      Authorized 20,000,000 shares, issued
         9,807,312 in 2000 and 9,661,262 in 1999                9,807             9,661
   Capital surplus                                             22,606            20,272
   Retained earnings                                          115,619            96,874
   Accumulated other comprehensive income (loss)                7,011            (2,245)
   Treasury stock, at cost, 437,400 and 364,900 shares,
      respectively                                            (13,778)          (11,996)
                                                           ----------        ----------

                            TOTAL SHAREHOLDERS' EQUITY        141,265           112,566
                                                           ==========        ==========
                                 TOTAL LIABILITIES AND
                                  SHAREHOLDERS' EQUITY     $1,888,899        $1,561,149
                                                           ==========        ==========

See accompanying notes.

Consolidated Statements of Income
              Mississippi Valley Bancshares, Inc. and Subsidiaries


                                                                       Year Ended December 31
(dollars in thousands, except per share data)                    2000              1999              1998
                                                           ==============================================
Interest income:
   Interest and fees on loans                              $  112,808        $   87,957       $    78,402
   Held to maturity securities:
      Taxable                                                   5,584             2,310             2,501
      Tax-exempt                                                  487               541               590
   Available for sale securities                               19,623            17,855            19,755
                                                           ----------------------------------------------
                                                               25,694            20,706            22,846
   Other                                                        1,923             2,165             1,588
                                                           ----------------------------------------------
                                 TOTAL INTEREST INCOME        140,425           110,828           102,836
                                                           ----------------------------------------------

Interest expense:
   Deposits                                                    75,047            49,831            49,238
   Short-term borrowings                                        4,781             4,219             3,262
   Long-term borrowings                                         1,203             1,040             1,093
                                                           ----------------------------------------------
                                TOTAL INTEREST EXPENSE         81,031            55,090            53,593
                                                           ----------------------------------------------
                                   NET INTEREST INCOME         59,394            55,738            49,243

Provision for possible loan losses                              4,184             5,051             4,450
                                                           ----------------------------------------------

                             NET INTEREST INCOME AFTER
                    PROVISION FOR POSSIBLE LOAN LOSSES         55,210            50,687            44,793
                                                           ----------------------------------------------

Other income:
   Service charges                                              2,268             2,226             1,937
   Security gains/(losses), net on:
      Sales of available for sale securities                    2,434            (1,251)            1,539
      Sales of held to maturity securities                         (8)
   Trading profits and commissions                              2,290             7,225             1,865
   Merchant credit card fees                                    2,004             1,619             1,568
   Other                                                        3,311             2,184             1,474
                                                           ----------------------------------------------
                                                               12,299            12,003             8,383
                                                           ----------------------------------------------
Other expenses:
   Employee compensation and
      other benefits                                           15,394            13,515            11,725
   Net occupancy                                                2,462             1,738             1,369
   Equipment                                                    2,573             1,819             1,373
   Advertising                                                  1,620             1,179             1,139
   Merchant credit card expense                                 1,754             1,525             1,419
   Other                                                        8,339             8,742             6,585
                                                           ----------------------------------------------
                                                               32,142            28,518            23,610
                                                           ----------------------------------------------
                            INCOME BEFORE INCOME TAXES         35,367            34,172            29,566

Income taxes                                                   12,782            12,747            10,955
                                                           ----------------------------------------------
                                            NET INCOME     $   22,585        $   21,425        $   18,611
                                                           ==============================================
Average common shares and common
   share equivalents outstanding                            9,405,253         9,507,769         9,747,564
                                                           ==============================================
Earnings per common share:
   Basic                                                       $ 2.41            $ 2.29            $ 1.95
   Diluted                                                     $ 2.40            $ 2.25            $ 1.91

See accompanying notes.

Consolidated Statements of Changes in Shareholders' Equity
              Mississippi Valley Bancshares, Inc. and Subsidiaries

                                                                                  Accumulated               Total
                                                                                     Other                  Share-   Compre-
                        Preferred Stock     Common Stock    Capital   Retained   Comprehensive  Treasury   holders'  hensive
(dollars in thousands)  Shares   Amount   Shares    Amount  Surplus   Earnings   Income (Loss)   Stock      Equity   Income
============================================================================================================================
Balance at
January 1, 1998                         9,519,212   $9,519  $17,561   $ 63,541      $ 2,486    $          $ 93,107
   Net income                                                           18,611                              18,611   $18,611
   Issuance of
      common stock                        112,100      112    2,066                                          2,178
   Purchase of
      treasury stock                                                                             (4,748)    (4,748)

   Cash dividends on
      common stock                                                      (3,149)                             (3,149)

   Unrealized gain
      on available for
      sale securities
      net of tax                                                                      3,779                  3,779     3,779
----------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                 $22,390
                                                                                                                     =======

Balance at
December 31, 1998                       9,631,312    9,631   19,627     79,003        6,265      (4,748)   109,778
   Net income                                                           21,425                              21,425   $21,425
   Issuance of
      common stock                         29,950       30      645                                            675
   Purchase of
      treasury stock                                                                             (7,248)    (7,248)

   Cash dividends on
      common stock                                                      (3,554)                             (3,554)

   Unrealized loss
      on available for
      sale securities
      net of tax                                                                     (8,510)                (8,510)   (8,510)
----------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                 $12,915
                                                                                                                     =======

Balance at
December 31, 1999                       9,661,262    9,661   20,272     96,874       (2,245)    (11,996)   112,566
   Net income                                                           22,585                              22,585   $22,585
   Issuance of
      common stock                        146,050      146    2,334                                          2,480
   Purchase of
      treasury stock                                                                             (1,782)    (1,782)

   Cash dividends on
      common stock                                                      (3,840)                             (3,840)

   Unrealized gain
      on available for
      sale securities
      net of tax                                                                      9,256                  9,256     9,256
----------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                 $31,841
                                                                                                                     =======

Balance at
December 31, 2000                       9,807,312   $9,807  $22,606   $115,619      $ 7,011    $(13,778) $141,265
============================================================================================================================

See accompanying notes.

                                                     27

Consolidated Statements of Cash Flows
              Mississippi Valley Bancshares, Inc. and Subsidiaries


                                                                               Year Ended December 31
(dollars in thousands)                                                 2000              1999              1998
                                                                  =============================================
Operating activities
   Net income                                                     $  22,585         $  21,425         $  18,611
   Adjustments to reconcile net income to net
    cash provided by operating activities:
      Provision for possible loan losses                              4,184             5,051             4,450
      Provision for depreciation and amortization                     3,760             2,684             1,867
      Accretion of discounts and amortization
         of premiums on investment securities                        (1,421)           (1,715)              197
      Realized investment securities (gains) losses, net             (2,426)            1,251            (1,539)
      Net decrease (increase) in trading account securities            (659)              302               949
      Decrease (increase) in interest receivable                     (5,667)              362              (913)
      Increase (decrease) in interest payable                         1,452               405              (504)
      Other, net                                                     (1,845)           (3,610)           (2,040)
                                                                  ---------------------------------------------
                                         NET CASH PROVIDED BY
                                         OPERATING ACTIVITIES        19,963            26,155            21,078
                                                                  ---------------------------------------------

Investing activities
   Proceeds from maturities of held to maturity securities           12,400            11,995            19,525
   Proceeds from sales of held to maturity securities                 4,736
   Purchases of held to maturity securities                         (48,083)          (32,133)
   Purchases of available for sale securities                      (277,835)         (413,171)         (272,174)
   Proceeds from maturities of available for sale securities         88,000           251,000            54,000
   Proceeds from sales and paydowns of
      available for sale securities                                 133,445           291,567           142,818
   Purchases of premises and equipment                               (6,069)          (18,521)           (8,370)
   Net increase in loans outstanding                               (270,754)         (180,083)          (80,068)
                                                                  ---------------------------------------------
                                             NET CASH USED IN
                                         INVESTING ACTIVITIES      (364,160)          (89,346)         (144,269)
                                                                  ---------------------------------------------

Financing activities
   Net increase in deposits                                         320,515           103,911            85,243
   Net increase (decrease) in repurchase agreements
      and other short-term borrowings                               (18,297)           27,181            24,263
   Proceeds from sale of common stock                                 1,863               535             1,157
   Purchase of treasury stock                                        (1,782)           (7,248)           (4,748)
   Cash dividends                                                    (3,840)           (3,554)           (3,149)
                                                                  ---------------------------------------------
                                         NET CASH PROVIDED BY
                                         FINANCING ACTIVITIES       298,459           120,825           102,766
                                                                  ---------------------------------------------
                                  INCREASE (DECREASE) IN CASH
                                         AND CASH EQUIVALENTS       (45,738)           57,634           (20,425)

                                    CASH AND CASH EQUIVALENTS
                                       AT BEGINNING OF PERIOD        84,651            27,017            47,442
                                                                  ---------------------------------------------
                                    CASH AND CASH EQUIVALENTS
                                             AT END OF PERIOD     $  38,913         $  84,651         $  27,017
                                                                  =============================================

See accompanying notes.

Notes to Consolidated Financial Statements
             Mississippi Valley Bancshares, Inc. and Subsidiaries
             December 31, 2000

Note A-Accounting Policies
   Business-Mississippi Valley Bancshares, Inc. ("Company"), is a bank holding company, headquartered in St. Louis, Missouri. The Company owns all of the capital stock of Southwest Bank of St. Louis, Southwest Bank, Belleville and Southwest Bank of Phoenix which provide commercial, retail and correspondent banking services from eight banking offices in Missouri, Illinois and Arizona. At December 31, 2000, the Company had consolidated assets of $1.9 billion. The Company, through its bank subsidiaries, has traditionally emphasized commercial lending and at December 31, 2000, 90% of the loan portfolio was in commercial, industrial and commercial real estate loans. The Company makes substantially all of its loans to customers located within the St. Louis metropolitan area.
   Basis of Presentation-The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Southwest Bank of St. Louis, Southwest Bank, Belleville, Southwest Bank of Phoenix, Mississippi Valley Capital Company and MVBI Capital Trust. Significant intercompany accounts and transactions have been eliminated in consolidation.
   The accounting and reporting policies of the Company and its subsidiaries conform to generally accepted accounting principles. Substantially all revenue is recognized on an accrual basis. The preparation of financial statements require management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While the financial statements reflect management's best estimates and judgement, actual results could differ from estimates. The following is a description of the Company's more significant policies.
   Held to maturity securities-Held to maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts.
Premium amortization and discount accretion are computed by a method which approximates the interest method. The adjusted cost of the specific security is used to compute gains or losses on sales or redemptions. Held to maturity securities are used for the investment of available funds in order to provide stable earnings, collateral for public funds and a means of diversifying risks. The Company has the intent and ability to hold these securities to maturity. Securities that are neither held to maturity or trading are designated as available for sale.
   Trading account securities-The trading account consists of securities valued at estimated current market prices. When investment transactions are entered into in anticipation of taking gains on short-term price movements, they are accounted for in the trading account. Obligations resulting from trade receivables and payables that have not yet settled are included in other assets and other liabilities, respectively. Trading account interest income is included in other interest income in the consolidated statements of income. Included within other income are gains and losses on the sales of trading account securities along with any adjustments to the market value of such securities.
   Available for sale securities-Available for sale securities are valued at estimated market prices and consist of securities that might not be held to maturity. Unrealized holding gains and losses are excluded from the determination of earnings and are reported as an amount, net of tax, in accumulated other comprehensive income until the holding gains or losses are realized. These securities can be held for indefinite periods of time and may be sold in response to changes in interest rates, prepayment risks, the need to raise funds, or as a part of the Company's overall asset-liability strategy. Gains and losses on sales are included in other income when realized.
   Interest Rate Risk Management-The Company sometimes uses various interest rate related contracts, such as futures, swaps, and options, to manage its overall interest rate risk exposure for asset-liability management purposes. Although the notional amounts of contracts which are used as hedges are not reflected in the financial statements, the interest differentials are recognized on an accrual basis over the terms of the agreements as an adjustment to interest income or interest expense of the related asset or liability. Contracts which are not matched against a specifically designated group of assets or liabilities are held for trading purposes and are accounted for on a mark to market basis. Accordingly, realized and unrealized gains and losses associated with this activity are reflected as trading profits and commissions, a component of other income.
   The Company's objective in managing interest rate exposure is to maintain a balanced mix of assets and liabilities that will mature or reprice over a designated time horizon. The extent of rate sensitivity can vary within intervening time periods, depending on current business conditions and management's interest rate outlook. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk while facilitating the funding needs of the Company.
To achieve that objective, the Company may use a combination of various derivative financial instruments.

   Derivative Financial Instruments-The Company uses interest rate swap, cap, and floor agreements to synthetically manage the interest rate characteristics of its interest rate sensitive assets to a more desirable fixed or variable rate basis or to limit the Company's exposure to changing interest rates. Interest rate differentials to be paid or received as a result of interest rate swap or floor agreements are accrued and recognized as an adjustment of interest income related to the asset. Interest rate floor premiums paid are amortized to interest income ratably over the life of the agreement. Recorded amounts related to these derivative contracts are included in other assets or liabilities. The fair values of interest rate swap and floor agreements, entered into for purposes other than trading, are not recognized in the financial statements. These instruments are recorded using the accrual method of accounting. If it is determined that the accrual method of accounting is no longer appropriate for these instruments, they are recorded using the fair value method of accounting. Changes in the instruments fair value are then reflected as trading profits and commissions, a component of other income.
   Realized and unrealized gains or losses at the time of maturity, termination, sale or repayment of a derivative contract or designated item are recorded in a manner consistent with the original designation of the derivative in view of the nature of the termination, sale, or repayment transaction. Amounts related to interest rate swaps and the intrinsic value of terminated floor agreements are deferred and amortized as an adjustment to interest

Note A-Accounting Policies continued

income over the original period of interest exposure, provided the designated asset continues to exist. Realized and unrealized changes in fair value of derivatives designated with items that no longer exist are recorded as a component of the gain or loss arising from the disposition of the designated item.
   Loans and Loan Impairment-Interest income on loans is accrued and credited to income based on the principal amount outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. The Company's policy is to automatically place a loan on nonaccrual status when it becomes 90 days past due unless it is well secured and in process of collection. As such, income on impaired loans is normally recognized only on a cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the contractual principal and interest is no longer in doubt.
   The allowance for credit losses related to loans that are identified for valuation in accordance with FAS 114 is based on discounted cash flows using the loans' initial effective interest rate or the fair value of the collateral for certain collateral dependent loans.
   In its lending activities, the Company originates residential mortgage loans intended for sale in the secondary market. Loans held-for-sale are carried at the lower of cost or market, which is determined on an aggregate basis. Gains or losses on the sale of loans held-for-sale are determined on a specific identification method.
   Allowance for possible loan losses-The allowance for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for potential loan losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past loan loss experience, and other pertinent factors.
   The allocation of the total allowance for possible loans losses to individual loans is based upon an annual review of all existing loans in excess of $150,000, other than residential mortgage loans. The Company assigns an allowance amount consistent with each loan rating category.
   Premises and equipment-Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using principally the straight-line method for buildings and a combination of straight-line and accelerated methods for furniture and equipment.
   Income taxes-The Company accounts for income taxes under the asset and liability method. Income tax expense is reported as the total of current income taxes payable and the net change in deferred income taxes provided for temporary differences. Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the values used for income tax purposes. Deferred income taxes are recorded at the statutory federal tax rate expected to be in effect at the time that the temporary differences are expected to reverse.
   Earnings per share-Basic earnings per share is computed by dividing net income, less dividends on preferred stock, by the weighted average number of common shares outstanding. Diluted earnings per share gives effect to the increase in the weighted average number of dilutive common share equivalents and to the related reduction in interest expense on an after-tax basis.
   Statement of Cash Flows-Included in the statements of cash flows are cash equivalents which include amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods. The Company paid interest on deposits and other borrowings of $79,942,000 in 2000, $54,763,000 in 1999 and $54,097,000 in 1998 and
made income tax payments of $11,057,000, $11,967,000 and $10,441,000 in
2000, 1999 and 1998, respectively.
   Reclassifications-Certain amounts presented in prior years have been reclassified to conform to the current year presentation.
   Impact of Recently Issued Accounting Standards - In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," and as amended by FASB Statements No. 137 and 138. The Company is required to adopt the new Statement effective January 1, 2001. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. The Company does not anticipate that the adoption of this Statement will have a material effect on its results of operations or financial position.

Note B-Restrictions On Cash And Due From Bank Accounts
   Southwest Bank of St. Louis is required to maintain average reserve balances with the Federal Reserve Bank or in the form of vault cash. The average amount of those reserve balances for the years ended December 31, 2000 and 1999 was approximately $25,000.

Note C-Held To Maturity Securities
   The amortized cost and estimated fair values of held to maturity securities at the end of 2000 and 1999 were as follows:

                                                                       December 31, 2000

                                                                    Gross              Gross          Estimated
                                                Amortized        Unrealized          Unrealized          Fair
(dollars in thousands)                             Cost             Gains             (Losses)          Value
                                                ===============================================================
PHA bonds guaranteed by the
   United States Government                       $ 4,773           $   584             $               $ 5,357
U.S. Agency Securities                             83,683             1,820                (1)           85,502
Other debt securities                               2,141                75                               2,216
                                                ---------------------------------------------------------------
                                                  $90,597           $ 2,479             $  (1)          $93,075
                                                ===============================================================

                                                                       December 31, 1999

                                                                    Gross              Gross          Estimated
                                                Amortized        Unrealized          Unrealized          Fair
(dollars in thousands)                             Cost             Gains             (Losses)           Value
                                                ===============================================================
PHA bonds guaranteed by the
   United States Government                       $ 4,672           $   471            $                $ 5,143
U.S. Agency Securities                             51,904                                (480)           51,424
Other debt securities                               2,540                24               (16)            2,548
                                                ---------------------------------------------------------------
                                                  $59,116           $   495            $ (496)          $59,115
                                                ===============================================================

The amortized cost and estimated fair value of held to maturity securities at December 31, 2000 and 1999, by contractual maturity are as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          December 31
                                                           2000                               1999

                                                                  Estimated                           Estimated
                                                Amortized            Fair           Amortized            Fair
(dollars in thousands)                             Cost              Value             Cost              Value
                                                ===============================================================
Due in one year or less                           $ 9,995           $10,003           $12,000           $11,968
Due after one year through
   five years                                      76,867            78,998            40,765            40,563
Due after five years through
   ten years                                        2,539             2,786             4,776             4,951
Due after ten years                                 1,196             1,288             1,575             1,633
                                                ---------------------------------------------------------------
                                                  $90,597           $93,075           $59,116           $59,115
                                                ===============================================================

In 2000, proceeds from sales of held to maturity securities was $4,736,000 which resulted in a net loss of $8,000. In 1999 and 1998, there were no sales of held to maturity securities. In all cases, sales of held to maturity securities were within 90 days of each specific security's maturity date.

Note D-Available For Sale Securities
   The amortized cost and estimated fair values of available for sale securities at the end of 2000 and 1999 were as follows:

                                                                        December 31, 2000

                                                                    Gross            Gross            Estimated
                                                Amortized        Unrealized        Unrealized            Fair
(dollars in thousands)                             Cost             Gains           (Losses)            Value
                                                ===============================================================
United States Treasury Securities                $ 29,134          $  1,152          $                 $ 30,286
U.S. Agency Securities                            272,172            10,426               (81)          282,517
Collateralized mortgage obligations                 1,213                                                 1,213
Federal Home Loan Bank stock                        9,299                                                 9,299
Other equity securities                             8,764                                (237)            8,527
                                                ---------------------------------------------------------------
                                                 $320,582          $ 11,578          $   (318)         $331,842
                                                ===============================================================

                                                                        December 31, 1999

                                                                    Gross            Gross            Estimated
                                                Amortized        Unrealized        Unrealized            Fair
(dollars in thousands)                             Cost             Gains           (Losses)            Value
                                                ===============================================================
United States Treasury Securities                $ 76,313          $    207          $   (210)         $ 76,310
U.S. Agency Securities                            158,470                13            (2,805)          155,678
Collateralized mortgage obligations                10,937                                 (88)           10,849
Federal Home Loan Bank stock                        6,642                                                 6,642
Other equity securities                             8,991                50              (621)            8,420
                                                ---------------------------------------------------------------
                                                 $261,353          $    270          $ (3,724)         $257,899
                                                ===============================================================

The amortized cost and estimated fair value of available for sale securities at December 31, 2000 and 1999, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                          December 31
                                                           2000                               1999

                                                                  Estimated                           Estimated
                                                Amortized            Fair           Amortized            Fair
(dollars in thousands)                             Cost             Value              Cost             Value
                                                ===============================================================
Due in one year or less                          $  5,007          $  5,054          $ 87,520          $ 87,546
Due after one year through
   five years                                     127,242           130,534            63,012            62,505
Due after five years through
   ten years                                      151,825           159,462            84,251            81,937
Due after ten years                                17,231            17,753
Collateralized mortgage obligations                 1,213             1,213            10,937            10,849
                                                ---------------------------------------------------------------
   Total debt securities                          302,518           314,016           245,720           242,837
Equity securities                                  18,064            17,826            15,633            15,062
                                                ---------------------------------------------------------------
   Total available for sale securities           $320,582          $331,842          $261,353          $257,899
                                                ===============================================================

In 2000, proceeds from sales of available for sale securities were $123,736,000 which resulted in net gains of $2,434,000. In 1999, proceeds from sales of available for sale securities were $265,518,000 which resulted in net losses of $1,251,000. In 1998, proceeds from sales of available for sale securities were $116,347,000 which resulted in net gains of $1,539,000. Held to maturity and available for sale securities with a carrying value of $168,191,000 and $138,383,000 at December 31, 2000 and 1999, respectively, were pledged to secure public deposits, short-term borrowings and for other purposes required by law.

Note E-Loans
Loans were comprised of the following:

                                                          December 31
(dollars in thousands)                               2000              1999
                                               ============================
Commercial, industrial and
   marketable security loans                   $  662,785        $  527,382
Commercial loans secured
   by real estate                                 554,343           435,142
Real estate--1-4 family                           123,896           112,405
Lease financing                                    18,141            19,676
Consumer loans                                     16,707            12,734
                                               ----------------------------
                                               $1,375,872        $1,107,339
                                               ============================

   Certain directors, officers and employees of the Company, the Banks and their associates are loan customers of the Banks. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with unrelated parties, and do not involve more than normal risk of collection. These loans aggregated $63,626,000 and $50,119,000 at December 31, 2000 and 1999, respectively. During 2000, $25,712,000 of new loans were made to these persons; repayments totalled $12,205,000. Included in the aggregate balance at December 31, 2000 are loans to three directors and their associates amounting to $31,106,000 ($25,671,000 at December 31, 1999 for three directors and their associates).
   At December 31, 2000 the Company had $9,328,000 of impaired loans which had an associated specific allowance for possible loan losses of $214,000. At December 31, 1999 the Company had $2,938,000 of impaired loans which had an associated specific allowance for possible loan losses of $653,000. The average recorded investment in impaired loans during the year ended December 31, 2000 and 1999, was approximately $5,306,000 and $1,563,000, respectively. For each of the the years ended December 31, 2000 and 1999, gross interest income on impaired loans, which would have been recorded under the original terms of the loans, was approximately $903,000 and $278,000, respectively. The Company actually recorded cash basis interest income on impaired loans of $374,000 in 2000 and $292,000 in 1999. The effect of impaired loans was immaterial to the financial statements at December 31, 2000 and 1999.
   Loans with a carrying value of $320 million were pledged to secure a short-term borrowing facility at the Federal Reserve Bank of St. Louis at December 31, 1999.

Note F-Allowance For Possible Loan Losses
Changes in the allowance for possible loan losses were as follows:

                                                   Year Ended December 31
(dollars in thousands)                               2000              1999
                                                 ==========================
Balance at beginning of year                     $ 21,649          $ 18,144
Loans charged off                                  (3,307)           (2,353)
Recoveries                                          1,490               807
                                                 --------------------------
   Net loans charged off                           (1,817)           (1,546)
Provision                                           4,184             5,051
                                                 --------------------------
Balance at end of year                           $ 24,016          $ 21,649
                                                 ==========================

Note G-Premises And Equipment
Premises and equipment were as follows:

                                                          December 31
(dollars in thousands)                               2000              1999
                                                 ==========================
Land                                             $  3,628          $  3,628
Buildings and improvements                         30,656            27,599
Furniture and equipment                            10,904             7,958
Construction in progress                            2,223             3,534
                                                 --------------------------
                                                   47,411            42,719
Less accumulated depreciation                      (6,265)           (5,061)
                                                 --------------------------
                                                 $ 41,146          $ 37,658
                                                 ==========================

   The Company and its subsidiaries lease certain premises and equipment under agreements which expire at various dates through 2005. As of December 31, 2000 the aggregate amount of minimum rental commitments under all noncancelable leases, all of which are considered to be operating leases, was $2,401,000. Minimum rental commitments under these leases for each of the next five years beginning in 2001 are $575,000, $568,000, $547,000, $525,000, and $186,000. Rent expense for 2000, 1999 and 1998 amounted to $524,000, $501,000, and $510,000, respectively.

Note H-Deposits
Interest-bearing deposits were comprised of the following:

                                                          December 31
(dollars in thousands)                               2000              1999
                                               ============================
Interest-bearing demand
  NOW accounts                                 $   30,785        $   28,289
  Money market accounts                         1,068,371           697,980
Savings                                            27,396            28,215
Certificates of deposit,
  less than $100,000                              307,664           379,308
Certificates of deposit,
  $100,000 or more                                 51,797            52,106
                                               ----------------------------
                                               $1,486,013        $1,185,898
                                               ============================

   Certain directors, officers, and employees of the Company and the Banks are deposit customers of the Banks. Such deposits are made in the ordinary course of business with normal terms and interest rates prevailing at the time for comparable transactions with unrelated parties. These deposits aggregated $13,161,000 and $9,909,000 at December 31, 2000 and 1999, respectively.

Note I-Short-Term Borrowings
Short-term borrowings were comprised of the following:

                                                          December 31
(dollars in thousands)                               2000              1999
                                                  =========================
Securities sold under agreements
  to repurchase                                   $59,705          $ 35,049
Federal Home Loan Bank advances                                      50,000
Federal funds purchased                            24,925            17,550
Treasury tax and loan notes                         2,712             3,040
                                                  -------------------------
                                                  $87,342          $105,639
                                                  =========================

   Securities sold under agreements to repurchase generally mature in less than 30 days. The securities underlying these agreements are held in safekeeping at a third party. Information relating to these agreements is summarized as follows:

                                                                   December 31
(dollars in thousands)                               2000              1999              1998
                                                  ===========================================
Amount outstanding at year-end                    $59,705           $35,049           $41,605
Weighted average interest rate at
  year-end                                           6.01%             4.50%             4.13%
Average balance outstanding
  for the year                                    $49,693           $39,462           $39,646
Average interest rate for the year                   4.78%             4.08%             4.58%
Maximum amount outstanding
  at any month-end during the year                $88,858           $58,361           $79,378

   During 1999, the Company borrowed $50 million from the Federal Home Loan Bank. The interest rate on this advance was fixed at 5.45% and it matured in June 2000.

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

Note K-Restricted Net Assets
   Certain restrictions exist regarding the ability of the Banks to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2000, under the most restrictive covenants and regulations, approximately $26,116,000 was the maximum available as dividends to the Company from Southwest Bank of St. Louis without prior approval. At December 31, 2000, the maximum amount available for transfer to the Company in the form of loans and advances was approximately $14,060,000.

Note L-Shareholders' Equity
   On October 15, 1997, the Company's Board of Directors approved a two-for-one stock split effected in the form of a 100 percent stock dividend, effective January 1, 1998. All applicable share and per share data have been adjusted for the stock split.
   During 1996, the Company's Board of Directors authorized the 1996 Common Stock Repurchase Plan which provided for the reacquisition of up to 451,090 shares of the Company's common stock. The maximum number of shares which may be purchased under this Plan was increased to 800,000, or 8.4% of the Company's outstanding shares on the date of Plan extension. The Plan will expire, unless extended, on April 18, 2001. During 2000, 1999 and 1998, 72,500, 225,500 and 139,400 shares of common stock were repurchased at a total cost of $1,782,000, $7,248,000 and $4,748,000 respectively.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

(dollars in thousands, except per share data)                 2000              1999              1998
                                                        ==============================================
Numerator:
   Net Income                                           $   22,585        $   21,425        $   18,611
                                                        ----------------------------------------------
   Numerator for basic earnings per share-
      income available to common stockholders               22,585            21,425            18,611
                                                        ----------------------------------------------
   No net income effects of any dilutive securities

Numerator for diluted earnings per
   share-income available to common
   shareholders after assumed conversions               $   22,585        $   21,425        $   18,611
                                                        ----------------------------------------------
Denominator:
   Weighted average shares outstanding                   9,358,263         9,366,028         9,548,127
                                                        ----------------------------------------------

   Effect of dilutive securities:
      Employee stock options                                46,990           141,741           199,437
                                                        ----------------------------------------------
   Potential dilutive common shares                         46,990           141,741           199,437
                                                        ----------------------------------------------
   Denominator for diluted earnings per
      share-adjusted weighted average
      shares and assumed conversions                     9,405,253         9,507,769         9,747,564
                                                        ==============================================
Basic earnings per share                                $     2.41        $     2.29        $     1.95
                                                        ==============================================
Diluted earnings per share                              $     2.40        $     2.25        $     1.91
                                                        ==============================================

Note L-Shareholders' Equity continued

   The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
   The Company's 1991 Stock Option Plan (Five-Year Options) has authorized the grant of options to management personnel for up to 1,640,000 shares of the Company's common stock. All options granted have five year terms and vest ratably over their respective terms.
   The effect of applying FASB Statement No. 123 to the results of operations for the Company result in net earnings and earnings per share that are not materially different than reported at December 31, 2000 and 1999.
   A summary of the Company's stock option activity, and related information for the years ended December 31 is as follows:

                                                            2000                                1999

                                                                Weighted Average                    Weighted Average
                                                  Options        Exercise Price       Options        Exercise Price
                                                 ===================================================================
Options outstanding at
  beginning of year                               879,750            $25.25           745,000            $23.39
Granted                                           218,000             23.78           185,000             32.05
Exercised                                        (146,050)            12.76           (29,950)            17.88
Forfeited                                         (46,000)            30.25           (20,300)            29.74
                                                 --------                             -------
Options outstanding at
  end of year                                     905,700            $26.66           879,750            $25.25
                                                  =======                             =======

Options exercisable at
  end of year                                     439,401            $25.37           397,550            $20.26
Weighted average fair
  value of options
  granted during the year                                            $ 5.59                              $ 7.79

   Exercise prices for options outstanding as of December 31, 2000 ranged from $15.56 to $41.50. The weighted average remaining contractual life of those options was 2 1/2 years.


Note M-Regulatory Capital
   The Company and Banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
   Quantitative measures established by regulations to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 2000 and 1999, that the Company and Banks meet all capital adequacy requirements to which it is subject.
   As of December 31, 2000 and 1999, the Company and the Banks, except Southwest Bank of St. Louis, were all categorized as "well capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well capitalized" the Company and Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. At December 31, 2000 Southwest Bank of St. Louis' total risk-based capital ratio was 9.99%.There are no conditions or events that management believes have changed the institutions' categories.

Note M-Regulatory Capital continued

The Company's and Banks' actual capital amounts and ratios are presented in the table.

                                                                                                                To Be Well
                                                                                                             Capitalized Under
                                                                                  For Capital                Prompt Corrective
                                                      Actual                   Adequacy Purposes             Action Provisions
                                              -----------------------       -----------------------       -----------------------
(dollars in thousands)                          Amount          Ratio         Amount          Ratio         Amount          Ratio
                                              -----------------------       -----------------------       -----------------------
As of December 31, 2000:

   Total Capital to Risk
   Weighted Assets:
      Mississippi Valley Bancshares, Inc.     $167,577          11.44%      $117,187           8.00%      $    N/A            N/A%
      Southwest Bank of St. Louis              139,986           9.99        112,101           8.00        140,126          10.00
      Southwest Bank, Belleville                10,267          20.35          4,036           8.00          5,045          10.00
      Southwest Bank of Phoenix                  8,013          93.00          6,291           8.00          7,864          10.00

   Tier 1 Capital to Risk
   Weighted Assets:
      Mississippi Valley Bancshares, Inc.      149,203          10.19         58,568           4.00            N/A            N/A
      Southwest Bank of St. Louis              122,393           8.73         55,951           4.00         83,927           6.00
      Southwest Bank, Belleville                 9,758          19.34          2,018           4.00          3,027           6.00
      Southwest Bank of Phoenix                  7,905          91.75            345           4.00            517           6.00

   Tier 1 Capital to
   Average Assets:
      Mississippi Valley Bancshares, Inc.      149,203           8.11         73,590           4.00            N/A            N/A
      Southwest Bank of St. Louis              122,393           7.12         68,760           4.00         85,950           5.00
      Southwest Bank, Belleville                 9,758           8.46          4,614           4.00          5,767           5.00
      Southwest Bank of Phoenix                  7,905        1636.65             19           4.00             24           5.00

                                                                                                                To Be Well
                                                                                                             Capitalized Under
                                                                                  For Capital                Prompt Corrective
                                                      Actual                   Adequacy Purposes             Action Provisions
                                              -----------------------       -----------------------       -----------------------
(dollars in thousands)                          Amount          Ratio         Amount          Ratio         Amount          Ratio
                                              -----------------------       -----------------------       -----------------------
As of December 31, 1999:

   Total Capital to Risk
   Weighted Assets:
      Mississippi Valley Bancshares, Inc.     $144,629          12.23%      $ 94,620           8.00%      $    N/A            N/A%
      Southwest Bank of St. Louis              123,186          10.78         91,420           8.00        114,275          10.00
      Southwest Bank, Belleville                 7,824          21.31          2,938           8.00          3,672          10.00

   Tier 1 Capital to Risk
   Weighted Assets:
      Mississippi Valley Bancshares, Inc.      129,761          10.97         47,310           4.00            N/A            N/A
      Southwest Bank of St. Louis              108,815           9.52         45,710           4.00         68,565           6.00
      Southwest Bank, Belleville                 8,645          20.35          1,469           4.00          2,203           6.00

   Tier 1 Capital to
   Average Assets:
      Mississippi Valley Bancshares, Inc.      129,761           8.40         61,795           4.00            N/A            N/A
      Southwest Bank of St. Louis              108,815           7.44         58,497           4.00         73,121           5.00
      Southwest Bank, Belleville                 7,473           7.91          3,781           4.00          4,726           5.00

Note N-Pension Plans
   The Company maintains two non-contributory defined benefit pension plans covering substantially all employees. Benefits under the Plans are based upon the final average monthly compensation reduced by primary Social Security benefits. The Company's funding policy is to contribute annually within the limits prescribed for deduction for Federal income tax purposes.

                                                          December 31
(dollars in thousands)                               2000              1999
                                                  =========================
Change in benefit obligation
Benefit obligation at beginning of year           $ 4,481           $ 4,222
Service cost                                          366               353
Interest cost                                         359               298
Actuarial gain (loss)                                 218              (361)
Benefits paid                                        (240)              (31)
                                                  -------------------------
Benefit obligation at end of year                 $ 5,184           $ 4,481
                                                  =========================

Change in plan assets
Fair value of plan assets at
  beginning of year                               $ 3,559           $ 2,953
Actual return on plan assets                          210                39
Employer contribution                                 569               598
Benefits paid                                        (240)              (31)
                                                  -------------------------
Fair value of plan assets at
  end of year                                     $ 4,098           $ 3,559
                                                  =========================

Funded status                                     $(1,086)          $  (922)
Unrecognized net actuarial loss                       890               640
Unrecognized prior service cost                       152               177
Unrecognized transition obligation                     10                20
Additional minimum liability                          (29)
                                                  -------------------------
Accrued benefit liability                         $   (63)          $   (85)
                                                  =========================

                                                     2000              1999              1998
                                                   ============================================
Weighted average assumptions
Discount rate                                        7.50%             7.75%             7.00%
Expected return on plan assets                       8.00              8.00              8.00
Rate of compensation increase                        4.50              5.00              4.50

                                                              Year ended December 31
                                                     2000              1999              1998
                                                   ============================================
Components of net periodic benefit cost
Service cost                                       $  366            $  353            $  293
Interest cost                                         359               298               257
Expected return on plan assets                       (278)             (242)             (197)
Amortization of prior service cost                     26                26                25
Recognized net actuarial loss                          36                41                43
Amortization of transition obligation                  10                10                10
                                                   ------------------------------------------
Net periodic benefit cost                          $  519            $  486            $  431
                                                   ============================================

   The prepaid benefit cost of the qualified non-contributory defined pension plan was $644,000 and $414,000 at December 31, 2000 and 1999, respectively. The accrued benefit liability of the non-qualified non-contributory defined benefit pension plan was $707,000 and $499,000 at December 31, 2000 and 1999, respectively. At December 31, 2000, 100% of the Plan's assets were invested in a guaranteed fixed income account with General American Life Insurance Company. The Company does not provide any post-retirement benefits other than these pension plans.

Note O-Income Taxes
Income tax expense is summarized as follows:

                                                              Year ended December 31
(dollars in thousands)                               2000              1999              1998
                                                  ===========================================
Current:
   Federal                                        $10,534           $11,893           $10,942
   State and Local                                    925               703                29
                                                  -------------------------------------------

   Total current                                   11,459            12,596            10,971
                                                  -------------------------------------------

Deferred:
   Provision for possible loan losses                (842)           (1,332)           (1,138)
   Mark-to-market security loss                      (362)              281               141
   Other, net                                       2,527             1,202               981
                                                  -------------------------------------------

   Total deferred                                   1,323               151               (16)
                                                  -------------------------------------------
Income tax expense                                $12,782           $12,747           $10,955
                                                  ===========================================

The reconciliation between income taxes and the amount computed by applying the statutory Federal tax rates to income before income taxes follows:

                                                              Year ended December 31
(dollars in thousands)                               2000              1999              1998
                                                  ===========================================
Statutory rate applied to income
   before taxes                                   $12,083           $11,543          $ 10,348
   Increase (decrease) in income taxes
      resulting from:
      Tax-exempt income                              (226)             (173)             (174)
      State and local income taxes,
        net of federal income tax benefit             690               857               224
      Other, net                                      235               520               557
                                                  -------------------------------------------
Total tax expense                                 $12,782           $12,747          $ 10,955
                                                  ===========================================

As of December 31, 2000 and 1999, the Company's deferred tax asset account was comprised of the following:

                                                          December 31
(dollars in thousands)                               2000              1999
                                                  =========================
Deferred tax liabilities:
   Pension expense                                $   130           $    61
   Fixed and other asset depreciation               3,087               984
   Unrealized net gains (losses) on
      available for sale securities                 3,551            (1,043)
   Accretion of security discounts                    378               356
                                                  -------------------------
      Total deferred tax liabilities                7,146               358
                                                  -------------------------
Deferred tax assets:
   Provision for possible loan losses              (8,725)           (7,915)
   Other, net                                         167              (131)
                                                  -------------------------
      Total deferred tax assets                    (8,558)           (8,046)
                                                  -------------------------
Net deferred tax assets                           $(1,412)          $(7,688)
                                                  =========================

Included in income taxes were $849,000, $(438,000) and $539,000 for the years ended December 31, 2000, 1999 and 1998, respectively, related to realized net gains (losses) on available for sale securities.

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

The estimated fair values of the Company's financial instruments were as follows:

                                                     December 31, 2000
                                                 Carrying
(dollars in thousands)                            amount         Fair value
                                               ============================
Financial assets:
   Cash and due from banks and
      short-term investments                   $   38,913        $   38,913
   Held to maturity securities                     90,597            93,075
   Available for sale securities                  331,842           331,842
   Trading account securities                         659               659
   Loans, net of unearned income                1,373,435         1,369,604
Financial liabilities:
   Deposits                                     1,636,231         1,637,026
   Short-term borrowings                           87,342            87,342
   Long-term borrowings                            14,950            14,950


                                                     December 31, 1999
                                                 Carrying
(dollars in thousands)                            amount         Fair value
                                               ============================
Financial assets:
   Cash and due from banks and
      short-term investments                   $   84,651        $   84,651
   Held to maturity securities                     59,116            59,115
   Available for sale securities                  257,899           257,899
   Loans, net of unearned income                1,104,498         1,093,990
Financial liabilities:
   Deposits                                     1,315,716         1,316,070
   Short-term borrowings                          105,639           105,639
   Long-term borrowings                            14,950            14,950

Note Q-Financial Instruments With Off-Balance Sheet Risk
   In the normal course of business, the Company utilizes various financial instruments to meet the needs of customers and to manage the Company's exposure to interest rate and other market risks. These financial instruments, which consist of derivatives contracts and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles.
   Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in interest rates will cause the value of a financial instrument to decrease. The contract or notional amounts of financial instruments, which are not included in the consolidated balance sheet, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments. These instruments and activities include commitments to extend lines of credit and standby and commercial letters of credit. The following table provides a summary of the Company's off-balance sheet financial instruments at December 31, 2000 and 1999.

                                                         December 31
(dollars in thousands)                               2000              1999
                                                 ==========================
Commitments to extend credit                     $434,231          $427,200
Standby letters of credit                           7,470             7,004
Commercial letters of credit                        2,390             1,849
                                                 --------------------------
                                                 $444,091          $436,053
                                                 ==========================

   A loan commitment is a binding contract to lend up to a maximum amount for a specified period of time provided there is no violation of any financial, economic or other terms of the contract. A standby letter of credit obligates the Company to honor a financial commitment by issuing a guarantee to a third party should the Company's customer fail to perform. Many loan commitments and most standby letters of credit expire unfunded and therefore total commitments do not represent future funding obligations of the Company. Loan commitments and letters of credit are made under normal credit terms, including interest rates and collateral prevailing at the time, and usually require the payment of a fee by the customer. Commercial letters of credit are commitments issued to finance the movement of goods between buyers and sellers normally transacting business in international markets.
   The Company enters into off-balance sheet derivative contracts primarily as a part of its asset-liability management strategy to manage interest rate risk. The notional amounts of these contracts express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position and any interest receivable under the contract. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company for these interest rate contracts at December 31, 2000 was approximately $449,000. The Company had no derivative contracts at December 31, 1999.
   Interest rate swaps are contracts in which a series of interest rate flows, based on a specific notional amount and fixed and floating interest rates, are exchanged over a prescribed period. Interest rate options, which include caps and floors, are contracts which transfer, modify or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The true measure of credit risk is the replacement cost of contracts which have become favorable to the Company.
   The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. At December 31, 2000 and 1999, deferred gains were $0 and $19,000, respectively, relating to terminated interest rate swap contracts. Net interest income was increased by $19,000 in 2000 and $251,000 in 1999 as a result of interest rate swap contracts.
   Futures and forwards are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified date, a specified instrument, at a specified price or yield. Futures contracts settle in cash daily, therefore, there is minimal credit risk to the Company. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.
   Held or Issued for Trading Purposes: At December 31, 2000 and 1999 there were no derivative financial instruments held or issued for trading purposes. For a short period in 2000, the Company held interest rate futures which were closed out with a resulting gain of $633,000. During 1999, the Company held various interest rate futures contracts which had an average fair value of $576,000.

   Held or Issued For Purposes Other Than Trading: At December 31, 2000, the Company held an interest rate floor contract in the amount of $50 million which had a fair value of $449,000. The strike rate of this floor was 6.25%. At December 31, 1999, there were no derivative financial instruments held or issued for purposes other than trading.

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

                                                      Twelve Months Ended December 31, 2000
                                                 Before Tax           Tax            Net of Tax
(dollars in thousands)                             Amount           Expense            Amount
                                                 ==============================================
Unrealized gains on available
   for sale securities                           $ 16,666           $ 5,833           $10,833
Less: reclassification adjustment
   for gains realized in net income                 2,426               849             1,577
                                                 ----------------------------------------------
Net unrealized gains                               14,240             4,984             9,256
                                                 ----------------------------------------------
Other comprehensive income                       $ 14,240           $ 4,984           $ 9,256
                                                 ==============================================

                                                      Twelve Months Ended December 31, 1999
                                                 Before Tax           Tax            Net of Tax
(dollars in thousands)                             Amount           Expense            Amount
                                                 ==============================================
Unrealized losses on available
   for sale securities                           $(14,343)          $(5,020)          $(9,323)
Less: reclassification adjustment
   for losses realized in net income               (1,251)             (438)             (813)
                                                 ----------------------------------------------
Net unrealized losses                             (13,092)           (4,582)           (8,510)
                                                 ----------------------------------------------
Other comprehensive loss                         $(13,092)          $(4,582)          $(8,510)
                                                 ==============================================

                                                     Twelve Months Ended December 31, 1998
                                                 Before Tax           Tax            Net of Tax
(dollars in thousands)                             Amount           Expense            Amount
                                                 ==============================================
Unrealized gains on available
   for sale securities                            $ 7,352           $ 2,573           $ 4,779
Less: reclassification adjustment
   for gains realized in net income                 1,539               539             1,000
                                                 ----------------------------------------------
Net unrealized gains                                5,813             2,034             3,779
                                                 ----------------------------------------------
Other comprehensive income                        $ 5,813           $ 2,034           $ 3,779
                                                 ==============================================

Note S-Parent Company Condensed Financial Information
Following are the condensed financial statements of Mississippi
Valley Bancshares, Inc. (Parent Company) for the periods indicated.

Balance Sheets                                            December 31
(dollars in thousands)                               2000              1999
                                                 ==========================
Assets
   Cash and due from subsidiary                  $    664          $  4,392
   Investment in subsidiaries                     150,896           119,042
   Bank premises                                    1,234             1,302
   Other assets                                     4,211             3,252
                                                 --------------------------
                                TOTAL ASSETS     $157,005          $127,988
                                                 ==========================

Liabilities
   Long-term debt                                $ 15,412          $ 15,412
   Other liabilities                                  328                10
                                                 --------------------------
                           TOTAL LIABILITIES       15,740            15,422

Shareholders' equity                              141,265           112,566
                                                 --------------------------
                       TOTAL LIABILITIES AND
                        SHAREHOLDERS' EQUITY     $157,005          $127,988
                                                 ==========================


Statements of Income                                        Year Ended December 31
(dollars in thousands)                               2000              1999              1998
                                                 ============================================
Income
   Dividends from subsidiary                     $ 10,008          $ 16,039          $ 10,102
   Rent income                                        408               408               408
   Other                                              249               578               947
                                                 --------------------------------------------
                               TOTAL INCOME        10,665            17,025            11,457
Expense
   Interest                                         1,240             1,072             1,126
   Other                                              520               558               575
                                                 --------------------------------------------
                              TOTAL EXPENSE         1,760             1,630             1,701
Income before tax benefit and
   equity in undistributed income
   of subsidiary                                    8,905            15,395             9,756
Income tax benefit                                   (384)             (222)             (117)
                                                 --------------------------------------------
Income before equity in
   undistributed income of subsidiary               9,289            15,617             9,873
Equity in undistributed income
   of subsidiary                                   13,296             5,808             8,738
                                                 --------------------------------------------
                                 NET INCOME      $ 22,585          $ 21,425          $ 18,611
                                                 ============================================

Note S-Parent Company Condensed Financial Information continued

Statements of Cash Flows                                     Year Ended December 31
(dollars in thousands)                               2000              1999              1998
                                                 ============================================
Operating activities
   Net income                                    $ 22,585          $ 21,425           $18,611
   Equity in undistributed
      income of subsidiary                        (13,296)           (5,808)           (8,738)
   Realized securities gains, net                                                        (107)
   Other, net                                         (58)             (602)              (13)
                                                 --------------------------------------------
   Net cash provided by
      operating activities                          9,231            15,015             9,753
                                                 --------------------------------------------

Investing activities
   Payments for investment in subsidiary           (9,200)           (9,010)           (5,000)
   Proceeds from sales of held
      to maturity and available
      for sale securities                                             4,500             4,282
   Other, net                                                                           1,318
                                                 --------------------------------------------
   Net cash provided by
   (used in) investing activities                  (9,200)           (4,510)              600
                                                 --------------------------------------------

Financing activities
   Proceeds from sale of common stock               1,863               674             1,157
   Purchase of treasury stock                      (1,782)           (7,248)           (4,748)
   Cash dividends paid                             (3,840)           (3,554)           (3,150)
                                                 --------------------------------------------
      Net cash used in
      financing activities                         (3,759)          (10,128)           (6,741)
                                                 --------------------------------------------
      Increase (decrease) in cash                  (3,728)              377             3,612
   Cash at beginning of year                        4,392             4,015               403
                                                 --------------------------------------------
   Cash at end of year                           $    664          $  4,392           $ 4,015
                                                 ============================================

Note T-Summary Of Quarterly Financial Information (Unaudited)
The following is a summary of quarterly operating results for the years ended December 31, 2000 and 1999:

                                                                              2000
                                                   First            Second             Third            Fourth
(dollars in thousands, except per share data)     Quarter           Quarter           Quarter           Quarter
                                                  =============================================================
Interest income                                   $31,026           $34,455           $36,629           $38,315
Interest expense                                   16,401            20,048            21,945            22,637
                                                  -------------------------------------------------------------
   Net interest income                             14,625            14,407            14,684            15,678
Provision for possible loan losses                    769               561             1,230             1,624
Security gains                                        919                                 229             1,278
Other income                                        2,304             2,896             2,850             1,823
Other expense                                       7,706             7,946             7,841             8,649
Income taxes                                        3,460             3,265             3,213             2,844
                                                  -------------------------------------------------------------
Net income                                        $ 5,913           $ 5,531           $ 5,479           $ 5,662
                                                  =============================================================
Net income per share:
   Basic                                            $ .63             $ .60             $ .58             $ .60
   Diluted                                            .63               .59               .58               .60

                                                                              1999
                                                   First            Second             Third            Fourth
(dollars in thousands, except per share data)     Quarter           Quarter           Quarter           Quarter
                                                  =============================================================
Interest income                                   $26,106           $26,668           $28,427           $29,627
Interest expense                                   12,752            12,848            14,330            15,160
                                                  -------------------------------------------------------------
   Net interest income                             13,354            13,820            14,097            14,467
Provision for possible loan losses                  1,749             1,256               803             1,243
Security gains (losses)                              (830)              415              (660)             (176)
Other income                                        4,391             3,184             2,781             2,898
Other expense                                       6,418             7,142             6,911             8,047
Income taxes                                        3,259             3,374             3,123             2,991
                                                  -------------------------------------------------------------
Net income                                        $ 5,489           $ 5,647           $ 5,381           $ 4,908
                                                  =============================================================
Net income per share:
   Basic                                            $ .58             $ .60             $ .58             $ .53
   Diluted                                            .57               .59               .57               .52

Southwest Bank of St. Louis

Board of Directors

Halvor B. Anderson
Chief Executive Officer - Siegel-Robert, Inc.

John T. Baumstark
President - Archway Sales Inc.

Andrew N. Baur
Chairman and Chief Executive Officer -
   Mississippi Valley Bancshares, Inc.
Chairman - Southwest Bank of St. Louis

Linn H. Bealke
President - Mississippi Valley
   Bancshares, Inc.
Vice Chairman - Southwest Bank
   of St. Louis
Chairman - Southwest Bank, Belleville
Chairman - Southwest Bank of Phoenix

Donald L. Bolazina
Private Investor

William H. T. Bush
Chairman - Bush-O'Donnell & Co., Inc.

Francis C. Cunetto
President - Cunetto House of Pasta

Robert E. Flynn, III
President - Berry Grant Company

William F. Holekamp
Holekamp Capital

Charles W. Hrebec, Jr.
President - Colt Industries, Inc.

Henry O. Johnston
President - Sante Travel Agency, Inc.

Stephen P. Marsh
President and Senior Loan Officer -
   Southwest Bank of St. Louis

Richard G. Millman
President - Millman Lumber Co.

Zsolt Rumy
President - Zoltek Corporation

Almira Baldwin Sant
Private Investor

Mary P. Sherrill
Vice Chairman and Chief of Bank
   Operations - Southwest Bank
   of St. Louis

Charles A. Zone
President - C.J. Zone Manufacturing Co., Inc.



Advisory Committee

Edward C. Berra
President Emeritus - Southwest Bank
   of St. Louis

William J. Freschi
Retired Food Executive

G. Fred Heimburger
President - Heimburger Investments

Southwest Bank, Belleville

Board of Directors

Andrew S. Baur
Senior Vice President - Southwest Bank
   of St. Louis

Linn H. Bealke
President - Mississippi Valley
   Bancshares, Inc.
Vice Chairman - Southwest Bank
   of St. Louis
Chairman - Southwest Bank, Belleville
Chairman - Southwest Bank of Phoenix

Paul J. Galeski
President and Chief Executive Officer -
   Maverick Technologies

Karen C. Hendrickson
President and Chief Executive Officer -
   Southwest Bank, Belleville

Mark A. Hinrichs
Executive Vice President -
   Pyramid Technology Group

Ronald J. Ortyl, Sr.
Chairman - Metro East Industries

Paul M. Strieker
Chief Financial Officer - Mississippi
   Valley Bancshares, Inc.
Executive Vice President -
   Southwest Bank of St. Louis

Robert J. Witterschein
Senior Vice President - Southwest Bank
   of St. Louis



Southwest Bank of Phoenix

Board of Directors

John G. Barry
President - Southwest Bank of Phoenix

Linn H. Bealke
President - Mississippi Valley
   Bancshares, Inc.
Vice Chairman - Southwest Bank
   of St. Louis
Chairman - Southwest Bank, Belleville
Chairman - Southwest Bank of Phoenix

Stephen P. Marsh
President and Senior Loan Officer -
   Southwest Bank of St. Louis

Paul F. Muscenti
Vice Chairman - Southwest Bank
   of Phoenix

Stephen A. Wood
President - Insurers Administrative
Corporation

Mississippi Valley Bancshares, Inc.


Officers

Andrew N. Baur, Chairman and Chief Executive Officer

Linn H. Bealke, President

Paul M. Strieker, Executive Vice President, Controller and
Chief Financial Officer

Carol B. Dolenz, Secretary and Treasurer

Kimberly G. Brennell, Assistant Secretary


Stock Listing
NASDAQ-NMS symbol: MVBI appears as MissVly or Ms
ValyBcsh in newspaper stock tables.


Transfer Agent
Mellon Investors Services, L.L.C.
Stock Transfer Department
Overpeck Centre
85 Challenger Road
Ridgefield Park, NJ 07660
(888) 213-0965 (toll free)
Web site address: www.chasemellon.com


Dividend Information
Dividends are normally paid the first day of January, April, July and October.


Annual Meeting
The Annual Meeting of Shareholders will be at 9:00 a.m., Wednesday, April 18, 2001, at the St. Louis Marriott West,
660 Maryville Centre Drive, St. Louis, Missouri 63141.


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

Conference Call and Webcast
Mississippi Valley Bancshares, Inc. will normally host a conference call following each quarterly release of earnings results and during the financial information discussion portion of the Annual Meeting. A notice of the conference call and applicable details will be announced approximately 10 days before the event. Information about the conference calls will also be posted at www.mySouthwestBank.com under "About Us/News
Releases."


An on-demand WEBCAST of the conference call will be available live and for a two week period following the call at www.mySouthwestBank.com. Go to "About Us/Investor
Relations" to hear the conference call.

Mississippi Valley Bancshares, Inc.

Board of Directors


John T. Baumstark
President - Archway Sales Inc.
Age 56

Andrew N. Baur
Chairman and Chief Executive Officer -
   Mississippi Valley Bancshares, Inc.
Chairman - Southwest Bank of St. Louis
Age 56

Andrew S. Baur
Senior Vice President - Southwest Bank
   of St. Louis
Age 31

Linn H. Bealke
President - Mississippi Valley Bancshares, Inc.
Vice Chairman - Southwest Bank of St. Louis
Chairman - Southwest Bank, Belleville
Chairman - Southwest Bank of Phoenix
Age 56

Alice C. Behan
Private Investor
Age 55

William H. T. Bush
Chairman - Bush-O'Donnell & Co., Inc.
Age 62

Franklin J. Cornwell, Jr.
Private Investor
Age 58

Theodore P. Desloge, Jr.
Private Investor
Age 61

Louis N. Goldring
President - AVCORP, inc.
Age 59

Richard T. Grote
Chairman - American Medical Claims, Inc.
Age 55

Frederick O. Hanser
Chairman - St. Louis Cardinals, L.P.
Age 58

G. Watts Humphrey, Jr.
President - GWH Holdings
Age 56

Donna D. Lambert
Private Investor
Age 61

Michael D. Latta
Chairman and Chief Executive Officer -
   Universe Corporation
Age 59

Mont S. Levy
Principal - Buckingham Asset Management
Age 49

Lewis B. Shepley
Consultant
Age 61


------------------------------------------------------------------------------
MVBI Audit Committee
(Representing MVBI) John T. Baumstark, William H.T. Bush, Franklin J. Cornwell, Jr., Donna D. Lambert, Michael D. Latta, Mont S. Levy
(Representing SWB of St. Louis) William F. Holekamp, Charles W. Hrebec, Jr., Charles A. Zone
(Representing SWB, Belleville) Ronald J. Ortyl, Sr.
(Representing SWB of Phoenix) Stephen A. Wood

MVBI Executive Committee
Andrew N. Baur, Andrew S. Baur, Linn H. Bealke, Louis N. Goldring, Richard T. Grote, Frederick O. Hanser, G. Watts Humphrey, Jr.

MVBI Compensation and Employee Benefits Committee
(Representing MVBI) Alice C. Behan, William H.T. Bush, Franklin J. Cornwell, Jr., Theodore P. Desloge, Jr., Louis N. Goldring,
Lewis B. Shepley. (Representing SWB of St. Louis) Zsolt Rumy

Mississippi Valley Bancshares, Inc. (MVBI) is a multi-bank holding company that consistently outperforms peers on ROE and other measures. This is accomplished by strictly adhering to its proven strategy of being a premier lender to privately owned businesses while maintaining high loan quality, and by attracting funds through an exceptionally efficient retail deposit-gathering operation. Future growth plans are based on this foundation, while moving forward on a carefully widened path of new business opportunity.



Mississippi Valley Bancshares, Inc.

13205 MANCHESTER ROAD
ST. LOUIS, MISSOURI 63131
(314) 543-3512