Form 10-K, Exhibit 13
period 2001-12-31
MISSISSIPPI VALLEY BANCSHARES INC
filed 2002-02-21
CIK 809352

EXHIBIT 13.
-----------

COMMON SHARE DATA

Mississippi Valley Bancshares, Inc. (MVBI) is traded on the National Association of Securities Dealers, Inc. ("NASD") National Market. The following bar graph and table sets forth the high, low and closing trade prices of the common stock, cash dividends and certain other information for the last three years, as reported by the NASD:

                                     [GRAPH]


                                                        BOOK
                                                      VALUE AT
                                                       END OF     MARKET PRICE   DIVIDENDS
2001              HIGH          LOW        CLOSE       PERIOD     TO BOOK VALUE  DECLARED
============================================================================================
4th Quarter      $40.00       $35.35       $39.20      $17.48        224.26%       $.13
3rd Quarter       40.30        36.00        38.00       17.31        219.53         .13
2nd Quarter       41.95        34.44        39.90       17.20        231.98         .11
1st Quarter       35.13        29.00        34.51       16.72        206.40         .11

2000
============================================================================================
4th Quarter      $30.00       $25.25       $29.38      $15.66        187.58%       $.11
3rd Quarter       26.00        23.50        25.81       14.44        178.76         .10
2nd Quarter       24.69        21.13        24.25       13.26        182.88         .10
1st Quarter       30.00        21.25        23.88       12.82        186.23         .10

1999
============================================================================================
4th Quarter      $32.31       $26.00       $27.00      $12.64        213.61%       $.10
3rd Quarter       34.50        28.06        31.56       12.51        252.30         .10
2nd Quarter       36.13        31.50        33.13       12.60        262.90         .09
1st Quarter       35.38        30.50        32.13       12.31        260.97         .09

                                                      DECEMBER 31
                                        2001             2000              1999
                                     ============================================
Average shares outstanding           9,405,434        9,358,263         9,366,028
Year-end shares outstanding          9,341,862        9,369,912         9,296,362
Shareholders of record                     437              467               499
Average daily volume(1)                 14,558            7,580            10,242

(1) Per NASDAQ National Market System

FINANCIAL REVIEW

SELECTED CONSOLIDATED FINANCIAL DATA

The following table presents selected consolidated financial information for Mississippi Valley Bancshares, Inc. (the "Company"), and its wholly-owned subsidiaries, Southwest Bank of St. Louis, Southwest Bank, Belleville, Southwest Bank of Phoenix (the "Banks"), MVBI Capital Trust and Mississippi Valley Capital Company for each of the five years ended December 31, 2001. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements of the Company, including the accompanying Notes, presented elsewhere herein.



(dollars in thousands, except per share data)         2001          2000          1999          1998          1997
=====================================================================================================================
INCOME STATEMENT DATA
 Interest income                                   $  141,217    $  140,425    $  110,828    $  102,836    $   95,254
 Interest expense                                      69,270        81,031        55,090        53,593        52,243
                                                   ------------------------------------------------------------------
 Net interest income                                   71,947        59,394        55,738        49,243        43,011
 Provision for possible loan losses                    14,079         4,184         5,051         4,450         4,100
                                                   ------------------------------------------------------------------

 Net interest income after provision
  for possible loan losses                             57,868        55,210        50,687        44,793        38,911
 Noninterest income                                    19,404        12,299        12,003         8,383         5,596
 Noninterest expense                                   35,136        32,142        28,518        23,610        21,024
                                                   ------------------------------------------------------------------
 Income before income taxes                            42,136        35,367        34,172        29,566        23,483
 Income taxes                                          15,466        12,782        12,747        10,955         8,470
                                                   ------------------------------------------------------------------
 Net income                                        $   26,670    $   22,585    $   21,425    $   18,611    $   15,013
                                                   ==================================================================

DIVIDENDS
 Common stock                                      $    4,519    $    3,840    $    3,554    $    3,149    $    2,631
 Ratio of total dividends declared to net income        16.94%        17.00%        16.59%        16.92%        17.52%

PER SHARE DATA(1)
 Earnings per common share:
  Basic                                            $     2.84    $     2.41    $     2.29    $     1.95    $     1.60
  Diluted                                                2.80          2.40          2.25          1.91          1.55
 Common stock cash dividends                              .48           .41           .38           .33           .28
 Average common shares and common
  share equivalents outstanding                     9,524,937     9,405,253     9,507,769     9,747,564     9,700,928
 Diluted book value (period end)                   $    17.48    $    15.66    $    12.64    $    12.43    $    10.31

BALANCE SHEET DATA (AT PERIOD END)
 Securities                                        $  462,462    $  422,439    $  317,015    $  438,902    $  375,916
 Loans, net of unearned discount                    1,475,868     1,373,435     1,104,498       925,961       847,091
 Total assets                                       2,055,077     1,888,899     1,561,149     1,430,057     1,299,918
 Total deposits                                     1,728,287     1,636,231     1,315,716     1,211,805     1,126,562
 Total long-term debt                                 114,950        14,950        14,950        14,950        14,950
 Shareholders' equity                                 155,176       141,265       112,566       109,778        93,107

SELECTED RATIOS
 Return on average total assets                          1.32%         1.31%         1.45%         1.40%         1.25%
 Return on average total shareholders' equity           17.36         18.07         19.26         18.09         17.77
 Net interest margin                                     3.74          3.63          3.96          3.86          3.73
 Efficiency ratio(2)                                    38.35         44.66         41.94         40.78         43.03
 Average assets per employee                       $    6,438    $    5,922    $    5,624    $    5,504    $    5,220

ASSET QUALITY RATIOS
 Allowance for possible loan losses to loans             1.75%         1.75%         1.96%         1.96%         1.76%
 Nonperforming loans to loans(3)                          .62           .68           .29           .17           .26
 Allowance for possible loan losses
  to nonperforming loans(3)                            284.05        257.46        672.96      1,156.41        679.69
 Nonperforming assets to loans and
  foreclosed asset(4)                                     .62           .68           .29           .19           .43
 Net loan charge-offs to average loans                    .87           .15           .15           .14           .23

CAPITAL RATIOS
 Average shareholders' equity to average assets          7.62%         7.24%         7.55%         7.76%         7.04%
 Total risk-based capital ratio                         11.85         11.44         12.23         13.22         13.23
 Leverage ratio                                          8.17          8.11          8.40          8.56          8.04

---------------------------------------------------------------------------------------------------------------------
(1) All Share and per Share information has been restated to reflect the 1998 two-for-one stock split.
(2) The efficiency ratio = noninterest expense divided by (tax-equivalent net interest income + noninterest income).
(3) Nonperforming loans consist of nonaccrual loans, loans contractually past due 90 days or more and loans with restructured terms.
(4) Nonperforming assets consist of nonperforming loans and foreclosed assets.

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

SUMMARY OF EARNINGS

     Consolidated net income for 2001 was $26,670,000, an increase of $4,085,000 or 18.1% above 2000 earnings. On a diluted per share basis, net income for 2001 was $2.80, up 16.7% from $2.40 in the prior year. Earnings growth was generated primarily by increased net interest income and greater noninterest income, primarily securities gains. Much of the improved income was offset by a sharply higher provision for possible loan losses and to a lesser extent increased overhead expenses related to the opening of our Phoenix bank in late 2000.
     Greater net interest income for 2001 was generated primarily by the effects of the volume increase in interest-earning assets, primarily loans, exceeding the effects of greater interest-bearing deposits. With increased loans and significantly higher net loan charge-offs, the Company's loan loss provision was increased from $4,184,000 to $14,079,000 in 2001. Total noninterest income for the year was up from 2000 due primarily to significantly higher gains on sales of securities of $14,828,000 in 2001 compared with net gains of $2,426,000 in 2000. Reducing the benefits of the 2001 securities gains were net losses on interest rate derivative contracts of $6,179,000 compared with gains of $632,000 in 2000. Other portions of 2001 noninterest income including mortgage loan refinancing income and fees from customer securities activities were also up in 2001 compared with 2000. Increased noninterest expenses were primarily attributable to operating costs for the new Phoenix bank which was open for the entire year of 2001, but operated only briefly in 2000. The effects of these changes increased income before taxes by $6,769,000 above 2000 levels. After taxes, net income of $26,670,000, up $4,085,000 from 2000, provided a 17.36% return on average equity for 2001.
     Consolidated net income for 2000 was $22,585,000, an increase of $1,160,000 or 5.4% above 1999 earnings. On a diluted per share basis, net income for 2000 was $2.40, up 6.7% from $2.25 in the previous year. Greater net interest income, slightly higher noninterest income and a reduced provision for possible loan losses combined to generate the improved performance. Increased net interest income resulted primarily from increased loans outstanding. The Company's loan loss provision declined to $4,184,000 from $5,051,000 in 1999 because net loan charge-offs were quite low at only 0.15% of average loans outstanding. Total noninterest income for 2000 was up slightly from 1999 due to advances in Investment Department sales commissions, merchant credit card income and operating lease income. Increased noninterest expenses related to overall Company growth, operating costs for the Des Peres bank and Company headquarters plus start-up costs for the new Phoenix bank.

NET INTEREST INCOME

     The following discussion and table sets forth the composition of average interest-earning assets and interest-bearing liabilities along with accompanying interest income, expense, yields, and rates, on a tax-equivalent basis assuming a marginal statutory Federal income tax rate of 35%. The tax-equivalent adjustments were approximately $274,000, $285,000, $257,000, $263,000 and $251,000 for each of the five years ended
December 31, 2001, respectively.
     Net interest income is the difference between income earned on assets and interest expense paid on deposits and borrowings used to fund them. Net interest income, the primary component of net income, has increased in each of the last five years. Continued growth in earning assets has been responsible for the consistent increases in net interest income. Net interest income on a tax-equivalent basis, divided by average interest-earning assets, represents the Company's net interest margin.
     During the years presented, the Company's net interest margins have been below comparable ratios for its peers. Consumer loans generally provide higher total yields than do commercial loans. With only eight bank locations, the Company cannot effectively compete for consumer loans against other area financial institutions having dozens of locations each. The Company also does not have a credit card lending operation. Deposit growth has been partially attained through rate promotional activities. Such actions have generally placed the Company's total funding costs above those of its peers. The combination of slightly lower overall loan yields, and higher deposit rates, has generally resulted in the Company's net interest margins being below those of its peers.

YEARS ENDED DECEMBER 31, 2001 AND 2000

     Total tax-equivalent interest income for 2001 was $141,491,000, up $781,000 from $140,710,000 in 2000. The relatively small increase in interest income resulted from effects of the substantial increase in the volume of interest-earning assets being almost completely offset by the effects of the sharply lower yields earned on nearly all assets. Average loans were up $186 million from prior year levels due to strong loan growth at the St. Louis bank in late 2000 and steady loan growth in the Phoenix bank throughout 2001. Total Company loan yields fell to 8.00% from 9.19% in 2000 as the average prime rate declined to 6.87% from 9.24% in 2000. Overall earning asset yields declined to 7.32%, down 124 basis points from 8.56% in 2000.
     Funding the 2001 average asset growth were increased deposits, primarily money market deposits raised during the promotion in the second and third quarters of 2000 and at our Phoenix bank in 2001. Also funding the asset growth were long-term borrowings negotiated with the Federal Home Loan Bank early in the first quarter of 2001. Overall, total interest-bearing liabilities increased $245 million in 2001 compared with 2000 levels.
     Total interest expense declined to $69,270,000 from $81,031,000 in 2000. Significantly lower rates in 2001 were responsible for more than offsetting the effects of increased interest-bearing liabilities. Rates paid on total interest-bearing liabilities declined to 4.07% from 5.55% paid in 2000.
     Total net interest income increased to $72,221,000, up $12,542,000 from 2000 primarily as a result of the 14.5% decline in interest expense costs. Overall, the Company's net interest margin rose to 3.74%, up from 3.63% in 2000 as the decline in liability rates paid exceeded the drop in interest-earning asset yields.

YEARS ENDED DECEMBER 31, 2000 AND 1999

     Total tax-equivalent interest income for 2000 was $140,710,000, up $29,625,000 or 26.7% from $111,085,000 in 1999. The increase in interest income was generated primarily by the growth in average loans outstanding of $198 million and the higher yields earned on loans. Other earning assets were also up slightly from previous year volume levels. Total loan yields rose to 9.19% in 2000, up from 8.55% in 1999 as loan yields rose with an average prime rate of 9.24% in 2000, compared with 8.00% in 1999. Overall earning asset yields rose to 8.56%, up 70 basis points from 7.86% in 1999.
     Funding the 2000 loan growth were increased deposits, primarily money market accounts raised during the promotion in the second and third quarters. Other deposits, including time deposits and demand deposits, also increased from previous year levels.
     Total interest expense increased to $81,032,000 in 2000, up from $55,090,000 in 1999. Approximately 80% of the increased expense was generated from the increased money market deposits and the higher rates paid for these funds. The remainder of the increased interest expense arose from greater time deposits outstanding and the higher rates paid on all fund sources. Overall rates paid on total interest-bearing liabilities rose to 5.55% from 4.45% paid in 1999.
     Total net interest income increased to $59,679,000, up $3,684,000 from 1999 as the substantial growth in interest income exceeded the sharp increase in interest expense costs. Overall, the Company's net interest margin fell to 3.63%, down from 3.96% in 1999 as the increase in interest-bearing liability rates far exceeded the rise in interest-earning asset yields.

FIVE YEAR COMPARISON OF CONSOLIDATED AVERAGE BALANCE SHEETS,
INTEREST, YIELDS AND RATES

                                                                          TWELVE MONTHS ENDED DECEMBER 31
(dollars in thousands)                                           2001                                        2000
                                               ========================================    ========================================
                                                                INTEREST                                    INTEREST
                                                 AVERAGE         INCOME/         YIELD/      AVERAGE         INCOME/         YIELD/
                                                 BALANCE         EXPENSE          RATE       BALANCE         EXPENSE          RATE
ASSETS
Interest-earning assets:
 Loans(1)(2)
  Taxable                                      $1,411,751       $112,898          8.00%    $1,226,174       $112,665          9.21%
  Tax exempt(3)                                     1,959            214         10.92          1,998            219         10.95
 Held to maturity securities
  Taxable                                          81,202          5,407          6.66         85,821          5,585          6.51
  Tax-exempt(3)                                     6,779            670          9.89          6,929            694         10.03
 Available for sale securities                    353,098         18,876          5.35        292,323         19,623          6.71
 Trading account securities                           929             58          6.18          1,399             95          6.78
 Federal funds sold and other
  short-term investments                           77,600          3,368          4.34         28,495          1,829          6.42
                                               ---------------------------------------     ---------------------------------------
            TOTAL INTEREST-EARNING ASSETS       1,933,318        141,491          7.32      1,643,139        140,710          8.56
                                               ---------------------------------------     ---------------------------------------

Noninterest-earning assets:
 Cash and due from banks                           33,981                                      31,497
 Bank premises and equipment                       40,902                                      40,217
 Other assets                                      32,857                                      34,666
 Allowance for possible
  loan losses                                     (25,832)                                    (22,747)
                                               ---------------------------------------     ---------------------------------------
                             TOTAL ASSETS      $2,015,226                                  $1,726,772
                                               =======================================     =======================================

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 NOW accounts                                  $   31,060       $    280          0.90%    $   27,131       $    295          1.09%
 Money market accounts                          1,120,298         40,961          3.66        904,257         51,969          5.75
 Savings deposits                                  31,406            856          2.73         27,590            817          2.96
 Time deposits of $100,000
  or more                                          50,599          2,623          5.18         53,078          3,006          5.66
 Other time deposits                              304,544         16,558          5.44        346,689         18,960          5.47
                                               ---------------------------------------     ---------------------------------------
          TOTAL INTEREST-BEARING DEPOSITS       1,537,907         61,278          3.98      1,358,745         75,047          5.52

 Federal funds purchased,
  repurchase agreements and
  other short-term borrowings                      54,343          1,792          3.30         85,091          4,781          5.62
 Convertible debentures
 Long-term debt                                    96,356          5,115          5.31
 Guaranteed preferred
  beneficial interests in
  subordinated debentures                          14,950          1,085          7.26         14,950          1,203          8.05
                                               ---------------------------------------     ---------------------------------------
       TOTAL INTEREST-BEARING LIABILITIES       1,703,556         69,270          4.07      1,458,786         81,031          5.55
                                               ---------------------------------------     ---------------------------------------

Noninterest-bearing liabilities:
 Demand deposits                                  148,172                                     134,315
 Other liabilities                                  9,907                                       8,663
Shareholders' equity                              153,591                                     125,008
                                               ---------------------------------------     ---------------------------------------
                    TOTAL LIABILITIES AND
                     SHAREHOLDERS' EQUITY      $2,015,226                                  $1,726,772
                                               =======================================     =======================================
                      NET INTEREST INCOME                       $ 72,221                                    $ 59,679
                                               =======================================     =======================================
                      NET INTEREST MARGIN                                         3.74%                                       3.63%
                                               =======================================     =======================================


-----------------------------------------------------------------------------------------------------------------------------------
(1) For purposes of these computations, nonaccrual loans are included in the average loan amounts outstanding. Interest on nonaccrual loans is recorded when received.
(2) Interest income on loans includes loan fees, which were not material to any period presented.
(3) Information is presented on a tax-equivalent basis assuming a tax rate of 35%. The tax-equivalent adjustments were approximately $274,000, $285,000, $257,000, $263,000 and $251,000 for the years ended December 31, 2001, 2000, 1999, 1998 and
    1997, respectively.


12


                                                                          TWELVE MONTHS ENDED DECEMBER 31
(dollars in thousands)                                           1999                                        1998
                                               ========================================    ========================================
                                                                INTEREST                                    INTEREST
                                                 AVERAGE         INCOME/         YIELD/      AVERAGE         INCOME/         YIELD/
                                                 BALANCE         EXPENSE          RATE       BALANCE         EXPENSE          RATE
ASSETS
Interest-earning assets:
 Loans(1)(2)
  Taxable                                      $1,029,254       $ 87,920          8.55%    $  882,613       $ 78,402          8.88%
  Tax exempt(3)                                       520             57         11.03
 Held to maturity securities
  Taxable                                          36,968          2,310          6.25         39,310          2,501          6.36
  Tax-exempt(3)                                     7,654            778         10.17          8,270            853         10.32
 Available for sale securities                    298,410         17,855          5.98        322,154         19,755          6.13
 Trading account securities                           858             55          6.38            930             60          6.41
 Federal funds sold and other
  short-term investments                           40,488          2,110          5.21         28,177          1,528          5.42
                                               ---------------------------------------     ---------------------------------------
            TOTAL INTEREST-EARNING ASSETS       1,414,152        111,085          7.86      1,281,454        103,099          8.05
                                               ---------------------------------------     ---------------------------------------

Noninterest-earning assets:
 Cash and due from banks                           27,908                                      24,543
 Bank premises and equipment                       28,904                                      15,928
 Other assets                                      22,624                                      20,425
 Allowance for possible
  loan losses                                     (20,108)                                    (15,871)
                                               ---------------------------------------     ---------------------------------------
                             TOTAL ASSETS      $1,473,480                                  $1,326,479
                                               =======================================     =======================================

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 NOW accounts                                  $   28,123       $    339          1.20%    $   25,565       $    419          1.64%
 Money market accounts                            723,692         31,178          4.31        631,451         29,311          4.64
 Savings deposits                                  26,951            797          2.96         24,127            713          2.96
 Time deposits of $100,000
  or more                                          41,233          1,970          4.78         35,415          1,860          5.25
 Other time deposits                              314,084         15,548          4.95        317,377         16,935          5.34
                                               ---------------------------------------     ---------------------------------------
          TOTAL INTEREST-BEARING DEPOSITS       1,134,083         49,832          4.39      1,033,935         49,238          4.76

 Federal funds purchased,
  repurchase agreements and
  other short-term borrowings                      89,255          4,218          4.73         66,777          3,262          4.88
 Convertible debentures
 Long-term debt
 Guaranteed preferred
  beneficial interests in
  subordinated debentures                          14,950          1,040          6.96         14,950          1,093          7.31
                                               ---------------------------------------     ---------------------------------------
       TOTAL INTEREST-BEARING LIABILITIES       1,238,288         55,090          4.45      1,115,662         53,593          4.80
                                               ---------------------------------------     ---------------------------------------

Noninterest-bearing liabilities:
 Demand deposits                                  122,522                                     103,969
 Other liabilities                                  1,455                                       3,968
Shareholders' equity                              111,215                                     102,880
                                               ---------------------------------------     ---------------------------------------
                    TOTAL LIABILITIES AND
                     SHAREHOLDERS' EQUITY      $1,473,480                                  $1,326,479
                                               =======================================     =======================================
                      NET INTEREST INCOME                       $ 55,995                                    $ 49,506
                                               =======================================     =======================================
                      NET INTEREST MARGIN                                         3.96%                                       3.86%
                                               =======================================     =======================================


                                                                             13

                                                    TWELVE MONTHS ENDED DECEMBER 31
(dollars in thousands)                                           1997
                                               ========================================
                                                                INTEREST
                                                 AVERAGE         INCOME/         YIELD/
                                                 BALANCE         EXPENSE          RATE
ASSETS
Interest-earning assets:
 Loans(1)(2)
  Taxable                                      $  810,038        $73,447          9.07%
  Tax exempt(3)
 Held to maturity securities
  Taxable                                          43,172          2,887          6.69
  Tax-exempt(3)                                     7,784            820         10.54
 Available for sale securities                    270,121         16,779          6.21
 Trading account securities                           914             62          6.80
 Federal funds sold and other
  short-term investments                           27,357          1,510          5.52
                                               ---------------------------------------
            TOTAL INTEREST-EARNING ASSETS       1,159,386         95,505          8.24
                                               ---------------------------------------

Noninterest-earning assets:
 Cash and due from banks                           25,539
 Bank premises and equipment                       12,264
 Other assets                                      16,994
 Allowance for possible
  loan losses                                     (13,658)
                                               ---------------------------------------
                             TOTAL ASSETS      $1,200,525
                                               =======================================

LIABILITIES AND
SHAREHOLDERS' EQUITY
Interest-bearing liabilities:
 NOW accounts                                  $   22,438        $   383          1.71%
 Money market accounts                            457,914         22,716          4.96
 Savings deposits                                  22,820            675          2.96
 Time deposits of $100,000
  or more                                          37,244          2,008          5.39
 Other time deposits                              410,766         22,717          5.53
                                               ---------------------------------------
          TOTAL INTEREST-BEARING DEPOSITS         951,182         48,499          5.10

 Federal funds purchased,
  repurchase agreements and
  other short-term borrowings                      54,549          2,780          5.10
 Convertible debentures                               666             54          8.00
 Long-term debt
 Guaranteed preferred
  beneficial interests in
  subordinated debentures                          12,369            910          7.36
                                               ---------------------------------------
       TOTAL INTEREST-BEARING LIABILITIES       1,018,766         52,243          5.13
                                               ---------------------------------------

Noninterest-bearing liabilities:
 Demand deposits                                   93,707
 Other liabilities                                  3,554
Shareholders' equity                               84,498
                                               ---------------------------------------
                    TOTAL LIABILITIES AND
                     SHAREHOLDERS' EQUITY      $1,200,525
                                               =======================================
                      NET INTEREST INCOME                        $43,262
                                               =======================================
                      NET INTEREST MARGIN                                         3.73%
                                               =======================================

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



                                         YEAR ENDED                       YEAR ENDED                     YEAR ENDED
                                     DECEMBER 31, 2001                DECEMBER 31, 2000               DECEMBER 31, 1999
                                        COMPARED TO                      COMPARED TO                     COMPARED TO
                                     DECEMBER 31, 2000                DECEMBER 31, 1999               DECEMBER 31, 1998
                                ============================     ===========================     ===========================
                                                       Increase (decrease) attributable to change in:
                                           YIELD/     NET                   YIELD/    NET                   YIELD/    NET
(dollars in thousands)           VOLUME     RATE     CHANGE       VOLUME     RATE    CHANGE       VOLUME     RATE    CHANGE
                                ============================     ===========================     ===========================
INTEREST EARNED ON:
 Loans(1)(2)                    $15,862   $(15,634)  $   228     $17,854   $ 7,053   $24,907     $12,668   $(3,093)  $ 9,575
 Held to maturity securities
  Taxable                          (305)       127      (178)      3,175       100     3,275        (148)      (43)     (191)
  Tax-exempt(1)                     (14)       (10)      (24)        (73)      (11)      (84)        (63)      (12)      (75)
 Available for sale securities    3,648     (4,395)     (747)       (372)    2,140     1,768       1,427)     (473)   (1,900)
 Trading account
  securities                        (30)        (7)      (37)         37         3        40          (5)                 (5)
 Federal funds sold and other
  short-term investments          2,294       (755)    1,539        (708)      427      (281)        643       (61)      582
                                ----------------------------     ---------------------------     ---------------------------

                TOTAL INTEREST
                        INCOME   21,455    (20,674)      781      19,913     9,712    29,625      11,668    (3,682)    7,986
                                ----------------------------     ---------------------------     ---------------------------
INTEREST PAID ON:
 NOW accounts                        40        (55)      (15)        (12)      (32)      (44)         39      (119)      (80)
 Money market accounts           10,625    (21,633)  (11,008)      8,889    11,902    20,791       4,059    (2,192)    1,867
 Savings                            106        (67)       39          20                  20          84                  84
 Time deposits of
  $100,000 or more                 (136)      (247)     (383)        631       405     1,036         286      (176)      110
 Other time deposits             (2,298)      (104)   (2,402)      1,696     1,716     3,412        (173)   (1,214)   (1,387)
 Federal funds purchased,
  repurchase agreements
  and other short-term
  borrowings                     (1,973)    (1,016)   (2,989)       (268)      832       564       1,232      (276)      956
 Long-term borrowings             5,477       (480)    4,997                   163       163                   (53)      (53)
                                ----------------------------     ---------------------------     ---------------------------

                TOTAL INTEREST
                       EXPENSE   11,841    (23,602)  (11,761)     10,956    14,986    25,942       5,527    (4,030)    1,497
                                ----------------------------     ---------------------------     ---------------------------

                  NET INTEREST
                        INCOME  $ 9,614   $  2,928   $12,542     $ 8,957   $(5,274)  $ 3,683     $ 6,141   $   348   $ 6,489
                                ============================     ===========================     ===========================


----------------------------------------------------------------------------------------------------------------------------
(1) Information is presented on a tax-equivalent basis assuming a tax rate of 35%. The approximate tax equivalent adjustments were $274,000, $285,000, $257,000 and $263,000 for the years ended December 31, 2001, 2000, 1999 and 1998, respectively.
(2) Average balances included nonaccrual loans.

LENDING AND CREDIT MANAGEMENT

     Interest earned on the loan portfolio is the primary source of income for the Company. The loan portfolio represents 72% of the Company's total assets and for the year ended December 31, 2001, total loans were up approximately $102 million. Loan growth occurred primarily in the real estate related area. The table on the following page shows the composition of the loan portfolio at the end of each of the periods indicated.

LENDING AND CREDIT MANAGEMENT continued



                                     2001                 2000                 1999               1998               1997
(dollars in thousands)            AMOUNT      %        AMOUNT      %        AMOUNT      %      AMOUNT      %      AMOUNT      %
                              ==================   ==================   ==================   ================   ================

Commercial, financial,
 agricultural, municipal
 and industrial development   $  632,211   42.8%   $  662,785   48.2%   $  527,382   47.6%   $434,467   46.9%   $369,559   43.6%
Real estate construction         116,103    7.8       101,561    7.4        60,432    5.5      40,019    4.3      37,536    4.4
Real estate mortgage:
 One-to-four family
  residential loans              135,977    9.2       123,896    9.0       112,405   10.2     103,140   11.1     117,105   13.8
 Other real estate loans         557,485   37.7       452,781   32.9       374,710   33.8     328,493   35.4     307,624   36.3
Lease financing                   20,482    1.4        18,142    1.3        19,676    1.8      10,175    1.1       7,199     .8
Installment and consumer          16,035    1.1        16,707    1.2        12,734    1.1      10,748    1.2       8,912    1.1
                              ------------------   ------------------   ------------------   ----------------   ----------------

                TOTAL LOANS   $1,478,293  100.0%   $1,375,872  100.0%   $1,107,339  100.0%   $927,042  100.0%   $847,935  100.0%
                              ==================   ==================   ==================   ================   ================

The following table sets forth the remaining maturities for loans as of December 31, 2001.


                                               OVER ONE YEAR
                                            THROUGH FIVE YEARS      OVER FIVE YEARS
                                            -------------------    -----------------
                              ONE YEAR       FIXED     FLOATING    FIXED    FLOATING
(dollars in thousands)        OR LESS         RATE       RATE       RATE      RATE          TOTAL
                              ========      ===================    =================      ==========

Commercial, financial,
 agricultural, municipal
 and industrial development   $389,279      $ 86,520   $146,723    $ 7,672   $ 2,017      $  632,211
Real estate construction        70,435        14,197     31,471                              116,103
Real estate mortgage           218,330       329,361     62,366     65,342    18,063         693,462
Lease financing                  1,125        19,357                                          20,482
Installment and consumer        12,801         2,484        689         61                    16,035
                              --------      -------------------    -----------------      ----------

                TOTAL LOANS   $691,970      $451,919   $241,249    $73,075   $20,080      $1,478,293
                              ========      ===================    =================      ==========

     The Company makes the majority of its loans to customers located within the St. Louis and Phoenix metropolitan areas. The Company has no foreign loans and no significant agricultural loans. The Company has traditionally emphasized commercial lending and at December 31, 2001, 90% of the loan portfolio was in commercial, industrial and commercial real estate loans.
     An economic downturn and management's ability to deal with changing economic conditions would affect the quality of the portfolio. The Company strives to mitigate these risks by following written loan policies and procedures. These loan policies and procedures are designed to ensure prudent loan underwriting standards. The loan policy provides that each lending officer has a defined lending authority. New loans in excess of $250,000 are reviewed by the Senior Loan Committee.
     The Company maintains an allowance for possible loan losses to absorb losses inherent in the loan portfolio. The allowance for loan losses is based on an ongoing assessment of risk of loss. The allowance for loan losses has two components: a specific and a general portion. The specific portion is determined by the Banks' risk rating system. Generally, all existing loans in excess of $150,000, other than residential mortgages, are reviewed on an annual basis. The Company assigns a reserve amount consistent with each loan's rating category. The reserve amount is based on loss experience over prescribed periods. The specific reserves are established based on the loan rating system which focuses on historical loss experience.
     The actual amount of losses incurred can vary significantly from the estimated amount. The Company's methodology includes general factors intended to minimize the differences in estimate and actual losses. These factors allow the Company to adjust its estimates of losses based on the most recent information available. Although the Company determines the amount of each element of the allowance for loan losses separately, and this process is an important credit management tool, the entire allowance for loan losses is available for the entire loan portfolio.
     The general reserves are necessary to deal with conditions that cannot be directly measured in the risk rating system. These risks are subject to a higher degree of uncertainty but are a critical component of the total allowance for possible loan losses. Factors involved in determining the general reserve include: national and local economic conditions, downturns in specific industries including loss in collateral value, the results of bank regulatory exams, trends in credit quality at the Company and in the banking industry, loan volumes and concentrations, findings of internal credit reviews, and trends in risk rating changes.
     General reserve levels were increased to account for the impact of the recession on the portfolio. The Company's continued exposure to Shared National Credits also was a factor in increasing the general reserve level.
     Loan growth in 2001 was below expectations. The real estate portfolio continued strong growth in both the St. Louis and Phoenix markets. The increase in construction loans was based primarily on pre-leased warehouse and office space. The Company has limited exposure to unleased real estate projects. Loan growth was hampered by an unusually large number of loans which moved to permanent lenders. This move to permanent lenders was expected as some customers took advantage of the drop in long-term interest rates to refinance their real estate projects. A more stable interest rate environment should reduce the number of loans moving to long-term lenders.
     The Phoenix market will be a strong source of loan growth in 2002. Management believes loan growth will return to more normal levels in 2002. The loan growth will come from both commercial industrial as well as commercial real estate areas.
     Other factors considered by management when establishing the general reserve were the impacts of the current general economic slowdown, declining commodity prices, the changing economic and regulatory environment related to communication and technology companies, and slowed retail sales in 2001. In management's judgment,

LENDING AND CREDIT MANAGEMENT CONTINUED

the allowance for possible loan losses is considered adequate to absorb potential losses in the total loan portfolio.
     The loan review process is designed to identify problem credits. Potential problem loans are monitored by the lending staff and by senior management. It is the policy of the Company to discontinue the accrual of interest on any loan where the payment of principal or interest on a timely basis in the normal course of business is in doubt. The discontinuance of interest accrual on a loan occurs at any time that a significant problem is detected in the normal payment process. The Company's policy is to automatically place a loan on nonaccrual status when it becomes 90 days past due, unless it is well-secured and in the process of collection.
     As a part of their examination process, various regulatory agencies review the Company's allowance for possible loan losses. These agencies have the authority to require the Company to recognize additions to the allowance based upon their judgment. The table below summarizes for the periods indicated activity in the Company's allowance for possible loan losses, including loans charged off, loan recoveries and additions to the allowance charged to operating expenses.
     The Company experienced unusually large loan losses in 2001. The losses were largely confined to four credits; three in the manufacturing sector and one advertising company. Because the Company is devoted to providing loans to businesses, the portfolio can sometimes experience fluctuations in nonperforming assets. The allowance for loan losses continues to be strong as the allowance for loan losses covers nonperforming loans nearly three times.
     Gross interest income on nonaccrual and restructured loans, which would have been recorded under the original terms of the loans, was approximately $1,081,000 in 2001, $903,000 in 2000 and $278,000 in 1999. Of this amount, approximately $805,000, $374,000 and $292,000 was actually recorded as interest income on such loans in 2001, 2000 and 1999, respectively.
     As of December 31, 2001, the Company had approximately $4 million in loans which were not included in nonaccrual, past due 90 days or more or restructured categories, but where the borrowers were currently experiencing potential credit problems that raised doubts as to the ability of the borrowers to comply with the present loan repayment terms.



SUMMARY OF LOAN LOSS EXPERIENCE
AND RELATED INFORMATION (dollars in thousands)                            2001          2000          1999        1998        1997
==================================================================================================================================
ALLOWANCE FOR POSSIBLE LOAN LOSSES (BEGINNING OF PERIOD)            $   24,016    $   21,649    $   18,144    $ 14,892    $ 12,624
                                                                    --------------------------------------------------------------

LOANS CHARGED OFF:
  Commercial and industrial                                            (12,898)       (3,094)       (2,054)     (1,958)     (2,071)
  Real estate mortgage                                                  (1,936)         (170)         (254)       (200)       (726)
  Installment                                                               (5)          (43)          (45)        (74)        (34)
                                                                    --------------------------------------------------------------
                                      TOTAL LOANS CHARGED OFF          (14,839)       (3,307)       (2,353)     (2,232)     (2,831)
                                                                    --------------------------------------------------------------

RECOVERIES OF LOANS PREVIOUSLY CHARGED OFF:
  Commercial and industrial                                              1,701           907           530         925         705
  Real estate mortgage                                                     828           582           246         104         290
  Installment                                                               18             1            31           5           4
                                                                    --------------------------------------------------------------
                                             TOTAL RECOVERIES            2,547         1,490           807       1,034         999
                                                                    --------------------------------------------------------------
Net loans charged off                                                  (12,292)       (1,817)       (1,546)     (1,198)     (1,832)
                                                                    --------------------------------------------------------------
Provision for possible loan losses                                      14,079         4,184         5,051       4,450       4,100
                                                                    --------------------------------------------------------------
ALLOWANCE FOR POSSIBLE LOAN LOSSES (END OF PERIOD)                  $   25,803    $   24,016    $   21,649    $ 18,144    $ 14,892
                                                                    ==============================================================

LOANS OUTSTANDING:
  Average                                                           $1,413,710    $1,228,172    $1,029,774    $882,613    $810,038
  End of period                                                      1,475,868     1,373,435     1,104,498     925,961     847,091
Ratio of allowance for possible loan losses to loans outstanding:
  Average                                                                 1.83%         1.96%         2.10%       2.06%       1.84%
  End of period                                                           1.75          1.75          1.96        1.96        1.76
Ratio of net charge-offs to average loans outstanding                      .87           .15           .15         .14         .23

PERCENT OF CATEGORIES TO TOTAL LOANS:
  Commercial, industrial and marketable security loans                   42.77%        48.26%        47.62%      46.86%      43.58%
  Commercial loans secured by real estate                                37.71         32.97         33.84       35.43       36.28
  Construction and land development loans                                 7.85          7.39          5.46        4.32        4.43
  Real estate mortgage                                                    9.20          9.02         10.15       11.13       13.81
  Lease financing                                                         1.39          1.14          1.78        1.10         .85
  Consumer loans                                                          1.08          1.22          1.15        1.16        1.05
                                                                    --------------------------------------------------------------
                                                        TOTAL           100.00%       100.00%       100.00%     100.00%     100.00%
                                                                    ==============================================================

ALLOCATION OF ALLOWANCE FOR POSSIBLE LOAN LOSSES (END OF PERIOD):
  Commercial and industrial                                         $   13,511    $   15,376    $    8,438    $  6,431    $  4,706
  Real estate mortgage                                                   8,749         6,924         4,982       4,165       4,502
  Installment                                                              147           160           125          90          76
  Lease financing                                                          156           180           143          77          54
  General                                                                3,240         1,376         7,961       7,381       5,554
                                                                    --------------------------------------------------------------
                                                        TOTAL       $   25,803    $   24,016    $   21,649    $ 18,144    $ 14,892
                                                                    ==============================================================


                                                                                YEAR ENDED DECEMBER 31
NONPERFORMING ASSETS BY CATEGORY (dollars in thousands)        2001          2000          1999         1998        1997
===========================================================================================================================
Commercial, industrial and marketable security loans:
  Nonaccrual                                                $    6,183    $    5,436    $    2,440   $   1,118    $    638
  Past due 90 days or more                                                       476            92
  Restructured terms                                                14           143            79         101          93
Commercial loans secured by real estate:
  Nonaccrual                                                       223         2,151                                   254
  Past due 90 days or more
  Restructured terms                                               371
Construction and land development loans:
  Nonaccrual                                                       472
  Past due 90 days or more
  Restructured terms
Real estate mortgage:
  Nonaccrual                                                     1,747           949           311         336       1,122
  Past due 90 days or more                                                        78           279
  Restructured terms                                                74
Consumer loans:
  Nonaccrual                                                                      11             5           3          65
  Past due 90 days or more
  Restructured terms                                                              84            11          11          19
                                                            ---------------------------------------------------------------
                                TOTAL NONPERFORMING LOANS        9,084         9,328         3,217       1,569       2,191
Other real estate                                                   10            10            10         160       1,421
                                                            ---------------------------------------------------------------
                               TOTAL NONPERFORMING ASSETS   $    9,094    $    9,338    $    3,227   $   1,729    $  3,612
                                                            ===============================================================

Loans, net of unearned discount                             $1,475,868    $1,373,435    $1,104,498   $ 925,961    $847,091
Allowance for possible loan losses to loans                       1.75%         1.75%         1.96%       1.96%       1.76%
Nonperforming loans to loans                                       .62           .68           .29         .17         .26
Allowance for possible loan losses to nonperforming loans       284.05        257.46        672.96    1,156.41      679.69
Nonperforming assets to loans and foreclosed assets                .62           .68           .29         .19         .43


INVESTMENT PORTFOLIO

     The securities portfolio of the Company meets a number of objectives that includes providing a stable source of income with little credit risk, providing a source of liquidity as securities mature, providing collateral for pledging, and helping balance the Company's asset-liability position. Securities in the available for sale category meet the above needs and additionally provide a source of liquidity through their ability to be sold to fund loan growth. Securities might be purchased for the available for sale account when the level of interest rates or the shape of the yield curve favors investing in longer-term securities, even though the Company does not expect to hold such securities to maturity. In addition, securities may need to be purchased and, at a later date, sold in order to help balance the asset-liability position. Finally, the Company attempts to fully utilize its equity at all times. When the level of equity is adequate to support greater assets than can be achieved by the Company's efforts to attract quality loans, the Company will invest in securities provided such investment is consistent with the asset sensitivity objective of the Company and adds to the Company's earnings. This is consistent with the Company's objective of maximizing return on equity to a larger extent than return on assets.
     As of December 31, 2001 and 2000, securities held in the Trading Account were $477,000 and $659,000, respectively. Available for sale securities were $382 million at the end of 2001 and $332 million at the end of 2000. Held to maturity securities were $81 million at the end of 2001 and $91 million at the end of 2000.
     The Company regularly reviews its asset-liability position based upon its internal rate sensitivity analysis, which includes adjustments to reflect management's best estimates of probable maturities and pricing of various interest-bearing liabilities in response to changes in the level of interest rates.
     When the Company believes that the interest rate environment favors investing in longer-term securities, it will add to its investment portfolio and extend duration. This occurred in 2000. At the beginning of 2001, the Company's asset-liability position was not interest rate neutral. It favored falling interest rates. The Company held a large portfolio with a duration of approximately four years. As the year began, the Federal Reserve initiated a series of interest rate reductions that we interpreted to reflect their desire to be aggressively proactive to avoid a recession. The interest rate curve had shifted sharply lower from its levels of only one year before. Believing that we were nearing the end of this downward shift, the Company acted in the first quarter to move toward interest neutrality by selling $82 million of securities and initiating an interest rate futures short position to provide an "economic hedge" of up to $127 million of the Company's investment portfolio. In doing so, the Company endeavored to lock-in a gain of approximately $8 million.


     As the year progressed, the Company gradually reduced the derivative position and the amount of the corresponding "hedged" portfolio. With the benefit of hindsight, the hedge was premature because interest rates continued to decline into the fourth quarter. For the year, the result was a loss in the derivative position of $6,179,000 and gains realized on securities sold of $14,828,000. At year-end the total investment portfolio had increased from $422,439,000 at the end of 2000 to $462,462,000 at the end of 2001 and more importantly, the duration had been reduced from approximately 4.0 years to approximately 1.3 years. The Company believes that at the end of 2001, it was positioned to benefit modestly from rising rates in 2002.

INVESTMENT PORTFOLIO CONTINUED

     Because the Company has historically maintained high loan to deposit ratios and a great percentage of those loans are in commercial loans, the Company's policy has been to minimize credit risk in the securities portfolio. As of December 31, 2001, 98% of held to maturity securities were U.S. Government or obligations guaranteed by the U.S. Government and U.S. Agencies. As of December 31, 2001, 86% of the Company's available for sale securities were U.S. Government and U.S. Agency obligations. Ten percent of securities in the available for sale account consisted of Collateralized Mortgage Obligations (CMO's). The remaining balance in the available for sale account was invested in Federal Home Loan Bank stock and other debt and equity securities.
     As of December 31, 2001, the Company owned $4.9 million in Public Housing Authority bonds (PHAs). These PHAs were purchased prior to the Tax Reform Act of 1986 and are therefore 100% exempt from Federal income taxes. PHAs are backed by the "full faith and credit" of the U.S. Government.
     In addition, the Company has a small amount of "bank qualified" tax-exempt securities. The total amount of these issues as of December 31, 2001, was $2.0 million. Southwest Bank of St. Louis became a member of the Federal Home Loan Bank in 1993, which required an initial equity investment of $1.8 million. Since that time, Southwest Bank of St. Louis' borrowings from the Federal Home Loan Bank have required an increase in that investment and as of December 31, 2001, the Bank's investment was $6.6 million.
     As of December 31, 2001, the contractual maturities of securities and their weighted average yield in the held to maturity and available for sale portfolios were as follows:



                                                     OVER ONE   OVER FIVE
                                                     THROUGH     THROUGH     OVER      WEIGHTED
                                          ONE YEAR     FIVE        TEN       TEN        AVERAGE
(dollars in thousands)                     OR LESS    YEARS       YEARS     YEARS       YIELDS
                                         ======================================================

United States Treasury securities        $           $  2,996   $          $             6.26%
Obligations of United States
 Government agencies                      263,915      88,891     39,722     39,750      4.06
PHA bonds guaranteed by the
 United States Government(1)                            3,398      1,477                10.18
States and political subdivisions(1)          100         525        792        500      8.74
Federal Home Loan Bank stock and other      6,954                             9,339      6.98
                                         ------------------------------------------------------

  Total securities(2)                    $270,969    $ 95,810   $ 41,991   $ 49,589      4.27%
                                         ======================================================

Weighted average yield(1)                    3.02%       5.80%      6.87%      5.89%
                                         ======================================================

-----------------------------------------------------------------------------------------------
(1) Rates on PHA bonds and states and political subdivisions have been adjusted to tax-equivalent yields using the marginal statutory Federal income tax rate of 35%.
(2) Available for sale securities are stated at amortized cost.


DEPOSITS

     Deposits are the principal source of funds for the Company. At December 31, 2001, the Company's total deposits were $1.728 billion. Deposits consist primarily of core deposits from the local market areas surrounding each of the Company's offices. The Company has not used brokered deposits as a source of funds, although its capitalization would permit such activity on an unrestricted basis under current regulations. The following table sets forth the distribution of the Company's deposit accounts at the dates indicated and the weighted average nominal interest rates for each category of deposit.



                                                                            DECEMBER 31
                                         2001                                  2000                                1999

                                       PERCENT OF                           PERCENT OF                          PERCENT OF
(dollars in thousands)      AMOUNT      DEPOSITS     RATE          AMOUNT    DEPOSITS    RATE           AMOUNT   DEPOSITS    RATE
                        ----------------------------------   ---------------------------------     -------------------------------
Demand deposits         $  179,886       10.41%                $  150,218       9.18%               $  129,818      9.87%
NOW accounts                36,060        2.09        .90%         30,785       1.88     1.09%          28,289      2.15     1.20%
Money market accounts    1,127,860       65.26       3.66       1,068,371      65.30     5.75          697,980     53.05     4.31
Savings deposits            39,779        2.30       2.73          27,396       1.67     2.96           28,215      2.14     2.96
Time deposits of
 $100,000 or more           45,661        2.64       5.18          51,797       3.17     5.66           52,106      3.96     4.78
Other time deposits        299,041       17.30       5.44         307,664      18.80     5.47          379,308     28.83     4.95
                        ----------------------------------   ---------------------------------     -------------------------------

      TOTAL DEPOSITS    $1,728,287      100.00%                $1,636,231     100.00%               $1,315,716    100.00%
                        ==================================   =================================     ===============================

The aggregate amount of maturities for time deposits for the five years beginning in 2002 are $241,265,000, $39,728,000, $23,326,000, $3,999,000,
and $36,384,000.

DEPOSITS CONTINUED

AMOUNTS AND MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

The following table sets forth the amount and maturities of time deposits of $100,000 or more at December 31, 2001 and December 31, 2000.



                                                DECEMBER 31
(dollars in thousands)                        2001        2000
                                           =======     =======
Three months or less                       $15,014    $21,634
Over three months through six months         9,994       8,072
Over six months through twelve months       10,630      17,439
Over twelve months                          10,023       4,652
                                           -------     -------

                               TOTAL       $45,661     $51,797
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

The following table represents the Company's interest rate position based upon contractual maturities only for various time periods, as of December 31, 2001.



                                                 0 TO 3         4 TO 12         1 TO 5       OVER 5
(dollars in thousands)                           MONTHS          MONTHS          YEARS       YEARS        TOTAL
                                               ===================================================================
Earning Assets
  Loans                                        $  826,688     $   134,529     $ 447,736     $ 66,915    $1,475,868
  Securities                                      120,877         150,461        96,411       94,713       462,462
  Other short-term investments                     16,500                           201          276        16,977
                                               -------------------------------------------------------------------
                      TOTAL EARNING ASSETS     $  964,065     $   284,990     $ 544,348     $161,904    $1,955,307
                                               ===================================================================

Funding Sources
  Demand accounts                              $  179,886     $               $             $           $  179,886
  Money market accounts                         1,127,860                                                1,127,860
  Time deposits                                    87,825         153,440       103,437                    344,702
  Savings accounts                                 39,779                                                   39,779
  NOW accounts                                     36,060                                                   36,060
  Guaranteed preferred beneficial interests
   in subordinated debentures                                                                 14,950        14,950
  Other borrowed funds                             45,698                        45,000       55,000       145,698
                                               -------------------------------------------------------------------
                     TOTAL FUNDING SOURCES     $1,517,108     $   153,440     $ 148,437     $ 69,950    $1,888,935
                                               ===================================================================

Off-balance sheet financial instruments        $   14,000                                   $(14,000)

Interest sensitivity gap                       $ (539,043)    $   131,550     $ 395,911     $ 77,954
Cumulative gap                                 $ (539,043)    $  (407,493)    $ (11,582)    $ 66,372
Gap as a percentage of total earning assets         (27.6%)         (20.8%)         (.6%)       3.39%


     The Company enters into derivative transactions primarily as part of its asset-liability management strategy to manage interest rate risk. These transactions involve the exchange of interest payments based on a notional amount. The notional amounts of these transactions express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company at December 31, 2001 and 2000 was approximately $1,666,000 and $449,000, respectively.

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

maintaining acceptable levels of interest rate and liquidity risk and facilitating the funding needs of the Company. The Company utilizes gap analysis as the primary quantitative tool in measuring the amount of interest rate risk that is present at the end of each quarter. This tool quantifies the effects of various interest rate scenarios on the projected net interest margin over each of the ensuing five years.
     During 2001, the Company changed its interest rate sensitivity from being positioned to benefit by falling rates, to one that benefits slightly by rising rates. This was achieved by changes in the investment portfolio (discussed on page 17) and two other steps. First, primarily to reduce exposure to rising interest rates, the Company borrowed $100 million at fixed term rates from the Federal Home Loan Bank (details are provided in Note J - Long-Term Borrowings). Secondly, the Company entered into an interest rate swap that has the effect of fixing the rate paid on the $14,950,000 guaranteed preferred beneficial interests in subordinated debentures for a period of five years at 7.17%.
     The Company also uses simulation of interest rate shocks and investment portfolio duration to measure and limit interest rate risk. The Company uses derivative financial instruments, including interest rate swaps, futures, and options, with indices that correlate to on-balance sheet instruments to modify its indicated net interest sensitivity to levels deemed to be appropriate based on the Company's current economic outlook.
     The following table provides information about the Company's financial instruments used for purposes other than trading that are sensitive to changes in interest rates. For loans, securities, and liabilities with contractual maturities, the table presents principal cash flow and related weighted-average interest rates by contractual maturities. For core deposits (e.g., DDA, interest checking, savings and money market deposits) that have no contractual maturity, the table presents principal cash flows and, as applicable, related weighted-average interest rates based on the Company's historical experience and management's judgment concerning their most likely withdrawal behaviors. No table is presented for the Company's use of derivative financial instruments and other financial instruments used for trading purposes as these activities were immaterial for the periods presented.
     For derivative financial instruments, the table presents notional amounts and weighted-average interest rates by contractual maturity date. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.


                                                                                                                         FAIR
                                                                                                      THERE-             VALUE
YEAR OF CONTRACTUAL MATURITY (dollars in millions)   2002       2003       2004      2005     2006     AFTER    TOTAL   12/31/01
================================================================================================================================

RATE SENSITIVE ASSETS:
 Fixed interest rate loans                          $ 213      $ 112      $ 167     $  75    $  95    $  70    $  732    $  749
  Average interest rate                              8.00%      8.00%      7.94%     7.95%    7.86%    7.69%     7.94%
 Variable interest rate loans                       $ 453      $ 130      $  76     $  28    $  35    $  22    $  744    $  744
  Average interest rate(1)                           5.30%      5.39%      5.38%     5.28%    5.53%    5.67%     5.30%
 Fixed interest rate securities                     $ 265      $  73      $  20     $   3    $   1    $  97    $  459    $  467
  Average interest rate                              2.94%      5.65%      5.46%     5.60%    5.12%    5.81%     4.11%
 Variable interest rate securities                  $          $          $         $        $        $   2    $    2    $    2
  Average interest rate                                                                                4.63%     4.63%
 Other interest-bearing assets                      $  17      $          $         $        $        $        $   17    $   17
  Average interest rate                              1.75%                                                       1.75%

RATE SENSITIVE LIABILITIES:
 Noninterest-bearing checking                       $ 130      $          $         $        $        $  50    $  180    $  180
  Average interest rate
 Savings & interest-bearing checking                $ 903      $          $         $        $        $ 301    $1,204    $1,204
  Average interest rate(2)                           1.67%                                             1.67%     1.67%
 Time-deposits                                      $ 241      $  40      $  23     $   4    $  37    $        $  345    $  351
  Average interest rate                              4.35%      3.91%      4.45%     5.37%    5.18%              4.40%
 Fixed interest rate borrowings                     $  46      $          $  45     $        $        $  55    $  146    $  163
  Average interest rate                              0.97%                 5.45%                       5.06%     3.90%
 Variable interest rate borrowings                  $          $          $         $        $        $  15    $   15    $   15
  Average interest rate                                                                                3.99%     3.99%

RATE SENSITIVE DERIVATIVE FINANCIAL INSTRUMENTS:
 Interest rate swaps                                $          $          $         $        $  15    $        $   15    $    0
  Average rate                                                                                7.17%              7.17%


--------------------------------------------------------------------------------------------------------------------------------
(1) The average interest rate for variable interest rate loans should approximate the Company's internal prime rate plus approximately 50 basis points.
(2) The average interest rate for savings and interest-bearing checking deposits may change as market rates change; however, there is no correlation between these rates and any market rate index. These rates are more competitive driven than market driven.

NONINTEREST INCOME

The following table sets forth the Company's noninterest income for the periods indicated.



                                              YEAR ENDED DECEMBER 31
(dollars in thousands)                       2001     2000      1999
                                           ===========================
Service charges on deposit accounts        $ 2,631   $ 2,268  $ 2,226
Security gains (losses), net                14,828     2,426   (1,251)
Trading profits (losses) and commissions    (3,335)    2,290    7,225
Merchant credit card fees                    2,013     2,004    1,619
Other                                        3,267     3,311    2,184
                                           --------------------------
                TOTAL NONINTEREST INCOME   $19,404   $12,299  $12,003
                                           ==========================

     Total noninterest income for 2001 was $19,404,000, up $7,105,000 from $12,299,000 in 2000 and also up sharply from $12,003,000 in 1999. Gains on sales of securities were $14,828,000 in 2001 and were primarily responsible for the substantial increase in noninterest income. Offsetting a portion of the increased securities gains were losses on interest rate derivative contracts of $6,179,000.
     In early 2001, the Company entered into an economic hedge transaction to reduce the Banks' exposure to rising interest rates. As interest rates declined in 2001, losses on the derivative contracts were incurred. Most of the derivative contracts were closed during the year as the "hedged" securities were sold. Only a small position in the derivative contracts were held at the end of 2001. Comparative derivative trading activities generated gains of $633,000 in 2000 and $5,919,000 of gains in 1999. Limiting the impact of the 2001 derivative contract losses were increased commissions and fees from products sold through the Investment Department primarily to correspondent banks, municipalities or other large commercial customers. In 2001, these fees and sales commissions were $2,844,000, up substantially from $1,657,000 in 2000 and $1,306,000 in 1999. Other portions of 2001 noninterest income included increased service charges on deposit accounts and sharply higher mortgage loan refinancing income.
     Net gains of $2,426,000 were realized on securities sales in 2000, compared with losses of $1,251,000 in 1999. Sales of securities classified as held to maturity generated a loss of $8,000 in 2000. The sale of held to maturity securities are done only within 90 days of each security's maturity date. Sales of available for sale securities generated gains of $2,434,000 in 2000. Only available for sale securities were sold in 2001 and 1999.

NONINTEREST EXPENSE

The following table sets forth the Company's noninterest expense for the periods indicated.



                                             YEAR ENDED DECEMBER 31
(dollars in thousands)                        2001      2000      1999
                                           ===========================
Employee compensation and benefits         $17,370   $15,394   $13,515
Net occupancy                                2,676     2,462     1,738
Equipment                                    2,893     2,573     1,819
Advertising                                  1,545     1,620     1,179
Merchant credit card expense                 1,772     1,754     1,525
Other                                        8,880     8,339     8,742
                                           ---------------------------
               TOTAL NONINTEREST EXPENSE   $35,136   $32,142   $28,518
                                           ===========================

     Noninterest expenses increased to $35,136,000 in 2001, up from $32,142,000 in 2000 and $28,518,000 in 1999. Overall Company growth, merit increases and higher benefits costs have been primarily responsible for the increased total overhead costs in most years. Operating costs for the new Phoenix office which opened in December 2000 were largely responsible for most of the across-the-board increases in 2001. Operating costs for the Des Peres bank office and Company headquarters which opened in late 1999, and significant computer upgrades combined to advance total overhead expenses in 2000 and 1999.
     Overhead costs have grown considerably over the years as a result of the overall Company growth, however the Company's operating efficiency ratios have continued to compare favorably against peer group standards. In 2001, the Company's efficiency ratio was 38.35%, compared to 44.66% and 41.94% in 2000 and 1999, respectively.

INCOME TAXES

     Income taxes for 2001 increased to $15,466,000 from $12,782,000 in 2000 and $12,747,000 in 1999. Annual increases in income and a declining percentage of tax-exempt income to total income have contributed to greater income tax expense.

CAPITAL MANAGEMENT AND RESOURCES

     At the end of 2001, the Company's shareholders' equity had grown to $155,176,000, up $13,911,000 from the end of 2000. Earnings of $26,670,000 provided the largest portion of the Company's capital accumulation in 2001. At December 31, 2001, retained earnings were $137,770,000, or 89% of total shareholders' equity. During 2001, 214,750 shares of common stock were issued as various employee stock options to purchase common stock were exercised. Diminishing 2001's shareholders' equity growth were unrealized losses, net of tax, on available for sale securities of $4,651,000. In addition, a portion of the Company's capital accumulation was offset by cash dividends on common stock of $4,519,000 and the purchase of treasury stock.
     During 2001, the Company's Board of Directors authorized the extension of the 1996 Common Stock Repurchase Plan. The maximum number of shares which may be purchased under this Plan was 800,000, or 8.4% of the Company's outstanding shares on the date of the Plan extension. In 2001, the Company repurchased 242,800 shares of common stock at an average price of $36.58. These 2001 repurchases reduced total shareholders' equity by $8,881,000.
     During the first quarter of 1997, the Company formed MVBI Capital Trust ("MVBI Capital"), a statutory business trust. The Company owns all the common stock of MVBI Capital. MVBI Capital sold 598,000 preferred securities, having a liquidation amount of $25 per security, for a total of $14,950,000. The distributions payable on the preferred securities will float with the 3-Month Treasury plus 2.25%. The preferred securities are considered long-term borrowings and entitled "Guaranteed preferred beneficial interests in subordinated debentures" for financial reporting purposes. For risk-based capital guidelines the amount is considered to be Tier 1 capital.
     The analysis of capital is dependent upon a number of factors including asset quality, earnings strength, liquidity, economic conditions and combinations thereof. Capital adequacy guidelines adopted by the Federal Reserve Board provide two primary criteria for examining capital. The measurements include the risk-based capital guidelines and the capital to total assets or leverage ratio minimum requirement.
     The risk-based capital guidelines require the assignment of a risk-weighting factor to all Company assets and various off-balance sheet exposures. The risk-based capital ratio is calculated by dividing qualifying capital by the sum of risk-weighted assets and risk-weighted off-balance sheet items. Qualifying capital is classified into two tiers. For the Company, Tier 1 capital equals total shareholders' equity and the Guaranteed preferred beneficial interest in subordinated debentures. Tier 2 capital is comprised mostly of the allowance for possible loan losses. As required by the risk-based capital guidelines, no asset or equity adjustments related to Statement of Financial Accounting Standard No. 115 are recognized for these equity analysis purposes.
     The Federal Reserve guidelines required that Tier 1 capital equal or exceed 4.00% of risk-weighted assets, and that the risk-based total capital ratio equal or exceed 8.00%. As of December 31, 2001 and 2000, the Company's Tier 1 capital was 10.59% and 10.19% of risk-weighted assets, and total risk-based capital was 11.85% and 11.44%, respectively. Identical capital standards apply to the Banks. As of December 31, 2001 and 2000, the Southwest Bank of St. Louis' Tier 1 and total risk-weighted capital ratios were 9.20% and 8.73%, and 10.45% and 9.99%, respectively. As of December 31, 2001 and 2000, Southwest Bank, Belleville's Tier 1 and total risk-weighted capital ratios were 22.51% and 23.58%, and 19.34% and 20.35%, respectively. As of December 31, 2001 and 2000, Southwest Bank of Phoenix's Tier 1 and total risk-weighted capital ratios were 15.30% and 16.55%, and 91.75% and 93.00%, respectively.
     The minimum acceptable ratio of Tier 1 capital to total assets, or leverage ratio, has been established by the Federal Reserve Board at 3.00%. As of December 31, 2001 and 2000, the Company's and Southwest Bank of
St. Louis' leverage ratios were 8.17% and 8.11%, and 7.21% and 7.12%, respectively. As of December 31, 2001 and 2000, Southwest Bank, Belleville's leverage ratio was 10.40% and 8.46%. As of December 31, 2001 and 2000, Southwest Bank of Phoenix's leverage ratio was 11.25% and 1,636.65%.
     Management believes that a strong capital position provided by a mix of equity and qualifying long-term debt is essential. Changing economic conditions and the regulatory environment also continue to emphasize the importance of capital strength and depth. Capital provides safety and security for depositors, and it enhances Company value for shareholders by providing opportunities for growth with the selective use of leverage. Various leverage options are also available to the Company including negotiated long-term bank borrowings, short-term revolving lines of credit or other qualifying long-term debt.

LIQUIDITY

     The Company needs to maintain a level of liquidity which will provide a readily available source of funds for new loans and to meet loan commitments and other obligations on a timely basis. Historically, the Company has been loan driven, which means that as loans have increased above 85% of deposits, the Company has taken action to increase the level of core deposits. This action generally involves the use of deposit promotions, paying premium rates coupled with advertising to attract new customers to the Company. Where possible, the Company has timed a deposit promotion to coincide with the opening of a new office so as to achieve maximum growth in deposits. It has been the Company's experience that the majority of deposits raised through these promotions have remained after the promotion is over and have provided a steadily growing base of core deposits. In addition, the steady flow of maturing securities provides a source of liquidity.
     In 1993 Southwest Bank of St. Louis became a shareholder and member of the Federal Home Loan Bank. One of the benefits of this membership is access to funds as a source of liquidity. In 2001, Southwest Bank of Phoenix also became a shareholder and member of the Federal Home Loan Bank. Other sources of liquidity include bank Federal funds lines, securities repurchase agreements, Treasury tax and loan options and negotiated bank lines of credit.

CRITICAL ACCOUNTING POLICIES

     The Company has established various accounting policies which govern the application of accounting principles generally accepted in the United States in the preparation of the Company's financial statements. The significant accounting policies of the Company are described in the footnotes to the consolidated financial statements. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities; management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.
     The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the Financial Review section entitled Lending and Credit Management and
Footnote A Significant Accounting Policies for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

FORWARD-LOOKING STATEMENTS

     Certain statements in this annual report that relate to the plans, objectives or future performances of Mississippi Valley Bancshares, Inc. may be deemed to be forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such statements are based on Mississippi Valley Bancshares, Inc.'s current management expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties, including the effect that changes in interest rates and costs of funds may have on Company earnings and assets, the level of loan defaults and delinquencies, concentration of the Company's loans in two geographic areas, changes in government regulation, the degree and nature of competition and Mississippi Valley Bancshares, Inc.'s ability to grow and successfully operate a new bank in Phoenix, AZ. Additional discussion of factors affecting Mississippi Valley Bancshares, Inc.'s business and prospects is contained in the Company's periodic filings with the Securities and Exchange Commission.

REPORT OF ERNST & YOUNG LLP
                  Independent Auditors


SHAREHOLDERS AND BOARD OF DIRECTORS
MISSISSIPPI VALLEY BANCSHARES, INC.

     We have audited the accompanying consolidated balance sheets of Mississippi Valley Bancshares, Inc. and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mississippi Valley Bancshares, Inc. and its subsidiaries at December 31, 2001 and 2000, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.


/S/ Ernst & Young LLP

St. Louis, Missouri
January 15, 2002


CONSOLIDATED BALANCE SHEETS
                Mississippi Valley Bancshares, Inc. and Subsidiaries



                                                                DECEMBER 31
(dollars in thousands)                                         2001           2000
                                                        ==========================

ASSETS
 Cash and due from banks                                 $   49,173     $   38,273
 Federal funds sold                                          16,500            640
 Held to maturity securities
  (fair value of $85,095 and $93,075,
  respectively)                                              80,926         90,597
 Available for sale securities                              381,536        331,842
 Trading account securities                                     477            659
 Loans                                                    1,478,293      1,375,872
  Less:
  Unearned income                                             2,425          2,437
  Allowance for possible loan losses                         25,803         24,016
                                                         ----------     ----------

    Net loans                                             1,450,065      1,349,419

 Premises and equipment                                      39,812         41,146
 Other assets                                                36,588         36,323
                                                         ----------     ----------

                                       TOTAL ASSETS      $2,055,077     $1,888,899
                                                         ==========     ==========

LIABILITIES
 Deposits:
  Noninterest-bearing                                    $  179,886     $  150,218
  Interest-bearing                                        1,548,401      1,486,013
                                                         ----------     ----------

    Total deposits                                        1,728,287      1,636,231
                                                         ----------     ----------

 Securities sold under
  agreements to repurchase                                   35,400         59,705
 Other short-term borrowings                                 10,298         27,637
 Long-term debt                                             100,000
 Guaranteed preferred beneficial
  interests in subordinated debentures                       14,950         14,950
 Other liabilities                                           10,966          9,111
                                                         ----------     ----------

                                  TOTAL LIABILITIES      $1,899,901     $1,747,634
                                                         ==========     ==========

SHAREHOLDERS' EQUITY
 Preferred stock-par value $1
  ($100 liquidating value)
 Authorized 100,000 shares, none issued
 Common stock-par value $1
  Authorized 20,000,000 shares, issued
  10,022,062 in 2001 and 9,807,312 in 2000                   10,022          9,807
 Capital surplus                                             27,959         22,606
 Retained earnings                                          137,770        115,619
 Accumulated other comprehensive income                       2,084          7,011
 Treasury stock, at cost, 680,200 and 437,400 shares,
  respectively                                              (22,659)       (13,778)
                                                         ----------     ----------

                         TOTAL SHAREHOLDERS' EQUITY         155,176        141,265
                                                         ==========     ==========
                              TOTAL LIABILITIES AND
                               SHAREHOLDERS' EQUITY      $2,055,077     $1,888,899
                                                         ==========     ==========
See accompanying notes.

                                                                          25


CONSOLIDATED STATEMENTS OF INCOME
                     Mississippi Valley Bancshares, Inc. and Subsidiaries


                                                             YEAR ENDED DECEMBER 31
(dollars in thousands, except per share data)               2001          2000         1999
                                                      =====================================

Interest income:
 Interest and fees on loans                           $  113,037    $  112,808   $   87,957
 Held to maturity securities:
  Taxable                                                  5,407         5,584        2,310
  Tax-exempt                                                 471           487          541
 Available for sale securities                            18,876        19,623       17,855
                                                      -------------------------------------
                                                          24,754        25,694       20,706
 Other                                                     3,426         1,923        2,165
                                                      -------------------------------------
                      TOTAL INTEREST INCOME              141,217       140,425      110,828
                                                      -------------------------------------

Interest expense:
 Deposits                                                 61,278        75,047       49,831
 Short-term borrowings                                     1,792         4,781        4,219
 Long-term borrowings                                      6,200         1,203        1,040
                                                      -------------------------------------
                     TOTAL INTEREST EXPENSE               69,270        81,031       55,090
                                                      -------------------------------------
                        NET INTEREST INCOME               71,947        59,394       55,738
Provision for possible loan losses                        14,079         4,184        5,051
                                                      -------------------------------------

                  NET INTEREST INCOME AFTER
         PROVISION FOR POSSIBLE LOAN LOSSES               57,868        55,210       50,687
                                                      -------------------------------------

Other income:
 Service charges                                           2,631         2,268        2,226
 Security gains (losses), net on:
  Sales of available for sale securities                  14,828         2,434       (1,251)
  Sales of held to maturity securities                                      (8)
 Trading profits (losses) and commissions                 (3,335)        2,290        7,225
 Merchant credit card fees                                 2,013         2,004        1,619
 Other                                                     3,267         3,311        2,184
                                                      -------------------------------------
                                                          19,404        12,299       12,003
                                                      -------------------------------------
Other expenses:
 Employee compensation and
  other benefits                                          17,370        15,394       13,515
 Net occupancy                                             2,676         2,462        1,738
 Equipment                                                 2,893         2,573        1,819
 Advertising                                               1,545         1,620        1,179
 Merchant credit card expense                              1,772         1,754        1,525
 Other                                                     8,880         8,339        8,742
                                                      -------------------------------------
                                                          35,136        32,142       28,518
                                                      -------------------------------------
                 INCOME BEFORE INCOME TAXES               42,136        35,367       34,172
Income taxes                                              15,466        12,782       12,747
                                                      -------------------------------------
                                 NET INCOME           $   26,670    $   22,585   $   21,425
                                                      =====================================
Average common shares and common
 share equivalents outstanding                         9,524,937     9,405,253    9,507,769
                                                      =====================================
Earnings per common share:
 Basic                                                     $2.84         $2.41        $2.29
 Diluted                                                   $2.80         $2.40        $2.25

See accompanying notes.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                        Mississippi Valley Bancshares, Inc. and Subsidiaries


                                                                                    ACCUMULATED                TOTAL
                                                                                       OTHER                   SHARE-     COMPRE-
                      PREFERRED STOCK       COMMON STOCK       CAPITAL   RETAINED  COMPREHENSIVE  TREASURY    HOLDERS'    HENSIVE
(dollars in thousands) SHARES AMOUNT    SHARES      AMOUNT     SURPLUS   EARNINGS  INCOME (LOSS)   STOCK       EQUITY     INCOME
==================================================================================================================================

BALANCE AT
JANUARY 1, 1999                        9,631,312    $ 9,631    $19,627   $ 79,003     $ 6,265     $ (4,748)
                                                                                                              $109,778
 Net income                                                                21,425                               21,425    $21,425
 Issuance of
  common stock                            29,950         30        645                                             675
 Purchase of
  treasury stock                                                                                    (7,248)     (7,248)
 Cash dividends on
  common stock                                                             (3,554)                              (3,554)
 Unrealized loss
  on available for
  sale securities
  net of tax                                                                           (8,510)                  (8,510)    (8,510)
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                      $12,915
                                                                                                                          =======

BALANCE AT
DECEMBER 31, 1999                      9,661,262      9,661     20,272     96,874      (2,245)     (11,996)    112,566
 Net income                                                                22,585                               22,585    $22,585
 Issuance of
  common stock                           146,050        146      2,334                                           2,480
 Purchase of
  treasury stock                                                                                    (1,782)     (1,782)
 Cash dividends on
  common stock                                                             (3,840)                              (3,840)
 Unrealized gain
  on available for
  sale securities
  net of tax                                                                            9,256                    9,256      9,256
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                      $31,841
                                                                                                                          =======

BALANCE AT
DECEMBER 31, 2000                      9,807,312      9,807     22,606    115,619       7,011      (13,778)    141,265
 Net income                                                                26,670                               26,670     26,670
 Issuance of
  common stock                           214,750        215      5,353                                           5,568
 Purchase of
  treasury stock                                                                                    (8,881)     (8,881)
 Cash dividends on
  common stock                                                             (4,519)                              (4,519)
 Unrealized loss
  on available for
  sale securities
  net of tax                                                                           (4,651)                  (4,651)    (4,651)
 Unrealized loss
  on hedging activities
  net of tax                                                                             (276)                    (276)      (276)
----------------------------------------------------------------------------------------------------------------------------------
Comprehensive Income                                                                                                      $21,743
                                                                                                                          =======

BALANCE AT
DECEMBER 31, 2001                     10,022,062    $10,022    $27,959   $137,770     $ 2,084     $(22,659)   $155,176
==================================================================================================================================

See accompanying notes.

                                                                          27


CONSOLIDATED STATEMENTS OF CASH FLOWS
                       Mississippi Valley Bancshares, Inc. and Subsidiaries


                                                                    YEAR ENDED DECEMBER 31
(dollars in thousands)                                         2001          2000        1999
                                                             ===================================

OPERATING ACTIVITIES
 Net income                                                  $  26,670    $  22,585    $  21,425
 Adjustments to reconcile net income to net
  cash provided by operating activities:
   Provision for possible loan losses                           14,079        4,184        5,051
   Provision for depreciation and amortization                   4,228        3,760        2,684
   Accretion of discounts and amortization
    of premiums on investment securities                        (5,227)      (1,421)      (1,715)
   Realized investment securities (gains) losses, net          (14,828)      (2,426)       1,251
   Net decrease (increase) in trading account securities           182         (659)         302
   Decrease (increase) in interest receivable                    4,038       (5,667)         362
   Increase (decrease) in interest payable                      (2,539)       1,452          405
   Other, net                                                    2,141       (1,845)      (3,610)
                                                             -----------------------------------
                                      NET CASH PROVIDED BY
                                      OPERATING ACTIVITIES      28,744       19,963       26,155
                                                             -----------------------------------

INVESTING ACTIVITIES
 Proceeds from maturities of held to maturity securities        10,230       12,400       11,995
 Proceeds from sales of held to maturity securities                           4,736
 Purchases of held to maturity securities                                   (48,083)     (32,133)
 Purchases of available for sale securities                   (560,662)    (277,835)    (413,171)
 Proceeds from maturities of available for sale securities     237,000       88,000      251,000
 Proceeds from sales and paydowns of
  available for sale securities                                286,312      133,445      291,567
 Purchases of premises and equipment                            (1,591)      (6,069)     (18,521)
 Net increase in loans outstanding                            (114,725)    (270,754)    (180,083)
                                                             -----------------------------------
                                          NET CASH USED IN
                                      INVESTING ACTIVITIES    (143,436)    (364,160)     (89,346)
                                                             -----------------------------------

FINANCING ACTIVITIES
 Net increase in deposits                                       92,056      320,515      103,911
 Net increase (decrease) in repurchase agreements
  and other short-term borrowings                              (41,644)     (18,297)      27,181
 Net increase in long-term borrowings                          100,000
 Proceeds from sale of common stock                              4,440        1,863          535
 Purchase of treasury stock                                     (8,881)      (1,782)      (7,248)
 Cash dividends                                                 (4,519)      (3,840)      (3,554)
                                                             -----------------------------------
                                      NET CASH PROVIDED BY
                                      FINANCING ACTIVITIES     141,452      298,459      120,825
                                                             -----------------------------------
                               INCREASE (DECREASE) IN CASH
                                      AND CASH EQUIVALENTS      26,760      (45,738)      57,634
                                 CASH AND CASH EQUIVALENTS
                                    AT BEGINNING OF PERIOD      38,913       84,651       27,017
                                                             -----------------------------------
                                 CASH AND CASH EQUIVALENTS
                                          AT END OF PERIOD   $  65,673    $  38,913    $  84,651
                                                             ===================================
See accompanying notes.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Mississippi Valley Bancshares, Inc. and Subsidiaries December 31, 2001


NOTE A-ACCOUNTING POLICIES

     Business-Mississippi Valley Bancshares, Inc. ("Company"), is a bank holding company, headquartered in St. Louis, Missouri. The Company owns all of the capital stock of Southwest Bank of St. Louis, Southwest Bank, Belleville and Southwest Bank of Phoenix which provide commercial, retail and correspondent banking services from eight banking offices in Missouri, Illinois and Arizona. At December 31, 2001, the Company had consolidated assets of $2.06 billion. The Company, through its bank subsidiaries, has traditionally emphasized commercial lending and at December 31, 2001, 90% of the loan portfolio was in commercial, industrial and commercial real estate loans. The Company makes substantially all of its loans to customers located within the St. Louis and Phoenix metropolitan areas.
     Basis of Presentation-The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Southwest Bank of St. Louis, Southwest Bank, Belleville, Southwest Bank of Phoenix, Mississippi Valley Capital Company and MVBI Capital Trust. Significant intercompany accounts and transactions have been eliminated in consolidation.
     The accounting and reporting policies of the Company and its subsidiaries conform to accounting principles generally accepted in the United States. Substantially all revenue is recognized on an accrual basis. The preparation of financial statements require management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While the financial statements reflect management's best estimates and judgment, actual results could differ from estimates. The following is a description of the Company's more significant policies.
     Held to maturity securities-Held to maturity securities are stated at cost, adjusted for amortization of premiums and accretion of discounts. Premium amortization and discount accretion are computed by a method which approximates the interest method. The adjusted cost of the specific security is used to compute gains or losses on sales or redemptions. Held to maturity securities are used for the investment of available funds in order to provide stable earnings, collateral for public funds and a means of diversifying risks. The Company has the intent and ability to hold these securities to maturity. Securities that are neither held to maturity or trading are designated as available for sale.
     Trading account securities-The trading account consists of securities valued at estimated current market prices. When investment transactions are entered into in anticipation of taking gains on short-term price movements, they are accounted for in the trading account. Obligations resulting from trade receivables and payables that have not yet settled are included in other assets and other liabilities, respectively. Trading account interest income is included in other interest income in the consolidated statements of income. Included within other income are gains and losses on the sales of trading account securities along with any adjustments to the market value of such securities.
     Available for sale securities-Available for sale securities are valued at estimated market prices and consist of securities that might not be held to maturity. Unrealized holding gains and losses are excluded from the determination of earnings and are reported as an amount, net of tax, in accumulated other comprehensive income until the holding gains or losses are realized. These securities can be held for indefinite periods of time and may be sold in response to changes in interest rates, prepayment risks, the need to raise funds, or as a part of the Company's overall asset-liability strategy. Gains and losses on sales are included in other income when realized.
     Interest Rate Risk Management-The Company sometimes uses various interest rate related contracts, such as futures, swaps, and options, to manage its overall interest rate risk exposure for asset-liability management purposes. Contracts which do not qualify for hedge accounting are held for trading purposes and are accounted for on a mark-to-market basis. Accordingly, realized and unrealized gains and losses associated with this activity are reflected as trading profits and commissions, a component of other income.
     The Company's objective in managing interest rate exposure is to maintain a balanced mix of assets and liabilities that will mature or reprice over a designated time horizon. The extent of rate sensitivity can vary within intervening time periods, depending on current business conditions and management's interest rate outlook. The principal objective of the Company's asset-liability management activities is to provide maximum levels of net interest income while maintaining acceptable levels of interest rate and liquidity risk while facilitating the funding needs of the Company. To achieve that objective, the Company may use a combination of various derivative financial instruments.
     Derivative Financial Instruments-The Company uses interest rate swap, cap, and floor agreements to synthetically manage the interest rate characteristics of its interest rate sensitive assets to a more desirable fixed or variable rate basis or to limit the Company's exposure to changing interest rates.
     As of January 1, 2001, the Company adopted Financial Accounting Standards Board Statement No. 133, Accounting for Derivative Instruments and Hedging Activities (Statement 133) which was issued in June, 1998 and its amendments Statements 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133 and 138, Accounting for Derivative Instruments and Certain Hedging Activities issued in June 1999 and June 2000, respectively (collectively referred to as Statement 133).
     As a result of adoption of Statement 133, the Company recognizes all derivative financial instruments, such as interest rate swap contracts and foreign exchange contracts, in the consolidated financial statements at fair value regardless of the purpose or intent for holding the instrument. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders' equity as a component of comprehensive income depending on whether the derivative financial instrument qualifies for hedge accounting, and if so, whether it qualifies as a fair value hedge or cash flow hedge. Generally, changes in fair values of derivatives accounted for as fair value hedges are recorded in income along with the portions of the changes in the fair values of the hedged items that relate to the hedged risk(s). Changes in fair values of derivatives accounted for as cash flow hedges, to the extent they are effective as hedges, are recorded in other comprehensive income net of deferred taxes. Changes in fair values of derivatives not qualifying as hedges are reported in income.

NOTE A-ACCOUNTING POLICIES CONTINUED

     Prior to January 1, 2001, the Company also used interest rate swap contracts for hedging purposes. For these interest rate swaps, the net amounts paid or received and net amounts accrued through the end of the accounting period were included in interest expense. Unrealized gains or losses on interest rate swap contracts were not recognized in income. Gains or losses on any contracts terminated early were deferred and amortized to income over the remaining average life of the terminated contracts. Realized gains and losses were included in other assets and liabilities and recognized in income when the future transaction occurred or at the time the transaction was no longer expected to occur.
     Loans and Loan Impairment-Interest income on loans is accrued and credited to income based on the principal amount outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business. The Company's policy is to automatically place a loan on nonaccrual status when it becomes 90 days past due unless it is well-secured and in process of collection. As such, income on impaired loans is normally recognized only on a cash basis. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time and the ultimate collectibility of the contractual principal and interest is no longer in doubt.
     The allowance for credit losses related to loans that are identified for valuation in accordance with FAS 114 is based on discounted cash flows using the loans' initial effective interest rate or the fair value of the collateral for certain collateral dependent loans. In its lending activities, the Company originates residential mortgage loans intended for sale in the secondary market. Loans held for sale are carried at the lower of cost or market, which is determined on an aggregate basis. Gains or losses on the sale of loans held for sale are determined on a specific identification method.
     Allowance for possible loan losses-The allowance for possible loan losses is increased by provisions charged to expense and reduced by loans charged off, net of recoveries. The allowance is maintained at a level considered adequate to provide for estimated inherent loan losses based on management's evaluation of the anticipated impact on the loan portfolio of current economic conditions, changes in the character and size of the portfolio, past loan loss experience, and other pertinent factors.
     The allocation of the total allowance for possible loan losses to individual loans is based upon an annual review of all existing loans in excess of $150,000, other than residential mortgage loans. The Company assigns an allowance amount consistent with each loan rating category.
     Ultimate losses may vary from current estimates, and as adjustments become necessary, the allowance for possible loan losses is adjusted in the periods in which such losses become known or fail to occur. Actual loan charge-offs and subsequent recoveries are deducted from and added to the allowance, respectively.
     Premises and equipment-Premises and equipment are stated at cost, less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets using principally the straight-line method for buildings and a combination of straight-line and accelerated methods for furniture and equipment.
     Income taxes-The Company accounts for income taxes under the asset and liability method. Income tax expense is reported as the total of current income taxes payable and the net change in deferred income taxes provided for temporary differences. Deferred income taxes reflect the net tax effects of temporary differences between the carrying values of assets and liabilities for financial reporting purposes and the values used for income tax purposes. Deferred income taxes are recorded at the statutory Federal tax rate expected to be in effect at the time that the temporary differences are expected to reverse.
     Earnings per share-Basic earnings per share is computed by dividing net income, less dividends on preferred stock, by the weighted average number of common shares outstanding. Diluted earnings per share gives effect to the increase in the weighted average number of dilutive common share equivalents and to the related reduction in interest expense on an after-tax basis.
     Statement of Cash Flows-Included in the statements of cash flows are cash equivalents which include amounts due from banks and Federal funds sold. Generally, Federal funds are purchased and sold for one-day periods. The Company paid interest on deposits and other borrowings of $71,809,000 in 2001, $79,942,000 in 2000 and $54,763,000 in 1999 and made income tax payments of $11,290,000, $11,057,000 and $11,967,000 in 2001, 2000 and 1999,
respectively.
     Reclassifications-Certain amounts presented in prior years have been reclassified to conform to the current year presentation.

NOTE B-RESTRICTIONS ON CASH AND DUE FROM BANK ACCOUNTS

     Southwest Bank of St. Louis is required to maintain average reserve balances with the Federal Reserve Bank or in the form of vault cash. The average amount of those reserve balances for the years ended December 31, 2001 and 2000 were approximately $98,000 and $25,000.


NOTE C-HELD TO MATURITY SECURITIES

     The amortized cost and estimated fair values of held to maturity securities at the end of 2001 and 2000 were as follows:

                                                   DECEMBER 31, 2001

                                                         GROSS        ESTIMATED
                                        AMORTIZED      UNREALIZED       FAIR
(dollars in thousands)                    COST           GAINS          VALUE
                                        =======================================

PHA bonds guaranteed by the
 United States Government                $ 4,875         $  342        $ 5,217
U.S. Agency Securities                    74,134          3,760         77,894
Other debt securities                      1,917             67          1,984
                                        ---------------------------------------
                                         $80,926         $4,169        $85,095
                                        =======================================

                                                          DECEMBER 31, 2000

                                                         GROSS         GROSS         ESTIMATED
                                        AMORTIZED      UNREALIZED    UNREALIZED        FAIR
(dollars in thousands)                    COST           GAINS        (LOSSES)         VALUE
                                        ======================================================

PHA bonds guaranteed by the
 United States Government                $ 4,773         $  584        $              $ 5,357
U.S. Agency Securities                    83,683          1,820            (1)         85,502
Other debt securities                      2,141             75                         2,216
                                        ------------------------------------------------------
                                         $90,597         $2,479        $   (1)        $93,075
                                        ======================================================

The amortized cost and estimated fair value of held to maturity securities at December 31, 2001 and 2000, by contractual maturity are as follows. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                              DECEMBER 31
                                                  2001                          2000

                                                       ESTIMATED                     ESTIMATED
                                        AMORTIZED        FAIR         AMORTIZED        FAIR
(dollars in thousands)                    COST           VALUE           COST          VALUE
                                        ======================================================

Due in one year or less                  $22,071        $22,647        $ 9,995        $10,003
Due after one year through
 five years                               56,086         59,513         76,867         78,998
Due after five years through
 ten years                                 2,269          2,424          2,539          2,786
Due after ten years                          500            511          1,196          1,288
                                        ------------------------------------------------------
                                         $80,926        $85,095        $90,597        $93,075
                                        ======================================================

In 2000, proceeds from sales of held to maturity securities were $4,736,000 which resulted in a net loss of $8,000. In 1999 and 2001, there were no sales of held to maturity securities. In all cases, sales of held to maturity securities were within 90 days of each specific security's maturity date.

NOTE D-AVAILABLE FOR SALE SECURITIES

     The amortized cost and estimated fair values of available for sale securities at the end of 2001 and 2000 were as follows:

                                                         DECEMBER 31, 2001

                                                         GROSS         GROSS         ESTIMATED
                                       AMORTIZED       UNREALIZED    UNREALIZED        FAIR
(dollars in thousands)                   COST            GAINS        (LOSSES)         VALUE
                                       =======================================================

United States Treasury Securities       $  2,996         $  137        $             $  3,133
U.S. Agency Securities                   318,547          4,723         (125)         323,145
Collateralized mortgage obligations       39,596                        (283)          39,313
Federal Home Loan Bank stock               6,564                                        6,564
Other equity securities                    9,729             59         (407)           9,381
                                       -------------------------------------------------------
                                        $377,432         $4,919        $(815)        $381,536
                                       =======================================================


                                                         DECEMBER 31, 2000

                                                         GROSS         GROSS         ESTIMATED
                                       AMORTIZED       UNREALIZED    UNREALIZED        FAIR
(dollars in thousands)                   COST            GAINS        (LOSSES)         VALUE
                                       =======================================================

United States Treasury Securities       $ 29,134        $ 1,152        $             $ 30,286
U.S. Agency Securities                   272,172         10,426          (81)         282,517
Collateralized mortgage obligations        1,213                                        1,213
Federal Home Loan Bank stock               9,299                                        9,299
Other equity securities                    8,764                        (237)           8,527
                                       -------------------------------------------------------
                                        $320,582        $11,578        $(318)        $331,842
                                       =======================================================

The amortized cost and estimated fair value of available for sale securities at December 31, 2001 and 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                             DECEMBER 31
                                                 2001                          2000

                                                      ESTIMATED                      ESTIMATED
                                       AMORTIZED        FAIR          AMORTIZED        FAIR
(dollars in thousands)                   COST           VALUE           COST           VALUE
                                       =======================================================

Due in one year or less                 $241,943       $242,313       $  5,007       $  5,054
Due after one year through
 five years                               39,724         40,325        127,242        130,534
Due after five years through
 ten years                                39,722         43,488        151,825        159,462
Due after ten years                          154            152         17,231         17,753
Collateralized mortgage obligations       39,596         39,313          1,213          1,213
                                       -------------------------------------------------------
  Total debt securities                  361,139        365,591        302,518        314,016
Equity securities                         16,293         15,945         18,064         17,826
                                       -------------------------------------------------------
  Total available for sale securities   $377,432       $381,536       $320,582       $331,842
                                       =======================================================

In 2001, proceeds from sales of available for sale securities were $283,315,000 which resulted in net gains of $14,828,000. In 2000, proceeds from sales of available for sale securities were $123,736,000 which resulted in net gains of $2,434,000. In 1999, proceeds from sales of available for sale securities were $265,518,000 which resulted in net losses of $1,251,000.
Held to maturity and available for sale securities with a carrying value of $160,487,000 and $168,191,000 at December 31, 2001 and 2000,
respectively, were pledged to secure public deposits, short-term borrowings and for other purposes required by law.

NOTE E-LOANS

Loans were comprised of the following:

                                             DECEMBER 31
(dollars in thousands)                   2001           2000
                                      =========================

Commercial, industrial and
 marketable security loans            $  632,211     $  662,785
Commercial loans secured
 by real estate                          673,588        554,343
Real estate--1-4 family                  135,977        123,896
Lease financing                           20,482         18,141
Consumer loans                            16,035         16,707
                                      -------------------------
                                      $1,478,293     $1,375,872
                                      =========================

     Certain directors, officers and employees of the Company, the Banks and their associates are loan customers of the Banks. Such loans are made in the ordinary course of business at normal credit terms, including interest rates and collateral, prevailing at the time for comparable transactions with unrelated parties, and do not involve more than normal risk of collection. These loans aggregated $85,206,000 and $63,626,000 at December 31, 2001, and 2000,
respectively. During 2001, $28,076,000 of new loans were made to these persons; repayments totalled $6,496,000. Included in the aggregate balance at December 31, 2001, are loans to four directors and their associates amounting to $51,526,000 ($31,106,000 at December 31, 2000, for three directors and their associates).
     At December 31, 2001, the Company had $9,084,000 of impaired loans which had an associated specific allowance for possible loan losses of $1,057,000. At December 31, 2000, the Company had $9,328,000 of impaired loans which had an associated specific allowance for possible loan losses of $214,000. The average recorded investment in impaired loans during the year ended December 31, 2001 and 2000, was approximately $9,862,000 and $5,306,000, respectively. For each of the years ended December 31, 2001 and 2000, gross interest income on impaired loans, which would have been recorded under the original terms of the loans, was approximately $1,081,000 and $903,000, respectively. The Company actually recorded cash basis interest income on impaired loans of $805,000 in 2001 and $374,000 in 2000. The effect of impaired loans was immaterial to the financial statements at December 31, 2001 and 2000.

NOTE F-ALLOWANCE FOR POSSIBLE LOAN LOSSES

Changes in the allowance for possible loan losses were as follows:


                                         YEAR ENDED DECEMBER 31
(dollars in thousands)                      2001           2000
                                        =======================

Balance at beginning of year            $ 24,016        $21,649
Loans charged off                        (14,839)        (3,307)
Recoveries                                 2,547          1,490
                                        -----------------------
 Net loans charged off                   (12,292)        (1,817)
Provision                                 14,079          4,184
                                        -----------------------
Balance at end of year                  $ 25,803        $24,016
                                        =======================

NOTE G-PREMISES AND EQUIPMENT

Premises and equipment were as follows:

                                               DECEMBER 31
(dollars in thousands)                      2001           2000
                                         ======================

Land                                     $ 3,628        $ 3,628
Buildings and improvements                33,486         30,656
Furniture and equipment                   10,797         10,904
Construction in progress                     605          2,223
                                        -----------------------
                                          48,516         47,411
Less accumulated depreciation             (8,704)        (6,265)
                                         ----------------------
                                         $39,812        $41,146
                                         ======================

     The Company and its subsidiaries lease certain premises and equipment under agreements which expire at various dates through 2005. As of December 31, 2001, the aggregate amount of minimum rental commitments under all noncancelable leases, all of which are considered to be operating leases, was $1,846,000. Minimum rental commitments under these leases for each of the next five years beginning in 2002 are $581,000, $550,000, $527,000, $188,000 and $0.
Rent expense for 2001, 2000 and 1999 amounted to $636,000, $524,000 and $501,000, respectively.

NOTE H-DEPOSITS

Interest-bearing deposits were comprised of the following:

                                               DECEMBER 31
(dollars in thousands)                      2001           2000
                                      =========================

Interest-bearing demand
 NOW accounts                         $   36,060     $   30,785
 Money market accounts                 1,127,860      1,068,371
Savings                                   39,779         27,396
Certificates of deposit,
 less than $100,000                      299,041        307,664
Certificates of deposit,
 $100,000 or more                         45,661         51,797
                                      -------------------------
                                      $1,548,401     $1,486,013
                                      =========================

     Certain directors, officers, and employees of the Company and the Banks are deposit customers of the Banks. Such deposits are made in the ordinary course of business with normal terms and interest rates prevailing at the time for comparable transactions with unrelated parties. These deposits aggregated $12,061,000 and $13,161,000 at December 31, 2001 and 2000, respectively.

NOTE I-SHORT-TERM BORROWINGS

Short-term borrowings were comprised of the following:

                                               DECEMBER 31
(dollars in thousands)                      2001           2000
                                         ======================

Securities sold under agreements
 to repurchase                           $35,400        $59,705
Federal funds purchased                    7,290         24,925
Treasury tax and loan notes                3,008          2,712
                                         ----------------------
                                         $45,698        $87,342
                                         ======================

     Securities sold under agreements to repurchase generally mature in less than 30 days. The securities underlying these agreements are held in safekeeping at a third party. Information relating to these agreements is summarized as follows:

                                                      DECEMBER 31
(dollars in thousands)                      2001           2000           1999
                                         =====================================

Amount outstanding at year-end           $35,400        $59,705        $35,049
Weighted average interest rate at
 year-end                                    .75%          6.01%          4.50%
Average balance outstanding
 for the year                            $32,761        $49,693        $39,462
Average interest rate for the year          2.90%          4.78%          4.08%
Maximum amount outstanding
 at any month-end during the year        $44,850        $88,858        $58,361

NOTE J-LONG-TERM BORROWINGS

     During 1997, the Company formed MVBI Capital Trust ("MVBI Capital"), a statutory business trust. The Company purchased all the common stock of MVBI Capital for $462,000. MVBI Capital sold 598,000 preferred securities, having a liquidation amount of $25 per security, for a total of $14,950,000. The sole assets of MVBI Capital are subordinated debentures of the Company for $15,412,000 which are due in the year 2027. The distributions payable on the preferred securities will float with the 3-Month Treasury plus 2.25%. All accounts of MVBI Capital are included in the consolidated financial statements of the Company. The preferred securities are considered long-term borrowings and entitled "Guaranteed preferred beneficial interests in subordinated debentures" for financial reporting purposes. For risk-based capital guidelines the amount is considered to be Tier I capital.
     During 2001, Southwest Bank of St. Louis negotiated two long-term Federal Home Loan Bank advances. One advance was for $45,000,000 with interest payable monthly at 5.45% with the principal due on January 13, 2004. The remaining advance of $55,000,000 requires monthly interest payments of 5.06% with the principal due on January 17, 2011, or it can be called at the FHLB's option at any time after January 17, 2004. These FHLB advances are collateralized by investment securities and 1-4 family real estate mortgage loans.

NOTE K-RESTRICTED NET ASSETS

     Certain restrictions exist regarding the ability of the Banks to transfer funds to the Company in the form of cash dividends, loans or advances. At December 31, 2001, under the most restrictive covenants and regulations, approximately $16,850,000 was the maximum available as dividends to the Company from the Company's subsidiaries without prior approval. At December 31, 2001, the maximum amount available for transfer to the Company in the form of loans and advances was approximately $14,759,000.

NOTE L-SHAREHOLDERS' EQUITY

     During 1996, the Company's Board of Directors authorized the 1996 Common Stock Repurchase Plan which provided for the reacquisition of up to 451,090 shares of the Company's common stock. The maximum number of shares which may be purchased under this Plan was increased to 800,000, or 8.4% of the Company's outstanding shares on the date of Plan extension. The Plan will expire, unless extended, on April 17, 2002. During 2001, 2000 and 1999, 242,800, 72,500 and
225,500 shares of common stock were repurchased at a total cost of $8,881,000, $1,782,000 and $7,248,000, respectively.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31:

(dollars in thousands, except per share data)           2001           2000           1999
                                                  ========================================

Numerator:
 Net Income                                       $   26,670     $   22,585     $   21,425
                                                  ----------------------------------------
 Numerator for basic earnings per share-
  income available to common stockholders             26,670         22,585         21,425
                                                  ----------------------------------------
 No net income effects of any dilutive
  securities

Numerator for diluted earnings per
 share-income available to common
 shareholders after assumed conversions           $   26,670     $   22,585     $   21,425
                                                  ----------------------------------------
Denominator:
 Weighted average shares outstanding               9,405,434      9,358,263      9,366,028
                                                  ----------------------------------------

 Effect of dilutive securities:
  Employee stock options                             119,503         46,990        141,741
                                                  ----------------------------------------
 Potential dilutive common shares                    119,503         46,990        141,741
                                                  ----------------------------------------
 Denominator for diluted earnings per
  share-adjusted weighted average
  shares and assumed conversions                   9,524,937      9,405,253      9,507,769
                                                  ========================================
Basic earnings per share                          $     2.84     $     2.41     $     2.29
                                                  ========================================
Diluted earnings per share                        $     2.80     $     2.40     $     2.25
                                                  ========================================

NOTE L-SHAREHOLDERS' EQUITY CONTINUED

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation," requires use of option valuation models that were not developed for use in valuing employee stock. Under APB25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.
     The Company's 1991 Stock Option Plan (Five-Year Options) has authorized the grant of options to management personnel for up to 1,640,000 shares of the Company's common stock. All options granted have five-year terms and vest ratably over their respective terms.
     The effect of applying FASB Statement No. 123 to the results of operations for the Company result in net earnings and earnings per share that are not materially different than reported at December 31, 2001 and 2000.
     A summary of the Company's stock option activity, and related information for the years ended December 31 is as follows:

                                                  2001                           2000

                                                    WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                         OPTIONS     EXERCISE PRICE    OPTIONS     EXERCISE PRICE
                                        ==========================================================

Options outstanding at
 beginning of year                       905,700         $26.66        879,750         $25.25
Granted                                    4,000          38.07        218,000          23.78
Exercised                               (214,750)         20.68       (146,050)         12.76
Forfeited                                 (6,250)         28.16        (46,000)         30.25
                                        --------                      --------
Options outstanding at
 end of year                             688,700         $28.58        905,700         $26.66
                                        ========                      ========

Options exercisable at
 end of year                             422,550         $28.93        439,401         $25.37
Weighted average fair
 value of options
 granted during the year                                 $ 7.79                        $ 5.59


     Exercise prices for options outstanding as of December 31, 2001, ranged from $21.69 to $41.50. The weighted average remaining contractual life of those options was two years.

NOTE M-REGULATORY CAPITAL

     The Company and Banks are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Company's and Banks' financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and Banks must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Banks' capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulations to ensure capital adequacy require the Company and Banks to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets (as defined in the regulations). Management believes, as of December 31, 2001 and 2000, that the Company and Banks meet all capital adequacy requirements to which it is subject.
     As of December 31, 2001 and 2000, the Company and the Banks, except Southwest Bank of St. Louis, were all categorized as "well-capitalized" under the regulatory framework for prompt corrective action. To be categorized as "well-capitalized" the Company and Banks must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. At December 31, 2001, Southwest Bank of St. Louis' total risk-based capital ratio was 10.45% and 9.99% at December 31, 2000. There are no conditions or events that management believes have changed the institutions' categories.

NOTE M-REGULATORY CAPITAL CONTINUED

The Company's and Banks' actual capital amounts and ratios are presented in the table.

                                                                                                   TO BE WELL-
                                                                                                CAPITALIZED UNDER
                                                                           FOR CAPITAL          PROMPT CORRECTIVE
                                                      ACTUAL            ADEQUACY PURPOSES       ACTION PROVISIONS
                                              ---------------------   ---------------------   ---------------------
(dollars in thousands)                         AMOUNT        RATIO     AMOUNT         RATIO    AMOUNT        RATIO
                                              ---------------------   ---------------------   ---------------------

AS OF DECEMBER 31, 2001:

  Total Capital to Risk-
  Weighted Assets:
   Mississippi Valley Bancshares, Inc.        $187,948       11.85%   $126,885        8.00%   $    N/A         N/A%
   Southwest Bank of St. Louis                 151,080       10.45     115,659        8.00     144,574       10.00
   Southwest Bank, Belleville                   12,021       23.58       4,078        8.00       5,098       10.00
   Southwest Bank of Phoenix                    13,544       16.55       6,547        8.00       8,184       10.00

  Tier 1 Capital to Risk-
  Weighted Assets:
   Mississippi Valley Bancshares, Inc.         168,042       10.59      63,472        4.00         N/A         N/A
   Southwest Bank of St. Louis                 132,943        9.20      57,801        4.00      86,702        6.00
   Southwest Bank, Belleville                   11,476       22.51       2,039        4.00       3,059        6.00
   Southwest Bank of Phoenix                    12,518       15.30       3,273        4.00       4,909        6.00

  Tier 1 Capital to
  Average Assets:
   Mississippi Valley Bancshares, Inc.         168,042        8.17      82,273        4.00         N/A         N/A
   Southwest Bank of St. Louis                 132,943        7.21      73,755        4.00      92,193        5.00
   Southwest Bank, Belleville                   11,476       10.40       4,414        4.00       5,517        5.00
   Southwest Bank of Phoenix                    12,518       11.25       4,451        4.00       5,564        5.00


                                                                                                   TO BE WELL-
                                                                                                CAPITALIZED UNDER
                                                                           FOR CAPITAL          PROMPT CORRECTIVE
                                                      ACTUAL            ADEQUACY PURPOSES       ACTION PROVISIONS
                                              ---------------------   ---------------------   ---------------------
(dollars in thousands)                         AMOUNT        RATIO     AMOUNT         RATIO    AMOUNT        RATIO
                                              ---------------------   ---------------------   ---------------------

AS OF DECEMBER 31, 2000:

  Total Capital to Risk-
  Weighted Assets:
   Mississippi Valley Bancshares, Inc.        $167,577      11.44%    $117,187        8.00%   $    N/A         N/A%
   Southwest Bank of St. Louis                 139,986        9.99     112,101        8.00     140,126       10.00
   Southwest Bank, Belleville                   10,267       20.35       4,036        8.00       5,045       10.00
   Southwest Bank of Phoenix                     8,013       93.00       6,291        8.00       7,864       10.00

  Tier 1 Capital to Risk-
  Weighted Assets:
   Mississippi Valley Bancshares, Inc.         149,203       10.19      58,568        4.00         N/A         N/A
   Southwest Bank of St. Louis                 122,393        8.73      55,951        4.00      83,927        6.00
   Southwest Bank, Belleville                    9,758       19.34       2,018        4.00       3,027        6.00
   Southwest Bank of Phoenix                     7,905       91.75         345        4.00         517        6.00

  Tier 1 Capital to
  Average Assets:
   Mississippi Valley Bancshares, Inc.         149,203        8.11      73,590        4.00         N/A         N/A
   Southwest Bank of St. Louis                 122,393        7.12      68,760        4.00      85,950        5.00
   Southwest Bank, Belleville                    9,758        8.46       4,614        4.00       5,767        5.00
   Southwest Bank of Phoenix                     7,905    1,636.65          19        4.00          24        5.00

NOTE N-PENSION PLANS

     The Company maintains two non-contributory defined benefit pension plans covering substantially all employees. Benefits under the Plans are based upon the final average monthly compensation reduced by primary Social Security benefits. The Company's funding policy is to contribute annually within the limits prescribed for deduction for Federal income tax purposes.

                                               DECEMBER 31
(dollars in thousands)                      2001          2000
                                         =====================

CHANGE IN BENEFIT OBLIGATION
Benefit obligation at beginning of year  $ 5,184       $ 4,481
Service cost                                 427           366
Interest cost                                400           359
Actuarial loss                               534           218
Benefits paid                                (89)         (240)
                                         ---------------------
Benefit obligation at end of year        $ 6,456       $ 5,184
                                         =====================

CHANGE IN PLAN ASSETS
Fair value of plan assets at
 beginning of year                       $ 4,098       $ 3,559
Actual return on plan assets                 342           210
Employer contribution                        444           569
Benefits paid                                (89)         (240)
                                         ---------------------
Fair value of plan assets at
 end of year                             $ 4,795       $ 4,098
                                         =====================

Funded status                            $(1,661)      $(1,086)
Unrecognized net actuarial loss            1,352           890
Unrecognized prior service cost              126           152
Unrecognized transition obligation                          10
Additional minimum liability                               (29)
                                         ---------------------
Accrued benefit liability                $  (183)      $   (63)
                                         =====================

                                            2001           2000           1999
                                            ===================================

WEIGHTED AVERAGE ASSUMPTIONS
Discount rate                               7.25%          7.50%          7.75%
Expected return on plan assets              8.00           8.00           8.00
Rate of compensation increase               4.50           4.50           5.00

                                                   YEAR ENDED DECEMBER 31
                                            2001           2000           1999
                                           ===================================

COMPONENTS OF NET PERIODIC BENEFIT COST
Service cost                               $ 427          $ 366          $ 353
Interest cost                                400            359            298
Expected return on plan assets              (321)          (278)          (242)
Amortization of prior service cost            26             26             26
Recognized net actuarial loss                 50             36             41
Amortization of transition obligation         10             10             10
                                           -----------------------------------
Net periodic benefit cost                  $ 592          $ 519          $ 486
                                           ===================================

     The prepaid benefit cost of the qualified non-contributory defined pension plan was $707,000 and $644,000 at December 31, 2001 and 2000, respectively. The accrued benefit liability of the non-qualified non-contributory defined benefit pension plan was $890,000 and $707,000 at December 31, 2001 and 2000, respectively. At December 31, 2001, 69% of the Plan's assets were invested in a guaranteed fixed income account with General American Life Insurance Company. The Company does not provide any post-retirement benefits other than these pension plans.

NOTE O-INCOME TAXES

Income tax expense is summarized as follows:

                                                                YEAR ENDED DECEMBER 31

(dollars in thousands)                                     2001           2000           1999
                                                        =====================================

Current:
 Federal                                                $13,212        $10,534        $11,893
 State and Local                                          1,318            925            703
                                                        -------------------------------------

 Total current                                           14,530         11,459         12,596
                                                        -------------------------------------

Deferred:
 Provision for possible loan losses                        (682)          (842)        (1,332)
 Mark-to-market security gains (losses)                     279           (362)           281
 Other, net                                               1,339          2,527          1,202
                                                        -------------------------------------

 Total deferred                                             936          1,323            151
                                                        -------------------------------------
Income tax expense                                      $15,466        $12,782        $12,747
                                                        =====================================

The reconciliation between income taxes and the amount computed by applying the statutory Federal tax rates to income before income taxes follows:

                                                                YEAR ENDED DECEMBER 31
(dollars in thousands)                                     2001           2000           1999
                                                        =====================================

Statutory rate applied to income
 before taxes                                           $14,292        $12,083        $11,543
 Increase (decrease) in income taxes
  resulting from:
  Tax-exempt income                                        (208)          (226)          (173)
  State and local income taxes,
   net of Federal income tax benefit                        716            690            857
  Other, net                                                666            235            520
                                                        -------------------------------------
Total tax expense                                       $15,466        $12,782        $12,747
                                                        =====================================

As of December 31, 2001 and 2000, the Company's deferred tax asset account was comprised of the following:

                                                              DECEMBER 31
(dollars in thousands)                                     2001           2000
                                                        ======================

Deferred tax liabilities:
 Pension expense                                        $    11        $   130
 Fixed and other asset depreciation                       3,653          3,087
 Unrealized net gains on
  available for sale securities                           1,314          3,551
 Accretion of security discounts                          1,010            378
                                                        ----------------------
    Total deferred tax liabilities                        5,988          7,146
                                                        ----------------------
Deferred tax assets:
 Provision for possible loan losses                      (9,470)        (8,725)
 Other, net                                                 463            167
                                                        ----------------------
    Total deferred tax assets                            (9,007)        (8,558)
                                                        ----------------------
Net deferred tax assets                                 $(3,019)       $(1,412)
                                                        ======================

Included in income taxes were $5,190,000, $852,000 and $(438,000)
for the years ended December 31, 2001, 2000 and 1999, respectively, related to realized net gains (losses) on available for sale securities.

NOTE P-FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

     The reported fair values of financial instruments are based upon a variety of methods and assumptions used by the Company in estimating its fair value disclosures. The carrying value of cash, due from banks, Federal funds sold, available for sale securities and trading account securities approximate those assets' fair values. Fair values for held to maturity securities are based on quoted market prices. For variable rate loans that reprice with market rates of interest, fair values are based on carrying values. The fair values for all other loans (i.e. fixed rate loans) are estimated using discounted cash flow analyses and using interest rates currently offered for loans with similar terms to borrowers of similar credit quality. The fair value of accrued interest approximates its carrying amount. The fair values of non-performing loans are based on estimates of collectibility in conjunction with the Company's historical loss experience.
     The fair values disclosed for demand deposits (e.g., interest and noninterest-bearing checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits. The carrying amounts of Federal funds purchased, borrowings under repurchase agreements and other short-term borrowings approximate their fair values. The fair value of long-term borrowings are estimated using discounted cash flow analyses, based on the Company's borrowing rates for similar types of borrowing arrangements.

The estimated fair values of the Company's financial instruments were as follows:

                                          DECEMBER 31, 2001

                                       CARRYING
(dollars in thousands)                  AMOUNT       FAIR VALUE
                                      =========================

Financial assets:
 Cash and due from banks and
  short-term investments              $   65,673     $   65,673
 Held to maturity securities              80,926         85,095
 Available for sale securities           381,536        381,536
 Trading account securities                  477            477
 Loans, net of unearned income         1,475,868      1,493,254
Financial liabilities:
 Deposits                              1,728,287      1,734,773
 Short-term borrowings                    45,698         45,698
 Long-term borrowings                    114,950        132,090


                                          DECEMBER 31, 2000

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

NOTE Q-FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
       AND DERIVATIVE INSTRUMENTS

     In the normal course of business, the Company utilizes various financial instruments to meet the needs of customers and to manage the Company's exposure to interest rate and other market risks. These financial instruments, which consist of derivatives contracts and credit-related arrangements, involve, to varying degrees, elements of credit and market risk in excess of the amount recorded on the balance sheet in accordance with generally accepted accounting principles.
     Credit risk represents the potential loss that may occur because a party to a transaction fails to perform according to the terms of the contract. Market risk is the possibility that a change in interest rates will cause the value of a financial instrument to decrease. The contract or notional amounts of financial instruments, which are not included in the consolidated balance sheet, do not necessarily represent credit or market risk. However, they can be used to measure the extent of involvement in various types of financial instruments. These instruments and activities include commitments to extend lines of credit and standby and commercial letters of credit. The following table provides a summary of the Company's off-balance sheet financial instruments at December 31, 2001 and 2000.

                                               DECEMBER 31
(dollars in thousands)                      2001           2000
                                        =======================

Commitments to extend credit            $429,797       $434,231
Standby letters of credit                  7,794          7,470
Commercial letters of credit               2,501          2,390
                                        -----------------------
                                        $440,092       $444,091
                                        =======================

     A loan commitment is a binding contract to lend up to a maximum amount for a specified period of time provided there is no violation of any financial, economic or other terms of the contract. A standby letter of credit obligates the Company to honor a financial commitment by issuing a guarantee to a third party should the Company's customer fail to perform. Many loan commitments and most standby letters of credit expire unfunded and therefore total commitments do not represent future funding obligations of the Company. Loan commitments and letters of credit are made under normal credit terms, including interest rates and collateral prevailing at the time, and usually require the payment of a fee by the customer. Commercial letters of credit are commitments issued to finance the movement of goods between buyers and sellers normally transacting business in international markets.
     The Company enters into off-balance sheet derivative contracts primarily as a part of its asset-liability management strategy to manage interest rate risk. The notional amounts of these contracts express the volume of transactions and are not an appropriate indicator of the off-balance sheet market risk or credit risk. The credit risk associated with these transactions arises from the counterparties' failure to meet the terms of the agreements and is limited to the fair value of contracts in a gain position and any interest receivable under the contract. The Company manages this risk by maintaining positions with highly rated counterparties. The credit risk exposure of the Company for these interest rate contracts at December 31, 2001 and 2000 was $1,666,000 and $449,000, respectively.
     Interest rate swaps are contracts in which a series of interest rate flows, based on a specific notional amount and fixed and floating interest rates, are exchanged over a prescribed period. Interest rate options, which include caps and floors, are contracts which transfer, modify or reduce interest rate risk in exchange for the payment of a premium when the contract is issued. The true measure of credit risk is the replacement cost of contracts which have become favorable to the Company.
     The Company monitors its sensitivity to changes in interest rates and uses interest rate swap contracts to limit the volatility of net interest income. Net interest income was increased by $0 in 2001 and $19,000 in 2000 as a result of deferred gains related to interest rate swap contracts.
     Futures and forwards are contracts for the delayed delivery of securities or money market instruments in which the seller agrees to deliver on a specified date, a specified instrument, at a specified price or yield. Futures contracts settle in cash daily, therefore, there is minimal credit risk to the Company. The credit risk inherent in forwards arises from the potential inability of counterparties to meet the terms of their contracts. Both futures and forwards are also subject to the risk of movements in interest rates or the value of the underlying securities or instruments.

     Derivative Financial Instruments: The Company sometimes uses derivatives for hedging purposes. The following is a summary of the Company's derivative financial instruments and the effect they had on the Company's consolidated financial statements.
     During 2001, the Company entered into an interest rate swap agreement that effectively converts its floating-rate guaranteed preferred beneficial interests in subordinated debentures to a fixed-rate basis for the next five years, thus reducing the impact of interest rate changes on future income. The forecasted cash flows associated with the Company's floating rate debt were designated as the hedged items to the interest rate swap agreement. The notional amount of the swap was $14,950,000. The fair value at December 31, 2001, of $276,000 was recorded in other comprehensive income as a debit balance. This swap was designated as a cash flow hedge with the hedged item being MVBI Capital Trust's $14,950,000 guaranteed preferred beneficial interests in subordinated debentures. Changes in the cash flows of the interest rate swap are highly effective in offsetting changes in the interest rate payments made on the guaranteed preferred beneficial interests in subordinated debentures. There was no ineffectiveness in this hedge in 2001, therefore there was no resulting gain or loss recognized in earnings. Any ineffectiveness on this hedge would be recorded in trading profits and commissions. Gains or losses on this hedge will be reclassified out of other comprehensive income and into earnings on a quarterly basis. The estimated amount of losses expected to be reclassified into earnings in 2002 is approximately $300,000. The net loss reclassified into earnings in 2001 was $95,000.
     At December 31, 2001, the Company held interest rate future contracts with a notional amount of $14 million. Throughout 2001, the Company entered into various interest rate future contracts which resulted in a net loss of $6,694,000 recorded in trading profits and commissions for the year. These interest rate future contracts were initiated to provide an economic hedge on a portion of the Company's investment portfolio. At December 31, 2000, there were no derivative financial instruments held or issued for trading purposes. For a short period in 2000, the Company held interest rate future contracts which were closed out with a resulting gain of $633,000.
     At December 31, 2000, the Company held an interest rate floor contract in the amount of $50 million which had a fair value of $449,000. The strike rate of this floor was 6.25%. This floor was terminated in 2001, resulting in a gain of $515,000.

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

                                         TWELVE MONTHS ENDED DECEMBER 31, 2001

                                        BEFORE TAX        TAX         NET OF TAX
(dollars in thousands)                    AMOUNT    EXPENSE (SAVINGS)   AMOUNT
                                        ========================================

Unrealized gains on available
 for sale securities                     $ 7,673        $ 2,686        $ 4,987
Less: reclassification adjustment
 for gains realized in net income         14,828          5,190          9,638
                                        ----------------------------------------
Net unrealized losses                     (7,155)        (2,504)        (4,651)
                                        ----------------------------------------
Unrealized loss on
 hedging activities                         (425)          (149)          (276)
                                        ----------------------------------------
Other comprehensive loss                 $(7,580)       $(2,653)       $(4,927)
                                        ========================================

                                         TWELVE MONTHS ENDED DECEMBER 31, 2000

                                        BEFORE TAX        TAX         NET OF TAX
(dollars in thousands)                    AMOUNT        EXPENSE         AMOUNT
                                        ========================================

Unrealized gains on available
 for sale securities                     $16,666        $ 5,833        $10,833
Less: reclassification adjustment
 for gains realized in net income          2,426            849          1,577
                                        ----------------------------------------
Net unrealized gains                      14,240          4,984          9,256
                                        ----------------------------------------
Other comprehensive income               $14,240        $ 4,984        $ 9,256
                                        ========================================


                                         TWELVE MONTHS ENDED DECEMBER 31, 1999

                                        BEFORE TAX        TAX         NET OF TAX
(dollars in thousands)                    AMOUNT        SAVINGS         AMOUNT
                                        ========================================

Unrealized losses on available
 for sale securities                    $(14,343)       $(5,020)       $(9,323)
Less: reclassification adjustment
 for losses realized in net income        (1,251)          (438)          (813)
                                        ----------------------------------------
Net unrealized losses                    (13,092)        (4,582)        (8,510)
                                        ----------------------------------------
Other comprehensive loss                $(13,092)       $(4,582)       $(8,510)
                                        ========================================

NOTE S-PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Following are the condensed financial statements of Mississippi
Valley Bancshares, Inc. (Parent Company) for the periods indicated.

BALANCE SHEETS                                 DECEMBER 31
(dollars in thousands)                      2001           2000
                                        =======================

ASSETS
 Cash and due from subsidiary           $    956       $    664
 Investment in subsidiaries              163,042        150,896
 Bank premises                             1,165          1,234
 Other assets                              5,951          4,211
                                        -----------------------
                        TOTAL ASSETS    $171,114       $157,005
                                        =======================

LIABILITIES
 Long-term debt                         $ 15,412       $ 15,412
 Other liabilities                           526            328
                                        -----------------------
                   TOTAL LIABILITIES      15,938         15,740

SHAREHOLDERS' EQUITY                     155,176        141,265
                                        -----------------------
               TOTAL LIABILITIES AND
                SHAREHOLDERS' EQUITY    $171,114       $157,005
                                        =======================

STATEMENTS OF INCOME                             YEAR ENDED DECEMBER 31
(dollars in thousands)                      2001           2000           1999
                                         =====================================

INCOME
 Dividends from subsidiary               $26,541        $10,008        $16,039
 Rent income                                 408            408            408
 Other                                       200            249            578
                                         -------------------------------------
                        TOTAL INCOME      27,149         10,665         17,025
Expense
 Interest                                  1,313          1,240          1,072
 Other                                       550            520            558
                                         -------------------------------------
                       TOTAL EXPENSE       1,863          1,760          1,630
Income before tax benefit and
 equity in undistributed income
 of subsidiary                            25,286          8,905         15,395
Income tax benefit                          (438)          (384)          (222)
                                         -------------------------------------
Income before equity in
 undistributed income of subsidiary       25,724          9,289         15,617
Equity in undistributed income
 of subsidiary                               946         13,296          5,808
                                         -------------------------------------
                          NET INCOME     $26,670        $22,585        $21,425
                                         =====================================

NOTE S-PARENT COMPANY CONDENSED FINANCIAL INFORMATION CONTINUED

STATEMENTS OF CASH FLOWS                                     YEAR ENDED DECEMBER 31
(dollars in thousands)                                  2001           2000           1999
                                                    ======================================

OPERATING ACTIVITIES
 Net income                                         $ 26,670       $ 22,585       $ 21,425
 Equity in undistributed
  income of subsidiary                                  (946)       (13,296)        (5,808)
 Other, net                                             (722)           (58)          (602)
                                                    --------------------------------------
 Net cash provided by
  operating activities                                25,002          9,231         15,015
                                                    --------------------------------------

INVESTING ACTIVITIES
 Payments for investment in subsidiary               (15,750)        (9,200)        (9,010)
 Proceeds from sales of held
  to maturity and available
  for sale securities                                                                4,500
                                                    --------------------------------------
 Net cash used in
  investing activities                               (15,750)        (9,200)        (4,510)
                                                    --------------------------------------

FINANCING ACTIVITIES
 Proceeds from sale of common stock                    4,440          1,863            674
 Purchase of treasury stock                           (8,881)        (1,782)        (7,248)
 Cash dividends paid                                  (4,519)        (3,840)        (3,554)
                                                    --------------------------------------
  Net cash used in
   financing activities                               (8,960)        (3,759)       (10,128)
                                                    --------------------------------------
  Increase (decrease) in cash                            292         (3,728)           377
 Cash at beginning of year                               664          4,392          4,015
                                                    --------------------------------------
 Cash at end of year                                $    956       $    664       $  4,392
                                                    ======================================

NOTE T-SUMMARY OF QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is a summary of quarterly operating results for the years ended December 31, 2001 and 2000:

                                                                       2001
                                                 FIRST         SECOND          THIRD         FOURTH
(dollars in thousands, except per share data)  QUARTER        QUARTER        QUARTER        QUARTER
                                               ====================================================

Interest income                                $38,343        $36,789        $34,788        $31,297
Interest expense                                21,539         18,715         16,589         12,427
                                               ----------------------------------------------------
 Net interest income                            16,804         18,074         18,199         18,870
Provision for possible loan losses               2,536          4,103          1,006          6,434
Security gains                                   3,404            157          8,487          2,780
Other income                                     1,106          5,359         (5,808)         3,919
Other expense                                    8,666          8,861          8,997          8,612
Income taxes                                     3,733          3,855          3,970          3,908
                                               ----------------------------------------------------
Net income                                     $ 6,379        $ 6,771        $ 6,905        $ 6,615
                                               ====================================================
Net income per share:
 Basic                                            $.68           $.72           $.73           $.71
 Diluted                                           .67            .71            .72            .70

                                                                       2000
                                                 FIRST         SECOND          THIRD         FOURTH
(dollars in thousands, except per share data)  QUARTER        QUARTER        QUARTER        QUARTER
                                               ====================================================

Interest income                                $31,026        $34,455        $36,629        $38,315
Interest expense                                16,401         20,048         21,945         22,637
                                               ----------------------------------------------------
 Net interest income                            14,625         14,407         14,684         15,678
Provision for possible loan losses                 769            561          1,230          1,624
Security gains                                     919                           229          1,278
Other income                                     2,304          2,896          2,850          1,823
Other expense                                    7,706          7,946          7,841          8,649
Income taxes                                     3,460          3,265          3,213          2,844
                                               ----------------------------------------------------
Net income                                     $ 5,913        $ 5,531        $ 5,479        $ 5,662
                                               ====================================================
Net income per share:
 Basic                                            $.63           $.60           $.58           $.60
 Diluted                                           .63            .59            .58            .60

SOUTHWEST BANK OF ST. LOUIS
BOARD OF DIRECTORS

     HALVOR B. ANDERSON
     Chief Executive Officer - Siegel-Robert, Inc.

     JOHN T. BAUMSTARK
     President - Archway Sales, Inc.

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

     WILLIAM F. HOLEKAMP
     President - Holekamp Capital

     CHARLES W. HREBEC, JR.
     President - Colt Industries, Inc.

     HENRY O. JOHNSTON
     President - Sante Travel Agency, Inc.

     STEPHEN P. MARSH
     President and Senior Loan Officer -
      Southwest Bank of St. Louis

     RICHARD G. MILLMAN
     President - Millman Lumber Co.

     EDWARD T. NOLAND
     President - Pharma Tech Industries

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

     SUSAN GOLDWATER
     Executive Director - Hospice of the Valley

     STEPHEN P. MARSH
     President and Senior Loan Officer -
      Southwest Bank of St. Louis

     ARTHUR J. MARTORI
     President - Martori Farms

     PAUL F. MUSCENTI
     Vice Chairman - Southwest Bank
      of Phoenix

     RICHARD H. WHITNEY
     Partner - Gust Rosenfeld P.L.C.

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

     LINN H. BEALKE, President

     PAUL M. STRIEKER, Executive Vice President, Controller and
     Chief Financial Officer

     CAROL B. DOLENZ, Secretary and Treasurer

     KIMBERLY G. BRENNELL, Assistant Secretary

     STOCK LISTING
     NASDAQ-NMS symbol: MVBI appears as MissVly or MsValyBcsh in newspaper stock tables.

     TRANSFER AGENT
     Mellon Investors Services, L.L.C.
     Stock Transfer Department
     Overpeck Centre
     85 Challenger Road
     Ridgefield Park, NJ 07660
     (888) 213-0965 (toll free)
     Web site address: www.chasemellon.com

     DIVIDEND INFORMATION
     Dividends are normally paid the first day of January, April, July and October.

     ANNUAL MEETING
     The Annual Meeting of Shareholders will be at 9:00 a.m., Wednesday, April 17, 2002, at the St. Louis Marriott West,
     660 Maryville Centre Drive, St. Louis, Missouri 63141.

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

     WEB SITE
     www.mySouthwestBank.com

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

MISSISSIPPI VALLEY BANCSHARES, INC.
BOARD OF DIRECTORS

     JOHN T. BAUMSTARK
     President - Archway Sales Inc.
     Age 57

     ANDREW N. BAUR
     Chairman and Chief Executive Officer -
      Mississippi Valley Bancshares, Inc.
     Chairman - Southwest Bank of St. Louis
     Age 57

     ANDREW S. BAUR
     Senior Vice President - Southwest Bank
      of St. Louis
     Age 34

     LINN H. BEALKE
     President - Mississippi Valley Bancshares, Inc.
     Vice Chairman - Southwest Bank of St. Louis
     Chairman - Southwest Bank, Belleville
     Chairman - Southwest Bank of Phoenix
     Age 57

     ALICE C. BEHAN
     Private Investor
     Age 56

     WILLIAM H. T. BUSH
     Chairman - Bush-O'Donnell & Co., Inc.
     Age 63

     FRANKLIN J. CORNWELL, JR.
     Private Investor
     Age 59

     THEODORE P. DESLOGE, JR.
     Private Investor
     Age 62

     LOUIS N. GOLDRING
     President - AVCORP, inc.
     Age 60

     RICHARD T. GROTE
     Chairman - American Medical Claims, Inc.
     Age 56

     FREDERICK O. HANSER
     Chairman - St. Louis Cardinals, L.P.
     Age 59

     G. WATTS HUMPHREY, JR.
     President - GWH Holdings
     Age 57

     DONNA D. LAMBERT
     Private Investor
     Age 62

     MICHAEL D. LATTA
     Chairman and Chief Executive Officer -
      Universe Corporation
     Age 60

     MONT S. LEVY
     Principal - Buckingham Asset Management
     Age 50

     LEWIS B. SHEPLEY
     Consultant
     Age 62


     -----------------------------------------------------------------
     MVBI AUDIT COMMITTEE
     (Representing MVBI) John T. Baumstark, William H. T. Bush,
       Franklin J. Cornwell, Jr., Donna D. Lambert, Michael D. Latta,
       Mont S. Levy
     (Representing SWB of St. Louis) William F. Holekamp,
       Charles W. Hrebec, Jr., Richard G. Millman, Charles A. Zone (Representing SWB, Belleville) Ronald J. Ortyl, Sr.
     (Representing SWB of Phoenix) Stephen A. Wood

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